As filed with the Securities and Exchange Commission on ^ November 3, 2006

Registration No. 333-137523

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________________

PRE-EFFECTIVE AMENDMENT NO. 1 TO THE
FORM SB-2
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
________________________
MAINSTREET FINANCIAL CORPORATION
(Exact name of small business issuer as specified in its charter)
Federal (State or other jurisdiction of incorporation or organization)	6035 (Primary Standard Industrial Classification Code Number)	20-1867479 (I.R.S. Employer Identification No.)

629 W. State Street, Hastings, Michigan     49058-1954
(269) 945-9561
 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
________________________

David L. Hatfield, President and Chief Executive Officer
MainStreet Financial Corporation
629 W. State Street
Hastings, Michigan    49058-1954
(269) 945-9561
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
________________________

Please send copies of all communications to:

Marianne E. Roche, Esq.
SILVER, FREEDMAN & TAFF, L.L.P.
(a limited liability partnership including professional corporations)
1700 Wisconsin Avenue, NW
Washington, DC 20007
(202) 295-4500
________________________

Approximate date of proposed sale to the public:
As soon as practicable after this Registration Statement becomes effective.

       If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [X]

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [   ]

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [   ]

       If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [   ]
CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Common Stock, par value $.01 per share	497,260 shares	$10.00	$4,972,600	$532.07(1)

_______________________
(1) Estimated solely for the purpose of calculating the registration fee.

       The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

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PROSPECTUS SUPPLEMENT

MAINSTREET FINANCIAL CORPORATION

MAINSTREET SAVINGS BANK, FSB
FINANCIAL INSTITUTIONS THRIFT PLAN

This Prospectus Supplement relates to the election by participants in the MainStreet Savings Bank, FSB Employees' Saving & Profit Sharing Plan to direct the plan trustee to invest all or a portion of their funds in the plan in the common stock of MainStreet Financial Corporation. The MainStreet Savings Bank, FSB Financial Institutions Thrift Plan is referred to in this Prospectus Supplement as the "401(k) Plan."

The common stock of MainStreet Financial Corporation may be purchased through an additional investment option called the MainStreet Financial Corporation Employer Stock Fund, sometimes referred to in this Prospectus Supplement as the "Employer Stock Fund." The interests offered under this Prospectus Supplement are conditioned on the completion of the initial public offering of MainStreet Financial Corporation, which is referred to in this Prospectus Supplement as the "Stock Offering." Your investment in the Employer Stock Fund in connection with the Stock Offering is also governed by the purchase priorities contained in MainStreet Financial Corporation's stock issuance plan. The 401(k) Plan permits you, as a participant, to direct the trustee of the Employer Stock Fund to purchase MainStreet Financial Corporation common stock with amounts in the 401(k) Plan attributable to your accounts. This Prospectus Supplement relates solely to the initial election of a participant to direct the purchase of MainStreet Financial Corporation common stock in the Stock Offering and not to any future purchases under the 401(k) Plan or otherwise.

The Prospectus of MainStreet Financial Corporation dated November __, 2006, which is being delivered with this Prospectus Supplement, includes detailed information with respect to MainStreet Financial Corporation, the Stock Offering, MainStreet Financial Corporation common stock and the financial condition, results of operations and business of MainStreet Financial Corporation and MainStreet Savings Bank, FSB. This Prospectus Supplement, which provides detailed information with respect to the 401(k) Plan, should be read only in conjunction with that Prospectus.

______________________________

For a discussion of certain factors that you should consider before investing, in stock of MainStreet Financial Corporation, see "Restrictions on Resale" at page __ in this Prospectus Supplement and "Risk Factors" beginning on page __ in the Prospectus.

______________________________

The securities offered hereby are not deposits or accounts and are not federally insured or guaranteed.

The securities offered hereby have not been approved or disapproved by the Securities and Exchange Commission, the Office of Thrift Supervision, or any state securities commission or agency, nor have these agencies passed upon the accuracy or adequacy of this Prospectus Supplement. Any representation to the contrary is a criminal offense.

This Prospectus Supplement contains information you should consider when making your investment decision. You should rely only on the information provided in this Prospectus Supplement. MainStreet Financial Corporation has not authorized anyone else to provide you with different information. MainStreet Financial Corporation is not making an offer of its common stock in any state where an offer is not permitted. The information in this Prospectus Supplement is accurate only as of the date of this Prospectus Supplement, regardless of the time of delivery of this Prospectus Supplement or any sale of MainStreet Financial Corporation common stock.

The date of this Prospectus Supplement is November __, 2006.

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TABLE OF CONTENTS

THE OFFERING
Election to Purchase MainStreet Financial Corporation Common Stock in the Stock Offering	1
Securities Offered	1
Method of Directing Transfer	2
Time for Directing Transfer	2
Irrevocability of Transfer Direction	2
Subsequent Elections	2
Purchase Price of MainStreet Financial Corporation Common Stock	2
Nature of a Participant's Interest in MainStreet Financial Corporation Common Stock	2
Voting and Tender Rights of MainStreet Financial Corporation Common Stock	3

DESCRIPTION OF THE 401(k) PLAN	3
Introduction	3
Eligibility and Participation	3
Contributions Under the 401(k) Plan	3
Limitations on Contributions	4
Investment of Contributions	6
Financial Data	8
Administration of the 401(k) Plan	9
Benefits Under the 401(k) Plan	9
Withdrawals and Distributions from the 401(k) Plan	10
Reports to 401(k) Plan Participants	10
Amendment and Termination	11
Federal Income Tax Consequences	11
ERISA and Other Qualifications	12
Restrictions on Resale	12
Securities and Exchange Commission Reporting and Short-Swing Profit Liability	13

LEGAL OPINIONS	13

ELECTION FORM	A-1

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THE OFFERING

Election to Purchase MainStreet Financial Corporation Common Stock in the Stock Offering

In connection with the Stock Offering, the 401(k) Plan will permit each participant who is actively employed by MainStreet Savings Bank, FSB or an affiliate on September 30, 2006, and who has an account balance under the 401(k) Plan of at least $250, to direct that all or part of the funds in his or her accounts under the 401(k) Plan be transferred to the MainStreet Financial Corporation Employer Stock Fund and used to purchase MainStreet Financial Corporation common stock. The trustee of the Employer Stock Fund will follow the participants' directions and exercise subscription rights to purchase the common stock in the Stock Offering to the extent provided in our stock issuance plan. Funds in the 401(k) Plan that you do not want to be used to purchase MainStreet Financial Corporation common stock will remain invested in accordance with your investment instructions in effect at the time.

Respective purchases by the 401(k) Plan in the Stock Offering will be counted as purchases by the individual participants at whose election they are made and will be subject to the purchase limitations applicable to the individual, rather than being counted in determining the maximum amount that MainStreet Financial Corporation's tax-qualified employee plans (as defined in the Prospectus) may purchase in the aggregate. See "The Stock Offering - Subscription Offering and Subscription Rights" in the Prospectus.

All plan participants who are actively employed by MainStreet Savings Bank, FSB or an affiliate on September 30, 2006, and who have an account balance under the 401(k) Plan of at least $250, are eligible to direct a transfer of funds to the MainStreet Financial Corporation Employer Stock Fund. However, these directions are subject to the purchase priorities in our stock issuance plan. Your order will be filled based on your status as an eligible account holder, supplemental eligible account holder or other member in the Stock Offering. An eligible account holder is a depositor whose deposit account(s) totaled $50.00 or more on April 30, 2005. A supplemental eligible account holder is a depositor whose deposit account(s) totaled $50.00 or more on September 30, 2006. An other member is a depositor whose deposit account(s) totaled $50.00 or more on October 31, 2006. If you fall into one of the above subscription offering categories, you have subscription rights to purchase shares of MainStreet Financial Corporation common stock in the subscription offering, and you may use funds in the 401(k) Plan account to pay for the shares of MainStreet Financial Corporation common stock that you are eligible to purchase, with such common stock purchased by the 401(k) Plan being held in the Employer Stock Fund.

If we receive subscriptions for more shares than are to be sold in the Stock Offering, shares will be allocated to subscribers in the order of the priorities established in our stock issuance plan under a formula outlined within the Stock Issuance Plan. In that case, as a result of the allocation, the trustee for the 401(k) Plan may not be able to purchase all of the common stock you request. The trustee would purchase in the Stock Offering as many shares as it is able and would pro-rate those shares to each participant's account based on the purchase priorities contained in our stock issuance plan and outlined above.

Securities Offered

The securities offered in connection with this Prospectus Supplement are participation interests in the 401(k) Plan. A total of 432,400 shares are being offered of our common stock. MainStreet Financial Corporation is the issuer of the common stock and only the employees of MainStreet Financial Corporation and MainStreet Savings Bank, FSB may participate in the 401(k) Plan. Information relating to the 401(k) Plan is contained in this Prospectus Supplement and information relating to MainStreet Financial Corporation, the reorganization and the financial condition, results of operations and business of MainStreet Financial Corporation and MainStreet Savings Bank, FSB is contained in the Prospectus delivered with this Prospectus Supplement. The address of our principal executive office is 629 W. State Street Hastings, Michigan 49058-1954, and our telephone number is (269) 945-9561. As of June 30, 2006, the market value of the assets of the 401(k) Plan equaled approximately $697,649. The plan administrator has informed each participant of the value of his or her beneficial interest in the 401(k) Plan. The value of 401(k) Plan assets represents past contributions to the 401(k) Plan on each participant's behalf, plus or minus earnings or losses on the contributions, less previous withdrawals.

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Method of Directing the Transfer of Funds to Purchase Shares

An Election and Investment Form is included with this Prospectus Supplement is. If you wish to direct some or all of your beneficial interest in the assets of the 401(k) Plan into the Employer Stock Fund to purchase MainStreet Financial Corporation common stock in the Stock Offering, you should indicate that decision by checking the appropriate box of the Election and Investment Form and completing the remainder of the form. If you do not wish to make an election at this time, you do not need to take any action.

Deadline for Directing Transfer of Funds

The deadline for submitting a direction to transfer amounts to the Employer Stock Fund in order to purchase MainStreet Financial Corporation common stock in the Stock Offering is _______________, 2006, unless extended. Your completed Election and Investment Form must be returned to the Stock Information Center, 629 W. State Street Hastings, Michigan 49058-1954, by 12:00 Noon, Hastings, Michigan time on that date.

Irrevocability of Transfer Direction

Once received in proper form, your executed Election and Investment Form may not be modified, amended or revoked without our consent unless the Stock Offering has not been completed within 45 days after the end of the subscription offering. See also "Investment of Contributions - MainStreet Financial Corporation Common Stock Investment Election Procedures" below.

Subsequent Elections

After the Stock Offering, you will continue to be able to direct the investment of past balances and current contributions in the investment options available under the 401(k) Plan, including the Employer Stock Fund (the percentage invested in any option must be a whole percent). The allocation of your interest in the various investment options offered under the 401(k) Plan may be changed daily. Special restrictions may apply to transfers directed to or from the Employer Stock Fund by those participants who are our executive officers and principal shareholders and are subject to the provisions of Section 16(b) of the Securities Exchange Act of 1934, as amended. In addition, executive officers of MainStreet Financial Corporation and MainStreet Savings Bank, FSB will not be able to transfer their initial investment out of the MainStreet Financial Corporation Employer Stock Fund for a period of one year following consummation of the Stock Offering.

Purchase Price of MainStreet Financial Corporation Common Stock

The funds transferred to the Employer Stock Fund for the purchase of MainStreet Financial Corporation common stock in the Stock Offering will be used by the trustee to purchase shares of the common stock. The price paid for the shares of MainStreet Financial Corporation common stock will be $10.00 per share, the same price as is paid by all other persons who purchase our common stock in the Stock Offering.

Nature of a Participant's Interest in MainStreet Financial Corporation Common Stock

MainStreet Financial Corporation common stock will be held in the name of the trustee of the Employer Stock Fund, in its capacity as trustee. Because the 401(k) Plan actually purchases the shares, you will acquire a "participation interest" in the shares and not own the shares directly. The trustee will maintain individual accounts reflecting each participant's individual interest in the Employer Stock Fund.

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Voting and Tender Rights of MainStreet Financial Corporation Common Stock

The plan administrator generally will exercise voting rights attributable to all of the common stock held by the Employer Stock Fund. With respect to matters involving tender offers for MainStreet Savings Bank, FSB, the plan administrator will vote shares allocated to participants in the 401(k) Plan, as directed by participants with interests in the MainStreet Financial Corporation Employer Stock Fund. The trustee will provide to you voting instruction rights reflecting your proportional interest in the MainStreet Financial Corporation Employer Stock Fund. The number of shares of common stock held in the MainStreet Financial Corporation Employer Stock Fund that the trustee votes in the affirmative and negative on each matter will be proportionate to the voting instructions given by the participants. Where tender offer instructions are given by the participant, the shares shall be tendered in the manner directed by the plan administrator.

DESCRIPTION OF THE 401(k) PLAN

Introduction

The 401(k) Plan was adopted by MainStreet Savings Bank, FSB and contains a cash-or-deferred feature described at Section 401(k) of the Internal Revenue Code of 1986, as amended, to encourage employee savings and to allow eligible employees to supplement their income upon retirement.

Reference to Full Text of 401(k) Plan. The following statements are summaries of certain provisions of the 401(k) Plan. They are not meant to be a complete description of these provisions and are qualified in their entirety by the full text of the 401(k) Plan. Copies of the 401(k) Plan are available to all employees as permitted by ERISA, the federal law regulating pension plans. You should submit your request to the plan administrator, President, Financial Institutions Thrift Plan, 108 Corporate Park Drive, White Plains, NY 10604. We encourage you to read carefully the full text of the 401(k) Plan to understand your rights and obligations under the 401(k) Plan.

Tax and Securities Laws. Participants should consult with legal counsel regarding the tax and securities laws implications of participation in the 401(k) Plan. Any officers or beneficial owners of more than 10% of the outstanding shares of common stock should consider the applicability of Sections 16(a) and 16(b) of the Securities Exchange Act of 1934, as amended, to his or her participation in the 401(k) Plan. See "Securities and Exchange Commission Reporting and Short Swing Profit Liability on page __ of this Prospectus Supplement.

Eligibility and Participation

All employees of MainStreet Savings Bank, FSB who have attained the age of 21 and who have completed one Year of Service are eligible to participate in the 401(k) Plan as of the first day of the next following month. As of June 30, 2006, there were approximately 36 employees eligible to participate in the cash or deferred portion of the 401(k) Plan, and 28 employees had elected to participate in the cash or deferred portion of the 401(k) Plan.

Contributions Under the 401(k) Plan

401(k) Contributions. The 401(k) Plan permits each participant to defer receipt of amounts ranging from 1% to 75% of their annual compensation, not to exceed $15,000 (for 2006), and to have that compensation contributed to the 401(k) Plan. Generally, the 401(k) Plan describes a participant's annual compensation as total compensation while the employee is a participant, less certain fringe benefits and certain bonuses. However, no more than $220,000 of compensation may be taken into account for purposes of determining 401(k) contributions (and profit sharing and matching contributions) for 2006. Participants may modify the rate of their future 401(k) contributions by filing a new deferral agreement with the plan administrator. Modifications to the rate of 401(k) contributions may take effect at the beginning of each payroll period after the filing is processed.

Catch-Up 401(k) Contributions. The 401(k) Plan permits each participant who has attained age 50 to defer up to an additional $5,000 (for 2006) into the 401(k) Plan. Catch-up 401(k) contributions are not subject to any limitations other than the $5,000 dollar limitation.

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Matching Contributions. The 401(k) Plan currently provides for matching contributions to the 401(k) Plan equal to 50% of the participant's 401(k) deferrals for the year up to 6% of their salary (i.e., a 3% maximum matching contribution). MainStreet Savings Bank, FSB may amend the amount of matching contributions it will make at any time, by an amendment to the 401(k) Plan.

Profit Sharing Contributions. The 401(k) Plan currently permits MainStreet Savings Bank, FSB to make discretionary profit sharing contributions to the Plan. To be eligible for a profit sharing contribution in any year, you must be actively employed with MainStreet Savings Bank, FSB or MainStreet Financial Corporation on the last day of the plan contribution period. Profit sharing contributions are allocated on an "integrated" basis. Generally, this means that one part of the profit sharing contribution is allocated on a pro rata basis based on the total compensation of all eligible Plan participants. The other part of the profit sharing contribution is allocated on a pro rata basis based on the compensation of all eligible Plan participants in excess of the Social Security taxable wage base ($94,200 in 2006). The integration rules are applied in accordance with Internal Revenue Service rules.

Rollover Contributions. You may also rollover or directly transfer accounts from another qualified plan or an IRA, provided the rollover or direct transfer complies with applicable law. If you want to make a rollover contribution or direct transfer, you should contact the plan administrator.

Limitations on Contributions

Limitations on 401(k) Contributions. Federal law limits your total 401(k) contributions under the 401(k) Plan, and any similar plans, to $15,000 for 2006. Any 401(k) contributions in excess of this limitation are considered excess deferrals, and will be included in an affected participant~~'~~'s gross income for federal income tax purposes in the year the 401(k) contribution is made. In addition, any excess deferral will again be subject to federal income tax when distributed by the 401(k) Plan to the participant, unless the excess deferral, together with any income earned on the excess deferral, is distributed to the participant not later than the first April 15th following the close of the taxable year in which the excess deferral is made. Any income on the excess deferral that is distributed not later than such date shall be treated, for federal income tax purposes, as earned and received by the participant in the taxable year in which the distribution is made.

Limitations on Annual Additions and Benefits. Pursuant to the requirements of the Internal Revenue Code, the 401(k) Plan provides that the total amount of all contributions and forfeitures (annual additions) allocated to participants during any plan year may not exceed the lesser of 100% of the participant~~'~~'s compensation for the plan year, or $44,000. The $44,000 limit will be increased from time to time to reflect increases in the cost of living. Annual additions for this purpose generally include 401(k) deferrals, matching contributions and employer contributions to this or any other qualified plan sponsored by MainStreet Financial Corporation, MainStreet Savings Bank, FSB or an affiliated entity. Annual additions do not include rollover contributions or earnings on any plan contributions.

Limitation on 401(k) and Matching Contributions for Highly Compensated Employees. Sections 401(k)and 401(m) of the Internal Revenue Code limit the amount of 401(k) contributions and matching contributions that may be made to the 401(k) Plan in any plan year on behalf of highly compensated employees (defined below) in relation to the amount of 401(k) contributions and matching contributions made by or on behalf of all other employees eligible to participate in the 401(k) Plan. Specifically, the percentage of 401(k) contributions made on behalf of a participant who is a highly compensated employee shall be limited so that the average actual deferral percentage for the group of highly compensated employees for the plan year does not exceed the greater of (i) the average actual deferral percentage for the group of eligible employees who are non-highly compensated employees for the prior plan year multiplied by 1.25; or (ii) the average actual deferral percentage for the group of eligible employees who are non-highly compensated employees for the prior plan year, multiplied by two (2); provided that the difference in the average actual deferral percentage for eligible non-highly compensated employees does not exceed 2%. Similar discrimination rules apply to matching contributions. The average deferral percentage for each group is determined by adding the contribution percentage (401(k) or matching, as the case may be) and dividing that sum by the number of employees in each group, including participants who do not make 401(k)contributions or receive matching contributions.

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In general, a highly compensated employee includes any employee who was a 5% owner of the employer at any time during the year or preceding year or had compensation for the preceding year in excess of $95,000. The dollar amount in the foregoing sentence is for 2006. This amount is adjusted annually to reflect increases in the cost of living.

Contributions allocated to highly compensated employees that exceed the average deferral limitation in any plan year are referred to as excess contributions. In order to prevent the disqualification of the 401(k) Plan, any excess 401(k) contributions, together with any income earned on these excess contributions, must be distributed to the highly compensated employees before the close of the following plan year. The employer will be subject to a 10% excise tax on any excess contributions unless the excess contributions, together with any income earned on these excess contributions, are distributed before the close of the first 2-1/2 months following the plan year to which the excess contributions relate. Matching contributions that relate to the returned deferral contributions will be forfeited (if not vested) or distributed (if vested) at the same time as the excess deferral contributions are returned to affected participants. Regarding matching contributions that do not satisfy the limitation tests described above, in order to prevent the disqualification of the 401(k) Plan, any excess matching contributions, together with any income earned on these excess contributions, must be distributed to the highly compensated employees before the close of the following plan year. Excess matching contributions, plus income allocable thereto, will be forfeited (if not vested) or distributed (if vested). There are specific rules for determining which highly compensated employees will be affected by the excess contribution return rules, and the amount of excess 401(k) contributions and matching contributions that must be returned to the affected employees.

Deduction Limits.  Matching and profit sharing contributions are subject to and limited by Internal Revenue Code deduction rules. Contributions will not be made to the extent they would be considered nondeductible. These 401(k) contributions are neither subject to nor limited by the Internal Revenue Code deduction rules.

Top-Heavy Plan Requirements. If for any plan year the 401(k) Plan is a top-heavy plan, then minimum contributions may be required to be made to the 401(k) Plan on behalf of non-key employees. Contributions otherwise being made under the Plan may apply to satisfy these requirements.

In general, the 401(k) Plan will be regarded as a "top-heavy plan" for any plan year if, as of the last day of the preceding plan year, the aggregate balance of the accounts of participants who are key employees exceeds 60% of the aggregate balance of the accounts of all participants. Key employees generally include any employee who, at any time during the plan year, is (1) an officer of MainStreet Financial Corporation or its subsidiaries having annual compensation in excess of $140,000 who is in an officer in an administrative or policy-making capacity, (2) a 5% owner of MainStreet Financial Corporation, i.e., owns directly or indirectly more than 5% of the stock of MainStreet Financial Corporation, or stock possessing more than 5% of the total combined voting power of all stock of MainStreet Financial Corporation, or (3) a 1% owner of MainStreet Financial Corporation having annual compensation in excess of $150,000. The $140,000 dollar amount (but not the $150,000 amount) in the foregoing sentence are for 2006, and will adjusted in the future for cost of living increases.

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Investment of Contributions

Investment Options. All amounts credited to participants' accounts under the 401(k) Plan are held in trust. The trust is administered by a trustee appointed by MainStreet Savings Bank, FSB's board of directors.

You must instruct the trustee as to how funds held in your account are to be invested. In addition to the MainStreet Financial Corporation Employer Stock Fund, participants may elect to instruct the trustee to invest such funds in any or all of the following investment options:

  Pentegra Fund 100-Income Plus Asset Allocation Fund. Invests in a diversified portfolio of approximately 75% U.S. bonds, money market instruments and stable value instruments, and 25% in U.S. and international stocks selected from major indexes. Intended for short-to medium-term investors seeking lower-risk portfolio diversified investments with the potential for some capital appreciation over time.

  Pentegra Fund 110-Growth & Income Asset Allocation Fund. Invests in a diversified portfolio of approximately 55% U.S. and international stocks, with the remaining 45% held in U.S. fixed income and stable value investments. Intended for long-term investors seeking a moderate total portfolio solution with the potential for moderate capital appreciation over time.

  Pentegra Fund 120-Growth Asset Allocation Fund. Invests primarily in stocks (85%), divided among U.S. stocks and international stocks, with the remaining 15% target allocation invested in fixed income and stable value instruments. Intended for long-term investors who can withstand the potential risk for short-term price swings while seeking a potential high return total portfolio solution over time.

  Pentegra Fund 200-Short Term Investment Fund. Invests in high-quality money market securities and other short-term debt instruments. Most of the investments in the Fund may have a range of maturity from overnight to 90 days; however, 20% of the value of the Fund may be invested in assets with a maturity date in excess of 90 days, but not to exceed 13 months. All securities are required to meet strict guidelines for credit quality and must be rated at least A1 by Standard & Poor's and P1 by Moody's Investor Service. Intended for short-term investors seeking current income while preserving the value of their investment principal.

  Pentegra Fund 210-Stable Value Fund. Invests primarily in investment contracts issued by insurance companies, banks, and other financial institutions, as well as enhanced short-term investment products. The Stable Value Fund seeks to preserve the principal amount of your contributions while maintaining a rate of return comparable to other fixed income instruments. Intended for short-term investors seeking to preserve the value of their investment and achieve a stable return.

  Pentegra Fund 300-Long Treasury Index Fund. Invests primarily in U.S. Treasury securities with a maturity of 10 years or longer. Seeks to track the investment returns of the Lehman Brothers Long Treasury Bond Index. As a bond fund, this Fund is intended for short to medium term investors seeking to generate income and add stability of principal to your portfolio.

  Pentegra Fund 310-Aggregate Bond Index Fund. Invests primarily in government, corporate, mortgage-backed and asset-backed securities. The Fund invests in a well-diversified portfolio that is representative of the broad domestic bond market. Seeks to track the investment returns of the Lehman Brothers Aggregate Bond Index. As a bond fund, this Fund is intended for short to medium term investors seeking to generate income and add stability of principal to your portfolio.

  Pentegra Fund 400-S&P 500 Stock Fund. Invests in most or all of the same stocks held in the S&P 500 Index. Seeks to track the investment returns of the S&P 500 Index. This Fund may be appropriate if you have a medium to longer time frame and are willing to ride out stock market

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  fluctuations in the short term in exchange for the potential for high long-term returns. Intended for investors seeking to capture the earnings and growth potential of large U.S. companies.

  Pentegra Fund 410-S&P 500/Value Stock Fund. Invests in a portfolio of stocks of large established U.S. companies and seeks to track the investment returns of the S&P/Citigroup Value Index. Intended for long-term investors seeking a diversified portfolio of large-capitalization value stocks.

  Pentegra Fund 420--S&P 500/Growth Stock Fund. Invests in a portfolio of large-capitalization growth stocks. Seeks to track the investment returns of the S&P/Citigroup Growth Index. Intended for long-term investors seeking a diversified portfolio of large-capitalization growth stocks.

  Pentegra Fund 500-S&P MidCap Stock Fund. Invests in most or all of the same stocks that make up the S&P MidCap 400 Index. Seeks to track the investment returns of the S&P MidCap 400 Index. Intended for long-term investors seeking high returns that reflect the growth potential of mid-sized U.S. companies.

  Pentegra Fund 510-Russell 2000 Stock Fund. Invests in a broad range of small-capitalization U.S. companies. Seeks to track the investment returns of the Russell 2000 Index. Intended for long-term investors seeking the potential of high returns from investing in smaller U.S. companies.

  Pentegra Fund 520-NASDAQ 100 Stock Fund. Invests in most or all of the same stocks held in the Nasdaq 100 Index. Seeks to track the performance of the Nasdaq 100 Index. Intended for long-term investors seeking to capture the growth potential of the 100 largest domestic and international and most actively traded nonfinancial companies on the Nasdaq Stock Market.

  Pentegra Fund 530-US REIT Index Fund. Invests primarily in equity shares of real estate investment trusts (REITS). REITS invest in loans secured by real estate and invest directly in real estate properties such as apartments, office buildings, and shopping malls. The Fund seeks to match the performance of the Dow Jones/Wilshire REIT Index. Intended for medium to long-term investors seeking a high level of dividend income and long-term appreciation of capital.

  Pentegra Fund 600-International Stock Fund. Invests in a diversified portfolio of approximately 1,000 foreign stocks representing established companies in approximately 21 countries outside North and South America. The Fund seeks to match the performance of the Morgan Stanley Capital International, Europe, Australia, Far East (MSCI EAFE) Index. Intended for long-term investors seeking to capture high returns and diversification by investing in a broad range of foreign stocks and seeking to further diversify a portfolio of U.S. securities.

A brief description of the MainStreet Financial Corporation Employer Stock Fund is set forth below. For descriptions of these other investment options available to 401(k) Plan participants, you may request a prospectus for each of the investment options from the plan administrator. If no investment direction is given, all contributions to a participant's account will be invested in the Money Market Fund.

The investment in MainStreet Financial Corporation common stock involves certain risks. No assurance can be given that shares of MainStreet Financial Corporation common stock purchased pursuant to the 401(k) Plan will thereafter be able to be sold at a price equal to or in excess of the purchase price. See also "Risk Factors" in the Prospectus.

MainStreet Financial Corporation Common Stock Investment Election Procedures. If you are actively employed by MainStreet Savings Bank, FSB or an affiliate on September 30, 2006, and have an account balance under the 401(k) Plan of at least $250, you may instruct the trustee to purchase MainStreet Financial Corporation common stock by redirecting funds from your existing accounts (other than the MainStreet Financial Corporation Employer Stock Fund) into the Employer Stock Fund by filing an election form with the plan administrator on or prior to the election deadline. The total amount of funds redirected into the Employer Stock Fund must represent whole share amounts (i.e., must be divisible by the $10.00 per share purchase price) and must be allocated in 1% increments from investment options containing the participant's 401(k) Plan funds. When you instruct the trustee to redirect the funds in your existing accounts into the Employer Stock Fund in order to purchase MainStreet Financial Corporation common stock,

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the trustee will liquidate funds from the appropriate investment option(s) and apply such redirected funds as requested, in order to effect the new allocation.

For example, you may fund an election to purchase 100 shares of MainStreet Financial Corporation common stock by redirecting the aggregate purchase price of $1,000 for the shares from the following investment options (provided the necessary funds are available in such Investment Options): (i) 10% from the S&P 500 Stock Fund, (ii) 30% from the Stable Value Fund, and (iii) 60% from the Growth Asset Allocation Fund. In such case, the trustee would liquidate $100 of the participant's funds from the S&P 500 Stock Fund, $300 from funds in the Stable Value Fund and $600 from funds in the Growth Asset Allocation Fund to raise the $1,000 aggregate purchase price. If your instructions cannot be fulfilled because you do not have the required funds in one or more of the investment options to purchase the shares of MainStreet Financial Corporation common stock subscribed for, you will be required to file a revised Election and Investment Form with the plan administrator by the election deadline. Once received in proper form, an executed Election and Investment Form may not be modified, amended or rescinded without our consent, unless the Stock Offering has not been completed within 45 days after the end of the subscription and direct community offering.

Adjusting Your Investment Strategy. Until changed in accordance with the terms of the 401(k) Plan, future allocations of your contributions would remain unaffected by the election to purchase MainStreet Financial Corporation common stock through the 401(k) Plan in the Stock Offering. You may modify a prior investment allocation election or request the transfer of funds to another investment vehicle by filing a written notice, with such modification or request taking effect after the valuation of accounts, which occurs daily. After the Stock Offering, modifications and fund transfers relating to the Employer Stock Fund will be permitted on a daily basis.

Valuation of Accounts. The 401(k) Plan uses a unit system for valuing each investment fund. Under this system your share in any investment fund is represented by units. The unit value is determined as of the close of business each regular business day. The total dollar value of your share in any investment fund as of any valuation date is determined by multiplying the number of units held by you by the unit value of the fund on that date. The sum of the values of the funds you select represents the total value of your 401(k) Plan account.

Financial Data

Employer Contributions. For the year ended December 31, 2005, we made matching contributions totaling approximately $22,993 into the 401(k) Plan. We made no profit sharing contributions to the 401(k) Plan for the fiscal year ended December 31, 2005.

If we adopt or contribute to other stock-based benefit plans, such as an employee stock ownership plan or a restricted stock plan, then we may decide to amend the 401(k) Plan, reduce our matching contribution, and/or reduce or eliminate our profit sharing contribution under the 401(k) Plan in order to reduce overall expenses. We are currently planning to adopt an employee stock ownership plan. If we adopt a restricted stock plan, the plan would not be submitted for stockholder approval for at least six months following completion of the reorganization.

Performance of MainStreet Financial Corporation Common Stock. As of the date of this Prospectus Supplement, no shares of MainStreet Financial Corporation common stock have been issued or are outstanding, except for 1,000 shares owned by MainStreet Financial Corporation, MHC. In addition, there is no established market for our common stock. Accordingly, there is no record of the historical performance of MainStreet Financial Corporation common stock.

Performance of Investment Options. The following table provides performance data with respect to the investment options available under the 401(k) Plan, based on information provided to MainStreet Financial Corporation by Pentegra.

The information set forth below with respect to the investment options has been reproduced from materials supplied by Pentegra, which administers the 401(k) Plan and is responsible for providing investment alternatives under the 401(k) Plan, other the MainStreet Financial Corporation Employer Stock Fund. MainStreet Savings Bank, FSB and MainStreet Financial Corporation take no responsibility for the accuracy of such information.

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Additional information regarding the investment options may be available from Pentegra or MainStreet Savings Bank, FSB. Participants should review any available additional information regarding these investments before making an investment decision under the 401(k) Plan.

The total percentage return for the prior three years is provided for each of the following funds.

NET INVESTMENT PERFORMANCE

Name of Fund	For the Twelve Months Ended December 31,
	2005	2004	2003
Income Plus Asset Allocation Fund	4.9%	6.60%	11.70%
Growth & Income Asset Allocation Fund	6.7%	12.80%	28.30%
Growth Asset Allocation Fund	*	*	*
Short Term Investment Fund	2.9%	1.10%	0.90%
Stable Value Fund	3.7%	3.60%	4.30%
Long Treasury Index Fund	7.1%	8.40%	1.30%
Aggregate Bond Index Fund	5.7%	9.90%	19.70%
S&P 500 Stock Fund	4.4%	10.30%	28.00%
S&P 500/Value Stock Fund	5.3%	15.10%	30.70%
S&P 500/Growth Stock Fund	3.5%	5.50%	24.90%
S&P MidCap Stock Fund	12.0%	16.10%	35.10%
Russell 2000 Stock Fund	4.2%	17.70%	46.00%
NASDAQ 100 Stock Fund	1.0%	9.90%	48.30%
US REIT Index Fund	11.9%	**	**
International Stock Fund	13.0%	19.70%	37.10%

*    The Aggregate Bond Index Fund became available effective April 30, 2006.
**  The US REIT Index Fund was first offered on January 1, 2005.

Each participant should note that past performance is not necessarily an indicator of future results.

Administration of the 401(k) Plan

Trustees. Trustee matters regarding the 401(k) Plan are handled by Pentegra. Currently, Pentegra (or persons named by Pentegra) is the trustee for all funds except the MainStreet Financial Corporation Employer Stock Fund. Pentegra is also expected to handle Trustee matters for the MainStreet Financial Corporation Employer Stock Fund.

The trustee receives and holds the contributions to the 401(k) Plan in trust and distributes them to participants and beneficiaries in accordance with the provisions of the 401(k) Plan. The trustee is responsible for following participant direction, effectuating the investment of the assets of the trust in MainStreet Financial Corporation common stock and the other investment options.

Benefits Under the 401(k) Plan

Plan Benefits. Your 401(k) Plan benefit is based on the value of the vested portion of your 401(k) Plan accounts as of the valuation date next preceding the date of distribution to you.

Vesting. You will always have a fully vested (nonforfeitable) interest in your 401(k) contribution account and rollover account. Your matching contribution account and profit sharing contribution account will vest (that is, become 100 percent vested) after you complete 3 years of service . Generally, a year of service is a plan year (January 1 to December 31) during which you perform at least 1,000 hours of service for MainStreet Financial Corporation, MainStreet Savings Bank, FSB or an affiliated employer.

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Withdrawals and Distributions from the 401(k) Plan

Withdrawals Prior to Termination of Employment. You may receive in-service distributions from that portion of the 401(k) Plan attributable to your 401(k) contributions once a year, after you have attained age 59 1/2. You may receive in-service distributions from that portion of the 401(k) Plan attributable to matching contributions once a year, after the contributions (and earnings thereon) being withdrawn have been invested in the 401(k) Plan for at least 24 months, or you have been a participant in the 401(k) Plan for at least 5 years, or you have attained age 59 1/2. You may receive in-service distributions from that portion of the 401(k) Plan attributable to rollover contributions at any time once a year. Distributions must be at least $1,000 unless the distribution comprises the entire value of the account being distributed.

Hardship Distributions. Distributions of 401(k) contributions, but not the earnings thereon, may be made on account of hardship, if the distribution amount exceeds $1,000. Hardship is generally defined as an immediate and heavy financial need, in connection with one of the following circumstances: payment of certain medical expenses, purchase of a principal residence, payment of tuition and room and board for the next 12 months, and prevention of eviction or foreclosure of a principal residence.

Distribution Upon Retirement or Disability. Upon your retirement or disability, you may elect to receive a distribution from the Plan.

Distribution Upon Death. If you die prior to your benefits being paid from the 401(k) Plan, your benefits will be paid to your surviving spouse or properly designated beneficiary.

>Distribution Upon Termination for any Other Reason. If you terminate employment for any reason other than retirement, disability or death, the trustee will make your distribution on your normal retirement date, unless you properly request to receive it earlier. You may elect to receive your vested 401(k) Plan accounts in a lump sum payment, or in installments if your 401(k) Plan account is valued at more than $500.

Plan Loans. You may borrow from your 401(k) Plan accounts, subject to Internal Revenue Code limits and the 401(k) Plan's loan policy in effect from time to time.

Form of Distribution. Distributions from the 401(k) Plan will generally be in the form of cash. However, you have the right to request that your distribution from the MainStreet Financial Corporation Employer Stock Fund be in the form of MainStreet Financial Corporation common stock. Distributions will be paid in either a lump sum or installments as elected by the participant.

Nonalienation of Benefits. Except with respect to federal income tax withholding and plan loans, and as provided with respect to a qualified domestic relations order, benefits payable under the 401(k) Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution, or levy of any kind, either voluntary or involuntary, and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge or otherwise dispose of any rights to benefits payable under the 401(k) Plan shall be void.

Reports to 401(k) Plan Participants

As soon as practicable after the end of each calendar quarter, the plan administrator will furnish to each participant a statement showing (i) balances in the participant's accounts as of the end of that period, (ii) the amount of contributions allocated to his or her accounts for that period, and (iii) the number of units in each of the funds. Participants may also access information regarding their 401(k) Plan Accounts by using internet access made available by Pentegra Retirement Services.

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Amendment and Termination

We intend to continue to participate in the 401(k) Plan. Nevertheless, we may amend or terminate the 401(k) Plan at any time. If the 401(k) Plan is terminated in whole or in part, then, regardless of other provisions in the 401(k) Plan, each participant affected by the termination shall become fully vested in all of his or her accounts.

Federal Income Tax Consequences

The following is a brief summary of the material federal income tax aspects of the 401(k) Plan as in effect on the date of this Prospectus. You should not rely on this summary as a complete or definitive description of the material federal income tax consequences relating to the 401(k) Plan. Statutory provisions change, as do their interpretations and their application may vary in individual circumstances. Finally, the consequences under applicable state and local income tax laws may not be the same as under the federal income tax laws. Please consult your tax advisor with respect to any distribution from the 401(k) Plan and transactions involving the plan.

As a "tax-qualified retirement plan," the Internal Revenue Code affords the 401(k) Plan special tax treatment, including:

(a)	the sponsoring employer is allowed an immediate tax deduction for the amount contributed to the plan each year;
(b)	participants pay no current income tax on amounts contributed by the employer on their behalf; and;
(c)	earnings of the Plan are tax-deferred, thereby permitting the tax-free accumulation of income and gains on investments.

We will administer the 401(k) Plan to comply with the requirements of the Internal Revenue Code as of the applicable effective date of any change in the law.

Taxation of Distributions. Generally, 401(k) Plan distributions are taxable as ordinary income for federal income tax purposes.

Common Stock Included in a Lump Sum Distribution. If a lump sum distribution includes common stock, the distribution generally will be taxed in the manner described above, except that the total taxable amount will be reduced by the amount of any net unrealized appreciation with respect to the common stock. Net unrealized appreciation is the excess of the value of the common stock at the time of the distribution over its cost or other basis to the 401(k) Plan trust. The tax basis of the common stock for purposes of computing gain or loss on its subsequent sale equals the value of the common stock at the time of distribution less the amount of net unrealized appreciation. Any gain on a subsequent sale or other taxable disposition of the common stock up to the amount of net unrealized appreciation at the time of distribution will be considered long-term capital gain regardless of the holding period of the common stock. Any gain on a subsequent sale or other taxable disposition of the common stock in excess of the amount of net unrealized appreciation at the time of distribution will be considered either short-term or long-term capital gain depending upon the length of the holding period of the common stock. The recipient of a distribution may elect to include the amount of any net unrealized appreciation in the total taxable amount of the distribution to the extent allowed by the regulations issued by the Internal Revenue Service.

Rollovers and Direct Transfers to Another Qualified Plan or to an Individual Retirement Account; Mandatory Tax Withholding. Except as discussed below, you may roll over virtually all distributions from the 401(k) Plan to another tax-favored plan or to a standard individual retirement account without regard to whether the distribution is a lump sum distribution or a partial distribution. You have the right to elect to have the trustee transfer all or any portion of an "eligible rollover distribution" directly to another qualified retirement plan (subject to the provisions of the recipient qualified plan) or to an Individual Retirement Account. If you do not elect to have an "eligible rollover distribution" transferred directly to another qualified plan or to an IRA, the distribution will be subject to a mandatory federal withholding tax equal to 20% of the taxable distribution. Your state may also impose tax withholding on your taxable distribution. An "eligible rollover distribution" means any amount distributed from the plan except: (1) a distribution that is (a) one of a series of substantially equal periodic payments (not less frequently than annually) made for your life (or life expectancy) or the joint lives of you and your designated beneficiary, or (b) for a specified period of ten years or more; (2) any amount required to be distributed under the minimum distribution rules; and (3) any other distributions excepted under applicable federal law. If you elect to rollover or directly transfer common stock, you may not take advantage of the favorable net unrealized appreciation that applies to common stock, discussed above.

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Ten-Year Averaging Rules. Under a special grandfather rule, if you have completed at least five years of participation in the 401(k) Plan before the taxable year in which the distribution is made, and you turned age 50 by 1986, you may elect to have your lump sum distribution taxed using a "ten-year averaging rule." The election of the special averaging rule applies only to one lump sum distribution you or your beneficiary receive, provided such amount is received on or after you attain age 59-1/2 and you elect to have any other lump sum distribution from a qualified plan received in the same taxable year taxed under the ten-year averaging rule or receive a lump sum distribution on account of your death.

Additional Tax on Early Distributions. A participant who receives a distribution from the 401(k) Plan prior to attaining age 59 1/2 will be subject to an additional income tax equal to 10% of the amount of the distribution. The 10% additional income tax will not apply, however, in certain cases, including (but not limited) to distributions rolled over or directly transferred into an IRA or another qualified plan, or the distribution is (i) made to a beneficiary (or to the estate of a participant) on or after the death of the participant, (ii) attributable to the participant's being disabled within the meaning of Section 72(m)(7) of the Internal Revenue Code, (iii) part of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the participant or the joint lives (or joint life expectancies) of the participant and his beneficiary, (iv) made to the participant after separation from service under the 401(k) Plan after attainment of age 55, (v) made to pay medical expenses to the extent deductible for federal income tax purposes, (vi) pursuant to a qualified domestic relations order, or (vii) made to effect the distribution of excess contributions or excess deferrals.

This is a brief description of federal income tax aspects of the 401(k) Plan which are of general application under the Internal Revenue Code. It is not intended to be a complete or definitive description of the federal income tax consequences of participating in or receiving distributions from the 401(k) Plan. Accordingly, you are urged to consult a tax advisor concerning the federal, state and local tax consequences that may be particular to you of participating in and receiving distributions from the 401(k) Plan.

ERISA and Other Qualification

As noted above, the 401(k) Plan is subject to certain provisions of ERISA, the primary federal law governing retirement plans, and is intended to be a qualified retirement plan under the Internal Revenue Code.

Restrictions on Resale

Any person receiving shares of MainStreet Financial Corporation common stock under the 401(k) Plan who is an "affiliate" of MainStreet Financial Corporation or MainStreet Savings Bank, FSB as the term "affiliate" is used in Rules 144 and 405 under the Securities Act of 1933 (e.g., directors, officers and substantial shareholders of MainStreet Financial Corporation and MainStreet Savings Bank, FSB) may re-offer or resell such shares only pursuant to a registration statement or, assuming the availability thereof, pursuant to Rule 144 or some other exemption from the registration requirements of the Securities Act of 1933. Any person who may be an "affiliate" of MainStreet Financial Corporation may wish to consult with counsel before transferring any MainStreet Financial Corporation common stock owned by him or her. In addition, participants are advised to consult with counsel as to the applicability of Section 16 of the Securities Exchange Act of 1934 which may restrict the sale of MainStreet Financial Corporation common stock acquired under the 401(k) Plan, or other sales of MainStreet Financial Corporation common stock.

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Securities and Exchange Commission Reporting and Short-Swing Profit Liability

Section 16 of the Exchange Act imposes reports and liability requirements on officers, directors and persons beneficially owning more than 10% of public companies such as MainStreet Financial Corporation. Section 16(a) of the Exchange Act requires the filing of reports of beneficial ownership. Within ten days of becoming a person subject to the reporting requirements of Section 16(a), a Form 3 reporting initial beneficial ownership must be filed with the Securities and Exchange Commission. Certain changes in beneficial ownership, such as purchases, sales, gifts and participation in savings and retirement plans must be reported periodically, either on a Form 4 within ten days after the end of the month in which a change occurs, or annually on a Form 5 within 45 days after the close of our fiscal year. Participation in the MainStreet Financial Corporation Employer Stock Fund of the 401(k) Plan by our officers, directors and persons beneficially owning more than 10% of the outstanding MainStreet Financial Corporation common stock must be reported to the Securities and Exchange Commission at least annually on a Form 4 or Form 5 by such individuals.

Section 16(b) of the Exchange Act provides for the recovery by us of any profits realized by an officer, director or any person beneficially owning more than 10% of the MainStreet Financial Corporation common stock ("Section 16(b) Persons") resulting from the purchase and sale or sale and purchase of MainStreet Financial Corporation common stock within any six-month period. The Securities and Exchange Commission rules provide an exemption from the profit recovery provisions of Section 16(b) for certain transactions within an employee benefit plan, such as the 401(k) Plan, provided certain requirements are met. If you are subject to Section 16, you should consult with counsel regarding the applicability of Section 16 to specific transactions involving the 401(k) Plan.

LEGAL OPINIONS

The validity of the issuance of MainStreet Financial Corporation common stock will be passed upon by Silver, Freedman & Taff, L.L.P., 1700 Wisconsin Avenue, N.W., Washington, D.C. 20007, which firm acted as special counsel for MainStreet Financial Corporation and MainStreet Savings Bank, FSB in connection with the Stock Offering.

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INVESTMENT ELECTION FORM

MAINSTREET SAVINGS BANK, FSB Financial Institutions Thrift Plan

PARTICIPANT ELECTION TO INVEST IN
MAINSTREET FINANCIAL CORPORATION COMMON STOCK
("EMPLOYER STOCK FUND")

If you would like to participate in the Stock Offering using amounts currently in your account in MainStreet Savings Bank, FSB's 401(k) Plan, please complete this form and return it to the Senior Vice President Sandra Nichols at our main office by no later than 12:00 Noon, Hastings, Michigan Time, on _____________________ ___, 2006, which is 10 days before the end of the subscription offering.

Participant's Name (Please Print):
Address:
	Street	City	State	Zip Code

Social Security Number: _________________________

1.            Background Information

MainStreet Financial Corporation will be issuing shares of common stock, par value $0.01 per share (the "Common Stock"), to certain depositors and the public in the Stock Offering. Participants in the MainStreet Savings Bank, FSB 401(k) Plan (the "401(k) Plan") who are actively employed as of September 30, 2006, and who have an account balance in the 401(k) Plan of at least $250, are being given an opportunity to direct the trustee of the 401(k) Plan (the "Trustee") to purchase Common Stock in the Stock Offering with amounts currently in their 401(k) Plan account. (Employees who would like to directly purchase shares of Common Stock in the offering with funds other than amounts currently in their 401(k) Plan account may do so by completing the order form that accompanies the Prospectus.) For assistance please contact the Stock Information Center at our main office or by calling ____________. In connection therewith, the "Employer Stock Fund," a new investment fund under the 401(k) Plan comprised of MainStreet Financial Corporation Common Stock, has been established. Participants will have the opportunity, after the Stock Offering, to direct future 401(k) Contributions under the 401(k) Plan to the Employer Stock Fund. Because it is actually the 401(k) Plan that purchases the Common Stock, participants would acquire a "participation interest" (expressed as units of the Employer Stock Fund) in the shares and would not own the shares directly.

Prior to making a decision to direct the Trustee to purchase Common Stock, we strongly urge you to carefully review the Prospectus and the Prospectus Supplement that accompany this Investment Election Form. Your decision to direct the transfer of amounts credited to your account balances to the Employer Stock Fund in order to purchase shares of Common Stock in connection with the Stock Offering is irrevocable. Notwithstanding this irrevocability, participants may transfer out some or all of their units in the Employer Stock Fund, if any, and into one or more of the 401(k) Plan's other investment funds at such times as are provided for under the 401(k) Plan's rules for such transfers.

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Investing in any stock entails some risks. We encourage you to discuss your investment decision with your investment advisor before completing this form. Neither the Trustee, the plan administrator, nor any employee of the employer sponsor are authorized to make any representations about this investment. You should not rely on any information other than information contained in the Prospectus and the Prospectus Supplement in making your investment decision. Any shares purchased by the 401(k) Plan based on your election will be subject to the conditions and restrictions otherwise applicable to Common Stock purchased directly by you in the Stock Offering. These restrictions are described in the prospectus and the prospectus supplement.

2.            Investment Elections

If you would like to participate in the Stock Offering with amounts currently in your 401(k) Plan, please complete the box below, indicating what whole percentage of each of your current funds you would like to transfer into the Employer Stock Fund. In calculating the number of shares of common stock that the Trustee will purchase in the Stock Offering based on your election, the Trustee will use your most recent available 401(k) Plan account balances. Thus, for example, if your available account balances total $5,000 and you elect in the box below to transfer 20% from your account balance to the Employer Stock Fund, the Trustee of the 401(k) Plan will use $1,000 (20% of $5,000) from your accounts to purchase 100 shares of Common Stock at a purchase price of $10.00 per share. In no event can the total amount transferred exceed the total value of your accounts.

In the event that the Trustee is unable to use the total amount that you elect in the box below to have transferred into the Employer Stock Fund to purchase Common Stock due to an oversubscription in the Stock Offering, the amount that is not invested in the Employer Stock Fund will be reallocated on a pro-rata basis among your other 401(k) Plan fund investments. If you elect in the box below to have 100% of your current 401(k) Plan funds transferred into the Employer Stock Fund, and the Stock Offering is oversubscribed, the amount that is not invested in the Employer Stock Fund will be invested in the money market account.

Indicate the exact percentage to be transferred from one or more of the following funds into the Employer Stock Fund:

Percentage	From Fund
__________%	Pentegra Fund 100 - Income Plus Asset Allocation Fund.
__________%	Pentegra Fund 110 - Growth Income Asset Allocation Fund
__________%	Pentegra Fund 120 - Growth Asset Allocation Fund
__________%	Pentegra Fund 200 - Short Term Investment Fund
__________%	Pentegra Fund 210 - Stable Value Fund
__________%	Pentegra Fund 300 - Long Treasury Index Fund
__________%	Pentegra Fund 310 - Aggregate Bond Index Fund
__________%	Pentegra Fund 400 - S&P 500 Stock Fund
__________%	Pentegra Fund 410 - S&P 500/Value Stock Fund
__________%	Pentegra Fund 420 - S&P 500/Growth Stock Fund
__________%	Pentegra Fund 500 - S&P MidCap Stock Fund
__________%	Pentegra Fund 510 - Russell 2000 Stock Fund
__________%	Pentegra Fund 520 - NASDAQ 100 Stock Fund
__________%	Pentegra Fund 530 - US REIT Index Fund
__________%	Pentegra Fund 600 - International Stock Fund

Note:  If you do not indicate any percentages above, you will not participate in the Stock Offering by using your 401(k) Plan funds.

3.            Purchaser Information.

The ability of participants in the 401(k) Plan to purchase common stock in the Stock Offering and to direct their current account balances into the Employer Stock Fund is based upon the participant's status as an eligible account holder, supplemental eligible account holder or other member. Please indicate your status.

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A.	[ ]	Eligible Account Holder - Check here if you were a depositor with $50.00 or more on deposit with MainStreet Savings Bank, FSB as of April 30, 2005.
B.	[ ]	Supplemental Eligible Account Holder - Check here if you were a depositor with $50.00 or more on deposit with MainStreet Savings Bank, FSB as of September 30, 2006, but are not an eligible account holder.
C.	[ ]	Other Member - Check here if you were a depositor with MainStreet Savings Bank, FSB as of October 31, 2006, but are not an eligible account holder or supplemental eligible account holder.
Account Title (Names on Accounts	Account Number

4.            Participant Signature and Acknowledgment - Required

By signing this investment election form, I authorize and direct the plan administrator and Trustee to carry out my instructions. I acknowledge that I have been provided with and have received a copy of the prospectus and prospectus supplement relating to the issuance of Common Stock that accompany this investment election form. I am aware of the risks involved in investing in Common Stock and understand that the Trustee, the plan administrator nor any employee of the employer sponsor are not responsible for my choice of investment. I understand that my failure to sign this acknowledgment will make this investment election form null and void.

I ACKNOWLEDGE THAT THE SHARES OF COMMON STOCK, $.01 PAR VALUE PER SHARE, OF MAINSTREET FINANCIAL CORPORATION ARE NOT DEPOSITS OR AN ACCOUNT AND ARE NOT FEDERALLY INSURED OR GUARANTEED BY MAINSTREET FINANCIAL CORPORATION OR BY THE FEDERAL GOVERNMENT.

If anyone asserts that the shares of Common Stock are federally insured or guaranteed, or are as safe as an insured deposit, I should call the Office of Thrift Supervision, Southeast Regional Director, John E. Ryan at (404) 888-0771.

Participant's Signature: __________________________________________ Date Signed: ________________

This form must be completed and returned to the Senior Vice President Sandra Nichols at our main office by no later than 12:00 Noon, Hastings, Michigan Time, on _______________, 2006.

Keep a copy of this election form for your files.

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PROSPECTUS

MAINSTREET FINANCIAL CORPORATION

MainStreet Financial Corporation, a federal savings association holding company, is offering for sale up to 432,400 shares of its common stock for a purchase price of $10.00 per share. MainStreet Financial Corporation is the holding company for MainStreet Savings Bank, FSB. MainStreet Financial Corporation is a wholly owned subsidiary of MainStreet Financial Corporation, MHC. The shares we are offering will represent 47% of our shares of common stock outstanding after the offering. MainStreet Financial Corporation, MHC will own the remaining 53% of our outstanding shares of common stock. There is currently no public market for our stock. We expect the stock of MainStreet Financial Corporation will be traded and quoted on the OTC Bulletin Board. Eligible depositors of MainStreet Savings Bank are being given priority rights to subscribe for shares in the offering. In addition, the directors and executive officers of MainStreet Financial Corporation and its subsidiaries intend to subscribe for 7.5% of the shares offered at the maximum of the offering range , which shares will be included for purposes of reaching the required minimum number of shares to be sold in the offering.

If you are or were a depositor of MainStreet Savings Bank:
  you may have priority rights to purchase shares of common stock.
If you are a participant in the MainStreet Savings Bank 401(k) Savings Plan:
  you may direct that all or part of your current account balances in this plan be invested in shares of common stock; and
  you will be receiving a separate supplement to this Prospectus, which describes your rights under that plan.
If you fit neither of the above categories, but are interested in purchasing shares of common stock:
  you may have an opportunity to purchase shares of common stock after priority orders are filled.

TERMS OF THE OFFERING
	Minimum	Maximum	Maximum, as adjusted(1)
Per Share Price	$10.00	$10.00	$10.00
Number of Shares	319,600	432,400	497,260
Advisory and Marketing Fees and Expenses(2)	$185,000	$185,000	$185,000
Other Expenses	$475,000	$475,000	$475,000
Net Proceeds to MainStreet Financial Corporation	$2,536,000	$3,664,000	$4,312,600
Net Proceeds Per Share	$7.93	$8.47	$8.67
____________________
(1)	Represents an amount that is 15% more than the maximum of the offering range and may be offered as a result of regulatory considerations or changes in economic or market conditions without the resolicitation of subscribers.
(2)	Please see "The Stock Offering -- Marketing Arrangements" for a complete description of the sales agent commission paid in connection with this offering and expenses of the sales agent.
This investment involves a degree of risk, including the possible loss of principal.
Please refer to "Risk Factors" beginning on page ____ of this Prospectus.

We are offering for sale up to 432,400 shares of common stock; however, we may sell up to 497,260 shares because of changes in the market and general financial and economic conditions without notifying prospective purchasers. We must sell a minimum of 319,600 shares in order to complete the offering. The minimum purchase is 25 shares. The offering is expected to terminate on ______, 2006, at 12:00 Noon, Hastings, Michigan time. We may extend this termination date without notice to you until ________, 2006, unless the Office of Thrift Supervision approves a later date. Once submitted, orders are irrevocable, unless the offer is terminated or extended beyond ______, 2006. If the offering is extended beyond _______, 2006, we will be required to resolicit subscriptions received in the offering. In no event may the offering be extended beyond _________, 2008. Funds received prior to completion of the offering ^ may be maintained at MainStreet Savings Bank, FSB, or, at our discretion, at an independent insured depository institution. ^ All subscriptions received will earn interest at our statement savings account rate. In the event the offering is terminated, these funds will be promptly returned with interest at our statement savings rate.

We are offering the common stock on a best efforts basis, subject to certain conditions. Ryan Beck & Co., Inc. will assist us in our selling efforts. Ryan Beck & Co. is not obligated to purchase any shares in the offering. Purchasers will not pay commissions in connection with the sale of common stock in the offering. If we do not receive orders for at least the minimum number of shares offered, the offering will be terminated.

The securities offered are not deposits or accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency. None of the Securities and Exchange Commission, the Office of Thrift Supervision, or any other federal agency or state securities regulator has approved or disapproved these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

For information on how to subscribe, call the Stock Information Center at (___) ___-____.

The date of this Prospectus is ______, 2006
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TABLE OF CONTENTS
Page No.
SUMMARY	1
RISK FACTORS	12
A WARNING ABOUT FORWARD-LOOKING STATEMENTS	17
RECENT DEVELOPMENTS	18
SELECTED CONSOLIDATED FINANCIAL INFORMATION	17
MAINSTREET FINANCIAL CORPORATION, MHC	24
MAINSTREET FINANCIAL CORPORATION	24
MAINSTREET SAVINGS BANK, FSB	25
HOW WE INTEND TO USE THE PROCEEDS OF THE OFFERING	25
MARKET FOR THE COMMON STOCK	26
OUR POLICY REGARDING DIVIDENDS	27
PRO FORMA DATA	28
CAPITALIZATION	34
WE EXCEED ALL REGULATORY CAPITAL REQUIREMENTS	35
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	37
BUSINESS OF MAINSTREET FINANCIAL CORPORATION	57
MANAGEMENT	80
HOW WE ARE REGULATED	87
TAXATION	92
THE STOCK OFFERING	93
PROPOSED PURCHASES BY MANAGEMENT	112
RESTRICTIONS ON ACQUISITION OF CONTROL OF MAINSTREET FINANCIAL CORPORATION AND MAINSTREET SAVINGS BANK	113
DESCRIPTION OF CAPITAL STOCK OF MAINSTREET FINANCIAL CORPORATION	115
TRANSFER AGENT AND REGISTRAR	116
EXPERTS	116
LEGAL OPINIONS	116
WHERE YOU CAN FIND ADDITIONAL INFORMATION	117
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS	F-1

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SUMMARY

This summary highlights ^ material information from this document ^. To understand the Stock Offering fully, you should read this entire Prospectus carefully, including the financial statements and the notes to the financial statements beginning at page F-1 of this document and the section entitled "Risk Factors."

Overview

MainStreet Financial Corporation is conducting this offering of between 319,600 and 432,400 shares of common stock to raise additional capital to repay outstanding debt and to support operational growth. The shares purchased in this offering will constitute 47% of the outstanding shares of MainStreet Financial Corporation, and the remaining 53% of its shares will be owned by MainStreet Financial Corporation, MHC, as required by regulations of the Office of Thrift Supervision ("OTS"). The offering includes a subscription offering in which depositors of MainStreet Savings Bank, FSB, have prioritized subscription rights. There are limitations on how many shares a person may purchase. The amount of capital being raised is based on an appraisal of MainStreet Financial Corporation and a decision by management to sell 47% of our shares of common stock in a public offering. Most of the terms and requirements of this offering are required by regulations of the OTS.

The Companies:

MainStreet Financial Corporation, MHC
629 W. State Street
Hastings, Michigan 49058-1643

Currently, MainStreet Financial Corporation, MHC, a federally chartered mutual holding company (hereafter referred to as "MHC"), owns 100% of MainStreet Financial Corporation. MHC is required by OTS regulations to own at least a majority of our outstanding shares in order to qualify as a mutual holding company. At the completion of this offering, we anticipate that MHC will own 53% of our outstanding shares, which will be all of our outstanding shares not purchased in the Stock Offering. The members of MHC are the depositors of MainStreet Savings Bank, FSB. MHC does not engage in any business, other than holding shares of MainStreet Financial Corporation stock and investing funds.

MainStreet Financial Corporation
629 W. State Street
Hastings, Michigan 49058-1643

MainStreet Financial Corporation is the mid-tier holding company for MainStreet Savings Bank, FSB. At June 30, 2006, MainStreet Financial Corporation has total assets of $112.3 million, deposits of $76.2 million and equity of $6.2 million. We were formed in November 2004 and have not engaged in any business other than through MainStreet Savings Bank, FSB and its subsidiaries. We have $430,000 in cash, and, in 2005, we borrowed $2 million from a commercial bank to increase the capital of MainStreet Savings Bank, FSB in order to support operational growth and remain "well-capitalized" under OTS regulations. That bank loan will be repaid, partially or completely, from the proceeds of the offering. See "How We Intend To Use the Proceeds of the Offering." After the offering, we will continue to direct the business of MainStreet Savings Bank, FSB. We are a federally chartered stock holding company and the wholly owned subsidiary of MHC.

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MainStreet Savings Bank, FSB
629 W. State Street
Hastings, Michigan 49058-1643

MainStreet Savings Bank, FSB, a federally chartered savings bank (hereafter referred to as "MainStreet Savings Bank"), is a community-oriented savings bank serving primarily Barry and Ionia counties in Michigan through three full service banking offices in Hastings and Lake Odessa, Michigan. This market area is located between Battle Creek, Grand Rapids, Kalamazoo and Lansing, Michigan. MainStreet Savings Bank primarily originates residential mortgage loans secured by one- to four-family residences. To a lesser extent, it originates a variety of consumer loans, commercial real estate and business loans and construction or development loans.

Our Business Strategy

Our current business goal is to operate as a well-capitalized, profitable and community-oriented savings bank dedicated to providing quality customer service. We have incurred operating losses in 2005 and 2006 to date and expect to continue to incur operating losses through the end of the year and in 2007. We intend to make one- to four-family residential mortgages, home equity lines of credit, consumer loans, construction and development loans and commercial real estate and business loans in our market area.

Our board of directors and senior management have implemented a strategic plan to increase our net interest margin, improve overall earnings and achieve better operational efficiencies. This strategy primarily involves:

  continuing to provide quality personal service to our customers;

  growing and diversifying our loan portfolio;

  reducing our reliance on wholesale and brokered deposits and increasing our level of core deposits, including business accounts;

  maintaining a high level of asset quality and low interest rate risk.

  expanding our banking operations by hiring additional residential loan originators for the Caledonia, Kalamazoo and Middleville, Michigan markets and a commercial loan officer;

  increasing marketing efforts, particularly to reach out to underserved constituencies in our market area;

  selectively emphasizing products and services to provide diversification of revenue sources and to capture our customer's full relationship through cross-selling our loan and deposit products and services to existing customers; and

  continuing to control operating expenses.

This strategic plan has been implemented over the last three years and, generally, is not expected to involve additional costs after the offering, except for: (1) commissions paid to new residential loan originators, which will be offset by fees from their loan originations; and (2) the compensation expenses for a new commercial loan officer, which will be offset, in part, from increased fees and interest income on a larger commercial portfolio.

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How Our Ownership Structure Will Change After the Stock Offering

This chart shows our current ownership structure, which is commonly referred to as a two-tier mutual holding company structure:

The following chart shows our ownership structure following the offering:

Stock Offering

OTS regulations require MHC to own at least a majority of our shares of common stock in order to maintain mutual holding company status. It currently owns 100% of MainStreet Financial Corporation's common stock and, under regulations of the OTS, at the closing of this offering, it will own all of our common stock not purchased in this offering. Our board of directors has decided to sell an amount of our shares in this offering that will be equal to 47% of our outstanding shares after this offering, and, as a result, the remaining 53% will be owned by MainStreet Financial Corporation, MHC.

We are offering between 319,600 and 432,400 shares of our common stock at $10.00 per share, which corresponds to the current appraisal offering range. In the event of changes in financial market conditions before we complete the offering, the offering may increase to 497,260 shares with the approval of the OTS and without any notice to you. If we increase the offering, you will not have an opportunity to change or cancel your stock order.

Ryan Beck & Co. will assist us in selling the stock. For further information about Ryan Beck & Co.'s role in the offering, see "The Stock Offering -- Marketing Arrangements."

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Our Reasons for the Stock Offering

Our primary reasons for the offering are to: (i) support future lending and operational growth; (ii) improve our regulatory capital levels; (iii) pay off outstanding holding company debt; and (iv) enhance our ability to attract and retain qualified management and employees through an employee stock ownership plan. We do not have any specific plans or arrangements for expansion through new branches, and we do not have any specific acquisition plans.

In the future, MHC may convert from the mutual to capital stock form, in a transaction commonly known as a "second-step conversion." If it decides to undergo a second-step conversion, OTS regulations require that MHC obtain the approval of a majority of the total outstanding votes of its members and the approval of a majority of the votes eligible to be cast by the stockholders of MainStreet Financial Corporation, excluding MHC, in order to complete the transaction. The board of directors of MHC has no current plan to undertake a second-step conversion transaction.

How We Will Use the Proceeds Raised From the Sale of Common Stock

We intend to use the net proceeds received from the offering as follows:

	Minimum		Maximum		Maximum, as adjusted(1)
	(Dollars in thousands)
Retained for our general corporate purposes	$ ---	---%	$ 232	6.3%	$ 556	12.9%
Repayment of bank loan(1)	1,268	50.0	1,600	43.7	1,600	37.1
Contributed to MainStreet Savings Bank	1,268	50.0	1,832	50.0	2,157	50.0
Net proceeds from the offering	$2,536	100.0%	$3,664	100.0%	$4,313	100.0%
_________________________________________
(1)	MainStreet Financial Corporation has $400,000 to apply towards repayment of the bank loan. At the minimum of the range, $332,000 of the bank loan will not be repaid at closing.

We intend to use the net proceeds we retain, after ^ repaying outstanding indebtedness of up to $2 million, to invest in mortgage-related and investment securities, to pay dividends in the future or for general corporate purposes, including repurchasing shares of our common stock. MainStreet Savings Bank may use the proceeds it receives from us to make loans, to purchase securities and for general corporate purposes. Except as described above, neither MainStreet Financial Corporation nor MainStreet Savings Bank has any specific plans for the investment of the proceeds of this offering and has not allocated a specific portion of the proceeds to any particular use. See "How We Intend to Use the Proceeds of the Offering."

We Currently Do Not Intend to Pay a Cash Dividend

The Board of Directors of MainStreet Financial Corporation does not currently intend to pay cash dividends on the common stock sold in this offering. MainStreet Savings Bank will retain its earnings to increase capital and support its continued growth. Based upon the offering expenses and other assumptions described in "Pro Forma Data," we expect to have between $2.5 million and $3.7 million in net proceeds at the minimum and maximum of the offering range, respectively, that, subject to annual earnings and expenses, could be used to pay dividends. We may decide to pay dividends in the future based on our financial ability to do so and maintain adequate capital for growth and other purposes, such as stock repurchases. Future dividends are not guaranteed and will depend on our ability to pay them. We will not pay or take any steps to pay a tax-free dividend that qualifies as a return of capital for at least one year following the stock offering. See "Our Policy Regarding Dividends."

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Market for Common Stock

We anticipate that our common stock will be traded and quoted on the OTC Bulletin Board. However, we do not expect an active and liquid trading market to develop due to the small size of the Stock Offering. Due to the unpredictability of the stock market, the expected lack of liquidity in the market for our stock and other factors, persons purchasing shares may not be able to sell their shares when they want to, or at a price equal to or above $10.00.

How We Determined the Offering Range and the $10.00 Price Per Share

The independent appraisal by RP Financial LC., dated as of September 8, 2006, established the offering range. This appraisal was based on our financial condition and operations and the effect of the additional capital raised in this offering. The $10.00 price per share was determined by our board of directors. RP Financial LC. will receive fees totaling $25,000 for its appraisal services, plus reasonable out-of-pocket expenses incurred in connection with the appraisal.

The appraisal incorporated an analysis of a peer group of publicly traded thrift holding companies that RP Financial LC. considered to be comparable to us and our subsidiaries. This analysis included an evaluation of the average and median price-to-^reported earnings, price-to-core earnings, price-to-book value, price-to-tangible book value and price-to-^assets ratios indicated by the market prices of the peer companies. RP Financial LC. applied the peer group's pricing ratios, as adjusted for certain qualitative valuation factors to account for differences between us and the peer group, to our pro forma reported and core earnings, book value, tangible book value and ^assets to derive our estimated pro forma market value.

RP Financial LC. has estimated that as of September 8, 2006, our pro forma market value on a fully converted basis ranged from a minimum of $6.8 million to a maximum of $9.2 million, with a midpoint of $8.0 million. Based on this valuation, our decision to sell 47% of our company to the public and the offering price of $10.00 per share, the number of shares of common stock we are selling to the public in this offering will range from 319,600 shares to 432,400 shares with a midpoint of 376,600 shares. The $10.00 per share offering price was selected primarily because $10.00 per share is the most common price in stock offerings by mid-tier holding companies of financial institutions in a two-tier mutual holding company structure. Our estimated pro forma market value may be increased by up to 15%, up to $10.6 million.

The following table presents a summary of selected pricing ratios, as shown in the appraisal, for the peer group companies and for MainStreet Financial Corporation on a non-fully converted basis as of and for the twelve months ended June 30, 2006. The peer group, which consists of 10 publicly traded thrift holding companies, which are all in mutual holding company form, includes companies that range in asset size from $128.0 million to $379.0 million and have market capitalizations ranging from $11.7 million to $52.9 million. Compared to the average pricing ratios of the peer group, our pro forma pricing ratios at the maximum of the offering range indicated a discount of 41.1% on a price-to-book value basis and 37.5% on a price-to-tangible book value basis. The estimated appraised value and the resulting discounts took into consideration the potential financial impact of the offering. The impact of the offering includes the gross proceeds of the offering less offering expenses, the repayment of the bank loan and the effects of the employee stock ownership plan we expect to implement. The impact of the offering includes the pro forma after-tax income generated from the reinvestment of the net proceeds of the offering, less the expense related to the benefit plans.

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	Non-Fully Converted Price to Earnings Multiple	Non-Fully Converted Price to Book Value Ratio	Non-Fully Converted Converted Price to Tangible Book Value Ratio
MainStreet Financial Corporation
Maximum, as adjusted	NM	104.45%	117.22%
Maximum	NM	96.52%	109.15%
Minimum	NM	80.05%	92.00%

Valuation of peer group companies as of September 8, 2006(1)
Averages	28.87x	163.86%	174.76%
Medians	28.18x	163.87%	168.10%
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(1) Reflects earnings and equity as of or for the most recent 12-month period.

The following table presents a summary of selected pricing ratios for the peer group companies and MainStreet Financial Corporation with the ratios adjusted to the hypothetical case of being fully converted. Compared to the average fully converted pricing ratios of the peer group, our pro forma fully converted pricing ratios at the maximum of the offering range indicated a discount of 24.6% on a price-to-book basis^ and a discount of 20.9% on a price-to-tangible book basis. (These discounts are determined by subtracting from 1.0 the ratio of MainStreet Financial Corporation's relevant ratio at the maximum of the offering range to the peer group's average relevant ratio.) RP Financial LC.'s calculations of the fully converted pricing multiples for the peer group companies assume the pro forma impact of selling the mutual holding company shares of each of the peer group companies at their respective trading prices as of June 30, 2006. RP Financial LC.'s calculation of our fully converted pricing ratios assumes the pro forma impact of selling 100% of the shares to be outstanding at $10.00 per share.

	Fully Converted Price to Earnings Multiple	Fully Converted Price to Book Value Ratio	Fully Converted Price to Tangible Book Value Ratio
MainStreet Financial Corporation
Maximum, as adjusted	NM	71.61%	77.39%
Maximum	NM	67.85%	73.85%
Minimum	NM	59.40%	65.73%

Valuation of peer group companies as of September 8, 2006(1)
Averages	28.20x	89.95%	93.31%
Medians	27.93x	90.86%	93.49%
___________________________________
(1) Reflects earnings and equity as of or for the most recent 12-month period.

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The independent appraisal does not indicate market value. Do not assume or expect that our appraised value means that our common stock will trade at or above $10.00 per share after the offering.

^ RP Financial LC. advised the board that its appraisal was prepared in conformance with the regulatory appraisal methodology. That methodology requires a valuation based on an analysis of the trading prices of comparable public thrift holding companies whose stock has traded for at least one year prior to the valuation date. RP Financial LC. also advised the board that the aftermarket trading experience of recent transactions was considered in the appraisal as a general indicator of current market conditions, but was not relied upon as a primary valuation methodology. In addition, our offering differs from these recent mutual holding company offerings in a number of aspects, including that our offering is being conducted by an existing, not newly formed, mid-tier holding company. The table presents the average percentage stock price appreciation from the initial trading date to the dates presented in the table.

The following table is a summary of ^ the mutual holding company offerings that have been completed since January 1, 2005. See the table containing the complete information on other offerings provided to the board at "The Stock Offering - How We Determined Our Price and the Number Shares to be Issued in the Stock Offering." The table presents the average percentage stock price appreciation from the initial trading date to the dates presented in the table.

This table is not intended to indicate how our stock may perform. Furthermore, this table presents only short-term price performance and may not be indicative of the longer-term stock price performance of these companies. The increase in any particular company's stock price is subject to various factors, including, but not limited to, the amount of proceeds a company raises, the company's historical and anticipated operating results, the nature and quality of the company's assets, the company's market area, the quality of management, and management's ability to deploy proceeds (such as through loans and investments, the acquisition of other financial institutions or other businesses, the payment of dividends and common stock repurchases). In addition, stock prices may be affected by general market and economic conditions, the interest rate environment, the market for financial institutions and merger or takeover transactions, the presence of professional and other investors who purchase stock on speculation, as well as other unforeseeable events not in the control of management. Before you make an investment decision, we urge you to carefully read this prospectus. See "Risk Factors."

Number of Transactions	Median Offering Price/Book Value	Price Appreciation After One Month	Price Appreciation Through September 1, 2006
25	^ 136.2%	5.7%	20.0%

The independent appraisal will be updated before we complete the offering. Any changes in the appraisal would be subject to OTS approval.

Data presented in the table reflects a small number of transactions. While stock prices of similar institutions have, on average, increased for the limited period presented, there can be no assurance that our stock price will appreciate the same amount, if at all. There also can be no assurance that our stock price will not trade below $10.00 per share. The proceeds raised as a percentage of pro forma stockholders' equity may have a negative effect on our stock price performance. See "Risk Factors - After this offering, our compensation expense will increase because of costs related to the employee stock ownership plan. Our return on equity will also be low compared to other companies. These factors could negatively impact the price of our stock." In addition, many of the transactions from which the data are derived occurred primarily during a falling interest rate environment, during which the market for

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financial institution stocks typically increases. Interest rates have risen in recent periods and may continue to rise, which could reduce our net interest income and the value of our assets, negatively affecting our stock price. See "Risk Factors - Rising interest rates have hurt our profits."

We retained Feldman Financial Advisors, Inc. for a fee of $18,500, plus out-of-pocket expenses, to assist us in preparing a three-year business plan to be in effect after the completion of the offering. The board has worked closely with Feldman Financial Advisors, Inc. to develop our business plan to reflect how we and MainStreet Savings Bank could deploy the net proceeds in a prudent manner consistent with principles of safety and soundness. See "How We Intend to Use the Proceeds."

Benefits to Management from the Offering

We intend to establish an employee stock ownership plan, which will purchase 8% of our total shares sold in the offering. A loan from a third party bank will be used to purchase these shares. We reserve the right to purchase shares of common stock in the open market following the offering to fill the order of the employee stock ownership plan. We will allocate these shares to employees over a period of years in proportion to their compensation. The employee stock ownership plan will provide a retirement benefit to all employees eligible to participate in the plan. The establishment of the employee stock ownership plan will result in additional compensation expense to MainStreet Financial Corporation. See "Pro Forma Data" for an illustration of the effects of this plan. Shares received under the employee stock ownership plan will not require a cash outlay by plan participants.

We have no current plans to adopt any stock-based benefit plans for stock options or restricted stock.

The following table presents information regarding the participants in the employee stock ownership plan, the percentage of total outstanding shares after the offering, including and excluding the shares held by MainStreet Financial Corporation, MHC, and the dollar value of the stock for our employee stock ownership plan. It is assumed that the value of the stock in the table is $10.00 per share. The table below assumes that 800,000 shares, the midpoint of the offering range, are outstanding, including 376,000 shares held by public stockholders and 424,000 shares held by MHC upon completion of the stock offering and that the employee stock ownership plan purchases all its shares in the offering.

	Individuals Eligible to Receive Awards	Estimated Value of Shares at Midpoint of Offering Range	Number of Shares at Midpoint of Offering Range	Percentage of Total Shares Issued, Including Shares Held by MHC	Percentage of Shares Sold in the Offering
Employee stock ownership plan	Officers and Employees	$300,800	30,080	3.8%	8.0%

Terms of the Offering

We are offering the shares of common stock in a subscription offering to those with subscription rights, who are listed below in descending order of priority:

(1)	Depositors who held at least $50 with us on April 30, 2005;
(2)	Our tax qualified employee plans, including our employee stock ownership plan;

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(3)	Depositors, other than directors and officers of MainStreet Financial Corporation and MainStreet Savings Bank and their associates, who held at least $50 with us on September 30, 2006; and
(4)	Depositors who held at least $50 with us on October 31, 2006.

If we receive subscriptions for more shares than are to be sold in this subscription offering, shares will be allocated under a formula outlined in the stock issuance plan. See "The Stock Offering" for a description of the allocation procedure. Shares of common stock not subscribed for in the subscription offering may be offered to the general public in a direct community offering with a preference to natural persons residing in Barry, Ionia, Kalamazoo, Eaton, Allegan, Kent, Calhoun and Van Buren counties, Michigan. If shares still are remaining, they may be sold to the public through a syndicated community offering.

Purchase Limitations

The minimum purchase is 25 shares of common stock. Generally, no individual, or individuals exercising subscription rights through a single qualifying deposit account, may purchase more than $100,000 (10,000 shares of common stock). If any of the following persons purchase shares of common stock, their purchases, when combined with your purchases, cannot exceed $250,000 (25,000 shares):

  your spouse, or relatives of you or your spouse living in your house;

  companies or other entities in which you have a 10% or greater equity or substantial beneficial interest or in which you serve as a senior officer or partner;

  a trust or other estate if you have a substantial beneficial interest in the trust or estate or you are a trustee or fiduciary of the trust or other estate; or

  other persons who may be acting in concert with you (including, but not limited to, persons who file jointly a Schedule 13G or Schedule 13D Beneficial Ownership Report with the SEC).

We may increase or decrease the maximum purchase limitation without further notice. See "The Stock Offering - Limitations on Stock Purchases."

Termination of the Offering

The subscription offering will expire at 12:00 Noon, Hastings, Michigan time, on _____, 2006, unless extended. We expect that the direct community offering, if any, would expire at the same time. The syndicated community offering, if any, would begin after the termination of the subscription and direct community offering and would expire up to two weeks thereafter. If the offering extends beyond __________, 2006, or if we intend to sell fewer than 319,600 shares or more than 497,260 shares, we will resolicit subscribers before proceeding with the offering, as described below. If fewer than the minimum number of shares are subscribed for in the offering, and we do not get orders for at least the minimum number of shares by ___________, we will either:

(1)	promptly return any payment you made to us, with interest, or cancel any deposit account withdrawal authorization you gave us; or

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(2)	extend the offering, if allowed, and give you notice of the extension and of your rights to maintain, cancel or change your order. If we extend the offering and you do not respond during the resolicitation period, then we will cancel your order and return your payment, with interest, or cancel any deposit account withdrawal authorization you gave us.

How to Purchase Common Stock

Note: Once we receive your order, you cannot cancel or change it without our consent.

All persons who wish to subscribe for shares of our common stock must properly complete and sign an original stock order form, together with full payment for the shares ordered and ensure its receipt by our Stock Information Center, located at the main office of MainStreet Savings Bank, no later than 12:00 Noon, Hastings, Michigan time, on _________________, 2006.

You may pay for shares in any of the following ways:

  By authorizing a withdrawal from certain types of deposit accounts at MainStreet Savings Bank, as described on the stock order form; or

  By check or money order made payable to MainStreet Financial Corporation.

If you wish to use funds in an individual retirement account at MainStreet Savings Bank, you must transfer your account to an unaffiliated institution or broker before placing you stock order. For guidance, please contact our Stock Information Center promptly, preferably at least two weeks before the __________, 2006 subscription offering deadline. Whether you may use retirement funds for the purchase of shares in the offering depends on timing constraints and, possibly, limitations imposed by the institution where the funds are held.

Checks and money orders will be cashed immediately. We will pay interest on these funds at the rate MainStreet Savings Bank pays on statement savings accounts from the date we receive your funds until the offering is completed or terminated. Funds authorized for withdrawal must be in your deposit account at the time the stock order is received. Those funds will be unavailable to you during the offering, but we will not withdraw the funds from your account until the offering is completed. In the interim, the funds will earn interest at the applicable deposit account rate until the offering is completed. There will be no early withdrawal penalty for withdrawals from certificates of deposit used to pay for stock.

Funds received in the subscription offering ^ may be maintained at MainStreet Savings Bank, or, at our discretion, at an independent insured depository institution. ^ For detailed ordering procedures, see "The Stock Offering - Procedure for Purchase of Shares in the Offering."

Receiving a Prospectus and an Order Form

To ensure that each purchaser receives a Prospectus at least 48 hours before the expiration date of the offering, in accordance with Rule 15c2-8 of the Securities Exchange Act of 1934, no Prospectus will be mailed any later than five days prior to the applicable expiration date or hand delivered any later than two days prior to the expiration date. Execution of the order form will confirm receipt or delivery in

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accordance with Rule 15c2-8. Order forms will be distributed only if preceded or accompanied by a Prospectus.

Stock Information Center

If you have any questions regarding the offering, please call the Stock Information Center at (___) ___-____ from 10:00 am to 4:00 pm, Hastings, Michigan time, Monday through Friday. The Stock Information Center is closed on weekends and bank holidays.

Subscription Rights Are Not Transferable

You cannot transfer your subscription rights, and we will act to ensure that you do not do so. You will be required to certify that you are purchasing shares in the Stock Offering solely for your own account and that you have no agreement or understanding with another person involving the transfer of the shares you purchase. We will not accept any stock orders that we believe involve any transfer of subscription rights. If you attempt to transfer your rights, you may lose the right to purchase shares and may be subject to criminal prosecution and/or other sanctions.

We may, in our sole discretion, reject orders received in the community offering and syndicated community offering either in whole or in part. If your order is rejected in part, you cannot cancel the remainder of your order. See "The Stock Offering" for more information regarding this offering.

Important Risks in Owning MainStreet Financial Corporation's Common Stock

Before you decide to purchase stock, you should read the "Risk Factors" immediately following this summary.

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RISK FACTORS

You should consider these risk factors, in addition to the other information in this Prospectus, before deciding whether to make an investment in this stock.

Risks Related to Our Business

We have not been profitable consistently over the past few years, and our earnings may not increase.

We had net losses of $186,000 and $152,000, respectively, for the six months ended June 30, 2006, and the year ended December 31, 2005. While we earned net income for the years ended December 31, 2004, and 2003, our results of operations in those periods benefited from gains on sales of loans, which may not recur in the future or, if they recur, may recur at more modest levels, as was the case in 2005 and the first six months of 2006. Under our current business plan, we expect to experience net losses through the end of 2007. ^

Our strategy for reaching profitability relies on increasing our net interest income by growing our loan portfolio. This growth strategy may not be successful.

Our strategy for achieving profitability involves increasing our net interest income sufficiently to cover our non-interest expenses. In order to accomplish this, we intend to continue increasing our loan portfolio and other interest-earning assets and controlling our non-interest expense in a manner that does not compromise our ability to grow. ^ If we are unable to return to consistent profitability, the value of our common stock may decrease significantly, and you could lose the entire amount of your investment in our common stock.

We believe that we have in place the management and systems to support continued growth. However, our continued growth and profitability depend on the ability of our officers and key employees to manage such growth effectively, to attract and retain skilled employees, to maintain effective internal controls and a strong credit culture and to execute our strategic plan. If we cannot manage these and other similar factors, our future growth will be adversely affected. ^ Our failure to ^ grow would affect adversely ^ our financial condition and results of operations.

We will not have adequate net proceeds at the holding company to pay any dividends to our shareholders without receiving dividends from MainStreet Savings Bank. OTS regulations restrict the ability of MainStreet Savings Bank to pay dividends and make other capital distributions to MainStreet Financial Corporation, eespecially if it incurs net losses.

We will not be able to pay any dividends to our shareholders without obtaining dividends from MainStreet Savings Bank. The OTS must approve any dividends or capital distributions from MainStreet Savings Bank to MainStreet Financial Corporation, if those distributions would exceed 100% of net income in the current year and the prior two years, less any distributions already paid. MainStreet Savings Bank has incurred net losses in 2005 and 2006 to date and expects to continue to incur net losses through the end of 2007. MainStreet will have to obtain OTS approval before it will be able to pay dividends to us. As a result, we have no current intention to pay any dividends.

We may need to rely on wholesale and brokered deposits to fund our growth.

Like most thrift institutions, we have historically relied on certificates of deposit to fund our investments in loans and investment securities. In order to fund our recent loan growth, we have relied

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increasingly on wholesale deposits solicited through an internet rate service and deposits solicited through brokers to supplement our local deposits. At June 30, 2006, our total brokered and wholesale deposits were $20.1 million, or ^26.4% of all deposits at that date. While the rates we pay on these deposits are comparable or lower than the rates we currently pay for local deposits, there is no guarantee that these deposits will continue to be a cost-effective source of funding for us. In addition, our access to brokered deposits may be limited under FDIC regulations if we become less than "well capitalized." In the event we cannot access brokered deposits in the future for regulatory or other reasons, we may be required to use borrowings from the Federal Home Loan Bank of Indianapolis or other sources to finance our operations.^

Our loan portfolio possesses increased risk due to our substantial number of commercial, consumer loans and construction or development loans.

At June 30, 2006, 24.2% of our loan portfolio consisted of commercial, consumer and construction or development loans. Our commercial real estate loans and commercial business loans accounted, respectively, for 6.0% and 3.8% of our total loan portfolio as of June 30, 2006. Our consumer loans accounted for 6.1% of our total loan portfolio as of June 30, 2006. At June 30, 2006, 8.3% of our loan portfolio consisted of construction or development loans, including loans to fund commercial construction or residential development in our market area, loans to developers for the construction of single family homes and loans to fund the acquisition of land for residential and commercial development. Generally, we consider these types of loans to involve a higher degree of risk compared to first mortgage loans on one- to four-family, owner-occupied residential properties and home equity lines of credit. In addition, as we deploy the proceeds of this offering, we plan to increase our emphasis on commercial real estate and business lending. Because of our planned increased emphasis on and increased investment in commercial real estate and commercial business lending, it may become necessary to increase our provision for loan losses, which could decrease our net income. For further information concerning the risks associated with construction or development, commercial real estate, commercial business and consumer loans, see "Business of MainStreet Financial Corporation - Lending Activities" and "- Asset Quality."

If our allowance for loan losses is not sufficient to cover actual loan losses, our net income could decrease.

We make various assumptions and judgments about the collectibility of our loan portfolio, including the creditworthiness of our borrowers and the value of the real estate and other assets serving as collateral for the repayment of many of our loans. In determining the amount of the allowance for loan losses, we review our loans and our loss and delinquency experience and evaluate economic conditions. Management recognizes that significant new growth in loan portfolios and the refinancing of existing loans can result in completely new portfolios of unseasoned loans that may not perform in a historical or projected manner. If our assumptions are incorrect, our allowance for loan losses may not be sufficient to cover actual losses, resulting in additions to our allowance. Material additions to our allowance could materially decrease our net income. Our allowance for loan losses was 0.57% of total loans and 171.1% of non-performing loans at June 30, 2006. Our regulators periodically review our allowance for loan losses and may require us to increase our provision for loan losses or recognize additional loan charge-offs. Any increase in our allowance for loan losses or loan charge-offs as required by these regulatory authorities will have a material adverse effect on our financial condition and results of operations. As of June 30, 2006, we believe that the current allowance level is our best estimate of losses inherent in our loan portfolio.

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Rising short-term interest rates have hurt our profits.

To be profitable, we have to earn more money in interest we receive on loans and investments that we make than we pay to our depositors and lenders in interest. If interest rates rise, our net interest income and the value of our assets could be reduced if interest paid on interest-bearing liabilities, such as deposits and borrowings, increases more quickly than interest received on interest-earning assets, such as loans, other mortgage-related investments and investment securities. This is most likely to occur if short-term interest rates increase at a faster rate than long-term interest rates, which would cause income to go down. During periods of rising interest rates, our income may decrease, because those economic conditions may reduce the demand for loans and the value of our securities. In 2005 and the first six months of 2006, interest rates have risen, particularly short-term rates. This has resulted in significant increases in our interest expense, which is impacted by short-term rates, without a corresponding increase in our interest income, which is impacted more by long-term rates. In addition, this interest rate environment has decreased our ability to sell loans, which has decreased our non-interest income. As a result our net interest income has decreased, and we have experienced operating losses during 2005 and 2006 to date. For a further discussion of how changes in interest rates could impact us, see "Management's Discussion and Analysis of Financial Condition and Results of Operations - Asset and Liability Management and Market Risk."

As economic conditions deteriorate, particularly in our market area in southwest Michigan, our results of operations and financial condition are adversely impacted as borrowers' ability to repay loans declines and the value of the collateral securing our loans decreases.

Our financial results may be adversely affected by changes in prevailing economic conditions, including decreases in real estate values, changes in interest rates that cause a decrease in interest rate spreads, adverse employment conditions, the monetary and fiscal policies of the federal government and other significant external events. Most of our loans are to individuals and businesses located in Barry County, Michigan and the surrounding counties between Battle Creek, Grand Rapids, Kalamazoo and Lansing, Michigan. Any decline in the economy in this area could have an adverse impact on our earnings. Decreases in local real estate values could affect the value of our real estate collateral adversely. Downturns in the local economy also may have a negative effect on the ability of our borrowers to make timely repayments of their loans, which would have an adverse impact on our earnings.

During the last quarter, total employment decreased 0.2% in the six metropolitan areas in west Michigan as a result of the loss of more than 1,800 jobs across a wide range of sectors. However, the region's unemployment rate remained at 5.6%. Economic indicators suggest that employment conditions may remain soft during the coming months, particularly due to issues in the domestic auto industry. The future prospects for Grand Rapids, Kalamazoo and Barry County are more positive than for the state of Michigan overall. Recent reported business trends suggest that the Grand Rapids area's economic activity is steady and the Kalamazoo area's growth is stable and steady. However, consumers in both areas remain uncertain about the economy and their financial wellbeing, which has resulted in a significant slowdown in the residential real estate sales and consumer spending in 2005 and 2006 to date, which has a negative impact on our operations.

Strong competition within our market area may limit our growth and profitability.

Competition in the banking and financial services industry is intense. In our market area, we compete with commercial banks, savings institutions, mortgage brokerage firms, credit unions, finance companies, mutual funds, insurance companies, and brokerage and investment banking firms operating locally and elsewhere. Many of these competitors have substantially greater resources and lending limits

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than we do and may offer certain services that we do not or cannot provide. Our profitability depends upon our continued ability to successfully compete in our market.

We operate in a highly regulated environment, and we may be adversely affected by changes in laws and regulations and supervisory actions by our regulators.

MainStreet Savings Bank and MainStreet Financial Corporation are subject to extensive regulation, supervision and examination by the OTS. This regulation and supervision governs the activities in which an institution and its holding company may engage and are intended primarily for the protection of the insurance fund and depositors. Regulatory authorities have extensive discretion in their supervisory and enforcement activities, including the imposition of restrictions on our operations, the classification of our assets and determination of the level of our allowance for loan losses. Any change in this regulation and oversight, whether in the form of regulatory policy, regulations, legislation or supervisory action, may have a material impact on our operations.

Risks Related to this Offering

Our stock price may decline when trading commences.

We cannot guarantee that if you purchase shares in the offering you will be able to sell them at or above the $10.00 purchase price. After the shares of our common stock begin trading, the trading price of the common stock will be determined by the marketplace and will be influenced by many factors, including prevailing interest rates, investor perceptions and general industry, geopolitical and economic conditions. Publicly traded stocks, including the stock of financial institutions, recently have experienced substantial market price volatility. These market fluctuations might not be related to the operating performance of particular companies whose shares are traded.

There is expected to be a limited market for our common stock, which may lower our stock price.

We have never issued common stock to the public. Consequently, there is no established market for our common stock. While we expect our common stock to be traded on the OTC Bulletin Board, we do not expect that our shares of common stock will be regularly traded. If an active trading market for our stock does not develop, you may not be able to sell your shares when you desire and may not be able to sell them at a price equal to or above $10.00 per share. The sale of a large number of shares at one time could depress the market price per share. There also may be a wide spread between the bid and asked price for our common stock. When there is a wide spread between the bid and asked price, the price at which you may be able to sell our common stock may be significantly lower than the price at which you could buy it at that time.

MHC currently owns and must continue to own more than half of the stock of MainStreet Financial Corporation. This means that MHC will have enough votes to control what happens on most matters submitted to a vote of stockholders.

MHC is required by the regulations of the OTS to own more than half of the common stock of MainStreet Financial Corporation. We expect MHC will own approximately 53% of our shares immediately after the offering. The board of directors of MHC will have the power to direct the voting of this stock. Therefore, the board of MHC will control the results of most matters submitted to a vote of stockholders of MainStreet Financial Corporation. We cannot assure you that the votes cast by MHC will be in your personal best interests as a minority stockholder of MainStreet Financial Corporation. For more information regarding your lack of voting control over MainStreet Financial Corporation, see

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"MainStreet Financial Corporation, MHC" and "Restrictions on Acquisitions of MainStreet Financial Corporation and MainStreet Savings Bank."

After this offering, our compensation expenses will increase. Our return on equity also will be low compared to other companies. These factors could negatively impact the price of our stock.

The proceeds we will receive from the sale of our common stock will significantly increase our capital and it will take us time to fully deploy those proceeds in our business operations. Our compensation expense will increase because of the costs associated with the employee stock ownership plan. We estimate the increase in compensation expense to be approximately $22,000 annually for 10 years on an after-tax basis, based on the maximum of the valuation range. Expenses also are expected to increase as a result of the costs of being a public company. We expect our return on equity to be less than many of our regional and national peers. This low return on equity could hurt our stock price. We cannot guarantee when or if we will achieve returns on equity that are comparable to industry peers. For further information regarding pro forma income and expenses, see "Pro Forma Data."

We have broad discretion in using the proceeds of this offering. Our failure to use these proceeds effectively could reduce our profits. We intend to use these proceeds initially to repay $2 million in debt and to buy U.S. government and federal agency securities and mortgage-backed securities. This use of proceeds could increase the risk that changes in market interest rates will result in lower income.

The proceeds of the offering will be used initially to repay our $2 million bank loan, to the extent there are adequate proceeds. At the minimum and midpoint of the offering range $332,000 and $50,000 of the bank loan will not be paid off at closing. The remaining proceeds will be contributed to MainStreet Savings Bank. Initially, those funds will be used to purchase U.S. government and federal agency securities and mortgage-backed securities with interest rates that float with the general trends in the U.S. bond market. These rates could decrease, causing us to earn less on these assets in the future. Over time, we anticipate using these funds to originate loans in our market area and increase the size of our loan portfolio. We will have significant flexibility in determining the amount of net proceeds we apply to different uses and the timing of these applications of the proceeds. Our failure to deploy the net proceeds effectively could reduce our income.

The amount of common stock we will control, included the shares owned by MHC, our charter and bylaws, and state and federal statutory provisions could discourage hostile acquisitions of control.

MHC will own 53% of our outstanding common stock after the offering. Our board of directors and executive officers intend to purchase approximately 7.5% and 10.2% of the common stock sold in the offering at the maximum and minimum of the offering range, respectively. These purchases, together with the purchase of 8% of the shares by the employee stock ownership plan could result in inside ownership of MainStreet Financial Corporation in excess of 18.2% of the shares sold in the offering (or 15.5% of the total shares outstanding after the offering at the maximum of the valuation range). This share ownership, together with provisions in our charter and bylaws, will have the effect of discouraging attempts to acquire MainStreet Financial Corporation, pursue a proxy contest for control of MainStreet Financial Corporation, assume control of MainStreet Financial Corporation by a holder of a large block of common stock and remove MainStreet Financial Corporation's management, all of which certain stockholders might think are in their best interests. These provisions include, among other things:

  the staggered terms of the members of the board of directors;

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  a prohibition, through November 17, 2009, on any holder of common stock voting more than 10% of the outstanding common stock (excluding MainStreet Financial Corporation, MHC);

  restrictions on the acquisition of our equity securities without regulatory approval; and

  the authorization of 1,000,000 shares of serial preferred stock that could be issued without stockholder approval on terms or in circumstances that could deter a future takeover attempt.

OTS policy on remutualization transactions could prohibit acquisition of MainStreet Financial Corporation, which may adversely affect our stock price.

Current OTS regulations permit a mutual holding company to be acquired by a mutual institution in a remutualization transaction. The possibility of a remutualization transaction has on occasion resulted in a degree of takeover speculation for mutual holding companies that is reflected in the per share price of mutual holding companies' common stocks. However, the OTS has issued a policy statement indicating that it views remutualization transactions as raising significant issues concerning disparate treatment of minority stockholders and mutual members of the target entity and raising issues concerning the effect on the mutual members of the acquiring entity. Under certain circumstances, the OTS intends to give these issues special scrutiny and reject applications providing for the remutualization of a mutual holding company, unless the applicant can clearly demonstrate that the OTS's concerns are not warranted in that particular case. Should the OTS prohibit or otherwise restrict these transactions in the future, our stock price may be adversely affected.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS

^This Prospectus ^contains forward-looking statements, which can be identified by the use of words or phrases, "anticipate," "believes," "expects," "would be," "will allow," "intends to," "will likely result," "are expected to," "will continue," "is anticipated," "estimated," "projected," or similar expressions^. These statements are subject to risks and uncertainties, including but not limited to changes in economic conditions in MainStreet Financial Corporation's market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in MainStreet Financial Corporation's market area, changes in the position of banking regulators on the adequacy of our allowance for loan losses, and competition, all or some of which could cause actual results to differ materially from historical earnings and those presently anticipated or projected.

MainStreet Financial Corporation wishes to caution readers not to place undue reliance on any forward-looking statements, which speak only as of the date made, and advise readers that various factors, including regional and national economic conditions, substantial changes in levels of market interest rates, credit and other risks of lending and investing activities, accounting changes and competitive and regulatory factors, could affect MainStreet Financial Corporation's financial performance and could cause MainStreet Financial Corporation's actual results for future periods to differ materially from those anticipated or projected. Any of the forward-looking statements that we make in this Prospectus and in other public statements we make may turn out to be wrong due to inaccurate assumptions we might make because of theses factors or other factors that we cannot foresee.

MainStreet Financial Corporation does not undertake, and specifically disclaims any obligation, to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of those statements.

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RECENT DEVELOPMENTS

The selected financial condition and operating data presented below as of September 30, 2006 for the three and nine months ended September 30, 2006 and 2005 is unaudited. In the opinion of management, the unaudited selected data contains all adjustments (none of which are other than normal recurring entries) necessary for a fair presentation of the results of such periods. This information should be read in conjunction with the audited consolidated financial statements and notes of MainStreet Financial Corporation beginning on page F-1. The selected data as of and for the year ended December 31, 2005 is derived from those audited consolidated financial statements.

	September 30, 2006 (Unaudited)	December 31, 2005 (Audited)
	(In thousands)
Selected Balance Sheet Data:

Total assets	$114,909	$105,121
Loans, net	101,647	91,143
Securities available for sale, at fair value	2,139	2,275
Federal Home Loan Bank stock	1,671	1,725
Deposits	78,275	64,895
Federal Home Loan Bank advances	27,500	32,000
Other borrowings(1)	2,000	1,000
Equity	6,100	6,414

	For the three months ended September 30,		For the nine months ended September 30,
	2006	2005	2006	2005
	(In thousands)
Selected Operations Data:

Total interest income	$1,692	$1,347	$4,795	$3,800
Total interest expense	1,055	617	2,797	1,592
Net interest income	637	730	1,998	2,208
Provision for loan losses	30	17	117	76
Net interest income after provision for loan losses	607	713	1,881	2,132
Total non-interest income	46	84	274	310
Total non-interest expense	829	876	2,611	2,602
Income (loss) before taxes	(176)	(79)	(456)	(160)
Income tax expense (benefit)	(59)	(29)	(153)	(58)
Net income (loss)	$ (117)	$ (50)	$ (303)	$ (102)

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(1) Consists of a loan from a commercial bank.

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	At or For the Three Months Ended September 30,		At or For the Nine Months Ended September 30,
	2006	2005	2006	2005

Selected Financial Ratios and Other Data:

Performance ratios (1):
Return on average assets (ratio of net income to average total assets)	(0.41)%	(0.21)%	(0.36)%	(0.15)%
Return on equity (ratio of net income to average equity)	(7.60)%	(3.03)%	(6.46)%	(2.05)%
Interest rate spread information:
Average during period	2.23%	3.12%	2.42%	3.33%
Net interest margin (2)	2.42%	3.30%	2.60%	3.47%
Operating expense to average total assets	2.91%	3.60%	3.12%	3.70%
Average interest-earning assets to average
interest-bearing liabilities	104.73%	106.50%	104.86%	105.77%

Asset quality ratios:
Non-performing assets to total assets at end of period	1.00%	0.57%	1.00%	0.57%
Non-performing loans to total loans	0.83%	0.00%	0.83%	0.00%
Allowance for loan losses to non-performing loans	65.13%	0.00%	65.13%	0.00%
Allowance for loan losses to loans receivable, net	0.54%	0.50%	0.54%	0.50%

Capital ratios:
Equity to total assets at end of period	5.31%	6.66%	5.31%	6.66

Other data:
Number of full service offices	3	3	3	3
__________________

(1)   Performance ratios for three and nine month periods have been annualized.
(2)   Net interest income divided by average interest earning assets.

Regulatory Capital Ratios of MainStreet Savings Bank at September 30, 2006
	Actual		Minimum Capital Requirements		Minimum Required to Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Rate
	(Dollars in thousands)

Total Capital (to risk weighted assets)	$6,936	10.0%	$5,549	8.0%	$6,936	10.0%

Tier 1 Capital (to risk weighted assets)	$6,384	9.2%	$4,537	4.0%	$4,161	6.0%

Tier 1 (core) capital (to adjusted tangible assets)	$6,384	5.6%	$1,701	1.5%	$2,268	2.0%

Management's Discussion and Analysis of Recent Developments

Comparison of Financial Condition at September 30, 2006 and December 31, 2005

Our total assets increased by $9.8 million, or 9.3%, to $114.9 million at September 30, 2006, from $105.1 million at December 31, 2005. The increase was primarily a result of a $10.5 million, or 11.5%, increase in the loan portfolio to $101.6 million at September 30, 2006 from $91.1 million at December 31, 2005. This increase consisted of a 19.9% increase in one- to four-family residential mortgages, a 11.4% increase in commercial real estate and business loans and a 5.2% increase in consumer loans, which was offset partially by a 11.9% decrease in home equity lines of credit. This continued increase in the portfolio is attributable to our continuing effort to increase our return on earning assets.

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Total deposits increased by $13.4 million, or 20.6%, to $78.3 million, compared to $64.9 million at December 31, 2005. Time deposits or certificates increased $15.4 million, which included $17.1 million in wholesale or brokered deposits obtained during the nine months to fund loan growth and to pay off Federal Home Loan Bank advances. This increase was set off by a $2 million decrease in transaction and savings accounts during the nine months which was attributable to our customers reducing their bank account levels for spending needs and the increased competition for deposits in our market.

Federal Home Loan Bank advances decreased $4.5 million from $32.0 million at December 31, 2005 to $27.5 million at September 30, 2006, as the need to fund loan demand decreased and as we obtained lower cost savings deposits.

Stockholder's equity decreased $300,000 to $6.1 million at September 30, 2006, from $6.4 million at December 31, 2005. This decrease in equity was primarily due to a net loss of $303,000 for the nine months.

Comparison of Operating Results for the Three and Nine Months Ended September 30, 2006 and 2005

General. The net loss for the three months ended September 30, 2006 was $117,000, as compared to a net loss of $50,000 for the three months ended September 30, 2005. The net loss for the nine months ended September 30, 2006 was $303,000, as compared to a net loss of $102,000 for the same period in 2005. The net loss for the nine months reflects a $210,000 decrease in net interest income, a $36,000 decrease in non-interest income and a $9,000 increase in noninterest expense, which were partially offset by a $95,000 increase in the federal income tax benefit.

Interest Income. Interest income increased by $345,000, or 25.6%, to $1.7 million for the three-month period ended September 30, 2006, from $1.3 million for the same period in 2005. Interest income increased by $995,000 or 26.2%, to $4.8 million for the nine months ended September 30, 2006 from $3.8 million for the nine months ended September 30, 2005. The increase in interest income for both periods primarily related to an increase in market rates, an increase in commercial and consumer loans (generally with higher rates of interest) and the increased size of our total residential mortgage loan portfolio. The weighted average yield on loans increased from 6.08% for the quarter ended September 30, 2005 to 6.43% for the quarter ended September 30, 2006. The weighted average yield on loans increased from 6.05% for the nine months ended September 30, 2005 to 6.27% for the nine months ended September 30, 2006. The increase was caused when loans with lower rates matured with the proceeds being reinvested at current higher rates. We anticipate this trend to continue for the short term.

Interest Expense. Interest expense increased $438,000, or 71.0%, to $1.1 million for the quarter ended September 30, 2006 from $617,000 for the quarter ended September 30, 2005. Interest expense increased $1.2 million, or 75.0%, to $2.8 million for the nine months ended September 30, 2006 from $1.6 million for the nine months ended September 30, 2005. The increase for both periods was a result of an increase in the average balance of deposits and an increase in the average rate paid on both deposits and FHLB advances due to the rising interest rate environment and our increased reliance on wholesale and brokered deposits. The average cost of interest-bearing liabilities increased from 2.97% for the quarter ended September 30, 2005 to 4.19% for the quarter ended September 30, 2006. The average cost of interest-bearing liabilities increased from 2.65% for the nine-month period ended September 30, 2005 to 3.81% for the nine-month period ended September 30, 2006.

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Net Interest Income. Net interest income before provision for loan losses decreased by $93,000, or 12.7% for the three-month period ended September 30, 2006, to $637,000 compared to $730,000 for the same period in 2005. Net interest income before provision for loan losses decreased by $210,000, or 9.5%, for the nine-month period ended September 30, 2006, from $2.2 million to $2.0 million. The decrease in net interest income for both periods was due to an increase in the average balance of loans receivable, partially offset by a decrease in average loan yield, an increase in interest expense due to an increase in the average balance of deposits and FHLB advances and an increase in the average rate paid on interest-bearing liabilities. Our net interest margin was 2.60% for the nine months ended September 30, 2006, compared to 3.47% for the nine months ended September 30, 2005.

Provision for Loan Losses. We establish the provision for loan losses, which is charged to operations, at a level management believes will adjust the allowance for loan losses to reflect probable incurred credit losses in the loan portfolio. In evaluating the level of the allowance for loan losses, management considers the types of loans and the amount of loans in the loan portfolio, historical loss experience, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral, and prevailing economic conditions. Based on management's evaluation of these factors, provisions of $30,000 and $17,000 were made during the quarter ended September 30, 2006 and September 30, 2005, respectively, and provisions of $117,000 and $76,000 were made during the nine months ended September 30, 2006 and September 30, 2005, respectively. The increase in the provision for loan losses was primarily in response to increased delinquencies and to increased net charge offs during 2006 compared to 2005. During the nine months ended September 30, 2006, net charge offs were $41,000 compared to only $7,000 for the same period in 2005. The ratio of non-performing loans to total loans increased from 0.0% at September 30, 2005 to .09% at December 31, 2005 to .83% at September 30, 2006.

Non-Interest Income. Non-interest income decreased $38,000 or 45.2% to $46,000 for the three months ended September 30, 2006, compared to $84,000 for the same period in 2005, and $36,000 or 11.6% to $274,000 for the nine-month period ended September 30, 2006, compared to $310,000 for the nine-month period ended September 30, 2005. The noninterest income during the 2006 periods included lower fees and service charges, which was primarily due to lower loan fees, losses on repossessed assets and lower gains on sales of loans than in the 2005 periods, which was primarily due to our inability to make loans in our market at interest rates that would be attractive to purchasers in the secondary market.

Non-Interest Expense. Non-interest expense decreased $47,000 or 5.4%, from $876,000 for the three month period ended September 30, 2005 to $829,000 for the three months ended September 30, 2006, and was stable at $2.6 million for the nine-month periods ended September 30, 2005 and 2006.

Income Tax Benefit. Our income tax benefit increased to $153,000, or 33.6%, of our net loss before taxes for the nine months ended September 30, 2006 as compared to $58,000, or 36.3% of our net loss for the nine months ended September 30, 2005.

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SELECTED CONSOLIDATED FINANCIAL INFORMATION

The summary information presented below under "Selected Financial Condition Data" and "Selected Operations Data" for, and as of the end of, each of the years ended December 31, 2005, 2004 and 2003 is derived from our audited financial statements. MainStreet Financial Corporation was organized on November 17, 2004, so financial information for periods prior to the year ended December31, 2004, reflect MainStreet Savings Bank only. The unaudited financial statements as of June 30, 2006 and the six months ended June 30, 2006 and 2005 included herein reflect all normal recurring adjustments that are, in the opinion of management, necessary for a fair presentation of the results for the interim periods presented. The results of operations for the six months ended June 30, 2006 are not necessarily indicative of the results to be achieved for the remainder of 2006. The following information is only a summary and you should read it in conjunction with our financial statements and notes on page F-1.

	At June 30,	At December 31,
	2006	2005	2004	2003
	(In thousands)
Selected Balance Sheet Data
Total assets	$112,294	$105,121	$87,995	$88,101
Loans, net	98,079	91,143	73,080	68,523
Securities available for sale, at fair value:
U.S. government and federal agency	---	---	501	2,030
Corporate debt	---	---	---	255
Mortgage-backed, including mutual funds	2,170	2,275	2,690	4,767

Federal Home Loan Bank stock	1,725	1,725	1,402	1,340
Deposits	76,230	64,895	57,982	59,231
Federal Home Loan Bank advances	26,803	32,000	22,600	21,400
Other borrowings(1)	2,000	1,000	---	---
Equity	6,214	6,414	6,668	6,612

	For the six months ended June 30,		For the year ended December 31,
	2006	2005	2005	2004	2003
	(In thousands)
Selected Operations Data:
Total interest income	$3,104	$2,453	$5,211	$4,713	$4,980
Total interest expense	1,742	975	2,296	1,682	2,000
Net interest income	1,362	1,478	2,915	3,031	2,980
Provision for loan losses	87	60	102	9	51
Net interest income after provision for loan losses	1,275	1,418	2,813	3,022	2,929
Fees and service charges	194	167	350	347	376
Gain (loss) on sales of loans	22	37	64	101	271
Gain (loss) on sales of securities	---	---	---	(9)	23
Other non-interest income	12	22	52	37	29
Total non-interest income	228	226	466	476	699
Total non-interest expense	1,783	1,726	3,519	3,345	3,264
Income (loss) before taxes	(280)	(82)	(240)	153	364
Income tax expense (benefit)	(94)	(29)	(88)	51	124
Net income (loss)	$ (186)	$ (53)	$ (152)	$ (102)	$ 240
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(1)Consists of a loan from a commercial bank.

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	For the six months ended June 30,		For the year ended December 31,
	2006	2005	2005	2004	2003
Selected Financial Ratios and Other Data:

Performance ratios:(1)
Return on assets (ratio of net income to average total assets)	(0.34)%	(0.12)%	(0.16)%	0.12%	0.27%
Return on equity (ratio of net income to average equity)	(5.90)%	(1.60)%	(2.30)%	1.55%	3.67%

Interest rate spread information
Average during period	2.48%	3.41%	3.19%	3.72%	3.57%
Net interest margin(2)	2.69%	3.57%	3.35%	3.83%	3.68%
Non-interest income to operating revenue	14.34%	13.26%	13.78%	13.57%	19.00%
Operating expense to average total assets	3.23%	3.76%	3.67%	3.80%	3.63%
Average interest-earning assets to average interest-bearing liabilities	106.13%	106.52%	106.20%	105.35%	104.34%
Efficiency ratio(3)	112.14%	101.30%	104.08%	95.38%	88.72%

Asset quality ratios:
Non-performing assets to total assets at end of period	1.02%	0.66%	0.74%	0.74%	0.80%
Non-performing loans to total loans	0.34%	0.31%	0.09%	0.08%	0.12%
Allowance for loan losses to non- performing loans	171.12%	179.69%	602.53%	724.56%	481.25%
Allowance for loan losses to loans receivable, net	0.57%	^0.56%	0.52%	0.56%	0.56%
Net charge-offs to average loans outstanding	^---	0.02%	0.05%	(0.03)%	0.07%

Capital Ratios:
Equity to total assets at end of period	5.53%	6.85%	6.10%	7.58%	7.50%
Average equity to average assets	5.72%	7.22%	6.88%	7.47%	7.26%

Other data:
Number of full service offices	3	3	3	3	3
____________________
(1)Performance ratios for the six month periods ending June 30, 2006 and 2005 are annualized as appropriate.
(2)Net interest income divided by average interest earning assets.
(3)Total non-interest expense as a percentage of net interest income and total other non-interest income.

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MAINSTREET FINANCIAL CORPORATION, MHC

MHC is a federal mutual holding company that owns 100% of our shares and is expected to own approximately 53% of our shares after the offering. Under OTS regulations, MHC must own at least a majority of our outstanding shares in order to qualify as a mutual holding company. Persons with membership and liquidation rights in MHC are the depositors of MainStreet Savings Bank. Members of MHC have the authority to elect the board of directors of MHC.

MHC's principal assets are its 1,000 shares of MainStreet Financial Corporation common stock and $7,000 in cash and investment securities on an unconsolidated basis. MHC does not intend to conduct any business, except to own a majority of MainStreet Financial Corporation common stock, as required by applicable law and regulations, and invest any money it has. MHC is a mutual corporation chartered under federal law and regulated by the OTS. MHC is subject to the limitations and restrictions imposed on savings association holding companies by the Home Owners' Loan Act. See "How We Are Regulated -- MainStreet Financial Corporation and MHC."

The executive offices of MHC are located at 629 W. State Street, Hastings, Michigan 49058-1643, and its telephone number is (269) 945-9561.

MAINSTREET FINANCIAL CORPORATION

MainStreet Financial Corporation is incorporated under federal law to hold all of the stock of MainStreet Savings Bank. We are subject to regulation by the OTS as a savings association holding company. We have no significant assets other than all of the outstanding shares of common stock of MainStreet Savings Bank. At June 30, 2006, MainStreet Financial Corporation had $430,000 in cash on an unconsolidated basis and a $2 million loan from a commercial bank.

Some of the directors and executive officers of MainStreet Savings Bank serve as the directors and executive officers of MainStreet Financial Corporation. See "Management." We use the support staff of MainStreet Savings Bank from time to time, and we pay MainStreet Savings Bank for this expense. If we expand or change our business in the future, we may hire our own employees.

We intend to pay for our business activities, with our existing capital, the proceeds we keep from this offering, money earned from investing those proceeds and dividends we receive from MainStreet Savings Bank. See "Our Policy Regarding Dividends."

Our principal executive offices are located at 629 W. State Street, Hastings, Michigan 49058-1643 and our telephone number is (269) 945-9561.

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MAINSTREET SAVINGS BANK, FSB

MainStreet Savings Bank is a federally chartered savings bank with three full service banking offices. For more information regarding the business and operations of MainStreet Savings Bank, see "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business of MainStreet Financial Corporation."

MainStreet Savings Bank is examined and regulated by the OTS and is subject to oversight by the FDIC. MainStreet Savings Bank is a member of the Federal Home Loan Bank of Indianapolis, which is one of the 12 regional banks in the Federal Home Loan Bank System.

The executive offices of MainStreet Savings Bank are located at 629 W. State Street, Hastings, Michigan 49058-1643, and its telephone number is (269) 945-9561.

HOW WE INTEND TO USE THE PROCEEDS OF THE OFFERING

Although the actual net proceeds from the sale of the shares of common stock cannot be determined until the offering is completed, we presently anticipate that the net proceeds from the sale of the shares of common stock will be between $2.5 million and $3.7 million, and up to $4.3 million assuming an increase in the estimated value of the common stock sold in the offering by 15%. See "Pro Forma Data" and "The Stock Offering -- How We Determined Our Price and the Number of Shares to be Issued in the Stock Offering" as to the assumptions used to arrive at these amounts.

Immediately after the offering, MainStreet Financial Corporation intends to use the net proceeds received from the stock offering as follows:

	Minimum		Maximum		Maximum, as adjusted
	(Dollars in thousands)
Retained for our general corporate purposes	$ ---	---%	$ 232	6.3%	$ 556	12.9%
Repayment of bank loan(1)	1,268	50.0	1,600	43.7	1,600	37.1
Contributed to MainStreet Savings Bank	1,268	50.0	1,832	50.0	2,157	50.0
Net proceeds from Stock offering	$2,536	100.0%	$3,664	100.0%	$4,313	100.0%
________________________________________
(1)	MainStreet Financial Corporation has $400,000 to apply towards repayment of the bank loan. At the minimum of the range, $332,000 of the bank loan will not be repaid at the closing.

MainStreet Financial Corporation will retain 50% of the net proceeds of the offering. Those proceeds will be used to repay our outstanding $2 million bank loan, along with $400,000 we already have for that payment. At the minimum and mid-point of the range, we will not have adequate funds to repay the entire loan, and $332,000 and $50,000, respectively, of that loan will remain an outstanding debt of MainStreet Financial Corporation. That loan matures in June 2010, with a 2% prepayment penalty effective until June 2007, and an interest rate of 8.00% at June 30, 2006. The lender has agreed to waive the applicable prepayment penalty. We will contribute the remaining 50% of the net proceeds to MainStreet Savings Bank. The remaining net proceeds retained by MainStreet Financial Corporation, if any, initially may be used to invest in U.S. Government and federal agency securities of various maturities, mortgage-backed or other securities, deposits in either MainStreet Savings Bank or other financial institutions, or a combination thereof. The net proceeds from the offering also may be used for other business and investment purposes, including the payment of regular or special cash dividends or possible repurchases of common stock. We have no current intention to pay cash dividends, and we have committed not to take any action to further the payment of any return of capital on the common stock during the one-year period subsequent to completion of the offering. In addition, the OTS generally will

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not permit us to repurchase shares of common stock for one year after completion of this offering. Management may consider expanding or diversifying our activities, as opportunities become available.

If the employee stock ownership plan is not able to purchase 8% of our shares sold in this offering during the Stock Offering, it may purchase shares in the open market after the Stock Offering. If the purchase price of the common stock in the open market is higher than $10.00 per share, the amount of proceeds required to finance the employee stock ownership plan's purchases will increase, and our stockholder's equity will decrease.

Following the completion of the offering, to the extent permitted by the OTS, which generally prohibits repurchases for one year, and based upon then existing facts and circumstances, our board of directors may determine to repurchase shares of our common stock, subject to applicable state and federal laws and regulations. These facts and circumstances may include but not be limited to:

  market and economic factors, including the price at which the stock is trading in the market, the volume of trading, the attractiveness of other investment alternatives in terms of the rate of return and risk involved in the investment, the ability to increase the book value and/or earnings per share of the remaining outstanding shares and an improvement in our return on equity; and

  any other circumstances in which repurchases would be in the best interests of MainStreet Financial Corporation and our stockholders.

Any stock repurchases will be subject to the determination of our board of directors that MainStreet Savings Bank will be capitalized in excess of all applicable regulatory requirements after any such repurchases.

The portion of the net proceeds contributed by us to MainStreet Savings Bank will be added to MainStreet Savings Bank's general funds to be used for general corporate purposes, including increased lending activities, generally in the same types of loans we currently make with an emphasis on commercial lending. The amount of net proceeds received by MainStreet Savings Bank will further strengthen MainStreet Savings Bank's capital position, and, in particular, will increase our risked based capital ratio. After the offering, based upon the maximum of the estimated offering range, MainStreet Savings Bank's risk-based capital ratio will be approximately 12.27%. As a result, MainStreet Savings Bank will continue to be a well-capitalized institution under federal law. See "How We Are Regulated -- Regulatory Capital Requirements."

The net proceeds may vary because total expenses of the offering may be more or less than those estimated. The net proceeds also will vary if the number of shares to be issued in the offering is adjusted to reflect a change in the estimated pro forma market value of MainStreet Financial Corporation. Payments for shares made through withdrawals from existing deposit accounts at MainStreet Savings Bank will not result in the receipt of new funds for investment by MainStreet Savings Bank but will result in a reduction of MainStreet Savings Bank's interest expense and liabilities as funds are transferred from interest-bearing certificates or other deposit accounts.

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MARKET FOR THE COMMON STOCK

Because this is our first offering of shares in a public offering, there is no established market for our common stock. After we complete the offering, we anticipate that our common stock will be traded on the OTC Bulletin Board. In order to be eligible for trading on the OTC Bulletin Board, we must remain current in our periodic reporting with the SEC. Ryan Beck & Co. has advised us that it intends to register with the National Association of Securities Dealers, Inc. to be able to trade our common stock and to assist us in identifying other firms to do the same. This may include the solicitation of potential buyers and sellers in order to match buy and sell orders. Ryan Beck & Co. is under no obligation to act in this capacity.

The development of a public market having the desirable characteristics of depth, liquidity and orderliness depends on the existence of willing buyers and sellers, the presence of which is not within our control or the control of any market maker. Accordingly, the number of active buyers and sellers of our common stock at any particular time may be limited, and you could have difficulty selling your shares of common stock. We do not expect that an active and liquid trading market for our common stock will develop or, if developed, will be maintained. We cannot assure you that, if you purchase shares of common stock in the offering, you will be able to sell them at a price equal to or above $10.00 per share. Purchasers of the common stock in this offering should have a long-term investment intent and should recognize that there will be a limited trading market in the common stock. This may make it difficult to sell the common stock after the offering and may have an adverse effect on the price at which the common stock should be sold.

OUR POLICY REGARDING DIVIDENDS

In order to retain capital to support the continued growth of MainStreet Financial Corporation, our board of directors currently does not intend to pay cash dividends on its common stock. We may decide to pay dividends in the future. Any payment of dividends in the future will depend upon a number of factors, including capital requirements, MainStreet Financial Corporation's and MainStreet Savings Bank's financial condition and results of operations, tax considerations, statutory and regulatory limitations and general economic conditions.

If we pay dividends to our stockholders, we also will be required to pay dividends to MHC unless MHC elects to waive the receipt of dividends. We anticipate that MHC will waive any dividends paid by us. Any decision to waive dividends will be subject to regulatory approval of the OTS. Under applicable federal regulations, public stockholders would not be diluted for any dividends waived by MHC in the event MHC converts to stock form.

Our future payment of dividends will depend, in large part, upon receipt of dividends from MainStreet Savings Bank, because we initially will have no source of income other than dividends from MainStreet Savings Bank, earnings from the investment of existing capital and proceeds of this offering retained by us, and interest payments on our loan to the employee stock ownership plan. OTS regulations impose limitations on "capital distributions" by federal savings banks owned by savings association holding companies. See "How We Are Regulated - Limitations on Dividends and Other Capital Distributions."

Any payment of dividends by MainStreet Savings Bank to us that would be deemed to be drawn out of MainStreet Savings Bank's bad debt reserves would require a payment of taxes at the then-current tax rate by MainStreet Savings Bank on the amount of earnings deemed to be removed from the reserves for such distribution. MainStreet Savings Bank does not intend to make any distribution to us that would create such a federal tax liability. See "Taxation."

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No assurances can be given that any dividends will be paid or that, if paid, will not be reduced or eliminated in future periods. If MHC does not waive the receipt of any dividends we pay, the amount of dividends payable by us to public stockholders may be reduced. Special cash dividends, stock dividends or returns of capital may be paid in addition to, or in lieu of, regular cash dividends, to the extent permitted by OTS policy and regulations. We have no intention to initiate any action that leads to a return of capital (as distinguished from a dividend) to stockholders. We intend to file consolidated tax returns with MainStreet Savings Bank in the future. Accordingly, it is anticipated that any cash distributions we make to our stockholders would be treated as cash dividends and not as a non-taxable return of capital for federal and state tax purposes.

PRO FORMA DATA

The actual net proceeds from the sale of the common stock cannot be determined until the Stock Offering is completed. However, investable net proceeds are currently estimated to be between $1.3 million and $2.1 million (or $2.7 million in the event the estimated offering range is increased by 15%) based upon the following assumptions:

  all shares of common stock will be sold through non-transferable rights to subscribe for the common stock, in order of priority, to Eligible Account Holders, the employee stock ownership plan, Supplemental Eligible Account Holders and Other Members in the subscription offering;

  one-half of the net proceeds will be contributed to MainStreet Savings Bank and the remaining net proceeds will be applied to reduce or pay off the third party bank loan, along with $400,000 in cash currently held by us;

  our employee stock ownership plan will purchase 8% of the shares of common stock sold in the offering with the proceeds of a 10-year loan from a third party bank;

  Ryan Beck & Co. will receive a success fee of $185,000 for its advisory and marketing services and expenses, including legal fees; and

  total expenses, excluding the success fee paid to Ryan Beck & Co., will be $475,000, although actual expenses may vary from this estimate.

We have prepared the following tables, which set forth our historical net income and stockholders' equity prior to the offering and our pro forma consolidated net income and stockholders' equity following the offering. In preparing these tables, and in calculating pro forma data, we have made the following assumptions:

  Pro forma earnings have been calculated assuming the stock had been sold at the beginning of the period and the net proceeds had been invested at a before-tax average yield of 5.21% for the six months ended June 30, 2006 and 4.38% for the year ended December 31, 2005, which approximates the yield on a one-year U.S. Treasury bill on June 30, 2006 and December 31, 2005. An effective tax rate of 34% is utilized for both periods, resulting in net after-tax yields of 3.44% and 2.89%, respectively. The yield on a one-year U.S. Treasury bill, rather than an arithmetic average of the average yield on interest-earning assets and the average rate paid on deposits, has been used to estimate income on net proceeds because it is believed that the one-year U.S. Treasury bill rate is a more accurate estimate of the rate that would be obtained on an investment of net proceeds from the offering.

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  We did not include any withdrawals from deposit accounts to purchase shares in the offering.

  Historical and pro forma per share amounts have been calculated by dividing historical and pro forma amounts by the indicated number of shares of stock, as adjusted in the pro forma net earnings per share to give effect to the purchase of shares by the employee stock ownership plan.
  Pro forma stockholders' equity amounts have been calculated as if the stock had been sold on June 30, 2006 and December 31, 2005, respectively, and no effect has been given to the assumed earnings effect of the transactions.

The following pro forma data rely on the assumptions we outlined above, and these data do not represent the fair market value of the common stock, the current value of assets or liabilities, or the amount of money that would be distributed to stockholders if we liquidated MainStreet Financial Corporation. The pro forma information does not take into account our anticipated future expenses related to our growth strategy. The pro forma data do not predict how much we will earn in the future. You should not use the following information to predict future results of operations.

The following tables summarize historical data and pro forma data at or for the six months ended June 30, 2006 and at or for the year ended December 31, 2005 based on the assumptions set forth above and in the tables and should not be used as a basis for projections of market value of the stock following the offering. The pro forma stockholders' equity is not intended to represent the fair market value of the common stock and may be different than amounts that would be available for distribution to stockholders in the event of liquidation. Additionally, pro forma stockholders' equity does not give effect to the bad debt reserve or to intangibles in the event of a liquidation.

The following pro forma information may not be representative of the financial effects of the foregoing transactions at the dates on which such transactions actually occur. Pro forma stockholders' equity represents the difference between the stated amount of assets and liabilities of MainStreet Financial Corporation computed in accordance with accounting principles generally accepted for financial reporting in the United States of America. MainStreet Financial Corporation is offering its common stock on a best efforts basis and must sell a minimum of 319,600 shares to complete the offering.

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	At or for the Six Months Ended June 30, 2006
	319,600 Shares sold at $10.00 per share	376,000 Shares sold at $10.00 per share	432,400 Shares sold at $10.00 per share	497,260 Shares sold at $10.00 per share
	(Dollars in thousands)
Gross proceeds	$3,196	$3,760	$4,324	$4,973
Less expenses	(660)	(660)	(660)	(660)
Estimated net proceeds	2,536	3,100	3,664	4,313
Less pay off of bank loan	(1,268)	(1,550)	(1,600)	(1,600)
Estimated investable net proceeds	$1,268	$1,550	$2,064	$2,713

Net income (loss):
Historical	$(186)	$(186)	$(186)	$(186)
Reduction in interest on bank loan(1)	36	44	45	45
Pro forma income on net proceeds	22	27	36	47
Pro forma employee stock ownership plan adjustment ^(2)	(16)	(18)	(22)	(24)
Pro forma net income (loss)^(2)(3)	$(144)	$(133)	$(127)	$(118)

Per share net income (loss):
Historical	$(0.28)	$(0.24)	$(0.21)	$(0.18)
Reduction in interest on bank loan(1)	0.05	0.06	0.05	0.04
Pro forma income on net proceeds	0.03	0.03	0.04	0.05
Pro forma employee stock ownership plan adjustment	(0.02)	(0.02)	(0.02)	(0.02)
Pro forma net income (loss) per share ^(2)(3)	$(0.22)	$(0.17)	$(0.14)	$(0.11)

Offering price as a multiple of pro forma net income per share	NM	NM	NM	NM
Shares used in calculation of income per share(4)	655,077	770,672	886,273	1,019,214

Stockholders' equity:
Historical	$6,214	$6,214	$6,214	$6,214
Estimated net proceeds	2,536	3,100	3,664	4,313
Less: common stock acquired by the employee stock ownership plan^(2)	(256)	(301)	(346)	(398)
Pro forma stockholders' equity	8,494	9,013	9,532	10,129
Less: intangible assets	(1,103)	(1,103)	(1,103)	(1,103)
Pro forma tangible stockholders equity	$7,391	$7,910	$8,429	$9,026

Stockholders' equity per share:
Historical	$9.14	$7.77	$6.75	$5.87
Estimated net proceeds	3.73	3.88	3.98	4.08
Less: common stock acquired by the employee stock ownership plan^(2)	(0.38)	(0.38)	(0.38)	(0.38)
Pro forma stockholders' equity per share	12.49	11.27	10.35	9.57
Less: intangible assets per share	(1.62)	(1.38)	(1.19)	(1.04)
Pro forma tangible stockholders' equity per share	$10.87	$9.89	$9.16	$8.53

Offering price as a percentage of pro forma stockholders' equity per share	80.06%	88.73%	96.62%	104.49%
Offering price as a percentage of pro forma tangible stockholders' equity per share	92.00%	101.11%	109.17%	117.23%
Shares used in calculation of stockholders' equity per share^(4)	680,000	800,000	920,000	1,058,000
^

Footnotes on next page.

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(1)	Assumes a rate of 8.51% on the bank loans, based on 3% over the three-month LIBOR rate of 5.51% at June 30, 2006, tax effected at 34% tax rate.
(2)	Assumes that the employee stock ownership plan will purchase 8% of our shares sold in the offering. The plan will borrow funds from a third party bank to make that acquisition of shares. The stock acquired by the employee stock ownership plan is reflected as a reduction of stockholders' equity. MainStreet Savings Bank intends to make annual contributions to the plan in an amount at least equal to the principal and interest requirement of the loan. This table assumes a ten-year amortization period and a ten-year loan at a rate of 300 basis points over the three-month LIBOR. See "Management - Benefits -- Employee Stock Ownership Plan." The pro forma employee stock ownership adjustment reflects the amortization of the employee stock ownership loan and interest paid on the employee stock ownership loan from a third party. The amortization of the employee stock ownership loan includes a 10-year amortization period and a 34% tax rate assumption. The interest paid on the employee stock ownership loan is assumed to be the three-month LIBOR rate at June 30, 2006 (5.51%), plus a 3% margin, tax effected at a 34% tax rate. The pro forma net earnings assumes: (i) that MainStreet Savings Bank's contribution to the employee stock ownership plan for the principal portion of the debt service requirement for the six months ended June 30, 2006 was made at the end of the period; (ii) that 1,278, 1,504, 1,730 and 1,989 shares at the minimum, midpoint, maximum, and 15% above the maximum of the range, respectively, were committed to be released during the six months ended June 30, 2006, at an average fair value of $10.00 per share and were accounted for as a charge to expense in accordance with Statement of Position ("SOP") No. 93-6; (iii) that the interest on the loan to the employee stock ownership plan was $7,000, $8,000, $10,000 and $11,000 at the minimum, midpoint, maximum and 15% above the maximum of the range, respectively; and (iv) only the employee stock ownership plan shares committed to be released were considered outstanding for purposes of the net earnings per share calculations. All employee stock ownership plan shares were considered outstanding for purposes of the stockholders' equity per share calculations.
^(3)	Retained earnings will continue to be substantially restricted after the Stock Offering. See "Our Policy Regarding Dividends" and "How We Are Regulated - Limitations on Dividends and Other Capital Distributions."
^(4)	For purposes of calculating net income per share, only the employee stock ownership plan shares committed to be released under the plan were considered outstanding. In addition, the number of shares used in the calculation include the total shares outstanding following the offering, equal to 680,000, 800,000, 920,000 and 1,058,000 at the minimum, midpoint, maximum and 15% above the maximum of the range, respectively, less the unallocated shares owned by the employee stock ownership plan. For the six months ended June 30, 2006, allocated employee stock ownership plan shares equaled 1,278, 1,504, 1,730, and 1,989 shares at the minimum, midpoint, maximum and 15% above the maximum of the range, respectively. We utilized the average number of employee stock ownership plan shares to be allocated over the time period. For purposes of calculating ^stockholder's equity per share, all employee stock ownership plan shares were considered to be outstanding. We have also assumed that the trading price of MainStreet Financial Corporation common stock at the end of the period was $10.00 per share. Under this assumption, using the treasury stock method, no additional shares of stock were considered to be outstanding for purposes of calculating earnings per share or stockholders' equity per share.

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	At or for the Year Ended December 31, 2005
	319,600 Shares sold at $10.00 per share	376,000 Shares sold at $10.00 per share	432,400 Shares sold at $10.00 per share	497,260 Shares sold at $10.00 per share
	(Dollars in thousands)
Gross proceeds	$3,196	$3,760	$4,324	$4,973
Less expenses	(660)	(660)	(660)	(660)
Estimated net proceeds	2,536	3,100	3,664	4,313
Less pay off of bank loan	(1,268)	(1,550)	(1,600)	(1,600)
Estimated investable net proceeds	$1,268	$1,550	$2,064	$2,713

Net income (loss):
Historical	$(152)	$(152)	$(152)	$(152)
Reduction in interest on bank loan(1)	71	87	90	90
Pro forma income on net proceeds	37	45	60	78
Pro forma employee stock ownership plan adjustment^(2)	(31)	(37)	(42)	(48)
Pro forma net income (loss)(2)(3)	$(75)	$(57)	$(44)	$(32)

Per share net income (loss):
Historical	$(0.23)	$(0.20)	$(0.17)	$(0.15)
Reduction in interest on bank loan(1)	0.11	0.11	0.10	0.09
Pro forma income on net proceeds	0.06	0.06	0.07	0.08
Pro forma employee stock ownership plan adjustment	(0.05)	(0.05)	(0.05)	(0.05)
Pro forma net income (loss) per share(2)(3)	$(0.11)	$(0.08)	$(0.05)	$(0.03)

Offering price as a multiple of pro forma net income per share	NM	NM	NM	NM
Shares used in calculation of income per share(1)	655,710	771,424	887,138	1,020,209

Stockholders' equity:
Historical	$6,414	$6,414	$6,414	$6,414
Estimated net proceeds	2,536	3,100	3,664	4,313
Less: common stock acquired by the employee stock ownership plan(2)	(256)	(301)	(346)	(398)
Pro forma stockholders' equity	8,694	9,213	9,732	10,329
Less: intangible assets	(1,189)	(1,189)	(1,189)	(1,189)
Pro forma tangible stockholders equity	$7,505	$8,023	$8,542	$9,140

Stockholders' equity per share:
Historical	$9.43	$8.02	$6.97	$6.06
Estimated net proceeds	3.73	3.88	3.98	4.08
Less: common stock acquired by the employee stock ownership plan(2)	(0.38)	(0.38)	(0.38)	(0.38)
Pro forma stockholders' equity per share	12.78	11.52	10.57	9.76
Less: intangible assets per share	(1.74)	(1.49)	(1.28)	(1.12)
Pro forma tangible stockholders' equity per share	$10.04	$10.03	$9.29	$8.64

Offering price as a percentage of pro forma stockholders' equity per share	78.25%	86.81%	94.61%	102.46%
Offering price as a percentage of pro forma tangible stockholders' equity per share	90.58%	99.70%	107.64%	115.74%
Shares used in calculation of stockholders' equity per share(4)	680,000	800,000	920,000	1,058,000
^

Footnotes on next page.

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(1)	Assumes a rate of 8.51% on the bank loan, based on 3% over the three-month LIBOR rate of 5.51% at June 30, 2006, tax effected at 34% tax rate.
(2)	Assumes that the employee stock ownership plan will purchase 8% of our shares sold in the offering. The plan will borrow funds from a third party bank to make that acquisition of shares. The stock acquired by the employee stock ownership plan is reflected as a reduction of stockholders' equity. MainStreet Savings Bank intends to make annual contributions to the plan in an amount at least equal to the principal and interest requirement of the loan. This table assumes a ten-year amortization period and a ten-year loan at a rate of 300 basis points over the three-month LIBOR. See "Management - Benefits -- Employee Stock Ownership Plan." The pro forma employee stock ownership adjustment reflects the amortization of the employee stock ownership loan and interest paid on the employee stock ownership loan from a third party. The amortization of the employee stock ownership loan includes a 10-year amortization period and a 34% tax rate assumption. The interest paid on the employee stck ownership loan is assumed to be the three month LIBOR rate at June 30, 2006 (5.51%), plus a 3% margin, tax effected at a 34% tax rate. The pro forma net earnings assumes: (i) that MainStreet Savings Bank's contribution to the employee stock ownership plan for the principal portion of the debt service requirement for the year ended December 31, 2005 was made at the end of the period; (ii) that 2,557, 3,008, 3,459 and 3,978 shares at the minimum, midpoint, maximum, and 15% above the maximum of the range, respectively, were committed to be released during the year ended December 31, 2005, at an average fair value of $10.00 per share and were accounted for as a charge to expense in accordance with Statement of Position ("SOP") No. 93-6; (iii) that the interest on the loan to the employee stock ownership plan was $14,000, $17,000, $19,000 and $22,000 at the minimum, midpoint, maximum and 15% above the maximum of the range, respectively; and (iv) only the employee stock ownership plan shares committed to be released were considered outstanding for purposes of the net earnings per share calculations. All employee stock ownership plan shares were considered outstanding for purposes of the stockholders' equity per share calculations.
(3)	Retained earnings will continue to be substantially restricted after the Stock Offering. See "Our Policy Regarding Dividends" and "How We Are Regulated - Limitations on Dividends and Other Capital Distributions."
(4)	For purposes of calculating net income per share, only the employee stock ownership plan shares committed to be released under the plan were considered outstanding. In addition, the number of shares used in the calculation include the total shares outstanding following the offering, equal to 680,000, 800,000, 920,000 and 1,058,000 at the minimum, midpoint, maximum and 15% above the maximum of the range, respectively, less the unallocated shares owned by the employee stock ownership plan. For the year ended December 31, 2005, allocated employee stock ownership plan shares equaled 2,557, 3,008, 3,459, and 3,978 shares at the minimum, midpoint, maximum and 15% above the maximum of the range, respectively. We utilized the average number of employee stock ownership plan shares to be allocated over the time period. For purposes of calculating stockholder's equity per share, all employee stock ownership plan shares were considered to be outstanding. We have also assumed that the trading price of MainStreet Financial Corporation common stock at the end of the period was $10.00 per share. Under this assumption, using the treasury stock method, no additional shares of stock were considered to be outstanding for purposes of calculating earnings per share or stockholders' equity per share.

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CAPITALIZATION

The following table presents the historical capitalization at June 30, 2006 and the pro forma consolidated capitalization of MainStreet Financial Corporation after giving effect to the offering, excluding assumed earnings on the net proceeds, based upon the sale of the number of shares shown below and the other assumptions set forth under "Pro Forma Data."

	Pro Forma Capitalization At June 30, 2006
	Actual at June 30, 2006	319,600 Shares (Minimum of Range)	376,000 Shares (Midpoint of Range)	432,400 Shares (Maximum of Range)	497,260 Shares(1) (Maximum of Range, as Adjusted)
	(Dollars in thousands)
Deposits(2)	$ 76,230	$ 76,230	$ 76,230	$ 76,230	$ 76,230
Borrowings	28,803	28,803	28,803	28,803	28,803
Total deposits and borrowings	$105,033	$105,033	$105,033	$105,033	$105,033
Stockholders' equity
Preferred stock, $0.01 par value, 1,000,000 shares authorized, none issued	$ ---	$ ---	$ ---	$ ---	$ ---
Common stock, $0.01 par value, ^9,000,000 shares authorized; shares to be issued as reflected	1	7	8	9	11
Additional paid-in capital	50	2,580	3,143	3,706	4,353
Retained earnings	6,179	6,179	6,179	6,179	6,179
Accumulated other comprehensive loss, net of tax	(16)	(16)	(16)	(16)	(16)
Less:
Common stock to be acquired by the employee stock ownership plan(3)	---	(256)	(301)	(346)	(398)
Total stockholders' equity	$6,214	$8,495	$9,013	$9,532	$10,129
^	^ ^	^ ^	^ ^	^ ^	^ ^
_______________________
(1)	As adjusted to give effect to an increase in the number of shares that could occur due to an increase in the estimated offering range of up to 15% to reflect changes in market and financial conditions following the commencement of the offering.
(2)	Does not reflect withdrawals from deposit accounts for the purchase of common stock in the offering. Any withdrawals would reduce pro forma deposits and assets by the amount of the withdrawals.
(3)	Assumes that 8% of the shares sold in the offering will be purchased by the employee stock ownership plan, which is reflected as a reduction from stockholders' equity. The employee stock ownership plan shares will be purchased with funds loaned to the employee stock ownership plan by a third party bank. See "Pro Forma Data" and "Management - Benefits -- Employee Stock Ownership Plan."

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WE EXCEED ALL REGULATORY CAPITAL REQUIREMENTS

The following table presents MainStreet Savings Bank historical and pro forma capital position and its capital requirements as of June 30, 2006. Pro forma capital levels assume receipt by MainStreet Savings Bank of 50% of the net proceeds of the offering. For a discussion of the assumptions underlying the pro forma capital calculations presented below, see "How We Intend to Use the Proceeds of the Stock Offering," "Capitalization" and "Pro Forma Data." The definitions of the terms used in the table are those provided in the capital regulations issued by the OTS. For a discussion of the capital standards applicable to MainStreet Savings Bank, see "Regulation - Regulatory Capital Requirements."

	Actual, at June 30, 2006		Minimum Offering		Midpoint Offering		Maximum Offering		Maximum, As Adjusted Offering(1)
	Amount	Percentage of Assets(2)	Amount	Percentage of Assets(2)	Amount	Percentage of Assets(2)	Amount	Percentage of Assets(2)	Amount	Percentage of Assets(2)
	(Dollars in thousands)
GAAP Capital(3)	$7,704	6.86%	$8,716	7.69%	$8,953	7.89%	$9,190	8.08%	$9,462	8.30%
Tangible Capital:
Actual or Pro Forma	$6,426	5.86%	$7,438	6.72%	$7,675	6.92%	$7,912	7.12%	$8,184	7.34%
Required	1,646	1.50	1,661	1.50	1,664	1.50	1,668	1.50	1,672	1.50
Excess	$4,780	4.36%	$5,777	5.22%	$6,011	5.42%	$6,244	5.62%	$6,512	5.84%

Core or Tier 1 Capital:
Actual or Pro Forma	$6,426	5.86%	$7,438	6.72%	$7,675	6.92%	$7,912	7.12%	$8,184	7.34%
Required(4)	4,389	4.00	4,429	4.00	4,439	4.00	4,448	4.00	4,459	4.00
Excess	$2,037	1.86%	$3,009	2.72%	$3,237	2.92%	$3,464	3.12%	$3,726	3.34%

Tier 1 Risk-Based Capital:
Actual or Pro Forma(5)(6)	$6,426	9.35%	$7,438	10.79%	$7,675	11.12%	$7,912	11.46%	$8,184	11.84%
Required(7)	4,125	6.00	4,138	6.00	4,140	6.00	4,143	6.00	4,147	6.00
Excess	$2,301	3.35%	$3,301	4.79%	$3,535	5.12%	$3,769	5.46%	$4,038	5.84%

Risk-Based Capital:
Actual or Pro Forma(5)(6)	$6,989	10.16%	$8,001	11.60%	$8,238	11.94%	$8,475	12.27%	$8,747	12.66%
Required(8)	5,501	8.00	5,517	8.00	5,521	8.00	5,524	8.00	5,529	8.00
Excess	$1,488	2.16%	$2,485	3.60%	$2,718	3.94%	$2,951	4.27%	$3,219	4.66%
Reconciliation of capital infused into MainStreet Savings Bank:
Net proceeds infused			$1,268		$1,550		$1,832		$2,157
Less common stock acquired by employee stock ownership plan			256		301		346		399
Pro forma increase in GAAP and regulatory capital			$1,012		$1,249		$1,486		$1,758
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Footnotes on next page.

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_________________________
(1)	As adjusted to give effect to an increase in the number of shares that could occur due to an increase in the offering range of up to 15% as a result of regulatory considerations or changes in market or general financial and economic conditions following the commencement of the offering.
(2)	Tangible and core capital levels are shown as a percentage of total adjusted assets. The risk-based capital level is shown as a percentage of risk-weighted assets.
(3)	GAAP capital includes a $16,000 unrealized ^ loss^ on available-for-sale securities, net,^ $1.1 million in intangibles and $191,000 in deferred tax assets, which are not included in regulatory capital.
(4)	^The current OTS core capital requirement for savings banks is 3% of total adjusted assets for thrifts that receive the highest supervisory rating for safety and soundness and 4% to 5% for all other thrifts. Our required level is 4%. The core capital requirement for a well-capitalized institution is 5%. See "Regulation - Regulatory Capital Requirements."
(5)	Assumes net proceeds are invested in assets that carry a 50% risk-weighing.
(6)	The difference between core capital and regulatory risk-based capital is attributable to $563,000 for the allowance for loan losses.
(7)	The Tier 1 risk-based capital requirement for a well-capitalized institution is 6% of risk-weighted assets. See "Regulation - Regulatory Capital Requirements."
(8)	The risk-based capital requirement for a well-capitalized institution is 10%.

In addition, the OTS has established capital categories that concern regulatory actions against federal savings banks that fail these regulatory capital requirements and to distinguish between compliant institutions that are considered adequately capitalized and well-capitalized institutions. See "How We Are Regulated -- Regulatory Capital Requirements." To be adequately capitalized, an institution must have 4% core capital, 4% Tier 1 risk-based capital and 8% risk-based capital. To be well-capitalized, an institution must have 5% core capital, 6% Tier 1 risk-based capital and 10% total risk-based capital. From 1998 to 2002, MainStreet Savings Bank was adequately capitalized, because its total risk-based capital ratio was below 10%. By selling loans and improving operations, we increased our total risk-based capital to at least 10.0% in 2003 and became well-capitalized. We obtained the bank loan to provide additional capital for MainStreet Savings Bank, so it would remain well-capitalized. As indicated in the table above, we will exceed the well-capitalized ratios by 3.0% to 5.2% as a result of the offering. However, prior to the closing of the offering, our total risk-based ratio may fall below 10%, and we will be adequately capitalized again. We could sell loans to avoid falling below 10%; however, we believe that would impact earnings negatively. We have a financial covenant under our bank loan agreement to remain well-capitalized on a quarterly basis, with a six-month cure period. If we become adequately capitalized during this offering, we will have six months to return to well-capitalized status or the lender may accelerate the loan. It also is an event of default if there is a 25% change in the ownership of our stock. We have asked our lender to provide us with a forbearance letter, which provides that, during this offering, the bank will not take any action for these events of default and that this offering is an exception to the 25% change in control provision.

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MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

The principal business of MainStreet Financial Corporation is operating our wholly owned subsidiary, MainStreet Savings Bank. MainStreet Savings Bank is a community oriented institution primarily engaged in attracting retail deposits from the general public and originating one- to four-family residential loans in its primary market area, including construction loans and home equity lines of credit. MainStreet Savings Bank also originates a limited amount of construction or development, consumer and commercial loans. We are committed to being an independent community-based savings institution.

Our results of operations depend primarily on our net interest income. Net interest income is the difference between the interest income we earn on our interest-earning assets, consisting primarily of loans and investment and mortgage-backed securities, and the interest we pay on our interest-bearing liabilities, consisting of savings and checking accounts, money market accounts, time deposits and borrowings. Our results of operations also are affected by our provisions for loan losses, non-interest income and non-interest expense. Historically, gains on the sale of loans also were a significant component of our non-interest income and profitability. As a result of the slower economy in southwest Michigan in 2005 and 2006, and higher interest rates generally, residential mortgage loan originations have decreased, and we have been unable to sustain the level of loans originated for sale in the secondary market. In addition, our business strategy includes retaining more loans in portfolio to increase net interest income over time, rather than selling loans for non-interest income. Non-interest income consists primarily of service charges on deposit accounts, loan fees, transaction fees and commissions from investment services. Non-interest expense consists primarily of salaries and employee benefits, occupancy, equipment and data processing, advertising and other costs. Our results of operations also may be affected significantly by general and local economic and competitive conditions, changes in market interest rates, governmental policies and actions of regulatory authorities.

Our net interest income may be affected by market interest rate changes. Increases in loan rates generally reduce loan demand. In addition, a portion of our loan portfolio is tied to the "prime" rate and adjusts immediately when this rate adjusts. Increases in short-term interest rates in 2005 and 2006 to date, as a result of increases in the Federal Funds rate by the Board of Governors of the Federal Reserve System, without a corresponding increase in long-term interest rates, have resulted and are expected to continue to result in an increase in interest expense and reduction in net interest income during the reminder of 2006. The effect of the flattening interest rate yield curve is expected to decrease our ability to invest the net proceeds of the offering and reinvest proceeds from loan and investment repayments at higher interest rates. Our cost of funds has increased faster than our yield on loans and investments, due to the longer-term nature of our interest-earning assets and the flat yield curve. As a result, our net interest margin has been decreasing. We have implemented strategic objectives to reduce this negative impact on our net interest margin and earnings. A majority of our fixed-rate one- to four-family residential mortgages in portfolio are five- to seven-year balloon loans with up to 30-year amortization schedules. As a result, approximately 20% of our residential mortgage loan portfolio matures and reprices annually. We only originate fixed-rate residential mortgages for sale under commitments to purchase in place prior to the origination of the mortgages. In 2003, 2004 and 2005, we have increased our emphasis on construction or development, consumer and commercial lending as well, because these loans generally have shorter terms and higher interest rates than mortgage loans. Loans for land development and speculative construction have been reduced in 2006 due to the depressed real estate market in southwest Michigan. To the extent we increase our investment in construction or development, consumer and commercial loans, which are considered to entail greater credit risks than one- to four-family residential loans, our provision for loan losses may increase^, which will cause a reduction in our income. We

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believe that we have the lending expertise to manage these more complex loans. These types of loans earn higher fees and yields and offer a greater opportunity for growth in our market. We beleive these benefits are an appropriate return for the potentially higher credit risk in these types of loans.

Evolution of Business Strategy

When the current President joined MainStreet Savings Bank in 2000, he had to address the continuing expenses of prior expansion efforts, including the amortization of intangibles from a 1998 branch acquisition and the depreciation expense from the new main office and high operating expenses. In addition, prior management had invested a substantial amount of assets in the securities portfolio, rather than make loans. Over the past six years, we have returned to a well-capitalized status, reduced our interest rate risk and credit risk and sought to improve earnings primarily through loan sales and increased loan originations. In 2005 and 2006, our earnings initiatives were impacted negatively by rising short-term interest rates, which significantly increased interest expense, and the slower economy in southwest Michigan, which significantly reduced loan demand. Our continued growth is limited by our current capital levels. The primary reason for this offering is to pay back outstanding debt and to increase our capital to enable us to take advantage of future loan demand and growth in our primary market area, particularly as Hastings and the surrounding areas become commuter areas for surrounding cities.

Our current business strategy is to operate a well-capitalized and profitable savings institution dedicated to serving the needs of our customers and local market. We strive to be one of the primary financial institutions in Barry county, which is reflected in our ranking as the leading residential mortgage originator in Hastings and one of the top four originators in Barry County. We also have the second largest deposit market share among banks and savings institutions in Barry County. We offer a broad range of products and services while stressing personalized and efficient customer service and convenient access to these products and services. We intend to continue to operate as a commercial and consumer lender. We have structured operations around a branch system that is staffed with knowledgeable and well-trained employees. Subject to capital requirements and our ability to grow in a reasonable and prudent manner, we may open additional branches as opportunities arise. In addition to our branch system, we continue to expand electronic services for our customers. We attempt to differentiate ourselves from our competitors by providing a higher level of customer service.

Our board of directors and senior management have implemented a strategic plan to increase our net interest margin, improve overall earnings and achieve better operational efficiencies. This strategy involves:

  continuing to provide quality personal service to our customers;

  growing and diversifying our loan portfolio;

  reducing our reliance on wholesale and brokered deposits and increasing our level of core deposits, including business accounts;

  maintaining a high level of asset quality and low interest rate risk.

  expanding our banking operations by hiring additional residential loan originators for the Caledonia, Kalamazoo and Middleville, Michigan markets and a commercial loan officer;

  increasing marketing efforts, particularly to reach out to underserved constituencies in our market area;

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  selectively emphasizing products and services to provide diversification of revenue sources and to capture our customer's full relationship through cross-selling our loan and deposit products and services to existing customers;
  decreasing operating expenses;

  seeking out alternative sources for residential loan sales and wholesale deposits; and

  borrowing from the Federal Home Loan Bank for interest rate risk management purposes.

We have achieved many of the goals of this strategy, but this has not produced the anticipated results, particularly with respect to earnings. Our loan portfolio growth has been limited by the weakening economy in southwest Michigan and our capital levels, and our net interest margins have been reduced by rising short-term interest rates without accompanying increases on long-term rates.

Critical Accounting Policies

We have established certain accounting and financial reporting policies to govern the application of accounting principles generally accepted in the United States of America in the preparation of our financial statements. Our significant accounting policies are described in the Notes to Consolidated Financial Statements. Certain accounting policies involve significant judgments and assumptions by management which have a material impact on the carrying value of certain assets and liabilities. The judgments and assumptions used by management are based on historical experience and other factors that are believed to be reasonable under the circumstances. Because of the nature of the judgments and assumptions made by management, actual results could differ from the judgments and estimates adopted by management, which could have a material impact on the carrying values of assets and liabilities and the results of our operations. We believe the following accounting policies applied by us represent critical accounting policies.

Allowance for Loan Losses. We believe the allowance for loan losses is a critical accounting policy that requires the most significant judgments and estimates used in the preparation of our consolidated financial statements. The allowance for loan losses represents management's estimate of loan losses in the loan portfolio. Calculation of the allowance for loan losses represents a critical accounting estimate due to the significant judgment, assumptions and estimates related to the amount and timing of estimated losses, consideration of current and historical trends and the amount and timing of cash flows related to impaired loans.

Management believes that the allowance for loan losses is maintained at a level that represents our best estimate of losses in the loan portfolio. While management uses available information to recognize losses on loans, future additions to the allowance for loan losses may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review our allowance for loan losses. These agencies may require us to recognize additions to the allowance for loan losses based on their judgments about information available to them at the time of their examination.

Management evaluates current information and events regarding a borrower's ability to repay its obligations and considers a loan to be impaired when the ultimate collectibility of amounts due, according to the contractual terms of the loan agreement, is in doubt. If the loan is collateral-dependent, the fair value of the collateral is used to determine the amount of impairment. Impairment losses are included in the allowance for loan losses through a charge to the provision for losses on loans.

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Subsequent recoveries are credited to the allowance for loan losses. Cash receipts for accruing loans are applied to principal and interest under the contractual terms of the loan agreement. Cash receipts on impaired loans for which the accrual of interest has been discontinued are applied first to principal and then to interest income.

Income Taxes. SFAS No. 109, "Accounting for Income Taxes," requires the asset and liability approach for financial accounting and reporting for deferred income taxes. We use the asset and liability method of accounting for deferred income taxes and provide deferred income taxes for all significant income tax temporary differences. A valuation allowance is established, if needed, to reduce deferred tax assets to the amount expected to be realized. Our deferred tax assets currently include the expected realizable value of accumulated net operating loss carryforwards. Based on the size of the carryforwards, the carryforward period and management's expectation that MainStreet Financial Corporation will be profitable in the future, management has concluded that no valuation allowance is currently appropriate. If we determine that it is more likely than not that these net deferred tax assets will not be realized, we will be required to establish valuation allowances for our net deferred tax assets, including unused net operating loss carryforwards that have been previously recognized. See Note 9 of the Notes to Consolidated Financial Statements for additional details.

As part of the process of preparing our consolidated financial statements we are required to estimate our income taxes in the jurisdiction in which we operate. This process involves estimating our actual current tax exposure together with assessing temporary differences resulting from differing treatment of items, such as depreciation and the provision for loan losses, for tax and financial reporting purposes. These differences result in deferred tax assets and liabilities that are included in our consolidated balance sheet.

Asset and Liability Management and Market Risk

Our Risk When Interest Rates Change. The rates of interest we earn on assets and pay on liabilities generally are established contractually for a period of time. Market rates change over time. Like other financial institutions, our results of operations are impacted by changes in interest rates and the interest rate sensitivity of our assets and liabilities. The risk associated with changes in interest rates and our ability to adapt to these changes is known as interest rate risk and is our most significant market risk.

How We Measure Our Risk of Interest Rate Changes. As part of our attempt to manage our exposure to changes in interest rates and comply with applicable regulations, we monitor our interest rate risk. In doing so, we analyze and manage assets and liabilities based on their interest rates and payment streams, timing of maturities, repricing opportunities, and sensitivity to actual or potential changes in market interest rates.

To manage the potential for adverse effects of material and prolonged increases in interest rates on our results of operations, we adopted asset and liability management policies to understand, measure, monitor, and control the risk. Despite our efforts to reduce the inherent interest rate risk in our portfolio, the flattening of the yield curve has reduced our net interest margin, eliminating our ability to generate net profits. These policies are designed to allow us to implement strategies to minimize the effects of interest rate changes to net income and capital position by properly matching the maturities and repricing terms of our interest-earning assets and interest-bearing liabilities. These policies are adopted by our board of directors and are implemented by our asset and liability management committee, which is comprised of senior management. The asset and liability management committee establishes guidelines for and monitors the volume and mix of assets and funding sources, taking into account relative costs and spreads, interest rate sensitivity and liquidity requirements. The objectives are to manage assets and funding sources to produce results that limit negative changes in net income and capital while supporting liquidity, capital adequacy, growth, risk and profitability goals. Senior managers oversee the process on a

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daily basis. The asset and liability management committee meets quarterly to review, among other things, economic conditions and interest rate outlook, current and projected needs and capital position, anticipated changes in the volume and mix of assets and liabilities, interest rate risk exposure, liquidity position and net portfolio present value. The committee also recommends strategy changes, as appropriate, based on its review. The committee is responsible for reviewing and reporting the effects of the policy implementations and strategies to the board of directors on a quarterly basis.

In order to manage our assets and liabilities and achieve the desired liquidity, credit quality, interest rate risk, profitability and capital targets, we have focused our strategies on:

  continuing to limit the percentage of long-term fixed-rate loans within our portfolio;

  originating a mix of variable-rate and shorter term fixed-rate loans;
  originating prime-based home equity lines of credit;

  continuing the origination of one- to four-family residential construction loans to prospective owners and developers;

  continuing the origination of consumer loans;

  continuing the origination of commercial loans;

  managing deposit relationships for stability and a lower cost of funds position; and

  using Federal Home Loan Bank advances to align maturities and repricing terms of funding sources with loans.

The asset and liability management committee regularly reviews interest rate risk by forecasting the impact of alternative interest rate environments on net income and the market value of portfolio equity. Market value of portfolio equity is a measurement of the value of the balance sheet at a fixed point in time. It is summarized as the fair value of assets less the fair value of liabilities. The committee reviews computations of the value of capital at current interest rates and alternative interest rates. The variance in the net portfolio value between current interest rate computations and alternative rate computations represents the potential impact on capital if rates were to change.

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As illustrated in the table below, which is based on the most recent information available from the OTS, MainStreet Savings Bank would benefit from a decrease in market rates of interest. Our net portfolio value, or NPV, would be negatively impacted by an increase in interest rates. An increase in rates would negatively impact our NPV as a result of deposit accounts and Federal Home Loan Bank borrowings repricing more rapidly than loans and securities due to the fixed rate nature of a large portion of our loan and security portfolios. As rates rise, the market value of fixed rate assets declines due to both the rate increases and slowing prepayments.

June 30, 2006
Change in Interest Rates in	Net Portfolio Value			NPV
Basis Points	Amount	$ Change	% Change	Ratio %
(Dollars in ^thousands)
+300bp	$3,917	$(4,085)	(51)%	3.67%
+200bp	5,405	(2,596)	(32)	4.98
+100bp	6,792	(1,209)	(15)	6.16
0bp	8,001	---	---	7.15
-100bp	8,833	831	10	7.79
-200bp	9,246	1,245	16	8.08

Certain assumptions are used to assess the interest rate risk of MainStreet Savings Bank. These assumptions relate to interest rates, loan prepayment rates, deposit decay rates and the market values of certain assets and liabilities. The assumptions used for loan repayment rates and deposit decay rates were obtained from the OTS based on June 2006 financial information. Although management finds the assumptions used to be reasonable, the interest rate sensitivity of MainStreet Savings Bank's assets and liabilities and the estimated effects of changes in interest rates on MainStreet Savings Bank's net interest income and market value of portfolio equity indicated in the above table could vary substantially if different assumptions were used or actual experience differs from such assumptions.

Comparison of Financial Condition at June 30, 2006 and December 31, 2005

General. Total assets increased by $7.2 million, or 6.9%, to $112.3 million at June 30, 2006 from $105.1 million at December 31, 2005. The increase was primarily a result of a $7.0 million increase in the loan portfolio, as further discussed below. The increase in total assets was funded by an increase in deposits of $11.3 million, which was offset by a net $4.2 million decrease in borrowings.

Loans. Our loan portfolio increased $7.0 million, or 7.7%, from $91.1 million at December 31, 2005 to $98.1 million at June 30, 2006. This increase consisted of an 11.1% increase in one- to four-family residential mortgages, a 12.8% increase in commercial real estate and business loans and a 2.6% increase in consumer loans, which was offset partially by a 17.0% decrease in home equity lines of credit. This continued increase in the portfolio is attributable to our continuing effort to increase our return on earning assets. The increase in capital from the bank loan supported increased growth, which was funded by our increase in deposits, including both local retail deposits and wholesale deposits.

Allowance for Loan Losses. The allowance for loan losses is maintained to cover losses that are probable and can be estimated on the date of the evaluation in accordance with U.S. generally accepted accounting principles. It is our estimate of probable incurred credit losses in our loan portfolio.

Our methodology for analyzing the allowance for loan losses consists of specific and general components. We stratify the loan portfolio into homogeneous groups of loans that possess similar loss-potential characteristics and apply an appropriate loss ratio to the homogeneous pools of loans to estimate

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the probable losses in the loan portfolio. The amount of loan losses in our consumer portfolio is estimated by using historical loss ratios for major loan collateral types adjusted for current factors. We use historical peer group averages for commercial loans, due to the less-seasoned nature of this portion of our loan portfolio. The historical loss experience is generally defined as an average percentage of net loan losses to loans outstanding. A separate valuation of known losses for individual classified large-balance, non-homogeneous loans is also conducted in accordance with Statement of Financial Accounting Standards ("SFAS") No. 114. The allowance for loan losses on individually analyzed loans includes commercial business loans and one- to four-family and commercial real estate loans, where management has concerns about the borrower's ability to repay. Loss estimates include the difference between the current fair value of the collateral and the loan amount due.

Our allowance for loan losses at June 30, 2006 was $563,000, or 0.57% of net loans, compared to $476,000, or 0.52% of net loans, at December 31, 2005. The increase in the allowance for loan losses was due to loan growth and in response to increases in loan delinquencies. The following table is an analysis of the activity in the allowance for loan losses for the periods shown.

	Six Months Ended June 30
	2006	2005
Balance at beginning of period	$476,000	$413,000
Provision charged to income	87,000	60,000
Recoveries	8,000	17,000
Charge-offs	(8,000)	(29,000)
Balance at end of period	$563,000	$461,000

Nonperforming loans increased from $79,000 at December 31, 2005 to $329,000 at June 30, 2006. Our overall nonperforming loans to total loans ratio increased from 0.09% at December 31, 2005 to 0.34% at June 30, 2006. Our loan delinquencies increased during the six months primarily as the result of more difficult economic conditions in our market area. One commercial loan relationship, which is one of our largest loans, is delinquent due to failed financial covenants. In addition, our troubled debt restructurings increased from $275,000 at December 31, 2005 to $372,000 at June 30, 2006. These restructurings were three loans secured by owner-occupied residences. However, we saw a decrease in net charge-offs during the six months. As we increase the number of our consumer loans and commercial business and real estate loans, it is anticipated that increases in delinquencies and net charge-offs could occur.

Securities. The securities portfolio decreased $105,000, or 4.6%, to $2.2 million at June 30, 2006 from $2.3 million at December 31, 2005, as a result of securities maturing. For liquidity management purposes, our entire securities portfolio is designated as available for sale, and we have substantially all of our securities investments in shorter-term instruments.

Deposits. Total deposits increased by $11.3 million, or 17.4%, to $76.2 million at June 30, 2006 from $64.9 million at December 31, 2005. Time deposits or certificates increased $12.6 million, demand deposits decreased $1.2 million and savings and money market accounts decreased $70,000 during the six months. The increase in deposits was attributable to the $13.0 million in wholesale or brokered deposits obtained during the six months to fund loan growth and to pay off Federal Home Loan Bank advances. The $1.3 million decrease in transaction and savings accounts is attributable to our customers reducing their bank account levels for spending needs and the increased competition for deposits in our market.

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Borrowings. Federal Home Loan Bank advances decreased $5.2 million, or 16.3%, to $26.8 million at June 30, 2006 from $32.0 million at December 31, 2005. In February 2006, we drew down another $1 million of our $2 million bank loan and contributed $500,000 to MainStreet Savings Bank. The interest rate on the loan at June 30, 2006 was 8.00%. We have incurred operating losses for the last six quarters, which is a violation of a financial covenant of the loan and an event of default. We have asked the lender not to take any action with respect to an event of default for operating losses during the offering. See "Business of MainStreet Financial Corporation - General."

Equity. Total equity decreased $200,000, or 3.1%, to $6.2 million at June 30, 2006 from $6.4 million at December 31, 2005. The decrease in equity was primarily due to a net loss of $186,000 for the six months.

Comparison of Financial Condition at December 31, 2005 and December 31, 2004

General. Total assets increased by $17.1 million, or 19.4%, to $105.1 million at December 31, 2005 from $88.0 million at December 31, 2004. The increase was primarily a result of an increase in loans of $18.0 million partially offset by a decrease in our securities portfolio of $916,000, as further discussed below. The increase in total assets was funded by an increase of $6.9 million in deposits, proceeds of our bank loan and additional Federal Home Loan Bank advances obtained in 2005.

Loans. Our loan portfolio increased $18.0 million, or 24.6%, from $73.1 million at December 31, 2004 to $91.1 million at December 31, 2005. This increase was funded by our successful efforts to increase deposits and a $9.4 million increase in Federal Home Loan Bank advances during the year. The increase in the loan portfolio consisted of a 15.5% increase in one- to four-family residential mortgages, a 39.6% increase in home equity lines of credit, a 57.6% increase in commercial real estate and business loans, an 82.3% increase in construction or development loans and a 19.6% increase in consumer loans. In 2002, we began to diversify the loan portfolio away from our previous reliance on longer term residential mortgage loans towards shorter term residential loans and construction or development, consumer and commercial business and real estate loans. See "- Evolution of Business Strategy." See "Business of MainStreet Savings Bank - Lending Activities" for a presentation of our loan portfolio composition.

Allowance for Loan Losses. Our allowance for loan losses at December 31, 2005 was $476,000 or 0.52% of loans, compared to $413,000 or 0.56% of loans at December 31, 2004. The increase in the allowance for loan losses was due primarily to the $93,000 increase in the provision for loan losses to respond to loan growth and increased net charge-offs in 2005. The following table is an analysis of the activity in the allowance for loan losses in 2005 and 2004.

	Year Ended December 31
	2005	2004
Balance at beginning of period	$413,000	$385,000
Provision charged to income	102,000	9,000
Recoveries	24,000	49,000
Charge-offs	(63,000)	(30,000)
Balance at end of period	$476,000	$413,000

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Nonperforming loans totaled approximately $79,000 and $57,000 at December 31, 2005 and 2004. Our loan quality was consistent over the two years, although we saw an increase in net charge-offs and delinquencies for consumer loans during 2005. Our overall delinquent loans for 60 days or more to total loans ratio decreased from 0.66% at December 31, 2004 to 0.48% as of December 31, 2005.

Securities. Our securities portfolio decreased $916,000 or 28.7% from $3.2 million at December 31, 2004 to $2.3 million at December 31, 2005. We reduced our investment portfolio through periodic paydowns or maturities, and not sales, to improve our return on assets and have funds available for loans.

Deposits. Total deposits increased by $6.9 million, or 11.9%, to $64.9 million at December 31, 2005 from $58.0 million at December 31, 2004. Non-interest bearing demand accounts increased by $1.2 million, or 21.0%, to $6.9 million at December 31, 2005, as a result of our marketing efforts to decrease our cost of deposits and increase business checking accounts. Interest-bearing time deposits and savings and money market accounts increased $5.7 million or 10.9% during 2005. This increase in interest-bearing deposits was primarily the result of our use of wholesale and brokered deposits to fund loan growth in 2005. These deposits totaled $11.7 million at December 31, 2005, and we had none at December 31, 2004. In addition, interest-bearing deposits increased as a result of organic growth within our existing branch infrastructure and expanded business banking efforts.

Borrowings. Federal Home Loan Bank advances increased $9.4 million or 41.6%, to $32.0 million at December 31, 2005 from $22.6 million at December 31, 2004. We have established borrowing agreements with the Federal Home Loan Bank of Indianapolis that are secured by real estate loans. These Federal Home Loan Bank advances, which are non-callable, serve as an asset/liability management tool to match longer term real estate loans. We also use a Federal Home Loan Bank line of credit when cash flows tend to fluctuate. We increased our outstanding Federal Home Loan Bank advances during 2005 to support our growth.

On June 15, 2005, MainStreet Financial Corporation obtained a $2 million loan from a commercial bank to be drawn as desired by us. The loan has a five-year term and requires quarterly interest-only payments during the five years. The interest rate, which adjusts monthly, is 300 basis points over the three-month LIBOR, which was a loan rate of 6.49% at origination of the loan and 7.08% at December 31, 2005. The loan has a 2% prepayment fee through June 30, 2007 and 1% thereafter. At origination, we drew down $1 million, of which $65,000 was for fees and a pledged deposit at the lender. The remaining $935,000 was used to contribute $848,000 to MainStreet Savings Bank as a capital contribution and to pay an $84,000 dividend to MHC. The loan agreement requires that we meet certain financial covenants quarterly (with a six-month cure period), including a return on assets greater than breakeven and a well-capitalized regulatory status, or we trigger an event of default that allows the lender to accelerate the loan. We have incurred a net loss each quarter since the origination of the loan. We have asked the lender not to take any action with respect to an event of default for operating losses during the offering.

Equity. Total equity decreased $254,000, or 3.8%, to $6.4 million at December 31, 2005 from $6.7 million at December 31, 2004. The decrease in equity was due to the net loss of $152,000 for the year, the payment of the dividend to MHC and an increase in accumulated other comprehensive loss resulting from a net decline in the fair value of our available-for-sale securities of $18,000, due to the increase in market rates of interest during 2005.

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Average Balances, Net Interest Income, Yields Earned and Rates Paid

The following table presents for the periods indicated the total dollar amount of interest income from average interest earning assets and the resultant yields, as well as the interest expense on average interest bearing liabilities, expressed both in dollars and rates. Also presented is the weighted average yield on interest-earning assets, rates paid on interest-bearing liabilities and the resultant spread at June 30, 2006. Income and yields on tax-exempt obligations have not been computed on a tax equivalent basis. All average balances are monthly average balances. Management does not believe that the use of monthly average balances rather than daily average balances has caused any material difference in the information presented. Non-accruing loans have been included in the table as loans carrying a zero yield.

	At June 30,	Six months ended June 30,
	2006	2006			2005
	Average Yield/ Cost	Average Outstanding Balance	Interest Earned/ Paid	Yield/ Rate	Average Outstanding Balance	Interest Earned/ Paid	Yield/ Rate
	(Dollars in thousands)
Interest-Earning Assets
Loans receivable(1)	6.38%	$96,828	$2,997	6.19%	$78,542	$2,367	6.03%
Deposits at other institutions	5.11	350	11	6.29	338	8	4.73
Mortgage-backed securities	6.05	2,230	56	5.02	2,508	47	3.75
Investment securities	---	---	---	---	83	2	4.82
Federal Home Loan Bank stock	4.50	1,725	40	4.64	1,419	29	4.09

Total interest-earning assets(1)	6.33	101,133	3,104	6.14	82,890	2,453	5.92

Interest-Bearing Liabilities
Savings deposits	0.46	8,815	20	0.45	9,960	22	0.44
Demand and NOW deposits	1.15	11,314	64	1.13	13,647	65	0.95
Certificate accounts	4.29	44,333	872	3.93	30,202	393	2.60
Federal Home Loan Bank advances	5.33	29,001	716	4.94	24,009	495	4.12
Bank loan	8.00	1,833	70	7.64	---	---	---

Total interest-bearing liabilities	3.98	95,296	1,742	3.66	77,818	975	2.51

Net interest income			$1,362			$1,478
Net interest rate spread	2.37%			2.48%			3.41%
Net earning assets		$5,837			$5,072
Net interest margin				2.69%			3.57%
Average interest-earning assets to average interest-bearing liabilities		106.13%			106.52%
____________________
(1)  Calculated net of deferred loan fees, loan discounts and loans in process.

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	Year ended December 31,
	2005			2004			2003
	Average Outstanding Balance	Interest Earned/ Paid	Yield/ Rate	Average Outstanding Balance	Interest Earned/ Paid	Yield/ Rate	Average Outstanding Balance	Interest Earned/ Paid	Yield/ Rate
	(Dollars in thousands)
Interest-Earning Assets
Loans receivable(1)	$82,814	$5,028	6.07%	$70,799	$4,470	6.31%	$68,976	$4,638	6.76%
Deposits at other institutions	201	17	8.46	2,596	32	1.23	4,184	44	1.05
Mortgage-backed securities	2,426	100	4.11	3,381	115	3.40	4,186	113	2.70
Investment securities	42	2	5.68	916	36	3.93	2,256	118	5.23
Federal Home Loan Bank stock	1,486	63	4.24	1,325	60	4.36	1,310	67	5.12

Total interest-earning assets(1)	86,969	5,210	5.99	79,067	4,713	5.96	80,912	4,980	6.18

Interest-Bearing Liabilities
Savings deposits	9,767	44	0.45	10,164	38	0.37	10,055	78	0.78
Demand and NOW deposits	12,857	136	0.85	12,945	104	0.80	12,535	144	1.15
Certificate accounts	31,514	925	3.13	30,440	760	2.50	33,030	963	2.92
Federal Home Loan Bank advances	27,171	1,156	4.25	21,500	780	3.63	21,925	815	3.72
Bank loan	583	34	5.91	---	---	---	---	---	---

Total interest-bearing liabilities	81,892	2,295	2.80	75,049	1,682	2.24	77,545	2,000	2.58
Net interest income		$2,915			$3,031			$2,980
Net interest rate spread			3.19%			3.72%			3.57%
Net earning assets	$5,077			$4,018			$3,367
Net interest margin			3.35%			3.83%			3.57%
Average interest-earning assets to average interest-bearing liabilities	106.20%			105.35%			104.34%
____________________
(1)  Calculated net of deferred loan fees, loan discounts and loans in process.

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Rate/Volume Analysis

The following schedule presents the dollar amount of changes in interest income and interest expense for major components of interest-earning assets and interest-bearing liabilities. It distinguishes between the changes related to outstanding balances and that due to the changes in interest rates. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (i) changes in volume (i.e., changes in volume multiplied by old rate) and (ii) changes in rate (i.e., changes in rate multiplied by old volume). For purposes of this table, changes attributable to both rate and volume, which cannot be segregated, have been allocated proportionately to the change due to volume and the change due to rate.

	Six months ended June 30,			Year ended December 31,
	2006 vs. 2005			2005 vs. 2004
	Increase (decrease) due to		Total increase	Increase (decrease) due to		Total increase
	Volume	Rate	(decrease)	Volume	Rate	(decrease)
Interest-earning assets:
Loans receivable	$564	$ 66	$630	$735	$ (177)	$558
Deposits at other institutions	---	3	3	(53)	38	(15)
Mortgage-backed securities	(6)	15	9	(36)	21	(15)
Investment securities	(2)	---	(2)	(40)	6	(34)
Federal Home Loan Bank stock	7	4	11	5	(2)	3

Total interest-earning assets	$563	$ 88	$651	$611	$(114)	497

Interest-bearing liabilities:
Savings deposits	$ (3)	$ 1	(2)	$ (2)	$ 8	6
Demand and NOW deposits	(12)	11	(1)	(1)	33	32
Certificate accounts	229	250	479	28	137	165
Federal Home Loan Bank advances	113	108	221	227	149	376
Bank loan	70	---	70	34	---	34

Total interest-bearing liabilities	$397	$370	767	$286	$327	613

Net interest income			$(116)			$(116)

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Comparison of Operating Results for the Six Months Ended June 30, 2006 and June 30, 2005

General. The net loss for the six months ended June 30, 2006 was $186,000 as compared to $53,000 for the six months ended June 30, 2005. The increased loss for the six months ended June 30, 2006 was a result of a $116,000 decrease in net interest income and a $56,000 increase in noninterest expense, which were partially offset by a $65,000 increase in the federal income tax benefit.

Interest Income. Interest income increased by $650,000 or 26.5%, to $3.1 million for the six months ended June 30, 2006 from $2.5 million for the six months ended June 30, 2005. The increase in interest income was primarily related to an increase in market rates, an increase in commercial and consumer loans (which generally earn higher rates of interest) and the increased size of our total residential mortgage loan portfolio.

The weighted average yield on loans increased from 6.03% for the six months ended June 30, 2005 to 6.19% for the six months ended June 30, 2006. The increase was caused when loans with lower rates matured with the proceeds being reinvested at current higher rates. We anticipate this trend to continue for the shorter term. We expect the flattened yield curve to normalize thereafter, which could result in either a reduction of short-term rates, which will not significantly impact interest income, or higher long-term rates, which will continue this trend. Our interest income should increase as we continue to emphasize commercial and consumer loans. No assurance can be given that the flat yield curve will not continue.

Interest Expense. Interest expense increased $767,000, or 78.7%, to $1.7 million for the six months ended June 30, 2006 from $975,000 for the six months ended June 30, 2005. The increase in interest expense was primarily due to the rising interest rate environment and the repricing of deposit accounts, Federal Home Loan Bank advances and the bank loan to those higher interest rates and an increased reliance on higher cost wholesale and brokered deposits. In addition, the average balance of interest-bearing liabilities increased $17.5 million, or 22.5%, over this same period, primarily as wholesale and brokered certificate accounts and Federal Home Loan Bank advances increased to fund loan growth. In addition, we paid $70,000 in interest on the bank loan. Our weighted average cost of interest-bearing liabilities was 3.66% for the six months ended June 30, 2006, compared to 2.51% for the same time period in 2005.

Interest paid on deposits increased $476,000 or 99.2% to $956,000 at June 30, 2006. This reflects a relative decrease in lower cost demand accounts and an increase in higher cost wholesale and brokered deposits. Deposits in our local market have been inadequate to meet loan demand in the growing business economy in our market area.

Interest expense on Federal Home Loan Bank advances increased $221,000, or 44.6%, to $716,000 for the six months ended June 30, 2006 from $495,000 for the six months ended June 30, 2005. The increase resulted from increased rates on the repricing of our advances and an increase in the average balance of outstanding Federal Home Loan Bank advances of $5.0 million to $29.0 million for the six months ended June 30, 2006 from $24.0 million for the six months ended June 30, 2005. In addition, the weighted average rate of Federal Home Loan Bank advances increased from 4.12% in the 2005 period to 4.94% in the 2006 period.

If the flattened yield curve normalizes with a decrease in short-term rates, our interest expense should decrease. If it normalizes with higher long-term rates, our interest expense will not change significantly.

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Net Interest Income. Net interest income decreased $116,000 or 7.8%, to $1.4 million for the six months ended June 30, 2006 from $1.5 million for the six months ended June 30, 2005. The decrease in net interest income primarily resulted from an increase in the cost of funds, caused by the continued rising interest rate environment and decrease in lower cost transaction and savings accounts. Though we have relied increasingly on wholesale and brokered deposits, the rates on these accounts are lower than certificate of deposit rates in our local market. Our net interest margin was 2.69% for the six months ended June 30, 2006, compared to 3.57% for the six months ended June 30, 2005.

Provision for Loan Losses. We ^record provisions for loan losses, which are charged to earnings, ^sufficient to maintain the allowance for loan losses at the level required to ^provide for probable incurred credit losses in the loan portfolio. In evaluating the level of the allowance for loan losses, management considers historical loss experience, the types of loans and the amount of loans in the loan portfolio, adverse situations that may affect borrowers' ability to repay, estimated value of any underlying collateral, peer group data, prevailing economic conditions, and current factors. Large groups of smaller balance homogeneous loans, such as residential real estate, small commercial real estate, home equity and consumer loans, are evaluated in the aggregate using historical loss factors adjusted for current economic conditions and other relevant data. Larger non-homogeneous loans, such as commercial loans for which management has concerns about the borrowers' ability to repay, are evaluated individually, and specific loss allocations are provided for these loans when necessary.

Based on management's evaluation of ^the allowance, provisions of $87,000 and $60,000 were made during the six months ended June 30, 2006 and June 30, 2005, respectively. The increase in the provision for loan losses was primarily ^in response to increased delinquencies. ^Net charge-offs remained relatively low and stable during the six month periods. Total loans increased $6.9 million during 2006 compared to $9.1 million during the same period in 2005. However, the ratio of non-performing loans to total loans increased from ^0.09% at ^December 31, 2005 to 0.34% at June 30, 2006.

Noninterest Income. Noninterest income was virtually unchanged for the two periods, with $228,000 for the six months ended June 30, 2006 and $226,000 for the six months ended June 30, 2005. The noninterest income during the 2006 period included more fees and service charges and fewer gains on sales of loans than in the 2005 period, which was primarily due to our inability to make loans in our market at interest rates that would be attractive to purchasers in the secondary market.

Noninterest Expense. Noninterest expense increased $56,000, or 3.2%, to $1.8 million for the six months ended June 30, 2006 compared to $1.7 million for the six months ended June 30, 2005. Increases in expenses of $13,000 for premises and equipment, $47,000 for administrative and general expenses (primarily due to increases in the Michigan single business tax and in the cost of correspondent banking services and collection efforts), $8,000 for data processing services, and $15,000 for professional services were offset by decreases of $21,000 in salaries and employee benefits, $4,000 in intangibles amortization from a branch acquisition in 1998, $2,000 in regulatory assessments and $6,000 in marketing costs.

Income Tax Benefit. Our income tax benefit increased to $94,000, or 33.6%, of our net loss before taxes for the six months ended June 30, 2006 from $29,000, or 35.3% of income before taxes for the six months ended June 30, 2005. At June 30, 2006, we had approximately $600,000 in net operating loss carryforwards. We have recognized the expected future benefit of these carryforwards in current periods. See "- Critical Accounting Policies -- Income Taxes."

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Comparison of Operating Results for the Years Ended December 31, 2005 and December 31, 2004.

General. We incurred a loss for the year ended December 31, 2005 of $152,000, compared to net income of $102,000 for the year ended December 31, 2004, primarily due to the general interest rate environment. The net loss in 2005 resulted primarily from our interest expense increasing by 36.5%, as compared to only a 10.6% increase in interest income, a $93,000 increase in our provision for loan losses and an increase in our pension expense for the year. In addition, we sold fewer loans during 2005 because we were unable to originate loans in our market at rates that would be attractive to purchasers in the secondary market. As a result, our gain on sale of loans was lower in 2005 than in 2004.

Interest Income. Interest income increased by $498,000, or 10.5%, to $5.2 million for 2005 from $4.7 million for the year ended December 31, 2004. The primary reason for the increase in interest income was related to our larger loan portfolio, increased rates charged on commercial and consumer loans and increased market rates on new or repricing loans.

The weighted average yield on loans decreased from 6.31% for the year ended December 31, 2004 to 6.07% for the year ended December 31, 2005. The decrease was due to the average interest rate on new loans continuing to be lower than the average rate on the existing loan portfolio. Total average interest-earning assets increased $8.0 million from December 31, 2004 to December 31, 2005, due to increased loan demand, and the weighted average yield on interest-earning assets increased 3 basis points from 5.96% to 5.99% during the same period.

Interest Expense. Interest expense increased $614,000, or 36.5%, to $2.3 million for 2005 from $1.7 million for 2004. The increase in interest expense was primarily due to the rising interest rate environment during 2005 and the repricing of deposit accounts and Federal Home Loan Bank advances to those higher interest rates. Our weighted average cost of interest-bearing liabilities was 2.80% for 2005 compared to 2.24% for 2004. In addition, our average volume of interest-bearing liabilities increased by $6.8 million, or 9.1%, primarily due to a $5.8 million increase in average advances as Federal Home Loan Bank advances were utilized to fund loan growth.

Interest expense on Federal Home Loan Bank advances increased $376,000, or 48.2%, to $1.2 million for the year ended December 31, 2005 from $780,000 for the year ended December 31, 2004. The increase resulted from an increase in average Federal Home Loan Bank advances of $5.7 million to $27.2 million for the year ended December 31, 2005 from $21.5 million for the year ended December 31, 2004 and a 62 basis point increase in the cost of Federal Home Loan Bank advances, from 3.63% for 2004 to 4.25% for 2005.

Net Interest Income. Net interest income decreased $116,000, or 3.8%, to $2.9 million during the year ended December 31, 2005 from $3.0 million for the year ended December 31, 2004. The decrease in net interest income was primarily the result of the overall growth in our balance sheet and an increase in the cost of funds resulting from the continued rising interest rate environment. Our net interest margin was 3.35% for the year ended December 31, 2005 compared to 3.83% for the year ended December 31, 2004.

Provision for Loan Losses. Provisions of $102,000 and $9,000 were made during the year ended December 31, 2005 and the year ended December 31, 2004, respectively. The increase in the provision for loan losses during 2005 was primarily attributable to loan growth and changes in net charge-offs. During 2005, net loans increased $18.1 million compared to an increase of only $4.6 million in 2004. For the year ended December 31, 2005, the ratio of net charge-offs to average loans increased eight basis points to 0.05% from (0.03)% in 2004. The ratio of non-performing loans to total loans ^was stable at 0.08% in the year ended December 31, 2004 compared to 0.09% at December 31, 2005.

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Noninterest Income. Noninterest income declined $10,000, or 2.1%, to $466,000 for the year ended December 31, 2005 from $476,000 for the year ended December 31, 2004. This decrease in noninterest income was primarily due to lower gains on the sale of loans because in 2005 we were unable to originate loans in our market at rates attractive for sale in the secondary market and our desire to keep more loans in portfolio to improve net interest income over time.

Noninterest Expense. Noninterest expense increased $173,000, or 5.2%, to $3.5 million for the year ended December 31, 2005 compared to $3.3 million for the year ended December 31, 2004. The increase in noninterest expense was primarily due to a $49,000 increase in salaries and benefits driven by a $66,000 increase in pension expense), a $36,000 increase in expenses for premises and equipment, $131,000 increase in administrative and general expenses (primarily due to losses on the sale of repossed assets and increases in the Michigan single business tax) which was offset by a $14,000 decrease in data processing expenses and a $26,000 decrease in professional expenses, which were higher in 2004 because of our mutual holding company reorganization.

Income Tax Expense. We recorded an income tax benefit of $88,000 or 36.6% of our 2005 net loss before taxes, compared to an income tax expense of $51,000 or 33.3% of our net income before taxes in 2004.

Liquidity and Commitments

We are required to have enough cash and investments that qualify as liquid assets in order to maintain sufficient liquidity to ensure a safe and sound operation. Liquidity may increase or decrease depending upon the availability of funds and comparative yields on investments in relation to the return on loans. Historically, we have maintained liquid assets above levels believed to be adequate to meet the requirements of normal operations, including potential deposit outflows. Cash flow projections are regularly reviewed and updated to assure that adequate liquidity is maintained. The consolidated statements of cash flows included in our consolidated financial statements and notes beginning on page F-1 detail cash flows from operating, investing and financing activities.

We are in the process of offering for sale up to 432,400 shares of our common stock. If this offering is successfully completed, we plan to contribute $1.3 million to $1.8 million to MainStreet Savings Bank and retain $1.3 million to $1.8 million to use to repay our bank loan.

Management is not aware of any trends, events, or uncertainties that will have, or that are reasonably likely to have a material impact on liquidity. Further, management is not aware of any current recommendations by regulatory agencies which if they were to be implemented, would have such effect.

Our liquidity, represented by cash and cash equivalents, is a product of our operating, investing and financing activities. At June 30, 2006, MainStreet Financial Corporation had $6.1 million in cash and investment securities generally available for its cash needs. MainStreet Savings Bank's primary sources of funds are deposits (including wholesale and brokered deposits), amortization, prepayments and maturities of outstanding loans and mortgage-backed securities, maturities of investment securities and other short-term investments and funds provided by operations. While scheduled payments from the amortization of loans and maturing short-term investments are relatively predictable sources of funds, deposit flows and loan prepayments are greatly influenced by general interest rates, economic conditions and competition. In addition, MainStreet Savings Bank invests excess funds in short-term interest-earning assets, which provide liquidity to meet lending requirements. MainStreet Savings Bank also generates cash through borrowings, primarily from Federal Home Loan Bank advances, to leverage its capital base, provide funds for its lending and investment activities and enhance its interest rate risk management.

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Liquidity management is both a daily and long-term function of business management. Excess liquidity is generally invested in short-term investments, such as overnight deposits and federal funds. On a longer term basis, we maintain a strategy of investing in various lending products and investment securities, including mortgage-backed securities. MainStreet Savings Bank uses its sources of funds primarily to meet its ongoing commitments, pay maturing deposits, fund deposit withdrawals and to fund loan commitments. Certificates of deposit scheduled to mature in one year or less at June 30, 2006, totaled $40.5 million. It is management's policy to maintain deposit rates that are competitive with other local financial institutions. Based on this management strategy, we believe that a majority of maturing deposits will remain with MainStreet Savings Bank. In addition, MainStreet Savings Bank had the ability at June 30, 2006 to borrow an additional $4.9 million from the Federal Home Loan Bank of Indianapolis as a funding source to meet commitments and for liquidity purposes.

Off Balance Sheet Arrangements, Contractual Obligations and Commitments

In the normal course of operations, we engage in a variety of financial transactions that are not recorded in our financial statements. These transactions involve varying degrees of off-balance sheet credit, interest rate and liquidity risks. These transactions are used primarily to manage customers' requests for funding and take the form of loan commitments and lines of credit. See Note ^12 of the Notes to Consolidated Financial Statements. We have no plans to engage in hedging activities in the future. For the six months ended June 30, 2006 and the years ended December 31, 2005 and 2004, we engaged in no off-balance sheet transactions likely to have a material effect on our financial condition, results of operations or cash flows.

We also have contractual obligations to fund outstanding certificates of deposit at maturity, repay outstanding debt and make lease payments on our leased offices. The following table presents our longer term contractual obligations and commitments to extend credit to our borrowers, in aggregate and by payment due dates.

	June 30, 2006
	Less than One Year	One Through Three Years	Four Through Five Years	After Five Years	Total
	(In thousands)
Contractual obligations:
Certificates of deposit	$40,525	$ 9,054	$ 393	$ 18	$ 49,990
Federal Home Loan Bank advances	10,000	14,403	2,400	---	26,803
Operating leases (premises)	42	7	---	---	49
Bank loan	---	---	2,000	---	2,000
Total borrowings and operating leases	50,567	23,464	4,793	18	78,842

Off-balance sheet loan commitments:
Commitments to make loans	1,403	---	---	---	1,403
Undisbursed portion of loans Closed	2,685	---	---	---	2,685
Unused lines of credit	1,005	306	4	4,925	6,240
Total loan commitments	5,093	306	4	4,925	10,328

Total contractual obligations and loan commitments	$55,660	$23,770	$4,797	$4,943	$89,170

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Capital

MainStreet Savings Bank is subject to minimum capital requirements imposed by the OTS. Based on its capital levels at June 30, 2006, MainStreet Savings Bank exceeded these requirements as of that date and continue to exceed them as of the date of this prospectus. Our policy is for MainStreet Savings Bank to maintain a "well-capitalized" status under the capital categories of the OTS. As reflected below, MainStreet Savings Bank exceeded the minimum capital ratios to be considered well-

capitalized by the OTS based on its capital levels at June 30, 2006. The proceeds of the Stock Offering will enable MainStreet Savings Bank to maintain that status. However, prior to the closing of the offering, our risk-based capital ratio may decrease to below 10%, and we would be considered adequately capitalized. See "How We Are Regulated - Regulatory Capital Requirements," for the impact of that change in capital status. Failure to maintain well-capitalized status is an event of default under our bank loan; however, the bank has agreed to forbear from acting on that event of default during the offering. See "We Exceed Our Regulatory Capital Requirements" and "Business of MainStreet Financial Corporation - Borrowings."

	Actual		Required for Well-Capitalized Status		Excess
	Amount	Percent of Assets(1)	Amount	Percent of Assets(1)	Amount	Percent of Assets(1)
	(Dollars in thousands)
Tier 1 leverage (core) capital ratio	$6,426	5.86%	$5,486	5.00%	$940	0.86%
Tier 1 risk-based capital ratio	$6,426	9.35%	$4,125	6.00%	$2,301	3.35%
Total risk-based capital ratio	$6,989	10.16%	$6,876	10.00%	$113	0.16%
____________________
(1)	Ratio is a percent of adjusted total assets of $109.7 million for the Tier 1 leverage capital ratio and a percent of risk-weighted assets of $68.8 million for the Tier 1 and total risk-based capital ratios.

The capital raised in this offering, with net proceeds estimated to be between $2.6 million and $3.6 million, will significantly increase our regulatory capital levels and ratios. Based upon our existing capital, and the capital to be raised in this offering, we believe that we will have sufficient capital to carry out our proposed business plan for three years and to meet any applicable regulatory capital requirements during that period, assuming we can achieve our projected growth in loans and deposits.

Impact of Inflation

The consolidated financial statements presented herein have been prepared in accordance with accounting principles generally accepted in the United States of America. These principles require the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation.

Our primary assets and liabilities are monetary in nature. As a result, interest rates have a more significant impact on our performance than the effects of general levels of inflation. Interest rates, however, do not necessarily move in the same direction or with the same magnitude as the price of goods and services, since these prices are affected by inflation. In a period of rapidly rising interest rates, the liquidity and maturity structures of our assets and liabilities are critical to the maintenance of acceptable performance levels.

The principal effect of inflation, as distinct from levels of interest rates, on earnings is in the area of noninterest expense. Employee compensation, employee benefits and occupancy and equipment costs maybe subject to increases as a result of inflation. An additional effect of inflation is the possible increase in the dollar value of the collateral securing loans that we have made. We are unable to

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determine the extent, if any, to which properties securing our loans have appreciated in dollar value due to inflation.

Recent Accounting Pronouncements

The Financial Accounting Standard Board ("FASB") recently issued the following accounting standards related to the financial services industry:

In December 2004, the FASB issued SFAS No. 123R, Share-Based Payment, which replaces SFAS No. 123, Accounting for Stock-Based Compensation, and supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees. SFAS No. 123R requires that the cost of share-based payment transactions (including those with employees and nonemployees) be recognized in the financial statements. SFAS No. 123R applies to all share-based payment transactions in which an entity acquires goods or services by issuing (or offering to issue) its shares, share options, or other equity instruments (except for those held by an ESOP) or by incurring liabilities (1) in amounts based (even in part) on the price of the entity's shares or other equity instruments, or (2) that require (or may require) settlement by the issuance of an entity's shares or other equity instruments. We have no current plans to adopt SFAS No. 123R, because we have no current intention of providing the type of share-based compensation covered by the FASB statement.

In May 2005, the FASB issued SFAS No. 154, "Accounting Changes and Error Corrections - a replacement of APB Opinion No. 20 and SFAS No. 3." SFAS No. 154 requires changes in accounting principles to be retrospectively applied to the prior periods presented in the financial statements, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. SFAS No. 154 is effective for accounting changes and error corrections that are made in fiscal years beginning after December 15, 2005. We do not expect SFAS No. 154 to have a material impact on our financial position or results of operations.

In February 2006, the FASB issued SFAS No. 155, "Accounting for Certain Hybrid Financial Instruments - an amendment for FASB Statements No. 133 and 140." SFAS No. 155 amends FASB Statements No. 133, "Accounting for Derivative Instruments and Hedging Activities," and No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." SFAS No. 155 resolves issues addressed in Statement No. 133 Implementation Issue No. D1, "Application of Statement 133 to Beneficial Interests in Securitized Financial Assets." The Statement is effective for all financial instruments acquired or issued after the beginning of an entity's first fiscal year that begins after September 15, 2006. We do not expect SFAS No. 155 to have a material impact on our financial position or results of operation.

In March 2006, the FASB issued SFAS No. 156, "Accounting for Servicing of Financial Assets - an amendment of FASB Statement No. 140." SFAS No. 156 amends FASB Statement No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," with respect to the accounting for separately recognized servicing assets and servicing liabilities. Statement No. 156 is effective as of the beginning of an entity's first fiscal year that begins after September 15, 2006. We do not expect SFAS No. 156 to have a material impact on our financial position or results of operations.

In June 2006, the FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes -- an Interpretation of FASB Statement No. 109 (FIN 48), which clarifies the accounting for uncertainty in income taxes recognized in a company's financial statements in accordance with SFAS 109, Accounting for Income Taxes. FIN 48 prescribes a recognition and measurement threshold for a tax position taken or excpected to be taken in a tax return. FIN 48 also provides guidance on derecognition,

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classification, interest and penalties, accounting in interim periods, disclosure, and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company has not completed its evaluation of the impact of the adoption of FIN 48. ^

BUSINESS OF MAINSTREET FINANCIAL CORPORATION

General

Since being formed in November 2004, MainStreet Financial Corporation has not engaged in any business other than through MainStreet Savings Bank and the management of its cash and investment portfolio. MainStreet Financial Corporation neither owns nor leases any property, but we use the premises, equipment and furniture of MainStreet Savings Bank. We employ only persons who are executive officers of MainStreet Savings Bank as our executive officers, and we also use the support staff of MainStreet Savings Bank from time to time. We currently do not separately compensate any employees or directors. In the future, we may hire additional employees if we expand our business at the holding company level.

On June 15, 2005, MainStreet Financial Corporation obtained a $2 million loan from a commercial bank to be drawn down as desired by us. The purpose of this bank loan was to obtain funds to contribute to MainStreet Savings Bank to increase its capital level in order to support growth and increased consumer and commercial lending activities. The bank loan has a five-year term and requires quarterly interest-only payments during the five years. The interest rate, which adjusts monthly, is 300 basis points over the three-month LIBOR, which was a loan rate of 6.49% at origination of the loan and 8.00% at June 30, 2006. The loan has a 2% prepayment fee through June 30, 2007 and 1% thereafter. We have asked the lender to waive the pre-payment penalty for the payment on the loan at the closing of this offering. At origination, we drew down $1 million, of which $65,000 was for fees and a pledged deposit at the lender. The remaining $935,000 was used to contribute $848,000 to MainStreet Savings Bank as a capital contribution and to pay a $84,000 dividend to MHC. In June 2006, we drew down the additional $1 million, of which $500,000 was contributed to MainStreet Savings Bank. The loan agreement requires that we meet certain financial covenants quarterly (with a six-month cure period), including a return on assets greater than breakeven and a well-capitalized regulatory status, or trigger an event of default, which allows the lender to accelerate the loan. We have incurred a net loss each quarter since the origination of the loan. We may not retain well-capitalized status during the offering, though we would return to that status after receiving the proceeds of the offering. We have asked the lender to forbear from taking any action during the Stock Offering for an event of default as a result of operating losses or being adequately capitalized, rather than well-capitalized. It also is an event of default if there is

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a 25% or greater change in the ownership of our stock. The lender has agreed not to treat the change in ownership resulting from this offering as an event of default.

MainStreet Savings Bank was originally chartered in 1924 as Hastings Building and Loan Association by a group of Barry County businessmen who believed that a banking institution focused on mortgage lending would increase the number of homeowners in the community and therefore the stability, quality of life, growth and prosperity of our communities. While our name has changed, our market area has grown and our banking services have expanded significantly, we remain true to our community and family focus and continue to be an independent locally owned and managed bank. In November 2004, MainStreet Financial Corporation was formed as part of the reorganization of MainStreet Savings Bank into a federal stock savings bank in a two-tier mutual holding company structure.

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MainStreet Savings Bank is a community-oriented institution primarily engaged in the business of attracting retail deposits from the general public and originating loans secured by first mortgages on owner-occupied residences located primarily in its market area. The principal business of MainStreet Savings Bank consists of attracting retail deposits from the general public and investing those funds primarily in permanent loans secured by first mortgages on owner-occupied, one- to four-family residences, home equity lines of credit and construction and development loans on residential and commercial properties. We also invest in commercial business and commercial real estate loans and a variety of consumer loans. Our consumer loans consist primarily of auto and recreational vehicle loans. At June 30, 2006, approximately 75.8% of our loan portfolio consisted of residential mortgage loans and home equity lines of credit, 8.3% consisted of construction and development loans in residential and commercial properties, 6.1% consisted of consumer loans, 6.0% consisted of commercial real estate loans and 3.8% consisted of commercial business loans.

MainStreet Savings Bank offers a variety of deposit accounts having a wide range of interest rates and terms, which generally include savings accounts, money market deposit and term certificate accounts and checking accounts. We solicit deposits in our market areas and, to a lesser extent, from financial institutions nationwide, and we accept brokered deposits.

MainStreet Financial Corporation is registered with and regulated by the OTS. MainStreet Savings Bank is subject to extensive regulatory supervision and examination by the OTS and the FDIC, which administers the deposit insurance fund that insures its deposits. MainStreet Savings Bank is a member of, and owns capital stock in the Federal Home Loan Bank of Indianapolis, which is one of the twelve regional banks that comprise the Federal Home Loan Bank System.

Market Area

We are headquartered in Hastings, Michigan with two offices in Hastings and one in Lake Odessa, Michigan. Our primary market area is Barry County. Our Lake Odessa office is located in Ionia County, Michigan, and we also serve Kalamazoo, Eaton, Allegan, Kent, Calhoun and Van Buren counties in southwest Michigan. Our lending business outside of Barry County consists primarily of residential mortgages; however, we have some commercial real estate and commercial business loans in Kalamazoo. Substantially all other types of loan originations are in Barry County.

Barry County is centrally located between Battle Creek, Grand Rapids, Kalamazoo and Lansing, Michigan. Hastings and the surrounding area is becoming a commuter area for these cities, especially Grand Rapids, which is the second fastest growing metropolitan area in Michigan. As a result, Barry County is the only rural county in Michigan to experience growth over the past decade and is expected to experience continued growth.

The local economy historically has been rural; however, small industrial companies are an increasing contributor to the local economy. Median household income and per capita income for our market area are below the state and national averages, reflecting the rural nature of the market and limited availability of high paying white collar and technical jobs. The largest employer in our market area is Pennock Hospital.

During the last quarter, total employment decreased 0.2% in the six metropolitan areas in west Michigan as a result of the loss of more than 1,800 jobs across a wide range of sectors. However, the region's unemployment rate remained at 5.6%. Economic indicators suggest that employment conditions may remain soft during the coming months, particularly due to issues in the domestic auto industry. The future prospects for the Grand Rapids and Kalamazoo areas and Barry County are more positive than for the state of Michigan overall. Recent reported business trends report that the Grand Rapids area's

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economic activity is consistent, without growing or decreasing, and the Kalamazoo area's growth is stable and steady. However, consumers in both areas remain uncertain about the economy and their financial wellbeing, which has resulted in a significant slowdown in the residential real estate sales and consumer spending in 2005 and 2006 to date that has had a negative impact on our operations.

Competition

We face strong competition in originating real estate and other loans and in attracting deposits from seven other banks and several credit unions in our market area. Competition in originating real estate loans comes primarily from other savings institutions, commercial banks, credit unions and mortgage bankers. In 2005, 2004 and 2003, we were the largest originator of residential mortgage loans in Hastings, Michigan and one of the top four residential mortgage originators in Barry County, Michigan. We have the second largest deposit market share among banks and savings institutions in Barry County. Other savings institutions, commercial banks, credit unions and finance companies provide vigorous competition in consumer lending. Commercial business competition is primarily from local and regional commercial banks.

We attract our deposits through our branch office system and the internet. Competition for those deposits is principally from other savings institutions, commercial banks and credit unions located in the same community, as well as mutual funds and other alternative investments. We compete for these deposits by offering superior service and a variety of deposit accounts at competitive rates. Based on the most recent branch deposit data provided by the FDIC, MainStreet Savings Bank's share of deposits was 15.81%, and 1.5% in Barry and Ionia counties, respectively.

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Lending Activities

The following table presents information concerning the composition of our loan portfolio in dollar amounts and in percentages (before deductions for loans in process, deferred fees and discounts and allowances for losses) at the dates indicated.

	June 30,		December 31,
	2006		2005		2004		2003
	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Real estate loans:
One- to four-family	$71,416	70.48%	$64,298	68.39%	$55,656	73.68%	$53,477	75.94%
Home equity	5,350	5.28	6,442	6.85	4,613	6.11	3,724	5.29
Commercial(1)	6,080	6.00	8,825	9.39	5,599	7.41	5,313	7.54
Construction or development	8,387	8.28	8,382	8.92	4,598	6.09	3,325	4.72
Total real estate loans	91,233	90.04	87,947	93.55	70,466	93.29	65,839	93.50
Consumer loans:
Automobile	1,392	1.37	842	0.90	699	0.93	710	1.01
Recreational vehicles(2)	3,261	3.22	3,292	3.50	2,892	3.83	2,564	3.64
Unsecured	1,378	1.36	1,423	1.51	621.82		412	0.59
Other(3)	189	0.19	507	0.54	857	1.13	893	1.27
Total consumer loans	6,220	6.14	6,064	6.45	5,069	6.71	4,579	6.50
Commercial business loans:(1)	3,875	3.82	---	---	---	---	---	---
Total loans	101,328	100.00%	94,011	100.00%	75,535	100.00%	70,418	100.00%
Less:
Loans in process	2,685		2,399		2,069		1,555
Deferred fees and discounts	1		(7)		(27)		(44)
Allowance for losses	563		476		413		384
Total loans, net	$ 98,079		$ 91,143		$ 73,080		$ 68,523
____________________
(1) Prior to 2006, commercial business loans not secured by real estate were not separately recorded. They were included in commercial real estate loans.
(2) Includes loans secured by recreational vehicles and boats.
(3) Includes loans secured by deposits.

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The following table shows the composition of our loan portfolio in dollar amounts and in percentages (before deductions for loans in process, deferred fees and discounts and allowances for losses) at the dates indicated.

	June 30,		December 31,
	2006		2005		2004		2003
	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Fixed-rate loans:
Real estate loans:
One- to four-family	$ 70,714	69.79%	$63,578	67.63%	$54,887	72.66%	$52,399	74.41%
Commercial(1)	5,287	5.22	7,358	7.83	5,123	6.78	5,196	7.38
Construction or development	8,387	8.27	8,382	8.91	4,598	6.09	3,325	4.72
Total real estate loans	84,388	83.28	79,318	84.37	64,608	85.54	60,920	86.51
Consumer loans	6,052	5.98	5,818	6.19	4,813	6.37	4,385	6.23
Commercial business loans(1)	1,623	1.60	---	---	---	---	---	---
Total fixed-rate loans	92,063	90.86	85,136	90.56	69,421	91.91	65,305	92.74
Adjustable- rate loans:
Real estate loans:
One- to four-family	702	0.69	720	0.77	769	1.02	1,078	1.53
Home equity	5,350	5.28	6,442	6.85	4,613	6.10	3,724	5.29
Commercial(1)	793	0.78	1,467	1.56	476	0.63	117	0.17
Total real estate loans	6,845	6.75	8,629	9.18	5,858	7.76	4,919	6.99
Consumer loans	168	0.17	246	0.26	256	0.34	194	0.28
Commercial business loans(1)	2,252	2.22	---	---	---	---	---	---
Total adjustable-rate loans	9,265	9.14	8,875	9.44	6,114	8.09	5,113	7.26
Total loans	101,328	100.00%	94,011	100.00%	75,535	100.00%	70,418	100.00%
Less:
Loans in process	2,685		2,399		2,069		1,555
Deferred fees and discounts	1		(7)		(27)		(44)
Allowance for losses	563		476		413		384
Total loans, net	$ 98,079		$ 91,143		$ 73,080		$ 68,523
____________________
(1)Prior to 2006, commercial business loans not secured by real estate were not separately recorded. They were included in commercial real estate loans.

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The following schedule illustrates the contractual maturity of our loan portfolio at June 30, 2006. Mortgages that have adjustable or renegotiable interest rates are shown as maturing in the period during which the contract is due. The schedule does not reflect the effects of possible prepayments or enforcement of due-on-sale clauses.

	Real Estate Mortgages
	One- to four-family and Home Equity		Commercial		Construction or Development		Consumer		Commercial Business		Total
	Amount	Weighted Average Rate	Amount	Weighted Average Rate	Amount	Weighted Average Rate	Amount	Weighted Average Rate	Amount	Weighted Average Rate	Amount	Weighted Average Rate
	(Dollars in thousands)
Due during years ending June 30,(1)
Anytime(2)	$ 2,590	7.65%	$ ---	---%	$ ---	---%	$ ---	---%	$ ---	---%	$ 2,590	7.65%
2007	11,611	6.84	1,942	7.73	2,707	8.04	716	10.36	2,034	8.70	19,010	7.43
2008	7,503	6.11	397	6.39	---	---	894	7.76	483	7.76	9,277	6.37
2009	11,462	6.14	1,595	6.79	373	5.29	830	8.89	125	5.81	14,385	6.35
2010 to 2011	20,761	5.75	1,624	7.24	3,549	5.47	1,477	6.58	1,023	7.89	28,434	5.92
2012 to 2016	14,472	5.60	452	7.23	1,426	7.01	2,198	6.27	210	6.90	18,758	5.84
2017 to 2021	3,886	6.45	---	---	---	---	105	6.23	---	---	3,991	6.44
2022 and following	4,481	6.44	70	8.50	332	5.69	---	---	---	---	4,883	6.42
Total	$ 76,766	6.12%	$ 6,080	7.24%	$ 8,387	7.40%	$ 6,220	7.37%	$ 3,875	8.18%	$ 101,328	6.38%
____________________
(1)	The total amount of loans due after June 30, 2007, which have predetermined fixed interest rates is $76.5 million, while the total amount of loans due after such date, which have floating or adjustable interest rates is $3.3 million.
(2)	Includes demand loans, loans having no stated maturity and overdraft loans.

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Lending authority. Each senior officer, including the Senior Vice President of Lending and the President and Chief Executive Officer, may approve aggregate loans to one borrower or group of related borrowers up to $50,000 for consumer loans and up to $150,000 for all other types of loans. Two of those officers may approve loans up to $300,000, and three may approve loans up to $400,000. Loans over these amounts or outside our general underwriting guidelines must be approved by the board of directors.

At June 30, 2006, the maximum amount under federal law that we could have loaned to any one borrower and the borrower's related entities was $963,000. See "How We Are Regulated - MainStreet Savings Bank." Our five largest lending relationships are with commercial borrowers and residential developers and totaled $4.2 million in the aggregate, or 4.3% of our $98.1 total loan portfolio, at June 30, 2006. The largest relationship involves one of our directors and consists of $955,000 in loans on a new restaurant renovation and a residence, which were current at June 30, 2006. The next largest relationship at June 30, 2006 was $922,000 secured by a single-family residential development project, three loans for speculative construction of single-family dwellings, a truck loan and a line of credit, a portion of which was not current at June 30, 2006. The next three largest relationships at June 30, 2006 were $822,000 secured by a single-family residential construction project, $750,000 secured by an auto parts business inventory and residence and $745,000 secured by single-family residential construction projects. These three lending relationships were current at June 30, 2006. At June 30, 2006, we had 29 other lending relationships that exceeded $500,000. All of those lending relationships were current as of June 30, 2006.

One- to Four-Family Residential Real Estate Lending. We originate loans secured by first and second mortgages on owner-occupied, one- to four-family residences in our market area. Some of these loans are funded by us and retained in our portfolio, and others are originated and sold to an independent mortgage company with servicing released. See "- Loan Originations, Purchases, Sales, Repayments and Servicing." At June 30, 2006, one- to four-family residential mortgage loans totaled $71.4 million, or 70.5% of our gross loan portfolio. At June 30, 2006, we had $60.9 million in loans secured by owner-occupied one- to four-family residences and $10.5 million in loans secured by nonowner-occupied, one-to four-family residences, of which $70.7 million were fixed-rate loans and $700,000 were adjustable rate loans.

We generally underwrite our one- to four-family owner-occupied loans based on the applicant's employment and credit history and the appraised value of the subject property. Presently, we lend up to 103% of the lesser of the appraised value or purchase price for one- to four-family residential loans, although most of these loans have a loan-to-value ratio of 80%. For loans with a loan-to-value ratio in excess of 89%, we generally require private mortgage insurance in order to reduce our exposure. Properties securing our one- to four-family loans are appraised by independent fee appraisers approved by the board of directors or we utilize the value for tax assessment purposes. We require our borrowers to obtain title insurance and hazard insurance, and flood insurance if necessary.

We currently originate one- to four-family mortgage loans on either a fixed- or adjustable-rate basis, as consumer demand dictates. Our pricing strategy for mortgage loans includes setting interest rates that are competitive with other local financial institutions and consistent with our internal needs. Fixed-rate first mortgage loans have a five- to seven-year term, with a balloon payment and up to 30-year amortization. Fixed-rate second mortgages have similar terms with rates 100 to 150 basis points higher than first mortgages. Fixed-rate mortgage loans for longer terms are originated only for immediate sale under pre-existing commitments. Due to competition in our market, we are not offering adjustable rate mortgages. We only retain in our portfolio five- to seven-year balloon loans to ensure earlier repricing. When we have offered adjustable-rate loans, they were offered with annual repricing with a maximum annual rate change and maximum overall rate change. We used a variety of indices to reprice our ARM loans.

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Our one- to four-family loans are not assumable. Our real estate loans generally contain a "due on sale" clause allowing us to declare the unpaid principal balance due and payable upon the sale of the security property.

We generally underwrite our nonowner-occupied, one- to four-family loans primarily based on a 1.25 times debt service coverage, though we also consider the applicant's creditworthiness and the appraised value of the property. Presently, we lend up to 80% of the lesser of the appraised value or purchase price for the residence (or 90% with private mortgage insurance). These loans are offered with a fixed rate or an adjustable rate at rates one percentage point higher than owner-occupied residential mortgages and with a 1% origination fee. These loans have terms of up to 5 years and are not assumable.

Home Equity Lines of Credit. Our home equity lines of credit totaled $5.4 million, and accounted for 5.3% of our gross loan portfolio at June 30, 2006. These loans may be originated in amounts, together with the amount of the existing first mortgage, of up to 100% of the value of the property securing the loan. Amounts borrowed under these lines and repaid may be reborrowed during the authorized draw period. All these loans have adjustable rates of interest. We have a broad range of home equity lines of credit available from an open-end term line with a monthly payment of 2.0% of the outstanding balance to a 15-year line with interest-only payments for the entire term. Home equity lines of credit with a 15-year term have a five-year draw period and a 10-year repayment period with a minimum monthly payment of 1.5% to 2.0% of the outstanding loan balance. We also offer a 15-year home equity line of credit that requires interest-only payments for the first five years, at up to 90% of the value of the collateral property. At June 30, 2006, unfunded commitments on these lines of credit totaled $6.2 million.

Commercial Real Estate Lending. We offer a variety of commercial real estate loans. These loans are secured primarily by local restaurants, small retail establishments and small office or commercial buildings located in our market areas, primarily in Barry county. Through the end of 2005, our commercial real estate portfolio included our commercial business loans. See "- Commercial Business Lending." At June 30, 2006, commercial real estate loans totaled $6.1 million or 6.0%, of our gross loan portfolio.

Our loans secured by commercial real estate are originated with a fixed or adjustable interest rate based on the prime rate, adjusted quarterly or monthly, with a three-or five-year term and balloon payment and up to a 25-year amortization calculation. The interest rate on adjustable-rate loans is based on a variety of indices, generally determined through negotiation with the borrower. Loan-to-value ratios on our multi-family and commercial real estate loans typically do not exceed 80% of the appraised value of the property securing the loan.

Loans secured by commercial real estate are underwritten based on the income producing potential of the property and the financial strength of the borrower. The net operating income, which is the income derived from the operation of the property less all operating expenses, must be sufficient to cover the payments related to the outstanding debt. We generally require personal guarantees of the borrowers and an assignment of rents or leases in order to be assured that the cash flow from the project will be used to repay the debt. Appraisals on properties securing multi-family and commercial real estate loans are performed by independent state certified or licensed fee appraisers approved by the board of directors. See "- Loan Originations, Purchases, Sales and Repayments."

We do not generally maintain a tax or insurance escrow account for loans secured by commercial real estate. In order to monitor the adequacy of cash flows on income-producing properties, the borrower is generally required to provide periodic financial information.

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Loans secured by commercial real estate properties generally involve a greater degree of credit risk than one- to four-family residential mortgage loans. These loans typically involve large balances to single borrowers or groups of related borrowers. Because payments on loans secured by commercial real estate properties are often dependent on the successful operation or management of the properties, repayment of these loans may be subject to adverse conditions in the real estate market or the economy. If the cash flow from the project is reduced, or if leases are not obtained or renewed, the borrower's ability to repay the loan may be impaired. See "- Asset Quality -- Non-performing Loans." The largest commercial real estate lending relationship at June 30, 2006 was $955,000, secured by a restaurant under renovation. At June 30, 2006, this loan was fully performing.

Construction or Development Lending. Our construction loan portfolio consists of loans for the construction of one- to four-family residences and commercial properties, including land loans for development of these properties. The weak housing market in our market area has reduced the demand for speculative residential construction loans. We hope to increase our construction lending business, particularly with residential contractors, once this market improves. Construction and development lending generally affords us an opportunity to receive interest at rates higher than those obtainable from residential lending and to receive higher origination and other loan fees. In addition, construction and development loans, excluding land loans, are generally made with adjustable rates of interest for commercial properties and fixed rates for residential properties. These loans have six-to nine-month terms and interest-only payments due during the construction period. Land loans are generally for residential developments. They are three-year balloon, non-amortizing loans with an 85% maximum loan-to-value ratio and a fixed or adjustable rate of interest. At June 30, 2006, we had $8.4 million in construction and development loans outstanding, representing 8.3% of our gross loan portfolio and consisting of: $4.7 million in construction loans to the prospective owners of the one- to four-family residences being constructed, $2.7 million in construction loans to builders for pre-sold and spec homes under construction and $1.0 million for the construction of commercial properties.

Construction loans also involve additional risks attributable to the fact that loan funds are advanced upon the security of the project under construction, which is of uncertain value prior to the completion of construction. Moreover, because of the uncertainties inherent in estimating construction costs, delays arising from labor problems, material shortages, and other unpredictable contingencies, it is relatively difficult to evaluate accurately the total loan funds required to complete a project, and the related loan-to-value ratios. We fund our construction loans based on percentage of completion as determined by physical property inspections. The acquisition and development loans are required to be paid as lots are sold, though on an accelerated basis so that we are repaid before all the lots are sold. See also the discussion under the headings "- Classified Assets" and "- Loan Delinquencies and Defaults" below.

Commercial Business Lending. We originate commercial business loans, which, prior to 2006, were included in our commercial real estate portfolio. At June 30, 2006, we had $3.9 million in commercial business loans, which was 3.8% of our loan portfolio. Prior to 2006, our commercial business portfolio was reported as part of our commercial real estate portfolio. Our commercial business lending activities encompass loans with a variety of purposes and security, including loans to finance inventory and equipment. Our commercial business lending policy includes credit file documentation and analysis of the borrower's background, capacity to repay the loan, the adequacy of the borrower's capital and collateral as well as an evaluation of other conditions affecting the borrower. Analysis of the borrower's past, present and future cash flows is also an important aspect of our credit analysis. We generally obtain personal guarantees on our commercial business loans. Nonetheless, these loans are believed to carry higher credit risk than more traditional single-family loans.

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Unlike residential mortgage loans, commercial business loans are typically made on the basis of the borrower's ability to make repayment from the cash flow of the borrower's business and, therefore, are of higher risk. Commercial business loans are generally secured by business assets, such as accounts receivable, equipment and inventory. This collateral may depreciate over time, may be difficult to appraise and may fluctuate in value based on the success of the business. As a result, the availability of funds for the repayment of commercial business loans may be substantially dependent on the success of the business itself (which, in turn, is often dependent in part upon general economic conditions).

Our management recognizes the generally increased risks associated with our commercial business lending. Our commercial lending policy emphasizes complete credit file documentation and analysis of the borrower's character, capacity to repay the loan, the adequacy of the borrower's capital and collateral as well as an evaluation of the industry conditions affecting the borrower. Review of the borrower's past, present and future cash flows is also an important aspect of our credit analysis. In addition, we generally obtain personal guarantees from the borrowers on these types of loans. The majority of MainStreet Savings Bank's commercial loans have been to borrowers in Barry and Kalamazoo counties, Michigan.

Consumer Lending. We offer a variety of secured consumer loans, including loans secured by new and used auto loans, boats, trailers and other recreational vehicles, unsecured consumer loans and loans secured by savings deposits. We originate our consumer loans primarily in our market areas. At June 30, 2006, our consumer loan portfolio totaled $6.2 million, or 6.1% of our gross loan portfolio. Consumer loan terms vary according to the type of collateral, length of contract and creditworthiness of the borrower.

We originate auto loans on a direct and indirect basis. Auto loans totaled $1.4 million at June 30, 2006, or 1.4% of our gross loan portfolio of which $700,000 was direct loans and $700,000 was indirect loans. We have a relationship with five local car dealerships for indirect lending under an arrangement providing a reserve fee to the referring dealer. Auto loans may be written for up to six years and have fixed rates of interest. Loan-to-value ratios are up to 100% of the sales price and of the retail value on new autos, and the lesser of 90% of NADA or the sales price on used autos.

We originate loans secured by boats, trailers and other recreational vehicles. These loans totaled $3.3 million at June 30, 2006, or 3.2% of our gross loan portfolio. We have a relationship with three local trailer and boat dealers for indirect lending, which provides for a reserve fee to the referring dealer. These secured consumer loans are written up to twelve years and usually have fixed rates of interest. Loan-to-value ratios are 100% of the sales prices for new collateral and the lesser of 90% of NADA or the sales price for used collateral.

We also offer loans secured by certificates of deposit. These loans are generally for the term of the certificate and up to 100% of the amount of the deposit. The rate is usually 4% above the rate on the deposit. They may be single payment loans or may be amortized for the term. A hold is placed on the deposit while the loan is in place.

We also make unsecured loans to consumers based on the creditworthiness of the borrower. These loans are written for up to three years and usually have fixed rates of interest.

Consumer loans generally have shorter terms to maturity, which reduces our exposure to changes in interest rates. Though consumer loans often carry higher rates of interest than do one- to four-family residential mortgage loans, due to competition in our market, our consumer loan rates are not significantly higher than the rates on one- to four-family residential mortgage loans. Management believes that

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offering consumer loan products helps to expand and create stronger ties to our existing customer base by increasing the number of customer relationships and providing cross-marketing opportunities.

Consumer and other loans may entail greater risk than do one- to four-family residential mortgage loans, particularly in the case of consumer loans that are secured by rapidly depreciable assets, such as automobiles and recreational vehicles. In these cases, any repossessed collateral for a defaulted loan may not provide an adequate source of repayment of the outstanding loan balance. As a result, consumer loan collections are dependent on the borrower's continuing financial stability and thus are more likely to be adversely affected by job loss, divorce, illness or personal bankruptcy. See "Risk Factors - Our loan portfolio possesses increased risk due to our substantial number of construction or development, consumer and commercial loans."

Loan Originations, Purchases, Sales, Repayments and Servicing

We originate one- to four-family residential mortgage loans primarily through referrals from real estate agents, builders and from existing customers. We actively solicit business from these referral sources and strive to create strong relationships with them through the quality of service and program selections we offer. Walk-in customers are another important sources of loan originations. We also have a loan production office in a real estate broker's office in Kalamazoo, Michigan, in order to increase our residential mortgage originations in that metropolitan area.

MainStreet Savings Bank promotes its consumer loan products to both existing customers, primarily through in-branch promotions and statement stuffers, and to the community through newspaper and radio advertising. We also work closely with several boat and recreational vehicle dealers to promote our products through them and at boat and recreational vehicle shows that they participate in.

MainStreet Savings Bank has built its commercial loan portfolio primarily through working with business owners and managers that are customers, direct calling on referral sources, accountants and attorneys, and through direct calling on other businesses that have been targeted by our management team.

MainStreet Savings Bank has worked diligently to identify qualified builders to solicit loans for both speculative construction and contract construction for either new homes or remodeling projects. We are an active member of the Barry County Homebuilders Association and make contacts with builders through joint sponsorship of various activities with building supply vendors.

We are qualified to sell one- to four- family residential mortgage loans to Freddie Mac; however, we have not sold any loans to Freddie Mac. Since 2000, we have sold residential mortgages to Heartwell Mortgage Corporation with servicing released. Most of these loans are long-term, fixed-rate residential mortgages. These loans must comply with prescribed terms and conditions provided to us by Heartwell Mortgage Corporation, which underwrites and approves the loans and agrees to buy them from us prior to our commitment or funding. These loans are originated as MainStreet Savings Bank loans, though Heartwell Mortgage Corporation provides funding at closing. These loans are assigned to Heartwell Mortgage Corporation at closing, and we typically receive at least 1% of the loan principal as an origination fee. During the six months ended June 30, 2006 and year ended December 31, 2005, we earned $22,000 and $64,000, respectively, in these origination fees.

While we originate both adjustable-rate and fixed-rate loans, our ability to originate loans is dependent upon customer demand for loans in our market areas. Demand is affected by competition and the interest rate environment. Loans and participations purchased must conform to our underwriting guidelines and be acceptable to the management loan committee. Furthermore, during the past few years,

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we, like many other financial institutions, have experienced significant prepayments on loans due to the low interest rate environment prevailing in the United States. In periods of economic uncertainty, the ability of financial institutions, including us, to originate or purchase large dollar volumes of real estate loans may be substantially reduced or restricted, with a resultant decrease in interest income.

In addition to interest earned on loans and loan origination fees, we receive fees for loan commitments, late payments and other miscellaneous services. The fees vary from time to time, generally depending on the supply of funds and other competitive conditions in the market. Because of competition in our market, this is not a material source of income for us.

The following table shows our loan origination, purchase, sale and repayment activities for the periods indicated.

	For the six months ended June 30,		For the year ended December 31,
	2006	2005	2005	2004	2003
	(In thousands)
Originations by type:
Fixed-rate:
One- to four-family real estate	$12,303	$15,691	$31,625	$25,048	$20,984
Commercial real estate(1)	2,437	1,576	2,962	2,828	1,263
Consumer	2,231	2,754	5,222	3,272	2,593
Commercial business(1)	49	---	---	---	---
Total fixed-rate	17,020	20,021	39,809	31,148	24,840
Adjustable-rate:
One- to four-family real estate	---	---	---	135	---
Home equity lines of credit	2,227	1,252	4,642	4,006	2,266
Consumer	8	1,128	1,553	631	282
Commercial business(1)	247	---	---	---	---
Total adjustable-rate	2,482	2,380	6,195	4,772	2,548
Total loans originated	19,502	22,401	46,004	35,920	27,388
Purchases:
One- to four-family real estate	644	365	1,712	1,950	2,642
Commercial real estate	700	---	---	---	---
Total purchases	1,344	365	1,712	1,950	2,642
Sales and Repayments:
Sales:
One- to four-family real estate	2,018	2,829	4,937	7,755	24,686
Commercial real estate(1)	739	175	175	---	---
Total sales	2,757	3,004	5,112	7,755	24,686
Total principal repayments	11,153	10,659	24,541	25,558	4,699
Total reductions	13,910	13,663	29,653	33,313	29,385
Net increase (decrease)	$ 6,936	$ 9,103	$ 18,063	$ 4,557	$ 645

____________________
(1)	Prior to 2006, commercial business loans not secured by real estate were not separately recorded. They are included in commercial real estate loans.

Asset Quality

When a borrower fails to make a required payment on a loan, MainStreet Savings Bank attempts to cause the delinquency to be cured by contacting the borrower. In the case of loans secured by

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residential real estate, a late notice is sent 15 days after the due date, and every 15 days thereafter until the delinquency is resolved. When the loan is 45 days past due, a delinquency letter is mailed to the borrower. If the account becomes 90 days delinquent and an acceptable repayment plan has not been agreed upon, a 30-day notice of our intent to foreclose is forwarded to the borrower. Foreclosure proceedings are initiated after that 30-day period, unless a repayment plan has been approved.

Delinquent secured consumer loans are handled with a 15-day late notice followed by the issuance of a delinquency letter 45 days after the due date requesting payment within 10 days. If the loan is not current or under an approved repayment plan within that time period, repossession and sale of consumer collateral are initiated, subject to various requirements under the applicable consumer protection laws as well as other applicable laws and the determination by us that it would be beneficial from a cost basis. Borrowers on delinquent unsecured consumer loans are sent a delinquency notice 30 days after the due date. If no payment plan is agreed to within the next 30 days, the loan is sent to an attorney for collection.

Delinquent commercial business loans and loans secured by multi-family and commercial real estate are initially handled by the collection officer, who is responsible for contacting the borrower. The collection department also works with the commercial loan officers to see that necessary steps are taken to collect delinquent loans. In addition, we have an officer loan committee that meets at least twice a month and reviews past due and criticized loans, as well as other loans that management feels may present possible collection problems. If an acceptable workout of a delinquent commercial loan cannot be agreed upon, we generally initiate foreclosure or repossession proceedings on any collateral securing the loan.

Delinquent Loans. The following table sets forth our loan delinquencies for 60 days and over by type, number and amount at June 30, 2006.

	Loans Delinquent For:
	60-89 Days			90 Days and Over			Total Delinquent Loans

	Number	Amount	Percent of Total Loans(1)	Number	Amount	Percent of Total Loans	Number	Amount	Percent of Total Loans
	(Dollars in thousands)
Real Estate:
One- to four-family	4	$511	0.51%	4	$267.26%		8	$778	0.77%
Commercial	1	22	0.02	1	50.05		2	72	0.07
	5	533	0.53	5	317.31		10	850	0.84
Consumer	4	10	0.01	5	12.01		9	22	0.02
Total	9	$ 543	0.54%	10	$ 329.32%		19	$ 872	0.86%

____________________
(1) As a percentage of total gross loans of $101.3 million at June 30, 2006.

Non-performing Assets. The table below sets forth the amounts and categories of non-performing assets in our loan portfolio. Loans are placed on non-accrual status when the collection of principal and/or interest becomes doubtful. At all dates presented, we had no non-accruing loans. At June 30, 2006, we had $372,000 in loans secured by three owner-occupied residential properties that were troubled debt restructurings, which involve forgiving a portion of interest or principal on any loans or making loans at a rate materially less than that of market rates. Foreclosed assets owned include assets acquired in settlement of loans.

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	June 30,	December 31,
	2006	2005	2004	2003
	(Dollars in thousands)
Accruing loans delinquent more than 90 days:
One- to four-family	$267	$ 79	$ 44	77
Commercial real estate	50	---	---	---
Consumer	12	---	13	3
Total	329	79	57	80
Troubled debt restructuring:
One- to four-family	372	275	73	312
Total	372	275	73	312
Foreclosed assets:
One- to four-family	438	411	520	312
Consumer	1	18	---	---
Total	439	429	520	312
Total non-performing assets	$ 1,140	$783	$650	$704
Total as a percentage of total assets	1.02%	0.74%	0.74%	0.80%

The increase in non-performing loans in 2006 is the result of a deterioration in economic conditions in our market area and higher rates, which caused certain borrowers to become delinquent on loan payments. For a discussion of significant non-performing assets, see "Management's Discussion and Analysis of Financial Condition and Results of Operations."

Other Loans of Concern. In addition to the non-performing assets set forth in the table above, as of June 30, 2006, there were also an aggregate of $913,000 of loans with respect to which known information about the possible credit problems of the borrowers have caused management to have doubts as to the ability of the borrowers to comply with present loan repayment terms and which may result in the future inclusion of these items in the non-performing asset categories. These loans of concern include four loans to different borrowers, three for the speculative construction of single family residences and one for the development of a residential plot. These loans have been considered in management's determination of the adequacy of our allowance for loan losses.

Classified Assets. Federal regulations provide for the classification of loans and other assets, such as debt and equity securities considered to be of lesser quality, as "substandard," "doubtful" or "loss." An asset is considered "substandard" if it is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. "Substandard" assets include those characterized by the "distinct possibility" that the insured institution will sustain "some loss" if the deficiencies are not corrected. Assets classified as "doubtful" have all of the weaknesses inherent in those classified "substandard," with the added characteristic that the weaknesses present make "collection or liquidation in full," on the basis of currently existing facts, conditions, and values, "highly questionable and improbable." Assets classified as "loss" are those considered "uncollectible" and of such little value that their continuance as assets without the establishment of a specific loss reserve is not warranted.

When an institution classifies problem assets as either substandard or doubtful, it may establish general allowances for loan losses in an amount deemed prudent by management and approved by the board of directors. General allowances represent loss allowances that have been established to recognize

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the inherent risk associated with lending activities, but which, unlike specific allowances, have not been allocated to particular problem assets. When an institution classifies problem assets as "loss," it is required either to establish a specific allowance for losses equal to 100% of that portion of the asset so classified or to charge off such amount. MainStreet Savings Bank's determination as to the classification of its assets and the amount of its valuation allowances is subject to review by the OTS, which may order the establishment of additional general or specific loss allowances.

We regularly review the problem loans in our portfolio to determine whether any loans require classification in accordance with applicable regulations. On the basis of management's review of our loans, at June 30, 2006, we had $295,000 in loans classified as substandard, $85,000 classified as doubtful and none as loss. The total amount classified represented 6.1% of our equity capital and 0.34% of our assets at June 30, 2006.

Allowance for Loan Losses. We maintain an allowance for loan losses to absorb probable incurred losses in the loan portfolio. The allowance is based on ongoing, monthly assessments of the estimated probable incurred losses in the loan portfolio. In evaluating the level of the allowance for loan losses, management considers the types of loans and the amount of loans in the loan portfolio, peer group information, historical loss experience, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral, and prevailing economic conditions. Large groups of smaller balance homogeneous loans, such as residential real estate, small commercial real estate, home equity and consumer loans, are evaluated in the aggregate using historical loss factors and peer group data adjusted for current economic conditions. Geographic peer group data is obtained by general loan type and adjusted to reflect known differences between peers and MainStreet Savings Bank, such as loan seasoning, underwriting experience, local economic conditions and customer characteristics. More complex loans, such as multi-family and commercial real estate loans and commercial business loans, are evaluated individually for impairment, primarily through the evaluation of collateral values.

At June 30, 2006, our allowance for loan losses was $563,000, or 0.57% of the total loan portfolio, with no specific reserves. Assessing the allowance for loan losses is inherently subjective as it requires making material estimates, including the amount and timing of future cash flows expected to be received on impaired loans, that may be susceptible to significant change. In the opinion of management, the allowance, when taken as a whole, reflects estimated probable loan losses in our loan portfolios. The allowance is discussed further in Notes 1 and 3 of the Notes to Consolidated Financial Statements and "Management's Discussion and Analysis of Financial Condition and Results of Operation."

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The following table sets forth an analysis of MainStreet Savings Bank's allowance for loan losses.

	Six months ended June 30,	Year ended December 31,
	2006	2005	2004	2003
	(Dollars in thousands)
Balance at beginning of period	$476	$413	$385	$384
Charge-offs:
One- to four-family	---	---	1	2
Consumer	8	63	29	63
Total	8	63	30	65
Recoveries:
Consumer	8	24	49	15
Net charge-offs (recoveries)	---	39	(19)	51
Additions charged to operations	87	102	9	51
Balance at end of period	$ 563	$ 476	$ 413	$ 385
Ratio of net charge-offs during the period to average loans outstanding during the period	---%	0.05%	(0.03)%	0.07%
Ratio of net charge-offs during the period to average non-performing assets	---%	7.14%	(3.96)%	17.14%
Allowance as a percentage of non-performing loans	171.12%	602.53%	724.56%	481.25%
Allowance as a percentage of total loans (end of period)	0.57%	0.52%	0.56%	0.56%

In 2004, we did not have a significant provision, because our growth was slower, and we recorded net recoveries during the year. In 2005, we increased the allowance primarily in response to loan growth as quality indicators remained positive.

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The distribution of the MainStreet Savings Bank's allowance for losses on loans at the dates indicated is summarized as follows:

	June 30,		December 31,
	2006		2005		2004		2003
	Amount	Percent of loans in each category to total loans	Amount	Percent of loans in each category to total loans	Amount	Percent of loans in each category to total loans	Amount	Percent of loans in each category to total loans
	(Dollars in thousands)
Allocated at end of period to:
One- to four-family and home equity	$120	75.76%	$98	75.24%	$107	79.79%	$113	81.23%
Commercial	208	9.82	160	9.18	104	7.41	100	7.55
Construction or development	45	8.28	39	8.92	35	6.09	27	4.72
Consumer	190	6.14	179	6.45	167	6.71	145	6.50
Total	$ 563	100.00%	$ 476	100.00%	$ 413	100.00%	$ 385	100.00%

Investment Activities

Federal savings banks have the authority to invest in various types of liquid assets, including United States Treasury obligations, securities of various federal, state and local agencies and jurisdictions, including callable agency securities, certain certificates of deposit of insured banks and savings institutions, certain bankers' acceptances, repurchase agreements and federal funds. Subject to various restrictions, Federal savings banks also may invest their assets in investment grade commercial paper and corporate debt securities and mutual funds whose assets conform to the investments that a federal savings bank is otherwise authorized to make directly. See "How We Are Regulated - MainStreet Savings Bank -- OTS Regulation" for a discussion of additional restrictions on our investment activities.

The Treasurer has the basic responsibility for the management of our investment portfolio, subject to the direction and guidance of the President. The Treasurer considers various factors when making decisions, including the marketability, maturity and tax consequences of the proposed investment. The maturity structure of investments will be affected by various market conditions, including the current and anticipated slope of the yield curve, the level of interest rates, the trend of new deposit inflows, and the anticipated demand for funds via deposit withdrawals and loan originations and purchases.

The general objectives of our investment portfolio are to provide liquidity when loan demand is high, to assist in maintaining earnings when loan demand is low and to maximize earnings while satisfactorily managing risk, including credit risk, reinvestment risk, liquidity risk and interest rate risk. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Asset and Liability Management and Market Risk." Our investment securities currently consist of mortgage-backed securities. Prior to 2005, our investment portfolio also included federal agency securities and corporate debt securities. See Note 2 of the Notes to Consolidated Financial Statements. The corporate debt was acquired to increase the yield in our investment securities portfolio.

As a member of the Federal Home Loan Bank of Indianapolis, we had $1.7 million in stock of the Federal Home Loan Bank of Indianapolis at June 30, 2006. For the year ended December 31, 2005, we received $63,000 in dividends from the Federal Home Loan Bank of Indianapolis.

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The following table sets forth the composition of our securities portfolio and other investments at the dates indicated, which included no securities held to maturity. At June 30, 2006, our securities portfolio did not contain securities of any issuer with an aggregate book value in excess of 10% of our equity capital, excluding those issued by the United States Government or its agencies.

	June 30,		December 31,
	2006		2005		2004		2003
	Amortized cost	Fair Value	Amortized cost	Fair Value	Amortized cost	Fair Value	Amortized cost	Fair Value
	(In thousands)
Securities available for sale, at fair value:
U.S. government and federal agency	$ ---	$ ---	$ ---	$ ---	$ 500	$ 501	$2,001	$2,030
Corporate debt	---	---	---	---	---	---	250	255
Mortgage-backed, including mutual funds	2,194	2,170	2,294	2,275	2,681	2,690	4,737	4,767
Total investment securities	2,194	2,170	2,294	2,275	3,181	3,191	6,988	7,052
Federal Home Loan Bank stock	1,725	1,725	1,725	1,725	1,402	1,402	1,340	1,340
Total securities	$ 3,919	$ 3,895	$ 4,019	$ 4,000	$ 4,583	$ 4,593	$ 8,328	$ 8,392

The composition and maturities of our investment securities portfolio at June 30, 2006, excluding Federal Home Loan Bank stock, are indicated in the following table.

	1 year or less		Over 1 to 5 years		Over 5 to 10 years		Over 10 years		Total securities
	Amortized cost	Weighted average yield	Amortized cost	Weighted average yield	Amortized cost	Weighted average yield	Amortized cost	Weighted average yield	Amortized cost	Weighted average yield	Fair value
	(Dollars in thousands)
Securities available for sale, at fair value:
Mortgage-backed, including mutual funds	$ 981	4.60%	$ ---	---%	$ 38	5.21%	$ 1,175	6.10%	$ 2,194	5.41%	$ 2,170

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Sources of Funds

General. Our sources of funds are deposits, borrowings, payment of principal and interest on loans, interest earned on or maturation of other investment securities and funds provided from operations.

Deposits. We offer a variety of deposit accounts to both consumers and businesses having a wide range of interest rates and terms, including special accounts for children and IRA accounts. Our deposits consist of savings and checking accounts, money market deposit accounts, NOW and demand accounts and certificates of deposit. We solicit deposits primarily in our market areas and from financial institutions. We also solicit deposits over the Internet through cdrate/line.com, which is used primarily by other banks, and we accept brokered deposits through Depository Trust Co. for a fee of approximately one-fourth of a basis point. At June 30, 2006, our total brokered and wholesale deposits were $20.1 million, or 26.4% of all deposits on that date. We primarily rely on competitive pricing policies, marketing and customer service to attract and retain deposits. Our ability to accept brokered and wholesale deposits will be restricted if we become adequately capitalized, unless we receive a waiver from the FDIC.

The flow of deposits is influenced significantly by general economic conditions, changes in money market and prevailing interest rates and competition. The variety of deposit accounts we offer has allowed us to be competitive in obtaining funds and to respond with flexibility to changes in consumer demand. We have become more susceptible to short-term fluctuations in deposit flows, as customers have become more interest rate conscious. We try to manage the pricing of our deposits in keeping with our asset and liability management, liquidity and profitability objectives, subject to competitive factors. Based on our experience, we believe that our deposits are relatively stable sources of funds. Despite this stability, our ability to attract and maintain these deposits and the rates paid on them has been and will continue to be significantly affected by market conditions.

Under regulations of the Board of Governors of the Federal Reserve System, we are required to maintain non-interest bearing reserves at specified levels against our transaction accounts, primarily checking and NOW accounts. At June 30, 2006, MainStreet Savings Bank was in compliance with these Federal Reserve requirements.

The following table sets forth our deposit flows during the periods indicated.

	For the six months ended June 30,		For the year ended December 31,
	2006	2005	2005	2004	2003
	(Dollars in thousands)
Opening balance	$64,895	$57,982	$57,982	$59,231	$58,624
Net deposits (withdrawals)	10,387	602	5,823	(2,169)	(593)
Interest credited	948	476	1,090	920	1,200
Ending balance	$76,230	$59,060	$64,895	$57,982	$59,231
Net increase (decrease)	$11,335	$ 1,078	$ 6,913	(1,249)	$ 607
Percent increase (decrease)	17.47%	1.86%	11.92%	(2.11)%	1.04%

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The following table shows rate and maturity information for MainStreet Savings Bank's certificates of deposit at June 30, 2006.

	0.00- 1.99%	2.00- 3.99%	4.00- 5.99%	Total	Percent of Total
	(Dollars in thousands)
Certificate accounts maturing in quarter ending:
September 30, 2006	$458	$ 4,819	$ 4,582	$ 9,859	19.72%
December 31, 2006	---	2,327	6,020	8,347	16.70%
March 31, 2007	---	2,204	7,038	9,242	18.49%
June 30, 2007	---	2,005	11,072	13,077	26.16%
September 30, 2007	---	531	3,798	4,329	8.66%
December 31, 2007	50	667	668	1,385	2.77%
March 31, 2008	---	222	1,173	1,395	2.79%
June 30, 2008	---	322	41	363	0.73%
September 30, 2008	---	457	40	497	0.99%
December 31, 2008	---	327	1	328	0.66%
March 31, 2009	---	138	11	149	0.30%
June 30, 2009	---	125	60	185	0.37%
Thereafter	---	710	124	834	1.67%
Total	$508	$14,854	$34,628	$49,990	100.00%
Percent of total	1.02%	29.71%	69.27%	100.00%	100.00%

The following table indicates the amount of our certificates of deposit and other deposits by time remaining until maturity as of June 30, 2006.

	Maturing
	3 months or less	Over 3 to 6 months	Over 6 to 12 months	Over 12 months	Total
	(In thousands)
Certificates of deposit less than $100,000	$4,810	$4,518	$ 8,896	$6,182	$24,406
Certificates of deposit of $100,000 or more	3,939	2,595	13,183	3,088	22,805
Public funds(1)	1,110	1,234	240	195	2,779
Total certificates of deposit	$9,859	$8,347	$22,319	$9,465	$49,990

____________________
(1) Deposits from governmental and other public entities.

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The following table sets forth the dollar amount of savings deposits in the various types of deposit programs offered by MainStreet Savings Bank at the dates indicated.

	June 30,		December 31,
	2006		2005		2004		2003
	Amount	Percent of total	Amount	Percent of total	Amount	Percent of total	Amount	Percent of total
	(Dollars in thousands)
Transactions and Savings Deposits:
Non interest-bearing demand	$ 6,353	8.33%	$ 6,852	10.56%	$ 5,688	9.81%	$ 5,101	8.61%
Interest-bearing demand	4,594	6.03	5,283	8.14	5,470	9.43	5,231	8.83
Statement savings	8,694	11.40	9,019	13.90	9,749	16.81	10,039	16.94
Money market	6,577	8.63	6,322	9.74	7,897	13.62	7,728	13.04
IRA	22	0.03	21	0.03	140	0.24	173	0.29
Total non-certificates	26,240	34.42	27,497	42.36	28,944	49.91	28,272	47.71
Certificates:
0.00 - 1.99%	508	0.67	1,920	2.96	12,505	21.56	10,758	18.15
2.00 - 3.99%	14,854	19.48	23,065	35.53	14,153	24.41	16,643	28.09
4.00 - 5.99%	34,628	45.42	12,413	19.12	2,380	4.10	3,486	5.88
6.00 - 7.99%	---	---	---	---	---	---	72	0.12
Total certificates	49,990	65.57	37,398	57.62	29,038	50.07	30,959	52.25
Accrued interest	14	0.01	13	0.02	10	0.02	26	0.04
Total deposits	$76,244	100.00%	$64,908	100.00%	$57,992	100.00%	$59,257	100.00%

Borrowings. Although deposits are our primary source of funds, we may utilize borrowings when they are a less costly source of funds and can be invested at a positive interest rate spread, when we desire additional capacity to fund loan demand or when they meet our asset/liability management goals. Our borrowings consist of advances from the Federal Home Loan Bank of Indianapolis and a loan from a commercial bank. See Note 7 of the Notes to Consolidated Financial Statements.

We are a member of and may obtain advances from the Federal Home Loan Bank of Indianapolis, which is part of the Federal Home Loan Bank System. The twelve regional Federal Home Loan Banks provide a central credit facility for their member institutions. These advances are provided upon the security of certain of our mortgage loans and mortgage-backed and other securities. These advances may be made pursuant to several different credit programs, each of which has its own interest rate, range of maturities and call features, and all long-term advances are required to be used to provide funds for residential home financing. At June 30, 2006, we had $26.8 million in Federal Home Loan Bank advances outstanding and the ability to borrow an additional $4.9 million from the Federal Home Loan Bank of Indianapolis. At that same date, we had $41.1 million in residential mortgages and mortgage-backed securities pledged as collateral for our advances and an additional $28.5 million in residential mortgages and mortgage-backed securities available to serve as collateral for additional advances. We are required to own stock in our Federal Home Loan Bank based on the amount of our advances. At June 30, 2006, we had $1.7 million in such stock.

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MainStreet Savings Bank is authorized to borrow from the Federal Reserve Bank of Chicago "discount window" after it has exhausted other reasonable alternative sources of funds, including Federal Home Loan Bank borrowings. We have never borrowed from our Federal Reserve Bank.

On June 15, 2005, MainStreet Financial Corporation obtained a $2 million loan from a commercial bank in order to make capital contributions to MainStreet Savings Bank. See "- General." MainStreet Financial Corporation has contributed $1.3 million from the loan proceeds as capital for MainStreet Savings Bank.

The following table sets forth the maximum month-end balance and average balance of borrowings for MainStreet Financial Corporation and MainStreet Savings Bank for the periods indicated.

	For the six months ended June 30,		For the year ended December 31,
	2006	2005	2005	2004	2003
	(Dollars in thousands)
Maximum balance:
Federal Home Loan Bank advances	$30,450	$28,950	$32,000	$22,600	$22,100
Bank loan	2,000	1,000	1,000	---	---
Total	$32,450	$29,950	$33,000	$22,600	$22,100
Average balances
Federal Home Loan Bank advances	$29,001	$24,009	$27,171	$21,500	$21,925
Bank loan	1,833	---	583	---	---
Total	$30,834	$24,009	$27,754	$21,500	$21,925
Weighted average interest rate of
Federal Home Loan Bank advances	4.94%	4.12%	4.25%	3.63	3.72%
Bank loan	7.67	---	3.91	---	---
All borrowings	5.10%	4.12%	4.24%	3.63%	3.72%

The following table sets forth certain information about our borrowings at the dates indicated.

	June 30,	December 31,
	2006	2005	2004	2003
	(Dollars in thousands)
Federal Home Loan Bank advances	$26,803	$32,000	$22,600	$21,400
Bank loan	2,000	1,000	---	---
Total	$28,803	$33,000	$22,600	$21,400
Weighted average interest rate of
Federal Home Loan Bank advances	5.33%	4.46%	3.96%	3.47%
Bank loan	8.00	7.08	---	---
Total borrowings	5.50%	4.54%	3.96%	3.47%

Subsidiary and Other Activities

MainStreet Savings Bank has one active subsidiary, MainStreet Financial Services, Inc., a licensed insurance agency. The subsidiary has an investment in MBT Title Company, which is jointly owned by members of the Michigan Bankers Association. At June 30, 2006, our total investment in the

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subsidiary was $1.500. This investment has not resulted in any earnings or losses in 2005 and 2006 to date.

MainStreet Savings Bank has a contract with Regal Financial Services, a third party broker-dealer that offers securities brokerage services to our customers at a separate location in our main banking office. We receive compensation from them for the use of the office space and certain administrative services. We earned $16,100 in 2005 and $6,400 in the first six months of 2006.

Employees

At June 30, 2006, we had a total of 32 full-time employees and 15 part-time employees. Our employees are not represented by any collective bargaining group. Management considers its employee relations to be good.

Properties

At June 30, 2006, we had three full-service offices. The main office of MainStreet Financial Corporation is the main office of MainStreet Savings Bank, FSB. The following table sets forth certain information concerning the main office and each branch office of MainStreet Savings Bank, FSB at June 30, 2006. The aggregate net book value of the Company's premises and equipment was $3.8 million at June 30, 2006. See also Note 4 of the Notes to Consolidated Financial Statements. The office buildings we own are held substantially free of encumbrances or mortgages. In the opinion of management, the facilities are adequate and suitable for the needs of the Company.

Location	Year opened	Owned or leased	Lease expiration date	Net book value at June 30, 2006
				(In thousands)

Main office: 629 W. State Street Hastings, Michigan 49058	1998	Owned	N/A	$2,519

Branch offices: 127 S. Michigan Avenu (Inside Felpausch Food Center) Hastings, Michigan 49058	1997	Leased	8/1/2017	N/A

802 Fourth Avenue Lake Odessa, Michigan 48849	1977	Owned	N/A	$ 23

Loan production office: Cornerstone Building Suite 2 405 West Michigan Avenue Kalamazoo, Michigan 49007	2006	Leased	5/8/2009(1)	N/A

____________________
(1) This lease may be terminated by the landlord or us with 90 days written notice.

Our data processing service provider is FPS Gold. We maintain depositor and borrower customer files and our accounting records on an on-line basis, utilizing their online real time system. The book value of all data processing and computer equipment utilized by MainStreet Savings Bank at June 30, 2006 was $145,000. Management has a disaster recovery plan in place with respect to the data processing system, as well as the Bank's operations as a whole.

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We believe that our current facilities are adequate to meet the present and immediately foreseeable needs of MainStreet Savings Bank and MainStreet Financial Corporation.

Legal Proceedings

From time to time we are involved as plaintiff or defendant in various legal actions arising in the normal course of business. We do not anticipate incurring any material legal fees or other liability as a result of such litigation.

MANAGEMENT

Management of MainStreet Financial Corporation

The board of directors of MainStreet Financial Corporation consists of seven individuals who also serve as directors of MainStreet Savings Bank. The board of directors of MainStreet Financial Corporation is divided into three classes, each of which contains approximately one-third of the board. The directors are elected by the stockholders of MainStreet Financial Corporation for three year terms, or until their successors are elected. Because MainStreet Financial Corporation owns all the issued and outstanding capital stock of MainStreet Savings Bank, the board of directors of MainStreet Financial Corporation elect the directors of MainStreet Savings Bank. The following table sets forth certain information regarding the board of directors of MainStreet Financial Corporation.

Name	Age	Positions With MainStreet Financial Group	Director Since(1)	Term Expires
Gordon F. Fuhr	69	Chairman of the Board and Director	1973	2008
David L. Hatfield	58	President, Chief Executive Officer and Director	2000	2007
Steven T. Garlinger	53	Director	1990	2007
Mary Lou Hart	64	Director	1991	2009
David L. Jasperse	63	Director	1987	2008
Carl A. Schoessel	62	Director	1994	2009
James A. Toburen	59	Director, Senior Vice President and Treasurer	1982	2009

_______________
(1) Includes years of service on the board of MainStreet Savings Bank.

The executive officers of MainStreet Financial Corporation are elected annually by the board of directors and hold office until their respective successors have been elected or until death, resignation or removal by the board of directors. They also serve as executive officers of MainStreet Savings Bank in the same capacities. These executive officers are set forth in the table below.

Name	Age	Position(s) Held with the Bank
David L. Hatfield	58	President and Chief Executive Officer
James A. Toburen	59	Senior Vice President and Treasurer
Melody K. Bowman	53	Senior Vice President
Sandra K. Nichols	51	Senior Vice President and Secretary
Patricia A. Woods	55	Senior Vice President

The business experience of each director and executive officer of MainStreet Financial Corporation for at least the past five years is set forth below.

Melody K. Bowman. Ms. Bowman has served as the Senior Vice President of MainStreet Savings Bank since 1990. She is responsible for all aspects of real estate and consumer lending by

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MainStreet Savings Bank. She has been employed with MainStreet Savings Bank since 1973 in various positions.

Gordon F. Fuhr. Mr. Fuhr has served as Chairman of the board of directors since 2002. Prior to that, he served as Vice Chairman from 1998 until 2002 and as Acting President and Chief Executive Officer from December 1999 through April 2000. Mr. Fuhr conducts construction appraisals for MainStreet Savings Bank. Mr. Fuhr is retired from Hastings Manufacturing, producers of a variety of automotive components and accessories, where he served as Sales Manager -- National Accounts. Mr. Fuhr served as a member of the Barry County Board of Commissioners for six years and continues to serve as the chairman of its compensation committee. He was a member of the Hastings City Council for 15 years and also served as chairman of its Planning Commission.

Steven T. Garlinger. Dr. Garlinger is a retired Doctor of Chiropractic from Lake Odessa, Michigan, where he maintained a solo practice for 27 years. Dr. Garlinger has previously served as Lake Odessa Village Council Trustee for six years and Village President for eight years. Dr. Garlinger also has served four years as Treasurer of the Lake Odessa Chamber of Commerce and has been active with the Lake Odessa Fair, Community Library, and various youth programs.

Mary Lou Hart. Ms. Hart is a marketing representative for WBCH Radio in Hastings, Michigan. She served for eight years on the Hasting City Council before being elected Mayor of Hastings, a position she also held for eight years until retiring in 1995. Ms. Hart also has served as director of the Michigan Municipal League, director and president of the Michigan Mayors Association and Chairman of the Municipal Property & Liability Insurance Pool.

David L. Hatfield. Mr. Hatfield has served as President and Chief Executive Officer since May 2000. He is responsible for all of our commercial lending. Prior to that, Mr. Hatfield was President and Chief Executive Officer of Keystone Community Bank in Kalamazoo, Michigan for two years. Mr. Hatfield began his banking career in 1972 with Fidelity Federal Savings and Loan Association of Kalamazoo, where he held various management positions before being named Chairman, President and Chief Executive Officer in 1981. Fidelity Federal Savings and Loan Association was acquired by Standard Federal Bank in 1996, after which Mr. Hatfield served as the organization's regional manager in Southwest Michigan. Mr. Hatfield has served on numerous committees of both state and national trade associations and as chairman of the Michigan League of Savings Institutions. He has also served in advisory capacitates to the Federal Reserve Board of Governors and the Federal Deposit Insurance Corporation and as director and vice chairman of the Federal Home Loan Bank of Indianapolis. He is President of the Barry County Chamber of Commerce, Director and past Campaign Chair of the Barry County United Way. Mr. Hatfield also is a board member of the Hastings Rotary Club and the Charlton Park Village Foundation.

David L. Jasperse. Mr. Jasperse is a pharmacist and the owner of Bosley Pharmacy in Hastings, Michigan. He is a member of the Hastings City Council and served as Mayor Pro Tem for 10 years. He also serves as Chairman of the Hastings Planning Commission and previously served as President of the Hastings Area Chamber of Commerce, member of the board of the Barry County United Way and as United Way Campaign Chairman.

Sandra K. Nichols. Ms. Nichols is currently Senior Vice President and oversees operations and information technology. She is responsible for human resources, security, disaster recovery, computer operations and compliance functions. She has been employed with MainStreet Savings Bank since 1972 in various positions and also is the Corporate Secretary for MainStreet Financial Corporation and MainStreet Savings Bank.

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Carl L. Schoessel. Mr. Schoessel recently retired after 20 years of service as Superintendent of the Hastings Area School System. He currently serves on the board of directors of the Barry County Area Chamber of Commerce and the Barry County United Way. He also is a trustee of the Pierce Foundation and is active in the Hastings Rotary Club, the Exchange Club of Hastings and the Barry Community Resource Network.

James R. Toburen. Mr. Toburen became Senior Vice President and Treasurer in 2002 and is responsible for all financial and building operations. Mr. Toburen has been a board member of MainStreet Savings Bank since 1982 and served as Chairman of the Board from 1991 through 2001. He is a Certified Public Accountant and member of the Michigan Association of Certified Public Accountants and American Institute of Certified Public Accountants. Prior to joining MainStreet Savings Bank, Mr. Toburen was employed by Flexfab, a manufacturer of specialty hoses and ducting for the aerospace, automotive and heavy duty truck industry, from 1972 until his retirement as Vice President--Corporate Services in 2001. He continues to serve on Flexfab's strategic planning team. Mr. Toburen is currently a member of the Board of Directors for Hastings Mutual Insurance Company, a former member and President of the Hastings Area School Board and a former board member for Pennock Hospital in Hastings, Michigan.

Patricia L. Woods. Since 2005, Ms. Woods has served as Senior Vice President overseeing branch and deposit servicing operations for MainStreet Savings Bank. Prior to that she was Vice President of Operations beginning in 1998. Before joining MainStreet Savings Bank in 1998, she was with Great Lakes National Bank for 20 years.

Meetings and Committees of the Board of Directors

The board of directors of MainStreet Financial Corporation meets monthly. During the year ended December 31, 2005, the board of directors of MainStreet Financial Corporation held 12 meetings. No director of MainStreet Financial Corporation attended fewer than 75% of the total meetings of the board of directors and committees on which the board member served during this period. The board of directors of MainStreet Savings Bank has a number of committees that are responsible for different aspects of our operations. The board of directors of MainStreet Financial Corporation has established Audit, Compensation and Nominating Committees.

The Audit Committee of MainStreet Financial Corporation is comprised of Directors Schoessel (Chair), Fuhr, Garlinger, Hart and Jasperse, each of whom is "independent" as that term is defined for audit committee members in the NASD Marketplace Rules, except for Mr. Fuhr, who does not qualify due to appraisal work he conducts for us. Currently, none of the members of the Audit Committee is an "audit committee financial expert" as defined in the rules of the SEC. None of our independent directors have the type of accounting background to serve in this position; however, they are all familiar with the form and contents of our financial statements. After this offering, we will consider adding a new director with the requisite experience to be considered a financial expert. This Audit Committee also serves as the audit committee of MainStreet Savings Bank. The Audit Committee is scheduled to meet at least quarterly and on an as-needed basis. The Audit Committee hires an independent auditor and reviews the audit report prepared by the independent auditors. In addition, the Audit Committee reviews the results of our internal compliance evaluations of MainStreet Financial Corporation and MainStreet Savings Bank. This committee meets three to four times with our independent auditor and outside compliance consultants.

The Compensation Committee of MainStreet Financial Corporation is comprised of Directors Garlinger (Chair), Fuhr and Schoessel. The Compensation Committee administers a deferred compensation plan for directors and officers. The Compensation Committee reviews all compensation

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policies and issues and determines the compensation to be paid to all officers and employees. Mr. Hatfield recommends compensation and benefit levels for all officers and employees, except for himself.

The Nominating Committee is comprised of the outside directors whose terms are not expiring at the upcoming annual meeting. For our next annual meeting in 2007, Directors Fuhr, Hart, Jasperse and Schoessel serve as our Nominating Committee. It is responsible for the annual selection of management's nominees for election as directors and officers of MainStreet Financial Corporation.

Corporate Governance

MainStreet Financial Corporation has adopted a code of business conduct and ethics and will engage in appropriate corporate governance practices to govern the activities of MainStreet Financial Corporation.

The code of business conduct and ethics, which applies to all employees and directors, addresses conflicts of interest, the treatment of confidential information, general employee conduct and compliance with applicable laws, rules and regulations. In addition, the code of business conduct and ethics is designed to deter wrongdoing and to promote honest and ethical conduct, the avoidance of conflicts of interest, full and accurate disclosure and compliance with all applicable laws, rules and regulations.

The corporate governance practices are expected to cover such matters as the following:

  the duties and responsibilities of directors;

  the composition and responsibilities of director committees;

  the establishment and operation of board committees, including the Audit, Nominating and Compensation Committees of the board;

  convening executive sessions of independent directors;

  the board of directors' interaction with management and third parties; and

  the evaluation of the performance of the board of directors and the chief executive officer.

Directors' Compensation

Directors and executive officers of MainStreet Financial Corporation are not compensated directly by MainStreet Financial Corporation but are compensated by MainStreet Savings Bank. MainStreet Financial Corporation reimburses MainStreet Savings Bank for services provided on its behalf.

Directors only receive compensation for service on the board of directors and committees of MainStreet Savings Bank. All directors receive a $300 monthly retainer plus $600 for each board or board committee meeting attended. In addition, Director Fuhr, as Chairman, receives $450 per quarter plus fees for conducting construction appraisals for MainStreet Savings Bank. During the year ended December 31, 2005, Director Fuhr received $6,350 in fees for conducting these appraisals.

MainStreet Savings Bank maintains a Deferred Compensation Plan for Directors and Officers, which is an unfunded plan for directors and officers who desire to defer their compensation from

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MainStreet Savings Bank. Under this plan, directors can elect to defer receipt of up to 100% of their compensation from MainStreet Savings Bank. This deferred compensation is held in our general funds with a book reserve account set up for each individual. No funds are segregated and benefits under the plan are unfunded and unsecured. Each quarter, the amount of each director's reserve account is increased by an interest factor equal to one-fourth of the rate for 24-month certificates of deposit as of the end of the quarter. At the later of age 65 or the individual's termination of service, the director may elect to receive this deferred compensation in a lump sum or in annual payments over up to ten years. Without an election, the payment period is five years. If the director dies during the payment period, the remainder of the reserve account is paid to the director's beneficiary.

Executive Compensation

The following table sets forth a summary of certain information concerning the compensation paid by MainStreet Savings Bank for services rendered in all capacities during the year ended December 31, 2005, to the President and Chief Executive Officer of MainStreet Financial Corporation and MainStreet Savings Bank. No other executive officers of MainStreet Financial Corporation and MainStreet Savings Bank received compensation in excess of $100,000.

Summary Compensation Table

		Annual Compensation			Long Term Compensation Awards
Name and Principal Position	Fiscal Year	Salary	Bonus	Other Annual Compensation ($)(1)	Restricted Stock Award ($)(2)	Options (#)	All Other Compensation(3)
David L. Hatfield President and Chief Executive Officer, and Director of MainStreet Financial Corporation and MainStreet Savings Bank	2005	$145,946	$7,800	---	---	---	---

____________________
(1) This amount includes only those personal benefits or perquisites that exceed the lesser of $50,000 or 10% of Mr. Hatfield's salary and bonus.
(2) We currently do not have any stock option or restricted stock plans and have no current intention to adopt these types of plans after the offering.
(3) This amount includes matching contributions, if any, of 50% of the first 6% the officer contribute to our 401(k) plan.

Benefits

General. MainStreet Savings Bank currently provides health and welfare benefits to employees, including hospitalization, comprehensive medical insurance and dental, life and short-term and long-term disability insurance, subject to certain deductibles and copayments by employees. MainStreet Savings Bank also provides certain retirements benefits in a defined benefit plan. See Note 8 of the Notes to Consolidated Financial Statements.

401(k) Savings Plan. We offer our employees a 401(k) plan, which is a qualified, tax-exempt savings plan with a cash or deferred feature qualifying under Section 401(k) of the Internal Revenue Code. All salaried employees who have attained age 21 and completed one year of continuous employment, during which they worked at least 1,000 hours, are eligible to participate.

Participants are permitted to make salary reduction contributions to the 401(k) Plan of up to 100% of their annual salary, up to a maximum of $15,000. We match each contribution in an amount equal to 50% of the participant's 401(k) deferrals for the year up to 6% of their salary. All contributions made by participants are before-tax contributions. All participant contributions and earnings are fully and immediately vested. All matching contributions are vested after three years of employment with

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MainStreet Financial Corporation and its subsidiaries. However, in the event of retirement at age 65 or older, permanent disability or death, a participant will automatically become 100% vested in the value of all matching contributions and earnings thereon, regardless of the number of years of employment with MainStreet Financial Corporation and its subsidiaries.

Participants may invest amounts contributed to their 401(k) plan accounts in one or more investment options available under the 401(k) plan. Changes in investment directions among the funds are permitted on a periodic basis pursuant to procedures established by the plan administrator. Each participant receives a quarterly statement that provides information regarding, among other things, the market value of all investments and contributions made to the 401(k) plan on the participant's behalf. Participants are permitted to borrow against their account balance in the 401(k) plan. For the year ended December, 31, 2005, MainStreet Savings Bank made no contribution to the 401(k) plan on behalf of Mr. Hatfield, because he made no contributions during the year.

Deferred Compensation Plan. MainStreet Savings Bank maintains a Deferred Compensation Plan for Directors and Officers, which allows officers to defer up to 50% of his or her compensation. All other terms and conditions of this plan are the same for officers as for directors. See "—Directors' Compensation." Mr. Hatfield does not participate in this deferred compensation plan.

Employee Stock Ownership Plan. MainStreet Financial Corporation intends to adopt an employee stock ownership plan for employees of MainStreet Financial Corporation and MainStreet Savings Bank to become effective upon the offering. Employees of MainStreet Financial Corporation and MainStreet Savings Bank who have been credited with at least 1,000 hours of service during a twelve-month period are eligible to participate in the employee stock ownership plan.

As part of the offering, it is anticipated that the employee stock ownership plan will borrow funds from an independent bank. The employee stock ownership plan will use these funds to purchase up to 8% of the common stock that will be sold in the offering. It is anticipated that this loan will equal 100% of the aggregate purchase price of the common stock acquired by the employee stock ownership plan. The loan to the employee stock ownership plan will be repaid principally from MainStreet Savings Bank's contributions to the employee stock ownership plan over a period of 10 years, and the collateral for the loan will be the common stock purchased by the employee stock ownership plan. MainStreet Savings Bank may, in any plan year, make additional discretionary contributions for the benefit of plan participants in either cash or shares of common stock, which may be acquired through the purchase of outstanding shares in the market or from individual stockholders, upon the original issuance of additional shares by MainStreet Financial Corporation or upon the sale of treasury shares by MainStreet Financial Corporation. These purchases, if made, would be funded through additional borrowings by the employee stock ownership plan or additional contributions from MainStreet Savings Bank. The timing, amount and manner of future contributions to the employee stock ownership plan will be affected by various factors, including prevailing regulatory policies, the requirements of applicable laws and regulations and market conditions.

Shares purchased by the employee stock ownership plan with the proceeds of the loan will be held in a suspense account and released to participants' accounts as debt service payments are made. Shares released from the employee stock ownership plan will be allocated to each eligible participant's employee stock ownership plan account based on the ratio of each such participant's compensation to the total compensation of all eligible employee stock ownership plan participants. Forfeitures will be reallocated among remaining participating employees and may reduce any amount MainStreet Financial Corporation might otherwise have contributed to the employee stock ownership plan. The account balances of participants within the employee stock ownership plan will become 100% vested after five years of service. Credit for eligibility and vesting is given for years of service prior to adoption of the

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employee stock ownership plan. In the case of a "change in control," as defined in the employee stock ownership plan, which triggers a termination of the employee stock ownership plan, participants will become immediately fully vested in their account balances. Benefits are payable upon retirement or other separation from service. MainStreet Savings Bank's contributions to the employee stock ownership plan are not fixed, so benefits payable under the employee stock ownership plan cannot be estimated.

First Bankers Trust Services, Inc. will serve as trustee of the employee stock ownership plan. Under the employee stock ownership plan, the trustee must vote all allocated shares held in the employee stock ownership plan in accordance with the instructions of the participating employees, and unallocated shares will be voted in the same ratio on any matter as those allocated shares for which instructions are given.

GAAP requires that ^the third party borrowing by the employee stock ownership plan be reflected as a liability on MainStreet Financial Corporation's statement of financial condition ^with an offsetting reduction in stockholders' equity. If the employee stock ownership plan purchases newly issued shares from MainStreet Financial Corporation, total stockholders' equity would neither increase nor decrease, but per share stockholders' equity and per share net earnings would decrease as the newly issued shares are allocated to the employee stock ownership plan participants.

The employee stock ownership plan will be subject to the requirements of ERISA, and the regulations of the IRS and the Department of Labor thereunder.

Employment Agreements for Executive Officers. We have no employment or severance agreements with our executive officers and have no current intention to enter into such agreements after the offering.

Stock Benefit Plans. MainStreet Financial Corporation has no stock option, restricted stock or similar stock benefit plans and has no current intention of adopting any of these plans after the offering.

Loans and Other Transactions with Officers, Directors and Other Related Parties

Except for loans granted by MainStreet Savings Bank and construction appraisals conducted by Director Fuhr, we have not engaged in any material transactions or series of transactions during the last two years with any director, officer or other related party, or with any entity in which any of these people had a material interest.

MainStreet Savings Bank has followed a policy of granting loans to officers and directors, which fully complies with all applicable federal regulations. Loans to directors and executive officers are made in the ordinary course of business and on the same terms and conditions as those of comparable transactions with non-management employees prevailing at the time, in accordance with our underwriting guidelines, and do not involve more than the normal risk of collectibility or present other unfavorable features. These terms and conditions include waived fees and discounted loan rates.

All loans we make to our directors and executive officers are subject to federal regulations restricting loans and other transactions with affiliated persons of MainStreet Savings Bank. Loans to all directors and executive officers and their associates totaled approximately $2.2 million at June 30, 2006, which was 28% of our equity at that date. All loans to directors and executive officers were performing in accordance with their terms at June 30, 2006.

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HOW WE ARE REGULATED

Set forth below is a brief description of certain laws and regulations that are applicable to MainStreet Financial Corporation, MainStreet Savings Bank and MHC. The description of these laws and regulations, as well as descriptions of laws and regulations contained elsewhere in this Prospectus, does not purport to be complete and is qualified in its entirety by reference to the applicable laws and regulations.

Legislation is introduced from time to time in the United States Congress that may affect the operations of MainStreet Financial Corporation and MainStreet Savings Bank. In addition, the regulations governing MainStreet Financial Corporation and MainStreet Savings Bank may be amended from time to time by the OTS, the FDIC or the SEC, as appropriate. Any legislative or regulatory changes in the future could adversely affect MainStreet Financial Corporation and MainStreet Savings Bank. No assurance can be given as to whether or in what form any such changes may occur.

MainStreet Savings Bank

MainStreet Savings Bank, as a federally chartered savings bank is subject to regulation and periodic examination by the OTS. This regulation extends to all aspects of its operations. MainStreet Savings Bank is required to maintain minimum levels of regulatory capital and is subject to some limitations on the payment of dividends to MainStreet Financial Corporation. See "- Regulatory Capital Requirements" and "- Limitations on Dividends and Other Capital Distributions." Federal laws and regulations of the Office of Thrift Supervision prescribe the investment and lending authority and activities of federally chartered savings banks. MainStreet Savings Bank is required to file periodic reports with, and is subject to periodic examination by, the OTS. The FDIC also insures the deposits of MainStreet Savings Bank to the maximum extent permitted by law. This regulation of MainStreet Savings Bank is intended for the protection of depositors and the insurance of accounts fund and not for the purpose of protecting shareholders.

OTS Regulation. Our relationship with our depositors and borrowers is regulated to a great extent by federal laws and OTS regulations, especially in such matters as the ownership of savings accounts and the form and content of our mortgage requirements. In addition, the branching authority of MainStreet Savings Bank is regulated by the OTS. MainStreet Savings Bank is generally authorized to branch nationwide. The investment and lending authority of MainStreet Savings Bank is prescribed by federal laws and regulations and it is prohibited from engaging in any activities not permitted by these laws and regulations.

As a federal savings bank, MainStreet Savings Bank is required to meet a qualified thrift lender test. This test requires MainStreet Savings Bank to have at least 65% of its portfolio assets, as defined by regulation, in qualified thrift investments on a monthly average for nine out of every 12 months on a rolling basis. As an alternative, we may maintain 60% of our assets in those assets specified in Section 7701(a)(19) of the Internal Revenue Code. Under either test, we are required to maintain a significant portion of our assets in residential housing related loans and investments. Any institution that fails to meet the qualified thrift lender test becomes subject to certain restrictions on its operations and must convert to a national bank charter, unless it re-qualifies as, and thereafter remains, a qualified thrift lender. If such an institution has not requalified or converted to a national bank within three years after the failure, it must divest of all investments and cease all activities not permissible for a national bank. As of June 30, 2006, MainStreet Savings Bank met this requirement with a qualified thrift lender percentage of 81.56%.

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Under OTS regulations, MainStreet Savings Bank is subject to a lending limit for loans to one borrower or group of related borrowers. This lending limit is equal to the greater of $500,000 or 15% of unimpaired capital and surplus (except for loans fully secured by certain readily marketable collateral, in which case the limit is increased to 25% of unimpaired capital and surplus). At June 30, 2006, our lending limit under this restriction was $963,000. Our outstanding loans are in compliance with this lending limit.

The OTS oversight of MainStreet Savings Bank includes reviewing its compliance with the customer privacy requirements imposed by the Gramm-Leach-Bliley Act of 1999 and the anti-money laundering provisions of the USA Patriot Act. The Gramm-Leach-Bliley privacy requirements place limitations on the sharing of consumer financial information with unaffiliated third parties. They also require each financial institution offering financial products or services to retail customers to provide customers with its privacy policy and with the opportunity to "opt out" of the sharing of their personal information with unaffiliated third parties. The USA Patriot Act significantly expands the responsibilities of financial institutions in preventing the use of the United States financial system to fund terrorist activities. Its anti-money laundering provisions require financial institutions operating in the United States to develop anti-money laundering compliance programs and due diligence policies and controls to ensure the detection and reporting of money laundering. These compliance programs are intended to supplement existing compliance requirements under the Bank Secrecy Act and the Office of Foreign Assets Control Regulations.

We are subject to periodic examinations by the OTS. During these examinations, the examiners may require MainStreet Savings Bank to provide for higher general or specific loan loss reserves, which can impact our capital and earnings. As a federal savings bank, MainStreet Savings Bank is subject to a semi-annual assessment, based upon its total assets, to fund the operations of the Office of Thrift Supervision.

Transactions between MainStreet Savings Bank and its affiliates generally are required to be on terms as favorable to the institution as transactions with non-affiliates, and certain of these transactions, such as loans to an affiliate, are restricted to a percentage of MainStreet Savings Bank's capital. In addition, MainStreet Savings Bank may not lend to any affiliate engaged in activities not permissible for a bank holding company or acquire the securities of most affiliates. MainStreet Financial Corporation is an affiliate of MainStreet Savings Bank.

The OTS has adopted guidelines establishing safety and soundness standards on such matters as loan underwriting and documentation, asset quality, earnings standards, internal controls and audit systems, interest rate risk exposure and compensation and other employee benefits. Any institution regulated by the OTS that fails to comply with these standards must submit a compliance plan.

The OTS has extensive enforcement authority over all savings associations and their holding companies, including MainStreet Savings Bank and MainStreet Financial Corporation. This enforcement authority includes, among other things, the ability to assess civil money penalties, to issue cease-and-desist or removal orders and to initiate injunctive actions. In general, these enforcement actions may be initiated for violations of laws and regulations and unsafe or unsound practices. Other actions or inactions may provide the basis for enforcement action, including misleading or untimely reports filed with the OTS. Except under certain circumstances, public disclosure of final enforcement actions by the OTS is required by law.

FDIC Regulation and Insurance of Accounts. MainStreet Savings Bank's deposits are insured up to the applicable limits by the deposit insurance fund administered by the FDIC, and such insurance is backed by the full faith and credit of the United States Government. As insurer, the FDIC imposes deposit insurance premiums and is authorized to conduct examinations of and to require reporting by

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FDIC-insured institutions. Under new FDIC regulations, our deposit insurance premiums may increase in 2007. It also may prohibit any FDIC-insured institution from engaging in any activity the FDIC determines by regulation or order to pose a serious risk to the deposit insurance fund. The FDIC also has the authority to initiate enforcement actions against MainStreet Savings Bank and may terminate our deposit insurance if it determines that we have engaged in unsafe or unsound practices or is in an unsafe or unsound condition.

MainStreet Financial Corporation and MHC

As the holding companies of MainStreet Savings Bank, MainStreet Financial Corporation and MHC are subject to regulation and examination by the OTS. The terms of MainStreet Financial Corporation's charter is prescribed by the OTS and requires us to only pursue any or all of the lawful objectives and powers of the subsidiary of a mutual holding company.

Under regulations of the OTS, MHC must own a majority of outstanding shares of MainStreet Financial Corporation in order to qualify as a mutual holding company. Applicable federal law and regulations limit the activities of MainStreet Financial Corporation and MHC and require the approval of the OTS for any acquisition or divestiture of a subsidiary, including another financial institution or holding company.

Generally, transactions between MainStreet Savings Bank and its affiliates are required to be on terms as favorable to the institution as transactions with non-affiliates, and certain of these transactions, such as loans to an affiliate, are restricted to a percentage of MainStreet Savings Bank's capital. In addition, MainStreet Savings Bank may not lend to any affiliate engaged in activities not permissible for a bank holding company or acquire the securities of most affiliates. MainStreet Financial Corporation and MHC are affiliates of MainStreet Savings Bank.

Under federal law, if MainStreet Savings Bank fails the qualified thrift lender test, MainStreet Financial Corporation and MHC must obtain the approval of the OTS prior to continuing, directly or through other subsidiaries, any business activity other than those approved for multiple savings association holding companies or their subsidiaries. In addition, within one year of such failure, MHC and MainStreet Financial Corporation must register as, and will become subject to, the restrictions applicable to bank holding companies.

Under regulations of the OTS, MainStreet Financial Corporation, MHC, may convert to the stock form of ownership, though it has no current intention to do so. In a stock conversion, the members of MHC would have a right to subscribe for shares of stock in a new company that would own MainStreet Financial Corporation, MHC's shares in MainStreet Financial Corporation. In addition, each share of stock in MainStreet Financial Corporation not owned by MainStreet Financial Corporation, MHC, would convert into shares in that new company in an amount that preserves the holders' percentage ownership.

Regulatory Capital Requirements

Capital Requirements for MainStreet Savings Bank. MainStreet Savings Bank is required to maintain minimum levels of regulatory capital under regulations of the OTS. The capital regulations require tangible capital of at least 1.5% of adjusted total assets, as defined by regulation. At June 30, 2006, MainStreet Savings Bank had tangible capital of $6.4 million or 5.86% of adjusted total assets, which was approximately $4.8 million above the required level.

The capital standards require core or Tier 1 capital equal to at least 3.0% of adjusted total assets for the strongest institutions with the highest examination rating and 4.0% of adjusted total assets for all

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other institutions, unless the OTS requires a higher level based on the particular circumstances or risk profile of the institution. Core capital generally consists of tangible capital plus certain intangibles. At June 30, 2006, MainStreet Savings Bank had core capital equal to $6.4 million, or 5.86% of adjusted total assets, which was $2.0 million above its required level of 4%.

The OTS also requires MainStreet Savings Bank to have total capital of at least 8.0% of risk-weighted assets. Total capital consists of core or Tier 1 capital and Tier 2 capital, which for MainStreet Savings Bank at June 30, 2006 consists of $563,000 of its allowance for possible loan and lease losses. In determining the amount of risk-weighted assets, all assets, including certain off-balance sheet items, will be multiplied by a risk weight, ranging from 0% to 100%, based on the risk inherent in the type of asset. The OTS is authorized to require MainStreet Savings Bank to maintain an additional amount of total capital to account for concentration of credit risk, level of interest rate risk, equity investments in non-financial companies and the risk of non-traditional activities. At June 30, 2006, MainStreet Savings Bank had $68.8 million in risk-weighted assets and total capital of $7.0 million, or 10.16% of risk-weighted assets, which was $1.5 million above the required level.

The OTS is authorized and, under certain circumstances, required to take certain actions against federal savings banks that fail to meet these capital requirements, or that fail to maintain an additional capital ratio of Tier 1 capital of at least 4.0% of risk weighted-assets. The OTS is generally required to take action to restrict the activities of an "undercapitalized institution," which is an institution with less than either a 4.0% core capital ratio, a 4.0% Tier 1 risked-based capital ratio or an 8.0% total risk-based capital ratio. Any such institution must submit a capital restoration plan and until the plan is approved by the OTS may not increase its assets, acquire another institution, establish a branch or engage in any new activities, and generally may not make capital distributions. The OTS is authorized to impose the additional restrictions on undercapitalized institutions.

Any institution that fails to comply with its capital plan or has Tier 1 risk-based or core capital ratios of less than 3.0% or a total risk-based capital ratio of less than 6.0% is considered "significantly undercapitalized" and must be made subject to one or more additional specified actions and operating restrictions that may cover all aspects of its operations and may include a forced merger or acquisition of the institution. An institution with tangible equity to total assets of less than 2.0% is "critically undercapitalized" and becomes subject to further mandatory restrictions. The OTS generally is authorized to reclassify an institution into a lower capital category and impose the restrictions applicable to that category if the institution is engaged in unsafe or unsound practices or is in an unsafe or unsound condition. The imposition by the OTS of any of these measures on MainStreet Savings Bank may have a substantial adverse effect on its operations and profitability.

Institutions with at least a 4.0% core capital ratio, a 4.0% Tier 1 risked-based capital ratio and an 8.0% total risk-based capital ratio are considered "adequately-capitalized." An institution is deemed "well-capitalized" institution if it has at least a 5% leverage capital ratio, a 6.0% Tier 1 risked-based capital ratio and a 10.0% total risk-based capital ratio. At June 30, 2006, MainStreet Savings Bank was considered a "well-capitalized" institution. On that date, its risked based capital ratio was .2% over the 10.0% requirement for well-capitalized status. After the offering, this ratio is expected to increase well above 10.0%. See "We Exceed All Regulatory Capital Requirements." However, prior to the closing of the offering, this ratio may decrease to below this 10.0% level, and we would become adequately capitalized, which is an event of default under our bank loan. See "Business of MainStreet Financial Corporation - General" regarding a temporary forbearance provided by the lender. See "Business of MainStreet Financial Corporation - Deposits" for the impact of adequately capitalized status on our ability to continue to accept brokered deposits.

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Capital Requirements for MainStreet Financial Corporation. MainStreet Financial Corporation is not subject to any specific capital requirements. The OTS, however, will expect MainStreet Financial Corporation to support MainStreet Savings Bank, including providing additional capital when the Bank does not meet its requirements. As a result, the OTS limits the ability of MainStreet Savings Bank to pay dividends to MainStreet Financial Corporation.

Limitations on Dividends and Other Capital Distributions

OTS regulations impose various restrictions on the ability of MainStreet Savings Bank to make distributions of capital, which include dividends, stock redemptions or repurchases, cash-out mergers and other transactions charged to the capital account. MainStreet Savings Bank must file a notice or application with the OTS before making any capital distribution. MainStreet Savings Bank generally may make capital distributions during any calendar year in an amount up to 100% of net income for the year-to-date plus retained net income for the two preceding years, so long as it is well-capitalized after the distribution. If MainStreet Savings Bank proposes to make a capital distribution when it does not meet its current minimum capital requirements (or will not following the proposed capital distribution) or that will exceed these net income limitations, it must obtain OTS approval prior to making the distribution. The OTS may always object to any distribution based on safety and soundness concerns.

MainStreet Financial Corporation will not be subject to OTS regulatory restrictions on the payment of dividends. Dividends from MainStreet Financial Corporation, however, may depend, in part, upon its receipt of dividends from MainStreet Savings Bank. In addition, MainStreet Savings Bank may not make a distribution that would constitute a return of capital during the three-year term of the business plan submitted in connection with this mutual holding company reorganization and stock issuance. No insured depositary institution may make a capital distribution if, after making the distribution, the institution would be undercapitalized. See "Our Policy Regarding Dividends."

Federal Securities Law

The stock of MainStreet Financial Corporation is registered with the SEC under the Securities Exchange Act of 1934, as amended. MainStreet Financial Corporation will be subject to the information, proxy solicitation, insider trading restrictions and other requirements of the SEC under the Securities Exchange Act of 1934.

MainStreet Financial Corporation stock held by persons who are affiliates of MainStreet Financial Corporation may not be resold without registration unless sold in accordance with certain resale restrictions. Affiliates are generally considered to be officers, directors and principal stockholders. If MainStreet Financial Corporation meets specified current public information requirements, each affiliate of MainStreet Financial Corporation will be able to sell in the public market, without registration, a limited number of shares in any three-month period.

The SEC has adopted regulations and policies under the Sarbanes-Oxley Act of 2002 that will apply to MainStreet Financial Corporation as a registered company under the Securities Exchange Act of 1934. The stated goals of these Sarbanes-Oxley requirements are to increase corporate responsibility, provide for enhanced penalties for accounting and auditing improprieties at publicly traded companies and to protect investors by improving the accuracy and reliability of corporate disclosures pursuant to the securities laws. The SEC Sarbanes-Oxley regulations and policies include very specific additional disclosure requirements and new corporate governance rules. The Sarbanes-Oxley Act represents significant federal involvement in matters traditionally left to state regulatory systems, such as the regulation of the accounting profession, and to state corporate law, such as the relationship between a board of directors and management and between a board of directors and its committees.

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TAXATION

Federal Taxation

General. MainStreet Financial Corporation, MainStreet Savings Bank and MHC are subject to federal income taxation in the same general manner as other corporations, with some exceptions discussed below. The following discussion of federal taxation is intended only to summarize certain pertinent federal income tax matters and is not a comprehensive description of the tax rules applicable to MainStreet Financial Corporation or MainStreet Savings Bank. MainStreet Savings Bank's federal income tax returns have never been audited.

MainStreet Financial Corporation files a consolidated federal income tax return with MainStreet Savings Bank and MHC. Accordingly, it is anticipated that any cash distributions made by MainStreet Financial Corporation to its stockholders would be considered to be taxable dividends and not as a non-taxable return of capital to stockholders for federal and state tax purposes.

Method of Accounting. For federal income tax purposes, MainStreet Savings Bank currently reports its income and expenses on the accrual method of accounting and uses a fiscal year ending on December 31 for filing its federal income tax return.

Minimum Tax. The Internal Revenue Code imposes an alternative minimum tax at a rate of 20% on a base of regular taxable income plus certain tax preferences, called alternative minimum taxable income. The alternative minimum tax is payable to the extent alternative minimum tax exceeds regular income tax. Net operating losses can offset no more than 90% of alternative minimum taxable income. Certain payments of alternative minimum tax may be used as credits against regular tax liabilities in future years. MainStreet Savings Bank has not been subject to the alternative minimum tax, nor do we have any amounts available as credits for carryover.

Net Operating Loss Carryovers. A financial institution may carryback net operating losses to the preceding two taxable years and forward to the succeeding 20 taxable years. This provision applies to losses incurred in taxable years beginning after August 6, 1997. At December 31, 2005, MainStreet Savings Bank had net operating loss carryforwards of $323,000 for federal income tax purposes, which begin expiring in 2021.

Allocation for Bad Debt Deduction. At December 31, 2005, our retained earnings included approximately $1.9 million for which no federal tax liability has been recorded, because it represents an allocation of income to bad debt deductions for tax purposes only. If this $1.9 million is used for purposes other than tax bad debt losses or adjustments from carryback of net operating losses, it would create income for tax purposes only, which would be subject to current tax. The unrecorded deferred tax liability on the $1.9 million was approximately $640,000 at June 30, 2006.

Corporate Dividends-Received Deduction. Because it files a consolidated return with its wholly owned subsidiary, MainStreet Savings Bank, dividends from MainStreet Savings Bank are not included as income to MainStreet Financial Corporation. The corporate dividends-received deduction is 100% or 80%, in the case of dividends received from corporations with which a corporate recipient does not file a consolidated tax return, depending on the level of stock ownership of the payee of the dividend. Corporations that own less than 20% of the stock of a corporation distributing a dividend may deduct 70% of dividends received or accrued on their behalf.

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State Taxation

MainStreet Financial Corporation and MainStreet Savings Bank are subject to a Michigan business activities tax of 1.9% on the sum of their federal taxable income, compensation paid to employees, tax depreciation expense and certain other items.

THE STOCK OFFERING

The board of directors of MainStreet Financial Corporation and the OTS have approved the Stock Issuance Plan. OTS approval is subject to the satisfaction of certain conditions imposed by the OTS. OTS approval does not constitute a recommendation or endorsement of the Stock Issuance Plan.

The following is a brief summary of material aspects of the offering. Prospective purchasers also may review the Stock Issuance Plan governing the offering. A copy of the Stock Issuance Plan is available for inspection at the offices of MainStreet Savings Bank and the OTS. The Stock Issuance Plan was filed as an exhibit to the registration statement filed with the SEC, of which this Prospectus is a part. Copies may be obtained from the SEC, or it may be reviewed on the SEC's website. See "Where You Can Find Additional Information."

General

On July 19, 2006, we adopted a Stock Issuance Plan, pursuant to which MainStreet Financial Corporation common stock is being offered to our eligible depositors, our employee stock ownership plan and, if necessary, to the public in direct and syndicated community offerings. After the offering, MHC will own approximately 53% of the outstanding shares of MainStreet Financial Corporation, and the purchasers of shares in this offering will own the remaining 47%.

The shares of MainStreet Financial Corporation common stock are first being offered in a subscription offering to holders of subscription rights. To the extent shares of common stock remain available after the subscription offering, shares may be offered in a direct community offering on a best efforts basis through Ryan Beck & Co. in a manner designed to promote a wide distribution of the shares. The direct community offering, if any, may commence with, at any time during, or as soon as practicable after the commencement of the subscription offering. Shares not subscribed for in the subscription offering and direct community offering may be offered for sale on a best efforts basis in a syndicated community offering managed by Ryan Beck & Co. We have the right, in our sole discretion, to accept or reject, in whole or in part, any orders to purchase shares of common stock received in the direct community offering and the syndicated community offering. See "- Direct Community Offering" and "-Syndicated Community Offering." Subscriptions for shares will be subject to the maximum and minimum purchase limitations set forth in the Stock Issuance Plan. See "- Limitations on Stock Purchases."

The completion of the offering is subject to market conditions and other factors beyond our control. If delays are experienced, significant changes may occur in the estimated offering range with corresponding changes in the net proceeds to be realized by us from the sale of the shares. In the event the offering is terminated, we will charge all expenses of the offering against current income and any funds collected by us in the offering will be promptly returned, with interest, to each subscriber.

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Reasons for the Stock Offering

The proceeds from the sale of shares of MainStreet Financial Corporation in the offering will provide MainStreet Financial Corporation and MainStreet Savings Bank with additional capital, which is intended to be used to repay outstanding indebtedness and support future growth. The additional capital for MainStreet Savings Bank will enable it to retain well-capitalized status. The offering also will enable MainStreet Financial Corporation and MainStreet Savings Bank to increase their capital in response to any future regulatory capital requirements. Although MainStreet Savings Bank currently exceeds all regulatory capital requirements, the sale of common stock will assist MainStreet Savings Bank with the orderly preservation and expansion of its capital base and will provide flexibility to respond to sudden and unanticipated capital needs. In addition, since MainStreet Savings Bank competes with local and regional banks not only for customers, but also for employees, we believe that the stock offering will afford us the opportunity to attract and retain management and employees through the employee stock ownership plan. We also will be able to adopt other types of stock benefit plans, including incentive stock option plans and restricted stock plans; however, we have no current intention of adopting any of these other types of plans after the offering. See "How We Intend to Use the Proceeds of the Offering" for a description of our intended use of proceeds.

After considering the advantages and disadvantages of the offering, as well as applicable fiduciary duties, the board of directors of MainStreet Financial Corporation approved the offering as being in the best interests of MainStreet Financial Corporation, MainStreet Savings Bank and our account holders and the communities we serve.

How We Determined Our Price and the Number of Shares to be Issued in the Stock Offering

The Stock Issuance Plan requires that the purchase price of the common stock must be based on the appraised pro forma market value of MainStreet Financial Corporation and MainStreet Savings Bank, as determined on the basis of an independent valuation. MainStreet Financial Corporation has retained RP Financial LC. to make this valuation. For its services in making this appraisal, RP Financial LC.'s fees are $25,000 plus reasonable out-of-pocket expenses not to exceed $5,000. MainStreet Financial Corporation has agreed to indemnify RP Financial LC. and any employees of RP Financial LC. who act for or on behalf of RP Financial LC. in connection with the appraisal against any and all loss, cost, damage, claim, liability or expense of any kind, including claims under federal and state securities laws, arising out of any misstatement or untrue statement of a material fact or an omission to state a material fact in the information supplied by MainStreet Financial Corporation to RP Financial LC., unless RP Financial LC. is determined to be negligent or otherwise at fault.

An appraisal has been made by RP Financial LC. in reliance upon the information contained in this Prospectus, including the financial statements. RP Financial LC. also considered the following factors, among others:

  the present and projected operating results and financial condition of MainStreet Financial Corporation and MainStreet Savings Bank, which were prepared by MainStreet Financial Corporation and then adjusted by RP Financial LC. to reflect the net proceeds of this offering and the economic and demographic conditions in our existing marketing areas;

  certain historical, financial and other information relating to MainStreet Financial Corporation and MainStreet Savings Bank, which were prepared by MainStreet Financial Corporation;

  the impact of the offering on MainStreet Financial Corporation's and MainStreet Savings Bank's net worth and earnings potential as calculated by RP Financial LC.;

  the proposed dividend policies of MainStreet Financial Corporation and MainStreet Savings Bank; and

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  the trading market for securities of comparable institutions and general conditions in the market for such securities.

The appraisal also incorporated an analysis of a peer group of publicly traded thrift holding companies that RP Financial LC. considered to be comparable to MainStreet Financial Corporation. The peer group analysis conducted by RP Financial LC. included a total of 10 publicly traded thrift holding companies with total assets ranging from $128.0 million to $379.0 million. The analysis of comparable publicly traded companies included an evaluation of the average and median price-to-^reported earnings, price-to-core earnings, price-to-book value, price-to-tangible book value and price-to-^assets ratios indicated by the market prices of the peer companies. RP Financial LC. applied the peer group's pricing ratios as adjusted for certain qualitative valuation factors to account for differences between MainStreet Financial Corporation and the peer group, to MainStreet Financial Corporation's pro forma reported and core earnings^, book value and assets to derive the estimated pro forma market value of MainStreet Financial Corporation on a fully converted basis.

In its review of the appraisal provided by RP Financial LC., the board of directors reviewed the methodologies and the appropriateness of the assumptions used by RP Financial LC. in addition to the factors listed above, and the board of directors believes that these assumptions were reasonable.

On the basis of the foregoing, RP Financial LC. has advised MainStreet Financial Corporation that, in its opinion dated September 8, 2006, the estimated pro forma market value of MainStreet Financial Corporation following the Stock Offering, ranged from a minimum of $6.8 million to a maximum of $9.2 million with a midpoint of $8.0 million. The board of directors of MainStreet Financial Corporation determined that the common stock should be sold at $10.00 per share. Based on the estimated pro forma market value and the purchase price, the number of shares of common stock that MainStreet Financial Corporation will issue will range from between 680,000 shares and 920,000 shares, with a midpoint of 800,000 shares. The board determined to offer 47% of these shares, or between 319,600 shares and 432,400 shares with a midpoint of 376,000 shares, the estimated offering range, to depositors and the public pursuant to this Prospectus. The 53% of the shares of MainStreet Financial Corporation stock that are not sold in the offering will be held by MainStreet Financial Corporation, MHC. The estimated offering range may be amended with the approval of the OTS or if necessitated by subsequent developments in the financial condition of MainStreet Financial Corporation or market conditions generally. In the event the estimated market value is updated to amend the value of the MainStreet Financial Corporation on a fully converted basis below $6.8 million or above $10.6 million, which is the maximum of the estimated valuation range adjusted by 15%, a new appraisal will be filed with the OTS.

Based upon current market and financial conditions and recent practices and policies of the OTS, in the event MainStreet Financial Corporation receives orders for common stock in excess of $4.3 million (the maximum of the estimated offering range) and up to $5.0 million (the maximum of the estimated offering range, as adjusted by 15%), MainStreet Financial Corporation may be required by the OTS to accept all such orders. No assurances, however, can be made that MainStreet Financial Corporation will receive orders for common stock in excess of the maximum of the estimated offering range or that, if these orders are received, that all these orders will be accepted because MainStreet Financial Corporation's final valuation and number of shares to be issued are subject to the receipt of an updated appraisal from RP Financial LC., which reflects the increase in the valuation and the approval of the increase by the OTS. In addition, an increase in the number of shares above 432,400 shares, will first be used, if necessary, to fill the order of the employee stock ownership plan. There is no obligation or understanding on the part of management to take and/or pay for any shares in order to complete the Stock Offering.

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The following table presents a summary of selected pricing ratios, as shown in the appraisal, for the peer group companies and pro forma pricing ratios for MainStreet Financial Corporation reflecting the impact of the Stock Offering as of and for the twelve months ended June 30, 2006. The peer group, which consists of 10 publicly traded thrift holding companies, which are all in mutual holding company form, includes companies that range in asset size from $128.0 million to $379.0 million and have market capitalizations ranging from $11.7 million to $52.9 million. Compared to the average pricing ratios of the peer group, our pro forma pricing ratios at the maximum of the offering range indicated a discount of 41.1% on a price-to-book basis and of 37.5% on a price-to-tangible book basis. The estimated appraised value and the resulting discounts took into consideration the potential financial impact of the Stock Offering.

In determining the estimated pro forma market value, RP Financial, LC. concluded that MainStreet Financial Corporation's pro forma valuation should be discounted relative to peer group companies due to its recent losses and performance and the new issue discount applicable to unseasoned thrift stock issues versus existing thrift stocks with actual trading histories. The resulting pro forma valuation range for MainStreet Financial Corporation reflected a discount to the peer group on a price-to-book value and tangible book value basis. However, because of MainStreet Savings Bank's lower historical earnings performance relative to the peer group comparable, the pro forma price-to-earnings ratio for MainStreet Financial Corporation is skewed.

The impact of the offering includes the gross proceeds of the offering, less offering expenses and the effects of the employee stock ownership plan we expect to implement. Earnings used in the calculation of the price-to-earnings ratio are defined as our normalized tax-effected earnings for the twelve months ended June 30, 2006, plus the impact of the offering. The impact of the offering includes the pro forma after-tax income generated from the reinvestment of the net proceeds of the offering, less the expense related to the employee stock ownership plan.

	Stock Offering Price to Earnings Multiple	Stock Offering Price to Book Value Ratio	Stock Offering Price to Tangible Book Value Ratio
MainStreet Financial Corporation
Maximum, as adjusted	NM	104.45%	117.22%
Maximum	NM	96.52%	109.15%
Minimum	NM	80.05%	92.00%

Valuation of peer group companies as of September 8, 2006(1)
Averages	28.87x	163.86%	174.76%
Medians	28.18x	163.87%	168.10%
_______________________ (1) Reflects earnings and equity as of or for the twelve months ended June 30, 2006.

The following table prepared by RP Financial LC. presents a summary of selected pricing ratios for the peer group companies and MainStreet Financial Corporation with the ratios adjusted to the hypothetical case of a stock offering for 100% of the pro forma market value of MainStreet Financial Corporation, which is referred to as a fully converted offering. Compared to the average fully converted offering pricing ratios of the peer group, our pro forma fully converted offering pricing ratios at the maximum of the offering range indicated a discount of 24.6% on a price-to-book basis^ and a discount of 20.9% on a price-to-tangible book basis. (These discounts are determined by subtracting from 1.0 the

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ratio of MainStreet Financial Corporation's relevant ratio at the maximum of the offering range to the peer group's average relevant ratio.) RP Financial LC.'s calculations of the fully converted offering pricing multiples for the peer group companies assume the pro forma impact of selling the mutual holding company shares of each of the peer group companies at their respective trading prices as of September 8, 2006. RP Financial LC.'s calculation of our fully converted offering pricing ratios assumes the pro forma impact of selling 100% of the shares to be outstanding at $10.00 per share.

	Fully Converted Offering Price to Earnings Multiple	Fully Converted Offering Price to Book Value Ratio	Fully Converted Offering Price to Tangible Book Value Ratio
MainStreet Financial Corporation
Maximum, as adjusted	NM	71.61%	77.39%
Maximum	NM	67.85%	73.85%
Minimum	NM	59.40%	65.73%
Valuation of peer group companies as of September 8, 2006(1)
Averages	28.20x	89.95%	93.31%
Medians	27.93x	90.86%	93.49%
_______________________ (1) Reflects earnings and equity as of or for the twelve months ended June 30, 2006.

The following table, prepared by RP Financial, LC. ^ presents information for all minority stock offerings by mutual holding company organizations completed between January 1, 2005 and September 1, 2006. It presents the percentage stock appreciation from the initial trading date of the offering to the dates shown in the table. The table also presents the average and the median percentage stock appreciation from January 1, 2005 to September 1, 2006. This information relates to stock appreciation experienced by other companies that reorganized in different market areas, different stock market and economic environments. In addition, the companies may have no similarities to MainStreet Financial Corporation with regard to market area, earnings quality and growth potential, among other factors. The information shown in the following table was not included in the appraisal report; however, the appraisal prepared by RP Financial, LC. did consider the after market trading experience of transactions that closed three months prior to the September 8, 2006 valuation date used in the appraisal.

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			Price Appreciation After
Institution	State	IPO Date	One Day (%)	One Week (%)	One Month (%)	Price Appreciation as of September 1, 2006
Georgetown Bancorp, Inc.	MA	01/06/05	2.0%	-0.5%	0.5%	-4.5%
BV Financial, Inc.	MD	01/14/05	-6.5%	-5.0%	-0.7%	-5.5%
Home Federal Bancorp, Inc. of LA	LA	01/21/05	-1.0%	0.5%	-0.8%	5.0%
Kearny Financial Corp.	NJ	02/24/05	13.9%	15.0%	11.3%	48.9%
Kentucky First Federal Bancorp	KY	03/03/05	7.9%	12.0%	12.4%	2.2%
Prudential Bancorp, Inc.	PA	03/30/05	-1.5%	-6.5%	-12.5%	33.5%
Brooklyn Federal Bancorp, Inc.	NY	04/06/05	-0.5%	-1.0%	-5.0%	22.5%
FedFirst Financial Corp.	PA	04/07/05	-6.6%	-9.3%	-14.5%	2.0%
Rockville Financial, Inc.	CT	05/23/05	4.8%	10.5%	20.0%	47.0%
North Penn Bancorp, Inc.	PA	06/02/05	10.0%	2.5%	1.5%	17.0%
Colonial Bankshares, Inc.	NJ	06/30/05	6.0%	9.9%	7.5%	26.7%
Heritage Financial Group	GA	06/30/05	7.5%	7.5%	9.3%	41.0%
United Financial Bancorp, Inc.	MA	07/13/05	17.5%	16.0%	17.0%	32.1%
Ottawa Savings Bancorp, Inc.	IL	07/14/05	4.0%	5.0%	7.0%	15.4%
Wauwatosa Holdings, Inc.	WI	10/05/05	12.5%	7.3%	9.5%	76.8%
Investors Bancorp, Inc.	NJ	10/12/05	0.2%	1.0%	5.2%	43.5%
Equitable Financial Corp.	NE	11/09/05	0.0%	-5.0%	-5.5%	-7.5%
Greenville Federal Fin. Corp.	OH	01/05/06	3.8%	2.5%	0.0%	-2.0%
Magyar Bancorp, Inc.	NJ	01/24/06	6.5%	5.5%	6.0%	19.2%
United Community Bancorp	IN	03/31/06	8.0%	7.0%	5.5%	6.5%
Lake Shore Bancorp, Inc.	NY	04/04/06	7.0%	4.8%	1.5%	8.5%
Mutual Federal Bancorp, Inc.	IL	04/06/06	11.3%	10.0%	14.0%	10.0%
Northeast Community Bancorp Inc.	NY	07/06/06	10.0%	12.8%	12.0%	13.0%
Seneca-Cayuga Bancorp Inc.	NY	07/11/06	0.0%	-4.0%	-6.0%	-4.8%
Roma Financial Corp.	NJ	07/12/06	41.0%	42.4%	46.6%	52.3%

Average			6.3%	5.6%	5.7%	20.0%
Median			6.0%	5.0%	5.5%	15.4%

This table is not intended to indicate how our stock may perform. Furthermore, this table presents only short-term price performance and may not be indicative of the longer-term stock price performance of these companies. The increase in any particular company's stock price is subject to various factors, including, but not limited to, the amount of proceeds a company raises, the company's historical and anticipated operating results, the nature and quality of the company's assets, the company's market area, and the quality of management and management's ability to deploy proceeds (such as through loans and investments, the acquisition of other financial institutions or other businesses, the payment of dividends and common stock repurchases). In addition, stock prices may be affected by general market and economic conditions, the interest rate environment, the market for financial institutions and merger or takeover transactions, the presence of professional and other investors who purchase stock on speculation, as well as other unforeseeable events not in the control of management. Before you make an investment decision, we urge you to carefully read this Prospectus, including, but not limited to, "Risk Factors."

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RP Financial LC.'s valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing these shares. RP Financial LC. did not independently verify the consolidated financial statements and other information provided by MainStreet Financial Corporation, nor did RP Financial LC. value independently the assets or liabilities of MainStreet Financial Corporation. The valuation considers MainStreet Financial Corporation as a going concern and should not be considered as an indication of the liquidation value of MainStreet Financial Corporation. Moreover, because this valuation is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons purchasing common stock in the offerings will thereafter be able to sell such shares at prices at or above the purchase price or in the range of the valuation described above.

Prior to completion of the offering, the maximum of the estimated offering range may be increased up to 15% and the number of shares of common stock offered may be increased to 497,260 shares to reflect changes in market and financial conditions or to fill the order of the employee stock ownership plan, without the resolicitation of subscribers. See "- Limitations on Stock Purchases" as to the method of distribution and allocation of additional shares that may be issued in the event of an increase in the estimated offering range to fill unfilled orders in the offering.

No sale of shares of common stock in the offering may be completed unless, prior to the completion, RP Financial LC. confirms that nothing of a material nature has occurred which, taking into account all relevant factors, would cause it to conclude that the aggregate value of the common stock to be issued is materially incompatible with the estimate of the aggregate consolidated pro forma market value of MainStreet Financial Corporation. If this confirmation is not received, MainStreet Financial Corporation may cancel the offering, extend the offering period and establish a new estimated offering range and/or estimated price range, hold a new offering or take any other action the OTS may permit.

Depending upon market or financial conditions following the start of the subscription offering, the total number of shares of common stock may be increased or decreased without a resolicitation of subscribers, provided that the product of the total number of shares times the purchase price is not below the minimum or more than 15% above the maximum of the estimated offering range. In the event market or financial conditions change so as to cause the aggregate purchase price of the shares to be below the minimum of the estimated offering range or more than 15% above the maximum of such range, purchasers will be resolicited and be permitted to maintain, cancel or change their orders, in which case they will need to respond prior to the expiration of the resolicitation offering or their subscription funds will be promptly refunded with interest at MainStreet Savings Bank's statement savings rate of interest. Any change in the estimated offering range must be approved by the OTS.

An increase in the number of shares of common stock as a result of an increase in the estimated pro forma market value would decrease both a subscriber's ownership interest and MainStreet Financial Corporation's pro forma net income and stockholders' equity on a per share basis while increasing pro forma net income and stockholders' equity on an aggregate basis. A decrease in the number of shares of common stock would increase both a subscriber's ownership interest and MainStreet Financial Corporation's pro forma net income and stockholders' equity on a per share basis while decreasing pro forma net income and stockholders' equity on an aggregate basis. See "Pro Forma Data."

Copies of the appraisal report of RP Financial LC., including any amendments, and the detailed report of the appraiser setting forth the method and assumptions for the appraisal are available for inspection at the main office of MainStreet Financial Corporation and the other locations specified under "Where You Can Find Additional Information." In addition, the appraisal report is an Exhibit to the SEC

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registration statement of which this Prospectus is a part. Portions of the appraisal report that are included in the registration statement are available on the SEC's website at http://www.sec.gov.

Subscription Offering and Subscription Rights

Under the Stock Issuance Plan, rights to subscribe for the purchase of common stock have been granted to the following persons in the following order of descending priority:

  depositors of MainStreet Savings Bank with account balances of at least $50 as of the close of business on April 30, 2005 ("Eligible Account Holders");

  tax-qualified employee plans ("Tax-Qualified Employee Plans");

  depositors of MainStreet Savings Bank, other than directors and officers of MainStreet Financial Corporation and MainStreet Savings Bank and their associates, with account balances of at least $50 as of the close of business on September 30, 2006 ("Supplemental Eligible Account Holders"); and

  depositors of MainStreet Savings Bank with account balances of at least $50 as of the close of business on October 31, 2006 ("Other Members").

All subscriptions received will be subject to the availability of common stock after satisfaction of all subscriptions of all persons having prior rights in the subscription offering and to the maximum and minimum purchase limitations set forth in the Stock Issuance Plan and as described below under "- Limitations on Stock Purchases."

Priority Category No. 1: Eligible Account Holders. Each Eligible Account Holder shall receive, without payment, first priority, nontransferable subscription rights to subscribe for shares of common stock in an amount equal to the greater of:

(1)	$100,000 or 10,000 shares of common stock;
(2)	one-tenth of one percent of the total offering of shares of common stock; and
(3)	15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of common stock to be issued by a fraction, of which the numerator is the amount of the qualifying deposit of the Eligible Account Holder and the denominator is the total amount of qualifying deposits of all Eligible Account Holders in MainStreet Savings Bank in each case as of the close of business on April 30, 2005 (the "Eligibility Record Date"), subject to the overall purchase limitations.

See "- Limitations on Stock Purchases."

If there are not sufficient shares available to satisfy all subscriptions of Eligible Account Holders, shares first will be allocated among subscribing Eligible Account Holders so as to permit each such Eligible Account Holder, to the extent possible, to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of the number of shares subscribed for or 100 shares. Thereafter, any shares remaining available will be allocated among the subscribing Eligible Account Holders whose subscriptions remain unfilled pro rata in the same proportion that the amounts of their respective qualifying deposits bear to the total amount of qualifying deposits of all subscribing Eligible Account Holders whose subscriptions remain unfilled. Subscription rights of Eligible Account Holders will be

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subordinated to the priority rights of Tax-Qualified Employee Plans to purchase shares in excess of the maximum of the estimated offering range.

To ensure proper allocation of stock, each Eligible Account Holder must list on his or her subscription order form all deposit accounts in which he or she has an ownership interest. Failure to list an account could result in fewer shares being allocated than if all accounts had been disclosed. The subscription rights of Eligible Account Holders who are also directors or officers of MainStreet Financial Corporation and MainStreet Savings Bank or their associates will be subordinated to the subscription rights of other Eligible Account Holders to the extent attributable to increased deposits in the year preceding April 30, 2005.

Priority Category No. 2: Tax-Qualified Employee Plans. Each Tax-Qualified Employee Plan, which in our case is our employee stock ownership plan, shall be entitled to receive, without payment therefor, second priority, nontransferable subscription rights to purchase up to 10% of the common stock, including any increase in the number of shares of common stock after the date hereof as a result of an increase of up to 15% in the maximum of the estimated offering range. The employee stock ownership plan intends to purchase 8% of the shares of common stock to be sold in the offering, or between 25,568 shares and 34,592 shares based on the minimum and maximum of the estimated offering range, respectively. Subscriptions by our Tax-Qualified Employee Plans will not be aggregated with shares of common stock purchased directly by or which are otherwise attributable to any other participants in the subscription offering and the direct and syndicated community offerings, including subscriptions of any of MainStreet Financial Corporation's and MainStreet Savings Bank's directors, officers, employees or associates thereof. Subscription rights received pursuant to this category shall be subordinated to all rights received by Eligible Account Holders to purchase shares pursuant to category No.1; provided, however, that the Tax-Qualified Employee Plans shall have a first priority subscription right to the extent that the total number of shares of common stock sold in the offering exceeds the maximum of the estimated offering range, up to an aggregate of 10% of the common stock sold in the offering, although we expect that our employee stock ownership plan will purchase 8% of the shares issued in the Stock Offering. See "Management - Benefits -- Employee Stock Ownership Plan."

Priority Category No. 3: Supplemental Eligible Account Holders. To the extent that there are sufficient shares remaining after satisfaction of subscriptions by Eligible Account Holders and the Tax-Qualified Employee Plans, each Supplemental Eligible Account Holder shall be entitled to receive, without payment, third priority, nontransferable subscription rights to subscribe for shares of common stock in an amount equal to the greater of:

(1)	$100,000 or 10,000 shares of common stock;

(2)	one-tenth of one percent of the total offering of shares of common stock; and

(3)	15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of common stock to be issued by a fraction, of which the numerator is the amount of the qualifying deposit of the Supplemental Eligible Account Holder and the denominator of which is the total amount of qualifying deposits of all Supplemental Eligible Account Holders in MainStreet Financial Corporation in each case on the close of business on September 30, 2006 (the "Supplemental Eligibility Record Date"), subject to the overall purchase limitations.

See "- Limitations on Stock Purchases."

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If there are not sufficient shares available to satisfy all subscriptions of Supplemental Eligible Account Holders, available shares first will be allocated among subscribing Supplemental Eligible Account Holders so as to permit each such Supplemental Eligible Account Holder, to the extent possible, to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of the number of shares subscribed for or 100 shares. Thereafter, any shares remaining available will be allocated pro rata among the Supplemental Eligible Account Holders whose subscriptions remain unfilled in the same proportion that the amounts of their respective qualifying deposits bear to the total amount of qualifying deposits of all subscribing Supplemental Eligible Account Holders whose subscriptions remain unfilled. To ensure proper allocation of stock, each Supplemental Eligible Account Holder must list on his or her subscription order form all deposit accounts in which he or she has an ownership interest. Failure to list an account could result in fewer shares being allocated than if all accounts had been disclosed.

Priority Category No. 4: Other Members. To the extent that there are sufficient shares remaining after satisfaction of subscriptions by Eligible Account Holders, the Tax-Qualified Employee Plans and Supplemental Eligible Account Holders, each Other Member shall receive, without payment, fourth priority, nontransferable subscription rights to subscribe for shares of MainStreet Financial Corporation common stock, up to the greater of $100,000 or 10,000 shares of common stock, subject to the overall purchase limitations. See "-- Limitations on Stock Purchases."

If there are not sufficient shares available to satisfy all subscriptions, available shares will be allocated among the subscribing Other Members so as to permit each such Other Member, to the extent possible, to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of the number of shares subscribed for or 100 shares. Thereafter, remaining shares available shall be allocated pro rata among the Other Members whose subscriptions remain unfilled in the same proportion that the amounts of their remaining unfilled subscription bears to the total of all remaining unfilled orders of subscribing Other Members. To ensure proper allocation of common stock, each Other Member must list on his or her subscription order form all deposit accounts in which he or she has an ownership interest. Failure to list an account could result in fewer shares being allocated than if all accounts had been disclosed.

Expiration Date for the Subscription Offering. The subscription offering will expire at 12:00 Noon, Hastings, Michigan time, on ______, 2006 (the "subscription expiration date"), unless extended for up to 45 days or for such additional periods by MainStreet Financial Corporation as may be approved by the OTS. Subscription rights that have not been exercised prior to the subscription expiration date (as extended) will become void. The Stock Offering may be extended until __________, 2006, without notice to you. If the stock offering is extended beyond _______________, 2006, we will be required to notify each subscriber and resolicit subscriptions. Subscribers will have the right to maintain, modify or rescind their subscriptions and, unless a response is received during the resolicitation period, a subscriber's funds will be returned with interest, at the MainStreet Savings Bank statement savings account rate and deposit account withdrawal authorizations will be cancelled.

MainStreet Financial Corporation will not execute orders until at least the minimum number of shares of common stock, 319,600 shares, have been subscribed for or otherwise sold. If all shares have not been subscribed for or sold within 45 days after the subscription offering expiration date, unless this period is extended with the consent of the OTS, all funds delivered to MainStreet Financial Corporation pursuant to the subscription offering will be returned promptly to the subscribers with interest and all withdrawal authorizations will be canceled. If an extension beyond the 45-day period following the subscription expiration date is granted, MainStreet Financial Corporation will resolicit subscribers as described above. Any single offering extension will not exceed 90 days, and no extensions may be made past ________________, 2008.

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Direct Community Offering

To the extent that shares remain available for purchase after satisfaction of all subscriptions of Eligible Account Holders, the Tax-Qualified Employee Plans, Supplemental Eligible Account Holders and Other Members, we anticipate we will offer shares pursuant to the Stock Issuance Plan to members of the general public who receive a Prospectus, in a direct community offering with a preference given to natural persons and trusts of natural persons residing in Barry, Ionia, Kalamazoo, Eaton, Allegan, Kent, Calhoun and Van Buren counties in Michigan. These natural persons are referred to as preferred subscribers in the direct community offering. We will utilize deposit or loan records or other evidence available to us to decide whether a person is a resident of these counties. In all cases, however, this determination of residency shall be in our sole discretion. No person may subscribe for or purchase more than $100,000 of common stock in the direct community offering. MainStreet Financial Corporation may limit total subscriptions in the direct community offering so as to assure that the number of shares available for the syndicated community offering may be up to a specified percentage of the number of shares of common stock. Finally, MainStreet Financial Corporation may reserve shares offered in the direct community offering for sales to institutional investors. The opportunity to subscribe for shares of common stock in any direct community offering will be subject to the right of MainStreet Financial Corporation, in its sole discretion, to accept or reject any such orders in whole or in part from any person either at the time of receipt of an order or as soon as practicable following the termination of the Stock Offering.

In the event of an oversubscription for shares in the direct community offering, shares may be allocated, to the extent shares remain available, first to each preferred subscriber whose order is accepted by MainStreet Financial Corporation. The shares will be allocated to cover the orders of preferred subscribers, to the extent possible, so that each preferred subscriber receives the lesser of the amount of shares subscribed for or 100 shares. Thereafter, remaining shares shall be allocated pro rata among the preferred subscribers whose orders remain unfilled in the same proportion that the amounts of their remaining unfilled orders bears to the total of all remaining unfilled orders. If any shares remain after the orders of preferred subscribers are filled, such shares shall be allocated to the remaining subscribers in the direct community offering in the same fashion as allocated among preferred subscribers.

This direct community offering may begin with, during or after the subscription offering, and it is expected to terminate at the same time as the subscription offering. We may decide to extend the community offering for any reason. We are not required to notify subscribers of any extension or to resolicit subscriptions unless the extension date is after ________, 2006.

Syndicated Community Offering

As a final step in the offering, the Stock Issuance Plan provides that, if feasible, shares of common stock not purchased in the subscription offering and direct community offering may be offered for sale to selected members of the general public in a syndicated community offering through our marketing agent, Ryan Beck & Co., subject to such terms, conditions and procedures as we may determine. This syndicated community offering must be conducted in a manner that will achieve a wide distribution of our shares of common stock. It is expected that a syndicated community offering, if any, would commence as soon as practicable after termination of the subscription offering and the direct community offering. MainStreet Financial Corporation, in its sole discretion, has the right to reject orders in whole or in part received in the syndicated community offering.

The price at which common stock is sold in the syndicated community offering will be the same price at which shares are offered and sold in the subscription offering and direct community offering. No person may purchase more than $100,000, or 10,000 shares, of common stock in the syndicated

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community offering, subject to the maximum purchase limitations. See "- Limitations on Stock Purchases."

Ryan Beck & Co., acting as our agent, will manage the syndicated community offering. In that capacity, Ryan Beck & Co. may form a syndicate of other registered broker-dealers to assist in the sale of the shares in the syndicated community offering. If Ryan Beck & Co. forms a syndicate to conduct the syndicated community offering, an amendment to the SEC registration statement will be filed to identify the members of the syndicate and the compensation arrangement with respect to shares those members sell. Neither Ryan Beck & Co. nor any registered broker-dealer shall have any obligation to take or purchase any shares of common stock in the syndicated community offering; however, Ryan Beck & Co., has agreed to use its best efforts in the sale of shares in the syndicated community offering. The syndicated community offering will be conducted in accordance with certain SEC rules applicable to best efforts offerings. Generally under those rules, Ryan Beck & Co., Inc., a broker-dealer, will deposit funds it receives prior to closing from interested investors into a separate non-interest-bearing bank account. If and when all the conditions for the closing are met, funds for common stock sold in the syndicated community offering will be promptly delivered to us. If the offering is consummated, but some or all of an interested investor's funds are not accepted by us, those funds will be returned to the interested investor promptly, without interest. If the offering is not consummated, funds in the account will be promptly returned, without interest, to the potential investor. Normal customer ticketing will be used for order placement. In the syndicated community offering, order forms will not be used.

The syndicated community offering will be completed within 45 days after the termination of the subscription offering, unless extended by MainStreet Financial Corporation with the approval of the OTS. See "- Subscription Offering and Subscription Rights -- Expiration Date for the Subscription Offering" above for a discussion of procedures in the event OTS approves a longer extension.

If for any reason we cannot effect a syndicated community offering of shares of common stock not purchased in the subscription and community offering, or in the event that there is an insignificant number of shares remaining unsold after the subscription, community and syndicated community offerings, we will try to make other arrangements for the sale of unsubscribed shares, if possible. OTS must approve any such arrangements.

Persons Who are Not Permitted to Participate in the Stock Offering

MainStreet Financial Corporation will make reasonable efforts to comply with the securities laws of all states in the United States in which persons entitled to subscribe for stock pursuant to the stock issuance plan reside. However, MainStreet Financial Corporation is not required to offer stock in the subscription offering to any person who resides in a foreign country or resides in a state of the United States with respect to which:

  the number of persons otherwise eligible to subscribe for shares under the Stock Issuance Plan who reside in such jurisdiction is small; ^

  the granting of subscription rights or the offer or sale of shares of common stock to such persons would require that MainStreet Financial Corporation or any of its officers, directors or employees, under the laws of such jurisdiction, register as a broker, dealer, salesman or selling agent or to register or otherwise qualify its securities for sale in such jurisdiction or to qualify as a foreign corporation or file a consent to service of process in such jurisdiction; ^or

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  such registration, qualification or filing in the judgment of MainStreet Financial Corporation would be impracticable or unduly burdensome for reasons of cost or otherwise.

Where the number of persons eligible to subscribe for shares in one state is small, MainStreet Financial Corporation will base its decision as to whether or not to offer the common stock in that state on a number of factors, including but not limited to the size of accounts held by account holders in the state, the cost of registering or qualifying the shares or the need to register MainStreet Financial Corporation, its officers, directors or employees as brokers, dealers or salesmen.

Limitations on Stock Purchases

The Stock Issuance Plan includes the following limitations on the number of shares of MainStreet Financial Corporation common stock that may be purchased in the offering:

(1)	No person may purchase fewer than 25 shares of common stock;

(2)	No person (or persons exercising subscription rights through a single qualifying deposit account held jointly) may purchase more than $100,000 or 10,000 shares. This limit applies to the stock purchases by such person (or persons) in total in the subscription, direct community and syndicated community offerings;

(3)	No person together with any associate or group of persons acting in concert may purchase more than $250,000 or 25,000 shares. This limit applies to stock purchases in total in the subscription, direct community and syndicated community offerings. This limit does not apply to our employee stock ownership plan, which may purchase up to 10% of the shares issued in the Stock Offering;

(4)	No more than 33% of the total number of shares issued in the offering may be purchased by directors and officers of MainStreet Financial Corporation and MainStreet Savings Bank and their associates in the aggregate;

(5)	If the number of shares otherwise allocable to any person or that person's associates would be in excess of the maximum number of shares permitted as set forth above, the number of shares allocated to that person shall be reduced to the lowest limitation applicable to that person, and then the number of shares allocated to each group consisting of a person and that person's associates shall be reduced so that the aggregate allocation to that person and his or her associates complies with the above maximums, and the maximum number of shares shall be reallocated among that person and his or her associates in proportion to the shares subscribed by each (after first applying the maximums applicable to each person separately);

(6)	Depending on market or financial conditions, we may decrease or increase the purchase limitations, provided that the maximum purchase limitations may not be increased to a percentage in excess of 5% of the shares offered in the Stock Offering. If we increase the maximum purchase limitations, we are only required to resolicit persons who subscribed for the maximum purchase amount and may, in our sole discretion, resolicit certain other large subscribers;

(7)	If the total number of shares offered increases in the Stock Offering due to an increase in the maximum of the estimated valuation range of up to 15% (the adjusted maximum) the additional shares will be issued in the following order of priority: (a) to fill the employee

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stock ownership plan's subscription so it acquires 8% of the shares issued in the offering; (b) to fill unfilled subscriptions of Eligible Account Holders; (c) to fill unfilled subscriptions of Supplemental Eligible Account Holders; (d) to fill unfilled subscriptions of Other Members; (e) to fill orders received in a community offering with preference given to persons who live in the local community; and (f) to fill orders received in the syndicated community offering;

(8)	No person will be allowed to purchase any stock if that purchase would be illegal under any federal law or state law or regulation or would violate regulations or policies of the National Association of Securities Dealers, Inc. We and/or our representatives may ask for an acceptable legal opinion from any purchaser regarding the legality of the purchase and may refuse to honor any purchase order if that opinion is not timely furnished;

(9)	We have the right to reject any order submitted by a person in the subscription offering who we believe is transferring subscription rights or whose representations we believe are untrue or who we believe is violating, circumventing, or intends to violate, evade, or circumvent the terms and conditions of the Stock Issuance Plan, either alone or acting in concert with others; and

(10)	The above restrictions also apply to purchases by persons acting in concert under applicable regulations of the OTS. Under regulations of the OTS, our directors are not considered to be affiliates or a group acting in concert with other directors solely as a result of membership on our board of directors.

Depending on the amount of shares subscribed for in this offering, and based upon market and financial conditions, we may increase or decrease these purchase limits, subject to regulatory approval, if required. The board of directors of MainStreet Financial Corporation may, in its sole discretion, increase the amount permitted to be subscribed for to a maximum of 9.99% of the number of shares offered in the offering, provided that orders for shares exceeding 5% of the shares being offered in the offering shall not exceed, in the aggregate, 10% of the shares being offered in the offering. Requests to purchase additional shares of common stock will be allocated by the board of directors giving priority in accordance with the preference categories set forth in this Prospectus.

The term "associate" when used to indicate a relationship with any person means:

  any corporation or organization (other than MainStreet Financial Corporation, MainStreet Savings Bank and MHC or a majority-owned subsidiary of any of them) of which the person is a director, officer or partner or is directly or indirectly the beneficial owner of 10% or more of any class of equity securities;

  any trust or other estate in which the person has a substantial beneficial interest or as to which the person serves as trustee or in a similar fiduciary capacity;

  any relative or spouse of the person, or any relative of the spouse, who has the same home as the person or who is a director or officer of MainStreet Financial Corporation, MainStreet Savings Bank or MHC or a subsidiary or affiliate of any of them; and

  any person acting in concert with any of the persons or entities specified above;

provided, however, that any employee plans (whether tax-qualified or not) shall not be deemed to be an associate of any director or officer of MainStreet Financial Corporation, MainStreet Savings Bank or

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MainStreet Financial Corporation, MHC, to the extent provided in the stock issuance plan. When used to refer to a person other than an officer or director of MainStreet Financial Corporation, MainStreet Savings Bank or MainStreet Financial Corporation, MHC, the board of directors of MainStreet Financial Corporation or officers delegated by the board of directors in their sole discretion may determine the persons that are associates of other persons.

The term "acting in concert" is defined to mean knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement, or a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise. A person or company that acts in concert with another person or company also shall be deemed to be acting in concert with any person or company who is also acting in concert with that other party, except that the Tax-Qualified Employee Plans will not be deemed to be acting in concert with their trustees or a person who serves in a similar capacity solely for the purpose of determining whether stock held by the trustee and stock held by each plan will be aggregated. The determination of whether a group is acting in concert shall be made solely by the board of directors of MainStreet Financial Corporation or officers delegated by such board of directors and may be based on any evidence upon which such board or delegatee chooses to rely.

Marketing Arrangements

We have retained Ryan Beck & Co., to consult with and to advise and assist us, on a best efforts basis, in the distribution of our common stock in this Stock Offering. The services that Ryan Beck & Co. will provide include, but are not limited to:

  acting as our financial advisor for the Stock Offering;

  educating our employees about the Stock Offering;

  managing the Stock Information Center and providing administrative services;

  targeting our sales efforts, including assisting with preparation of marketing materials; and

  soliciting orders for common stock.

For these services, Ryan Beck & Co., Inc., will receive a success fee for its advisory and marketing services of $135,000. In the event that Ryan Beck sells common stock through a group of broker-dealers in a syndicated community offering, it will be paid a fee equal to 1.0% of the dollar amount of total shares sold in the syndicated community offering, which fee along with the fee payable to selected dealers (which may include Ryan Beck & Co.) shall not exceed 6.0% in the aggregate. Ryan Beck & Co., Inc., also will be reimbursed for its allocable expenses in an amount not to exceed $20,000, and for its attorneys' fees in an amount not to exceed $35,000. We have agreed to indemnify Ryan Beck & Co., against certain claims or liabilities, including certain liabilities under the Securities Act of 1933, and will contribute to payments Ryan Beck & Co. may be required to make in connection with any such claims or liabilities.

Sales of shares of our common stock will be made by registered representatives affiliated with Ryan Beck & Co., or by the broker-dealers managed by Ryan Beck & Co. A stock information center will be established at MainStreet Savings Bank's main office, located at 629 W. State Street, Hastings, Michigan in an area segregated or separately identifiable from the area in which we conduct our banking business. We will rely on Rule 3a4-1 of the Securities Exchange Act of 1934 and sales of our common

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stock will be conducted within the requirements of this rule, so as to permit officers, directors and employees to participate in the sale of our common stock in those states where the law permits. No officer, director or employee of MainStreet Financial Corporation or MainStreet Savings Bank will be compensated directly or indirectly by the payment of commissions or other remuneration in connection with his or her participation in the sale of common stock.

Procedure for Purchasing Shares in the Stock Offering

To ensure that each purchaser receives a Prospectus at least 48 hours before the offering expiration date in accordance with Rule 15c2-8 of the Securities Exchange Act of 1934, no Prospectus will be mailed any later than five days prior to such date or hand delivered any later than two days prior to such date. Execution of the order form will confirm receipt or delivery in accordance with Rule 15c2-8. Order forms only will be distributed with or preceded by a Prospectus.

To purchase shares in the subscription and direct community offerings, an executed order form with the required payment for each share subscribed for must be received by the Stock Information Center by 12:00 Noon, Hastings, Michigan time, on ___________, 2006, unless extended. Order forms that are not received by this time, are executed defectively or are received without full payment are not required to be accepted. In addition, MainStreet Financial Corporation is not required to accept orders submitted on photocopied or facsimiled order forms. MainStreet Financial Corporation has the right to waive or permit the correction of incomplete or improperly executed forms, but does not represent that it will do so. Once received, an executed order form may not be modified, amended or rescinded without the consent of MainStreet Financial Corporation, unless the offering has not been completed by _______________, 2006, in which event the subscribers will be resolicated.

In order to ensure that Eligible Account Holders, Supplemental Eligible Account Holders and Other Members are properly identified as to their stock purchase priority, depositors as of the close of business on the Eligibility Record Date, April 30, 2005, the Supplemental Eligibility Record Date, September 30, 2006 or the Other Member eligibility date, October 31, 2006, should list all qualifying deposit accounts on the stock order form giving all names on each account and the account numbers as of the applicable eligibility date. Failure to list all of your accounts may result in fewer shares being allocated to you than if all of your accounts had been disclosed.

Payment for subscriptions may be made:

  by check or money order payable to MainStreet Financial Corporation; or

  by authorization of withdrawal from the types of deposit accounts maintained at MainStreet Savings Bank that are described on the stock order form.

Cash and wire transfers will not be accepted. We are prohibited from lending funds or extending credit to any person to purchase shares of common stock in the offering, except our employee stock ownership plan. Therefore, MainStreet Savings Bank line of credit checks will not be accepted. In accordance with Rule 15c2-4 of the Securities Exchange Act of 1934, subscribers' checks and money orders must be made payable to Main Street Financial Corporation, and will be deposited directly into the segregated deposit account at MainStreet Savings Bank established to hold funds received as payment for shares. Funds received before completion of the Stock Offering ^ may be maintained at MainStreet Savings Bank, or, at its discretion, in our account at an independent insured depository institution. ^ We may, at our discretion, determine during the Stock Offering period that it is in the best interest of MainStreet Savings Bank to instead hold all subscription funds in an escrow account at another insured financial institution.

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Appropriate means by which deposit account withdrawals may be authorized are provided on the order form. Funds authorized for withdrawal must be in your deposit account at the time the stock order is received. A hold will be placed on the account, so that none of the designated withdrawal amount may be used for any purpose other than to purchase the common stock ordered. We will not withdraw the authorized funds from your account until the offering is completed; in the interim, your funds will continue to earn interest at the account's contract rate. Interest penalties for early withdrawal applicable to certificate accounts will not apply to withdrawals authorized for the purchase of shares; however, if a partial withdrawal results in a certificate account with a balance less than the applicable minimum balance requirement, the certificate shall be canceled at the time of withdrawal, without penalty, and the remaining balance will earn interest at our statement savings account rate subsequent to the withdrawal. Checks and money orders that we receive will be cashed immediately, and interest will be paid by MainStreet Savings Bank at our statement savings account rate from the date payment is received until the Stock Offering is completed or terminated.

If the Stock Offering is not completed for any reason, all funds submitted pursuant to the offering will be promptly refunded with interest and deposit account holds will be released.

Owners of self-directed IRAs may be able to use the assets of self-directed IRAs to purchase shares of MainStreet Financial Corporation common stock in the subscription offering and direct community offering. IRAs maintained at MainStreet Savings Bank are not self-directed IRAs, so any interested parties wishing to use these IRA funds for stock purchases will have to transfer the funds to a brokerage account before placing a stock order. There will be no early withdrawal or interest penalties for these transfers. The new trustee will hold the shares of common stock in a self-directed account in the same manner as we now hold the depositor's individual retirement account funds. An annual administrative fee may be payable to the new trustee. Persons wishing to use IRA funds to purchase shares are advised to contact the stock information center at (___) ___-____ for guidance. We recommend that you do this at least two weeks before the ____________, 2006 offering deadline. Whether or not you may use retirement funds for the purchase of shares in the offering depends on timing constraints and, possibly, limitations imposed by the institution where the funds are held.

If any employee plans (whether tax-qualified or not) subscribe for shares during the subscription offering, these plans will not be required to pay for the shares subscribed for at the time they subscribe, but, rather, they may pay for shares of common stock subscribed for at the purchase price upon completion of the offering.

The records of MainStreet Financial Corporation and MainStreet Savings Bank will be deemed to control with respect to all matters related to the existence of subscription rights and/or your ability to purchase shares of common stock in the subscription offering.

Restrictions on Transfer of Subscription Rights and Shares

Subscription rights are not transferable under any circumstances. Our Stock Issuance Plan and OTS regulations prohibit every person with subscription rights from transferring or entering into any agreement or understanding to transfer the legal or beneficial ownership of the subscription rights issued under the Stock Issuance Plan or the shares of common stock to be issued upon their exercise. Furthermore, it is illegal to take any such action. Subscription rights may be exercised only by the person to whom they are granted and only for that person's account.

When registering your stock purchase on the order form, you should not add the name of any person who does not have subscription rights or who qualified in a lower subscription priority category than you do. Doing so will jeopardize your subscription rights and may result, in our sole discretion, in

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the cancellation of your order. Each person exercising subscription rights will be required to certify on the order form that the person is purchasing shares solely for the person's own account and has no agreement or understanding regarding the sale or transfer of the shares to be purchased. OTS regulations also prohibit any person from offering or making an announcement of an offer or intent to make an offer to purchase subscription rights or shares of common stock prior to the completion of the offering.

We will refer to the OTS any situations that we believe may involve a transfer of subscription rights. We will pursue any and all legal and equitable remedies in the event that we become aware of the transfer of subscription rights, and will not honor orders that we believe involve the transfer of these rights.

Delivery of Certificates

Certificates representing common stock issued in the offering will be mailed by MainStreet Financial Corporation's transfer agent to the persons entitled thereto at the certificate registration address of the persons appearing on the stock order form as soon as practicable following completion of the offering. Any certificates returned as undeliverable will be held by the transfer agent until claimed by persons legally entitled to them or otherwise disposed of in accordance with applicable law. Until certificates for common stock are available and delivered to subscribers, you may not be able to sell the shares of common stock for which you have subscribed, even though trading of the common stock will have commenced.

Required Approvals

The OTS has approved our Stock Issuance Plan, subject to certain standard conditions, which we anticipate meeting. The SEC has declared our registration statement (including this Prospectus) effective. MainStreet Financial Corporation is required to make certain filings with state securities regulatory authorities in connection with the issuance of MainStreet Financial Corporation common stock in the offerings.

Tax Effects of the Subscription Rights

MainStreet Financial Corporation has received a letter from RP Financial LC., stating its belief that the subscription rights do not have any value, based on the fact that these rights are acquired by the recipients without cost, are nontransferable and of short duration, and give the recipients the right only to purchase the common stock at a price equal to its estimated fair market value, which will be the same price as the purchase price for the unsubscribed shares of common stock. RP Financial LC. specializes in providing financial valuations, opinions and analyses of securities of companies engaged in the financial services industry and has provided subscription rights opinions in connection with numerous stock offerings. If the subscription rights granted to eligible subscribers are deemed to have an ascertainable value, receipt of these rights would be taxable probably only to those eligible subscribers who exercise the subscription rights, either as a capital gain or ordinary income, in an amount equal to this value, and MainStreet Financial Corporation could recognize gain on any distribution. Eligible subscribers are encouraged to consult with their own tax advisor as to the tax consequences in the event that subscription rights are deemed to have an ascertainable value. Unlike private rulings, the letter of RP Financial LC. is not binding on the Internal Revenue Service, and the Internal Revenue Service could disagree with conclusions reached in the letter. In the event of any disagreement, there can be no assurance that the IRS would not prevail in a judicial or administrative proceeding.

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Restrictions on Purchase or Transfer of Shares After the Stock Offering

All shares of common stock purchased in the offering by a director or an executive officer of MainStreet Financial Corporation and MainStreet Savings Bank will be subject to a restriction that the shares not be sold for a period of one year following the closing of the offering, except in the event of the death of the director or officer or pursuant to a merger or similar transaction approved by the OTS. Each certificate for restricted shares will bear a legend giving notice of this restriction on transfer, and instructions will be issued to the effect that any transfer within this time period of any certificate or record ownership of the shares, other than as provided above, is a violation of this restriction. Any shares of common stock issued at a later date within this one-year period as a stock dividend, stock split or otherwise with respect to the restricted stock will be subject to the same restrictions.

Purchases of common stock of MainStreet Financial Corporation by directors, executive officers and their associates during the three-year period following the closing of the offering may be made only through a broker or dealer registered with the SEC, except with the prior written approval of the OTS. This restriction does not apply, however, to negotiated transactions involving more than 1% of MainStreet Financial Corporation's outstanding common stock or to certain purchases of stock pursuant to an employee stock benefit plan.

Pursuant to OTS regulations, MainStreet Financial Corporation may not, for a period of one year following completion of this offering, repurchase shares of its common stock, except on a pro rata basis pursuant to an offer approved by the OTS and made to all stockholders or through open market purchases of up to five percent of the outstanding stock where extraordinary circumstances exist.

Because MainStreet Financial Corporation is becoming a public company, all of our directors and executive officers will be subject to the reporting, short-swing profit restrictions and insider trading rules promulgated under the Securities Exchange Act of 1934.

Stock Information Center

If you have any questions regarding the offering, please call our stock information center at (___) ___-____. The stock information center is located at the main office of MainStreet Savings Bank, 629 W. State Street, Hastings, Michigan. The hours of operation of the stock information center are 10:00 am to 4:00 pm, Hastings, Michigan time, Monday through Friday. The stock information center is closed on weekends and bank holidays.

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PROPOSED PURCHASES BY MANAGEMENT

The following table sets forth, for each of MainStreet Financial Corporation's and MainStreet Savings Bank's directors and executive officers and for all of the directors and executive officers as a group, the proposed purchases of common stock in the Stock Offering, assuming sufficient shares are available to satisfy their subscriptions. The amounts include shares that may be purchased through individual retirement accounts and by associates. These purchases are intended for investment purposes only and not for resale.

		At the Minimum of the Estimated Offering Range		At the Maximum of Estimated Offering Range
Name	Amount	Number of Shares	As a Percent of Shares Offered	Number of Shares	As a Percent of Shares Offered
Melody K. Bowman	$ 50,000	5,000	1.56%	5,000	1.16%
Gordon F. Fuhr	50,000	5,000	1.56	5,000	1.16
Steven T. Garlinger	---	---	---	---	---
David L. Hatfield	50,000	5,000	1.56	5,000	1.16
Mary Lou Hart	10,000	1,000.32		1,000.23
David L. Jasperse	50,000	5,000	1.56	5,000	1.16
Sandra K. Nichols	50,000	5,000	1.56	5,000	1.16
Carl A. Schoessel	10,000	1,000.32		1,000.23
James A. Toburen	50,000	5,000	1.56	5,000	1.16
Patricia C. Woods	5,000	500.16		500.11
All directors and executive officers as a group (10 persons)	$325,000	32,500	10.16%	32,500	7.53%

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RESTRICTIONS ON ACQUISITION OF CONTROL
OF MAINSTREET FINANCIAL CORPORATION AND MAINSTREET SAVINGS BANK

The principal federal regulatory restrictions that affect the ability of any person, firm or entity to acquire control of MainStreet Financial Corporation, MainStreet Savings Bank or a controlling interest in shares of their respective capital stock are described below. Certain provisions in MainStreet Financial Corporation's charter and bylaws that may be deemed to affect the ability of a person, firm or entity to acquire control of MainStreet Financial Corporation also are described below. These descriptions are subject to the laws and regulations referred to or the provisions of the charter and bylaws of MainStreet Financial Corporation.

Federal Law

MainStreet Savings Bank is a federally chartered savings bank. Generally, the acquisition of control of a federal savings bank, or its holding company is governed by the Home Owners' Loan Act, as amended, and is subject to the approval of an application filed with the OTS. Acquisitions by individuals are governed by the Change in Bank Control Act.

The Change in Bank Control Act provides that no person, acting directly or indirectly or through or in concert with one or more other persons, may acquire control of a federal savings bank unless the OTS has been given 60 days prior written notice. Similar notice is required to be provided to the OTS by any person acquiring a similar ownership interest in a savings association holding company. The Home Owners' Loan Act provides that no company may acquire "control" of a savings association without the prior approval of the OTS. Any company that acquires control becomes a savings association holding company subject to registration, examination and regulation by the OTS. Pursuant to federal regulations, control of a savings association or savings association holding company is conclusively deemed to have been acquired by, among other things, the acquisition of more than 25% of any class of voting stock of the entity or the ability to control the election of a majority of the directors of the entity. Moreover, control is presumed to have been acquired, subject to rebuttal, upon the acquisition of more than 10% of any class of voting stock, or of more than 25% of any class of stock of a savings association where certain enumerated "control factors" are also present in the acquisition. The OTS may prohibit an acquisition of control if:

  it would result in a monopoly or substantially lessen competition;

  the financial condition of the acquiring person or entity might jeopardize the financial stability of the association or holding company; or

  the competence, experience or integrity of the acquiring person or entity indicates that it would not be in the interest of the depositors or of the public to permit the acquisition of control by this person or entity.

These restrictions do not apply to the acquisition of a savings association's or savings association holding company's capital stock by one or more tax-qualified employee stock benefit plans, provided that the plans do not have beneficial ownership of more than 25% of any class of equity security of the savings association or the savings association holding company.

For a period of three years following completion of the offering, OTS regulations generally prohibit any person from acquiring or making an offer to acquire beneficial ownership of more than 10% of the stock of MainStreet Financial Corporation or MainStreet Savings Bank without OTS approval.

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Charter and Bylaws of MainStreet Financial Corporation

The following discussion is a summary of certain provisions of the charter and bylaws of MainStreet Financial Corporation that relate to corporate governance. The description is necessarily general and qualified by reference to the charter and bylaws.

Classified Board of Directors. Certain provisions of MainStreet Financial Corporation's charter and bylaws impede changes in majority control of the board of directors. MainStreet Financial Corporation's charter provides that the board of directors will be divided into three classes, with directors in each class elected for three-year staggered terms. Assuming a board of three directors or more, it would take two annual elections to replace a majority of MainStreet Financial Corporation's board. The bylaws of MainStreet Financial Corporation provide that any vacancy occurring in the board of directors, including a vacancy created by an increase in the number of directors, shall be filled until the next election of directors by a majority vote of the directors then in office.

Authorized But Unissued Shares of Capital Stock. Following the stock offering, MainStreet Financial Corporation will have authorized but unissued shares of preferred stock and common stock. See "Description of Capital Stock of MainStreet Financial Corporation." Although these shares could be used by the board of directors of MainStreet Financial Corporation to make it more difficult or to discourage an attempt to obtain control of MainStreet Financial Corporation through a merger, tender offer, proxy contest or otherwise, it is unlikely that we would use or need to use shares for these purposes since MHC must own a majority of the common stock.

How Shares Are Voted. MainStreet Financial Corporation's charter provides that there will not be cumulative voting by stockholders for the election of MainStreet Financial Corporation's directors. No cumulative voting rights means that MainStreet Financial Corporation, MHC, as holder of a majority of the shares eligible to be voted at a meeting of stockholders, may elect all directors of MainStreet Financial Corporation to be elected at that meeting. This could prevent minority stockholder representation on MainStreet Financial Corporation's board of directors.

Restrictions on Acquisitions of Shares. MainStreet Financial Corporation's charter provides that until November 17, 2009, no person, other than MainStreet Financial Corporation and MainStreet Financial Corporation, MHC, may offer directly or indirectly to acquire or acquire the beneficial ownership of more than 10% of any class of equity security of MainStreet Financial Corporation. This provision does not apply to any tax-qualified employee benefit plan of MainStreet Financial Corporation or MainStreet Savings Bank or to an underwriter or member of an underwriting or selling group involving the public sale or resale of securities of MainStreet Financial Corporation or any of its subsidiaries so long as after the sale or resale, no underwriter or member of the selling group is a beneficial owner of more than 10% of any class of equity securities of MainStreet Financial Corporation. In addition, while this restriction is in place, all shares owned over the 10% limit may not be voted in any matter submitted to stockholders for a vote. The inclusion of this provision in MainStreet Financial Corporation's charter restricts the acquisition and voting of its shares.

Procedures for Stockholder Nominations. MainStreet Financial Corporation's bylaws provide that any stockholder wanting to make a nomination for the election of directors or a proposal for new business at a meeting of stockholders must send written notice to the Secretary of MainStreet Financial Corporation at least five days before the date of the annual meeting. The bylaws further provide that if a stockholder wanting to make a nomination or a proposal for new business does not follow the prescribed procedures, the proposal will not be considered until an adjourned special or annual meeting of the stockholders taking place 30 days or more thereafter. Management believes that it is in the best interests of MainStreet Financial Corporation and its stockholders to provide enough time for management to

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disclose to stockholders information about a dissident slate of nominations for directors. This advance notice requirement may also give management time to solicit its own proxies in an attempt to defeat any dissident slate of nominations if management thinks it is in the best interest of stockholders generally. Similarly, adequate advance notice of stockholder proposals will give management time to study such proposals and to determine whether to recommend to the stockholders that such proposals be adopted.

DESCRIPTION OF CAPITAL STOCK OF
MAINSTREET FINANCIAL CORPORATION

General

MainStreet Financial Corporation is authorized to issue nine million shares of common stock having a par value of $0.01 per share and one million shares of preferred stock having a par value of $0.01 per share. MainStreet Financial Corporation currently has 1,000 shares of common stock outstanding, all of which is owned by MainStreet Financial Corporation, MHC. MainStreet Financial Corporation currently expects to have up to a maximum of 920,000 shares of common stock and no shares of preferred stock outstanding after the offering, 53% of which will be held by MainStreet Financial Corporation, MHC. Each share of MainStreet Financial Corporation's common stock has the same relative rights as, and will be identical in all respects with, each other share of common stock. Upon payment of the purchase price for the common stock in accordance with the stock issuance plan, all of the stock will be duly authorized, fully paid and nonassessable. Presented below is a description of all aspects of MainStreet Financial Corporation's capital stock that are deemed material to an investment decision in this offering.

The common stock of MainStreet Financial Corporation will represent nonwithdrawable capital, will not be an account of an insurable type and will not be insured by the FDIC.

Common Stock

Distributions. MainStreet Financial Corporation can pay dividends if, as and when declared by its board of directors, subject to compliance with limitations that are imposed by law. The holders of common stock of MainStreet Financial Corporation are entitled to receive and share equally in these dividends as they may be declared by the board of directors of MainStreet Financial Corporation out of funds legally available for such purpose. If MainStreet Financial Corporation issues preferred stock, the holders of such preferred stock may have a priority over the holders of the common stock with respect to dividends. See "Our Policy Regarding Dividends."

Voting Rights. The holders of common stock of MainStreet Financial Corporation possess exclusive voting rights in MainStreet Financial Corporation. Each holder of common stock is entitled to one vote per share and has no right to cumulate votes in the election of directors. Therefore, directors are elected by a plurality of the shares actually voting in the election. Until November 17, 2009, under certain circumstances, shares beneficially held by any person (including groups of persons acting in concert and excluding MainStreet Financial Corporation, MHC) in excess of 10% of the issued and outstanding shares of common stock may be considered "excess shares" and, accordingly, not be entitled to vote. See "Restrictions on Acquisition of MainStreet Financial Corporation and MainStreet Savings Bank." If MainStreet Financial Corporation issues preferred stock, holders of the preferred stock also may possess voting rights.

Liquidation. In the event of any liquidation, dissolution or winding up of MainStreet Savings Bank, MainStreet Financial Corporation, as the only holder of MainStreet Savings Bank's capital stock, would be entitled to receive, after payment or provision for payment of all debts and liabilities of

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MainStreet Savings Bank, including all deposit accounts and accrued interest thereon, all assets of MainStreet Savings Bank available for distribution. In the event of liquidation, dissolution or winding up of MainStreet Financial Corporation, the holders of its common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of MainStreet Financial Corporation available for distribution. If preferred stock is issued, the holders thereof may have a priority over the holders of the common stock in the event of liquidation or dissolution.

Rights to Buy Additional Shares. Holders of the common stock of MainStreet Financial Corporation will not be entitled to preemptive rights with respect to any shares which may be issued. Preemptive rights are the priority right to buy additional shares if MainStreet Financial Corporation issues more shares in the future. Therefore, if additional shares are issued by MainStreet Financial Corporation without the opportunity for existing stockholders to purchase more shares, a stockholder's ownership interest in the Company may be subject to dilution. The common stock is not subject to redemption.

Preferred Stock

None of the shares of MainStreet Financial Corporation's authorized preferred stock will be issued in the offering. This stock may be issued with preferences and designations as the board of directors may from time to time determine. The board of directors can, without stockholder approval, issue preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control. MainStreet Financial Corporation has no present plans to issue preferred stock. If preferred stock is issued in the future, MainStreet Financial Corporation will not offer preferred stock to promoters except on the same terms as it is offered to all other existing stockholders or to new stockholders; or the issuance will be approved by a majority of MainStreet Financial Corporation's independent directors who do not have an interest in the transaction and who have access, at MainStreet Financial Corporation's expense, to its or independent legal counsel.

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for MainStreet Financial Corporation common stock will be _________________________________.

EXPERTS

Our consolidated financial statements as of and for the years ended December 31, 2005 and 2004 included in this Prospectus have been audited by Crowe Chizek and Company LLC, an independent registered public accounting firm, as set forth in its report thereon appearing elsewhere in this Prospectus and the SEC registration statement, and are included in reliance upon the report of that firm given upon the authority of such firm as experts in accounting and auditing.

RP Financial LC. has consented to the publication herein of the summary of its report to MainStreet Financial Corporation setting forth its opinion as to the estimated pro forma market value of the common stock upon completion of the offering and its letter with respect to subscription rights.

LEGAL OPINIONS

The legality of the common stock issued in the offering has been passed upon for MainStreet Financial Corporation by Silver, Freedman & Taff, L.L.P., Washington, D.C., special counsel to MainStreet Financial Corporation. Certain legal matters will be passed upon for Ryan Beck & Co. by Malizia Spidi & Fisch, PC, Washington D.C.

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WHERE YOU CAN FIND ADDITIONAL INFORMATION

MainStreet Financial Corporation has filed with the SEC a registration statement on Form SB-2 under the Securities Act of 1933 with respect to the common stock offered in this document. As permitted by the rules and regulations of the SEC, this Prospectus does not contain all the information set forth in the registration statement. This information, including the Stock Issuance Plan and the appraisal report, which is an exhibit to the registration statement, can be examined without charge at the public reference facilities of the SEC located at 100 F Street, N.E., Washington, D.C. 20549, and copies of this material can be obtained from the SEC at prescribed rates. You may obtain information on the operation of the SEC Public Reference Room by calling 1-800-SEC-0300. In addition, the SEC maintains a web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC, including MainStreet Financial Corporation. The statements contained in this Prospectus as to the contents of any contract or other document filed as an exhibit to the Form SB-2 are, of necessity, brief descriptions thereof and are not necessarily complete; each statement is qualified by reference to the contract or document.

MainStreet Financial Corporation has filed an Application for Approval of a Minority Stock Issuance by A Holding Company Subsidiary of a Mutual Holding Company on Form MHC-2 with the OTS with respect to the offering. This Prospectus omits certain information contained in that application. The application may be examined at the principal office of the OTS, 1700 G Street, N.W., Washington, D.C. 20552, and at the Southeast Regional Office of the OTS located at 1475 Peachtree Street, N.E., Atlanta, Georgia 30309.

In connection with the offering, MainStreet Financial Corporation has registered its common stock with the SEC under Section 12 of the Securities Exchange Act of 1934, and, upon registration, MainStreet Financial Corporation and the holders of its stock will become subject to the proxy solicitation rules, reporting requirements and restrictions on stock purchases and sales by directors, officers and greater than 10% stockholders, the annual and periodic reporting and certain other requirements of the Securities Exchange Act of 1934. Under the Stock Issuance Plan, MainStreet Financial Corporation has undertaken that it will not terminate this registration for a period of at least three years following the offering.

A copy of the Stock Issuance Plan and the charter and bylaws of MainStreet Financial Corporation are available without charge from MainStreet Financial Corporation. Requests for the information should be directed to: Secretary, MainStreet Financial Corporation, 629 W. State Street, Hastings, Michigan 49058-1643.

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MAINSTREET FINANCIAL CORPORATION

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

All schedules are omitted because the required information is not applicable or is included in the Consolidated Financial Statements and related Notes.

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REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
MainStreet Financial Corporation
Hastings, Michigan

We have audited the accompanying consolidated balance sheets of Mainstreet Financial Corporation as of December 31, 2005 and 2004, and the related consolidated statements of operations, changes in shareholders' equity and cash flows for each of the years then ended. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of MainStreet Financial Corporation as of December 31, 2005 and 2004, and the results of its operations and its cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

/s/ Crowe Chizek and Company LLC
Crowe Chizek and Company LLC

Grand Rapids, Michigan
September 18, 2006

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MAINSTREET FINANCIAL CORPORATION
CONSOLIDATED BALANCE SHEETS
As of June 30, 2006 (Unaudited) and December 31, 2005 and 2004

	June 30, 2006	December 31
		2005	2004
ASSETS
Cash and due from financial institutions	$3,283,850	$3,332,993	$1,846,232
Interest-bearing deposits	659,898	324,830	1,687,765
Cash and cash equivalents	3,943,748	3,657,823	3,533,997
Securities available for sale	2,169,764	2,275,193	3,190,647
Loans, net	98,079,213	91,142,917	73,079,519
Federal Home Loan Bank (FHLB) stock	1,725,000	1,725,000	1,401,800
Accrued interest receivable	581,128	493,311	397,659
Premises and equipment, net	3,808,550	3,970,301	4,121,717
Intangible assets	1,103,222	1,189,385	1,367,365
Other assets	883,248	667,389	902,290
	$112,293,873	$105,121,319	$87,994,994
LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
Deposits
Noninterest-bearing	$6,353,387	$6,851,672	$ 5,687,598
Interest-bearing	69,877,058	58,043,155	52,294,731
	76,230,445	64,894,827	57,982,329
FHLB advances	26,803,000	32,000,000	22,600,000
Note payable	2,000,000	1,000,000	-
Accrued interest payable	13,830	13,271	10,103
Advance payments by borrowers for
taxes and insurance	414,713	89,047	45,769
Deferred compensation and pension liability	434,007	469,355	453,644
Accrued expenses and other liabilities	184,294	241,186	235,456
Total liabilities	106,080,289	98,707,686	81,317,301
Commitments and Contingencies (Note 12)
Shareholders' equity
Common stock - $.01 par value, 9,000,000
shares authorized, 1,000 shares issued and
outstanding	10	10	10
Additional paid in capital	49,990	49,990	49,990
Retained earnings	6,179,244	6,375,781	6,611,544
Accumulated other comprehensive income
(loss) (net of tax of $8,067 in 2006, $6,258 in
2005 and ($3,168) in 2004)	(15,660)	(12,148)	6,149
	6,213,584	6,413,633	6,667,693
	$112,293,873	$105,121,319	$87,994,994
See accompanying notes to consolidated financial statements.

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MAINSTREET FINANCIAL CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
Six month periods ended June 30, 2006 and 2005 (Unaudited)
and Years ended December 31, 2005 and 2004

	Six Months Ended June 30		Years Ended December 31
	2006	2005	2005	2004
Interest income
Loans including related fees	$2,996,479	$2,366,976	$5,028,289	$4,470,463
Taxable securities	96,330	78,213	164,278	210,764
Other	11,394	7,623	17,946	31,854
	3,104,202	2,452,812	5,210,513	4,713,081
Interest expense
Deposits	955,958	480,128	1,105,264	902,219
FHLB advances	715,816	494,560	1,155,800	779,682
Other	70,285	-	34,456	-
	1,742,059	974,688	2,295,520	1,681,901
Net interest income	1,362,143	1,478,124	2,914,993	3,031,180
Provision for loan losses	87,000	60,000	102,000	9,000
Net interest income after provision for loan losses	1,275,143	1,418,124	2,812,993	3,022,180
Noninterest income
Fees and service charges	194,191	166,801	349,741	346,763
Gain on sale of loans	21,833	36,715	63,873	101,132
Gain (Loss) on sale of securities	-	-	-	(8,846)
Other	12,036	22,745	52,629	37,217
	228,060	226,261	466,243	476,266
Noninterest expenses
Salaries and employee benefits	846,756	868,023	1,736,908	1,687,728
Premises and equipment, net	294,357	280,851	553,194	516,756
Administrative and general expenses	307,389	259,882	593,286	462,465
Data processing through service bureau	114,225	105,575	209,300	222,551
Amortization of intangible assets	86,163	89,761	177,980	185,516
Regulatory assessments	22,160	19,970	40,128	41,552
Professional services	65,276	49,990	97,236	123,157
Advertising and public relations	46,572	52,629	110,904	106,104
	1,782,898	1,726,681	3,518,936	3,345,829
Income (loss) before income taxes	(279,695)	(82,296)	(239,700)	152,617
Federal income tax expense (benefit)	(94,158)	(29,488)	(87,937)	50,727
Net income (loss)	$(185,537)	$(52,808)	$(151,763)	$101,890
Basic and diluted earnings (loss) per share	$(185.54)	$(52.81)	$(151.76)	^n/m
See accompanying notes to consolidated financial statements.

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MAINSTREET FINANCIAL CORPORATION
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
Years ended December 31, 2005 and 2004 and
Six month period ended June 30, 2006 (Unaudited)

	Common Stock	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total Stockholder's Equity

Balance - January 1, 2004	$ -	$ -	$6,569,654	$42,269	$6,611,923

Reorganization	10	49,990	(50,000)	-	-

Dividends paid	-	-	(10,000)	-	(10,000)

Net income	-	-	101,890	-	101,890
Change in net unrealized gain/loss on
securities available for sale, net of tax	-	-	-	(36,120)	(36,120)
Comprehensive income	-	-	-	-	65,770

Balance - December 31, 2004	10	49,990	6,611,544	6,149	6,667,693

Dividends paid	-	-	(84,000)	-	(84,000)

Net loss	-	-	(151,763)	-	(151,763)
Change in net unrealized gain/loss on
securities available for sale, net of tax	-	-	-	(18,297)	(18,297)
Comprehensive income	-	-	-	-	(170,060)

Balance - December 31, 2005	10	49,990	6,375,781	(12,148)	6,413,633

Dividends paid	-	-	(11,000)	-	(11,000)

Net loss	-	-	(185,537)	-	(185,537)
Change in net unrealized gain/loss on
securities available for sale, net of tax	-	-	-	(3,512)	(3,512)
Comprehensive income	-	-	-	-	(189,049)

Balance - June 30, 2006 (Unaudited)	$10	$49,990	$6,179,244	$(15,660)	$6,213,584
See accompanying notes to consolidated financial statements.

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MAINSTREET FINANCIAL CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
Six Month Period Ended June 30, 2006 and 2005 (Unaudited)
And Years ended December 31, 2005 and 2004

	Six Months Ended June 30		Years Ended December 31
	2006	2005	2005	2004
Cash flows from operating activities
Net income (loss)	$(185,537)	$(52,808)	$(151,763)	$101,890
Adjustments to reconcile net income (loss) to
net cash from operating activities
Depreciation	139,002	134,987	276,534	268,074
Amortization, net of accretion
Securities	2,411	4,100	7,076	18,365
Loans	23,054	16,639	19,780	16,640
Intangible assets	86,163	89,761	177,980	185,516
Provision for loan losses	87,000	60,000	102,000	9,000
Loans originated for sale	(1,567,660)	(2,829,461)	(4,937,164)	(7,653,441)
Proceeds from sales of loans
originated for sale	1,589,493	2,866,176	5,001,038	7,754,573
(Gain) Loss on sale of securities	-	-	-	8,846
Gain on sale of loans	(21,833)	(36,715)	(63,874)	(101,132)
FHLB stock dividends	-	(29,700)	(63,011)	(61,900)
Change in assets and liabilities
Change in deferred fees and
discounts	(28,552)	(40,519)	(40,214)	(33,509)
Accrued interest receivable	(87,817)	(31,826)	(95,652)	(1,174)
Other assets	(214,049)	279,723	(27,257)	(518,278)
Accrued interest payable	559	920	3,168	(16,356)
Other liabilities	(92,240)	328,161	64,719	(88,826)
Net cash from (used for) operating activities	(270,006)	759,438	273,360	(111,712)
Cash flows from investing activities
Activity in available-for-sale securities:
Principal repayments, maturities,
sales and calls	97,696	751,079	880,655	^2,279,635
Sales	-	-	-	1,500,000
Purchase of FHLB stock	-	(16,000)	(260,189)	-
Loan originations and payments, net	(6,692,132)	(9,099,546)	(17,873,380)	(4,212,560)
Purchases of premises and equipment, net	22,749	(14,244)	(125,118)	(141,319)
Net cash from (used for) investing activities	(6,571,687)	(8,378,711)	(17,378,032)	(574,244)

(Continued)

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MAINSTREET FINANCIAL CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
Six Month Periods Ended June 30, 2006 and 2005 (Unaudited)
And Years ended December 31, 2005 and 2004

	Six Months Ended June 30		Years Ended December 31
	2006	2005	2005	2004
Cash flows from financing activities
Net change in deposits	$11,335,618	$1,077,450	$6,912,498	$(1,248,910)
Proceeds from Federal Home Loan Bank advances	31,678,000	23,250,000	48,000,000	11,200,000
Repayment of Federal Home Loan Bank advances	(36,875,000)	(16,900,000)	(38,600,000)	(10,000,000)
Dividends paid	(11,000)	-	(84,000)	(10,000)
Proceeds from note payable	1,000,000	1,000,000	1,000,000	-
Net cash from (used for) financing activities	7,127,618	8,427,450	17,228,498	(58,910)
Net change in cash and cash equivalents	285,925	808,177	123,826	(744,866)
Cash and cash equivalents at beginning of year	3,657,823	3,533,997	3,533,997	4,278,863
Cash and cash equivalents at end of year	$3,943,748	$4,342,174	$3,657,823	$ 3,533,997
Supplemental disclosures of cash flow information
Cash paid during the year for
Interest	$1,671,215	$973,768	$2,292,352	$1,698,257
Taxes	-	-	-	-
Supplemental disclosures of noncash activities
Transfer of loans to other real estate	$97,291	$ -	$271,584	$344,231

See accompanying notes to consolidated financial statements.

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MAINSTREET FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005 and 2004 and June 30, 2006 (Unaudited)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation: The consolidated financial statements include the accounts of MainStreet Financial Corporation, its wholly owned subsidiary MainStreet Savings Bank, FSB (the Bank) and the Bank's wholly owned subsidiaries, HSL Services, Inc., an investment services corporation and MainStreet Financial Services, Inc., an investment and insurance corporation, collectively referred to as "the Company". The financial statements do not include the accounts of Mainstreet Financial Corporation's parent company, Mainstreet Financial Corporation, MHC.

The Company provides financial services through its offices in Barry and Ionia counties of Michigan. Its primary deposit products are checking, savings, and term certificate accounts, and its primary lending products are residential mortgage, commercial, and installment loans. Substantially all loans are secured by specific items of collateral including business assets, consumer assets and real estate. Commercial loans are expected to be repaid from cash flows from operations of businesses. Real estate loans are secured by both residential and commercial real estate. Other financial instruments which potentially represent concentrations of credit risk include deposit accounts in other financial institutions.

Corporate Reorganization: Pursuant to a Plan of Reorganization (Plan) adopted by the Bank on March 17, 2004, effective November 30, 2004, the Company was reorganized and both MainStreet Financial Corporation, MHC and MainStreet Financial Corporation were formed. The Bank changed from a mutual organization to a stock organization and became a wholly-owned subsidiary of MainStreet Financial Corporation, also a stock corporation, which is wholly-owned by MainStreet Financial Corporation, MHC, a mutual organization whose voting members consist of certain customers of the Bank. This reorganization was undertaken to provide the Company greater flexibility. It was an internal reorganization of commonly controlled entities and, accordingly, there were no changes in the recorded values of the Company's assets and liabilities resulting from the reorganization.

Interim Financial Statements: The financial statements of the Company at June 30, 2006 and for the six months ended June 30, 2006 and 2005 have been prepared in conformity with U.S. generally accepted accounting principles (GAAP) for interim financial information and predominant practices followed by the financial services industry, and are unaudited. In the opinion of the Company's management, all adjustments consisting of normal recurring accruals necessary for a fair presentation of the financial condition and results of operations for the interim period included herein have been made.

(Continued)

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MAINSTREET FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005 and 2004 and June 30, 2006 (Unaudited)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Use of Estimates: To prepare financial statements in conformity with U.S. generally accepted accounting principles, management makes estimates and assumptions based on available information. These estimates and assumptions affect the amounts reported in the financial statements and the disclosures provided, and future results could differ. The allowance for loan losses, fair values of financial instruments, deferred tax asset valuation and carrying value of intangible assets are particularly subject to change.

Securities: Securities are classified as available for sale because they might be sold before maturity. These securities are carried at fair value, with unrealized holding gains and losses reported in other comprehensive income, net of tax.

Interest income includes amortization of purchase premium or discount. Premiums and discounts on securities are amortized on the level-yield method without anticipating prepayments, except for mortgage backed securities where prepayments are anticipated. Gains and losses on sales are recorded on the trade date and determined using the specific identification method.

Declines in the fair value of securities below their cost that are other than temporary are reflected as realized losses. In estimating other-than-temporary losses, management considers: the length of time and extent that fair value has been less than cost, the financial condition and near term prospects of the issuer, and the Company's ability and intent to hold the security for a period sufficient to allow for any anticipated recovery in fair value.

Loans Held for Sale: Mortgage loans originated and intended for sale in the secondary market are carried at the lower of aggregate cost or market, as determined by outstanding commitments from investors. Net unrealized losses, if any, are recorded as a valuation allowance and charged to earnings. Mortgage loans held for sale are generally sold with servicing rights released. Gains and losses on sales of mortgage loans are based on the difference between the selling price and the carrying value of the related loan sold.

Loans: Loans are reported at the principal balance outstanding, net of unearned interest, deferred loan fees and costs, and an allowance for loan losses. Loans held for sale are reported at the lower of cost or market, on an aggregate basis.

Interest income is reported on the interest method and includes amortization of net deferred loan fees and costs over the loan term. Interest income is not reported when full loan repayment is in doubt, typically when the loan is impaired or payments are significantly past due. Past due status is based on the contractual terms of the loan. In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.

(Continued)

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MAINSTREET FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005 and 2004 and June 30, 2006 (Unaudited)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

All interest accrued but not received for loans placed on nonaccrual is reversed against interest income. Interest received on such loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Allowance for Loan Losses: The allowance for loan losses is a valuation allowance for probable incurred credit losses^. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance. Management estimates the allowance balance required using past loan loss experience, ^ the nature and volume of the portfolio, information about specific borrower situations and estimated collateral values, economic conditions, and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management's judgment, should be charged off.

A loan is impaired when full payment under the loan terms is not expected. Impairment is evaluated in total for smaller balance loans of similar nature such as residential mortgage and consumer loans, and on an individual loan basis for other loans. If a loan is impaired, a portion of the allowance is allocated so that the loan is reported net, at the present value of estimated future cash flows using the loan's existing rate or at the fair value of collateral if repayment is expected solely from the collateral.

Transfers of Financial Assets: Transfers of financial assets are accounted for as sales, when control over the assets has been relinquished. Control over transferred assets is deemed to be surrendered when the assets have been isolated from the Company, the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Foreclosed Assets: Assets acquired through or instead of loan foreclosure are initially recorded at fair value, defined as estimated sales value less costs to sell, when acquired, establishing a new cost basis. If fair value declines, a valuation allowance is recorded through expense. No valuation allowance has been recorded at June 30, 2006, December 31, 2005 or 2004. Costs after acquisition are expensed.

(Continued)

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MAINSTREET FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005 and 2004 and June 30, 2006 (Unaudited)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Premises and Equipment: Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets. Buildings and related components are depreciated using the straight-line method with useful lives ranging from 10 to 39 years. Furniture, fixtures and equipment are depreciated using the straight-line method with useful lives ranging from 5 to 10 years.

Intangible Assets: Intangible assets, allocated core deposit value and unidentified intangibles related to a branch purchase were recorded at fair value at acquisition and are amortized to expense over their estimated useful lives. Core deposit amortization is being recognized using an accelerated method over 10 years and unidentified intangibles are being amortized using a straight line method over 15 years. These assets are reviewed for impairment when events indicate carrying value may not be recoverable.

 Long-Term Assets: Premises and equipment and intangible assets are reviewed for impairment when events indicate their carrying amounts may not be recoverable from undiscounted future cash flows. If impaired, the assets are recorded at fair value.

Statement of Cash Flows: Cash and cash equivalents includes cash, deposits with other financial institutions under 90 days, and federal funds sold. Net cash flows are reported for customer loan and deposit transactions.

Income Taxes: Income tax expense is the total of the current year income tax due or refundable and the change in deferred tax assets and liabilities. Deferred tax assets and liabilities are the expected future tax amounts for the temporary differences between carrying amounts and tax bases of assets and liabilities, computed using enacted tax rates. A valuation allowance, if needed, reduces deferred tax assets to the amount expected to be realized.

Employee Benefits: The Company provides retirement benefits for eligible full-time employees through contributions to the Financial Institutions Retirement Fund (FIRF), a qualified multiple-employer defined benefit pension fund. The Company's policy is to fund pension costs accrued. Pension expense is based on required contributions to that plan. The Company also sponsors a 401(k) plan and provides matching contributions for a portion of employee 401(k) plan deferrals. 401(k) plan expense is the amount the Company has committed to contribute to match employee contributions for the year.

(Continued)

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MAINSTREET FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005 and 2004 and June 30, 2006 (Unaudited)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Off-Balance Sheet Financial Instruments: Financial instruments include off-balance sheet credit instruments, such as commitments to make loans and standby letters of credit, issued to meet customer financing needs. The face amount for these items represents the exposure to loss, before considering customer collateral or ability to repay. Such financial instruments are recorded when they are funded.

Comprehensive Income: Comprehensive income consists of net income and other comprehensive income. Other comprehensive income includes unrealized gains and losses on securities available for sale which is also recognized as a separate component of equity.

Earnings Per Share: Basic earnings per share is net income divided by the weighted average number of common shares outstanding during the period. Upon its formation, the Company issued 1,000 shares of common stock to its parent company. Prior to its formation on November 30, 2004, the Bank was a mutual savings bank and no shares were outstanding. Accordingly, the earnings per share measure was not meaningful for 2004. If the 1,000 shares issued on November 30, 2004 had been outstanding for all of 2004, earnings per share for 2004 would have been $101.89. There are currently no potentially dilutive common shares issuable under stock options or other programs. Earnings and dividends per share are restated for all stock splits and dividends through the date of issue of the financial statements.

Federal Home Loan Bank (FHLB) stock: The Bank is a member of the FHLB system. Members are required to own a certain amount of stock based on the level of borrowings and other factors, and may invest in additional amounts. FHLB stock is carried at cost, classified as a restricted security, and periodically evaluated for impairment based on ultimate recovery of par value. Both cash and stock dividends are reported as income.

Loss Contingencies: Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated. Management does not believe there now are such matters that will have a material effect on the financial statements.

Dividend Restrictions: Banking regulations require maintaining certain capital levels and may limit the dividends paid by the bank to the holding company or by the holding company to shareholders.

(Continued)

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MAINSTREET FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005 and 2004 and June 30, 2006 (Unaudited)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Fair Value of Financial Instruments: Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed in a separate note. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect the estimates.

 Operating Segments: While the chief decision-makers monitor the revenue streams of the various products and services, operations are managed and financial performance is evaluated on a Company-wide basis. Accordingly, all of the financial service operations are considered by management to be aggregated in one reportable operating segment.

Reclassifications: Some items in the prior year financial statements were reclassified to conform to the current presentation.

(Continued)

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MAINSTREET FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005 and 2004 and June 30, 2006 (Unaudited)

NOTE 2 - SECURITIES

The fair value of available for sale securities and the related gross unrealized gains and losses recognized in accumulated other comprehensive income (loss) were as follows:

	Fair Value	Gross Unrealized Gains	Gross Unrealized Losses

2006
Mortgage-backed securities	$1,185,899	$5,395	$8,685
Mutual fund investment	983,865	-	20,437
	$2,169,764	$5,395	$29,122

2005
Mortgage-backed securities	$1,310,977	$11,640	$12,552
Mutual fund investment	964,216	-	17,493
	$2,275,193	$11,640	$30,045

2004
Mortgage-backed securities	$1,757,907	$21,463	$8,305
Mutual fund investment	931,800		5,065
U.S. Government and federal agency	500,940	1,225	-
	$3,190,647	$22,688	$13,370

Mortgage-backed securities are directly issued by U.S. Government agencies. The mutual fund invests primarily in short-term adjustable rate mortgage-backed securities.

During the year ended December 31, 2004, the Bank received proceeds totaling $1,500,000 for the redemption of shares in mutual funds, resulting in gross realized gains of $0 and gross realized losses of $8,846. There were no shares redeemed in 2005 or 2006.

U.S. Agency and mortgage-backed securities with a carrying value of approximately $1,186,000, $1,311,000 and $2,260,000 at June 30, 2006, December 31, 2005 and 2004 were pledged to secure FHLB advances.

(Continued)

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MAINSTREET FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005 and 2004 and June 30, 2006 (Unaudited)

NOTE 2 - SECURITIES (Continued)

Securities with unrealized losses, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, are as follows:

	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
2006
Mortgage-backed	$268,696	$(1,386)	$491,860	$(7,299)	$760,556	$(8,685)
Mutual fund	-	-	983,865	(20,437)	983,865	(20,437)
	$268,696	$(1,386)	$1,475,725	$(27,736)	$1,744,421	$(29,122)
2005
Mortgage-backed	$156,201	$(998)	$1,481,901	$(11,554)	$673,886	$(12,552)
Mutual fund	-	-	964,216	(17,493)	964,216	(17,493)
	$156,201	$(998)	$1,481,901	$(29,047)	$1,638,102	$(30,045)
2004
Mortgage-backed	$216,246	$(1,972)	$382,064	$(6,333)	$598,310	$(8,305)
Mutual fund	931,800	(5,065)	-	-	931,800	(5,065)
	$1,148,046	$(7,037)	$382,064	$(6,333)	$1,530,110	$(13,370)

No loss has been recognized into income because management has the intent and ability to hold these securities for the foreseeable future. The decline in the fair value is expected to recover as the mortgage-backed securities approach their maturity date or as interest rates change. Of the $30,045 in unrealized losses identified at December 31, 2005, $17,493 is attributable to investments in mutual funds that have no maturity dates. Management expects the mutual fund unrealized loss to decline once short term interest rates stabilize.

(Continued)

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MAINSTREET FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005 and 2004 and June 30, 2006 (Unaudited)

NOTE 3 - LOANS

Loans, net, are summarized as follows:

	June 30 2006 (Unaudited)	December 31
		2005	2004
Real estate loans secured by:
One- to four-family residential properties	$76,766,553	$70,739,422	$60,269,353
Construction and development projects	8,387,050	8,381,785	4,597,827
Commercial real estate	9,955,423	8,825,795	5,598,689
Consumer loans	6,220,375	6,063,660	5,067,550

Less:
Loans in process	(2,685,418)	(2,398,674)	(2,068,568)
Deferred fees and costs, net	(1,393)	6,891	27,325
Allowance for loan losses	(563,377)	(475,962)	(412,657)
	$98,079,213	$91,142,917	$73,079,519

Mortgage loans serviced for others are not included in the accompanying consolidated balance sheets. The unpaid principal balance of such loans was approximately $2,654,000, $1,703,000, $1,553,000 and $2,067,000 at June 30, 2006 and 2005 and December 31, 2005 and 2004.

(Continued)

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MAINSTREET FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005 and 2004 and June 30, 2006 (Unaudited)

NOTE 3 - LOANS (Continued)

Activity in the allowance for loan losses is summarized as follows:

	Six months ended June 30,		Years ended December 31,
	2006	2005	2005	2004
Balance at beginning of period	$475,962	$412,657	$412,657	$384,411
Provision charged to income	87,000	60,000	102,000	9,000
Recoveries	8,000	17,471	24,462	49,330
Charge-offs	(7,585)	(29,016)	(63,157)	(30,084)
Balance at end of period	$563,377	$461,112	$475,962	$412,657

The Bank had no impaired loans, as defined by SFAS No. 114, Accounting by Creditors for Impairment of a Loan, at year end nor during the years ended December 31, 2005 or 2004 or the six month period ended June 30, 2006. Nonperforming loans as of June 30, 2006, June 30, 2005, December 31, 2005 and 2004 were approximately $329,000, $256,000, $79,000 and $57,000, respectively.

Specific loans secured by one-to-four-family residences with a carrying value of approximately $39,944,000, $42,211,000 and $26,798,000 at June 30, 2006, December 31, 2005 and 2004 were pledged to secure FHLB advances.

NOTE 4 - PREMISES AND EQUIPMENT

A summary of premises and equipment at period end is as follows:

	June 30, 2006	December 31,
		2005	2004
Land and improvements	$705,822	$683,215	$701,198
Buildings	4,042,535	4,065,142	4,019,927
Furniture and equipment	1,920,613	1,959,612	1,861,726
	6,668,970	6,707,969	6,582,851
Accumulated depreciation	(2,860,420)	(2,737,668)	(2,461,134)
	$3,808,550	$3,970,301	$4,121,717

(Continued)

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MAINSTREET FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005 and 2004 and June 30, 2006 (Unaudited)

NOTE 4 - PREMISES AND EQUIPMENT (Continued)

Operating Leases: The Company leases certain branch properties and equipment under operating leases. Rent expense was $22,323, $19,583, $39,119 and $39,025 for the six months ended June 30, 2006 and 2005, and for calendar years 2005 and 2004. Firm rent commitments at June 30, 2006, including consideration of termination options and not including renewal options that generally are present, were as follows:

Remainder of 2006	$22,758
2007	25,926
$48,684

NOTE 5 - INTANGIBLE ASSETS

	June 30, 2006		December 31, 2005		December 31, 2004
	Carrying Amount	Gross Accumulated Amortization	Carrying Amount	Gross Accumulated Amortization	Carrying Amount	Gross Accumulated Amortization
Amortized intangible assets:
Core deposit intangible	$379,957	$362,146	$379,957	$353,511	$379,957	$330,591
Other unidentified intangibles	2,327,038	1,241,629	2,327,038	1,164,099	2,327,038	1,009,039
	$2,706,995	$1,603,773	$2,706,995	$1,517,610	$2,706,995	$1,339,630

Aggregate amortization expense was $177,980 and $185,516 for the years ended December 31, 2005 and 2004, and $86,163 and $89,932 for the six months ended June 30, 2006 and 2005.

Estimated amortization expense for each of the next five years:

Remainder of 2006	$84,279
2007	162,907
2008	158,271
2009	155,059
2010	155,059
2011	155,059

(Continued)

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MAINSTREET FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005 and 2004 and June 30, 2006 (Unaudited)

NOTE 6 - DEPOSITS

The aggregate amount of time deposit accounts (including certificates of deposit) with a minimum denomination of $100,000 was approximately $26,181,000 and $19,343,000 at December 31, 2005 and 2004 and $22,805,000 at June 30, 2006. Brokered deposits totaled approximately $17,940,000 at June 30, 2006 and $4,710,000 at December 31, 2005. There were no brokered deposits at December 31, 2004. At June 30, 2006 and December 31, 2005 brokered deposits had interest rates ranging from 4.05 to 4.90% and 4.05 to 4.60%, respectively. In general, deposit amounts greater than $100,000 are not insured.

At June 30, 2006, the scheduled maturities of certificates of deposits are as follows:

Remainder of 2006	$18,206,000
2007	28,033,000
2008	2,583,000
2009	664,000
2010	416,000
Thereafter	88,000
$49,990,000

At December 31, 2005, the scheduled maturities of certificates of deposits are as follows:

2006	$27,574,000
2007	7,492,000
2008	1,273,000
2009	655,000
2010	383,000
Thereafter	21,000
$37,398,000

Interest expense by deposit type for the period indicated follows:

	Six months ended June 30, (Unaudited)		Year ended December 31,
	2006	2005	2005	2004
Savings	$20,000	$22,000	$44,000	$38,000
Demand/NOW	64,000	65,000	136,000	104,000
Certificates	872,000	393,000	925,000	760,000
	$956,000	$480,000	$1,105,000	$902,000

(Continued)

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MAINSTREET FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005 and 2004 and June 30, 2006 (Unaudited)

NOTE 7 - FEDERAL HOME LOAN BANK ADVANCES

Advances from the Federal Home Loan Bank at June 30, 2006, December 31, 2005 and 2004 were:

	June 30, 2006			December 31, 2005			December 31, 2004
	Interest Rate Ranges	Weighted Average Rate	Balance	Interest Rate Ranges	Weighted Average Rate	Balance	Interest Rate Ranges	Weighted Average Rate	Balance
Advances maturing and payments due in calendar year:
2005							1.95 to 2.54%	2.01%	$11,2000,000
2006	5.45%	5.45%	$5,403,000	3.90 to 4.18%	4.05	$20,600,000
2007	5.22 to 5.95	5.34	12,000,000	5.95	5.95	2,000,000	5.95	5.95	2,000,000
2008	5.27 to 5.53	5.34	7,000,000	5.27 to 5.53	5.34	7,000,000	5.27 to 5.53	5.34	7,000,000
2010	4.98	4.98	2,400,000	4.98	4.98	2,400,000	4.98	4.98	2,400,000
			$26,803,000			$32,000,000			$22,600,000

All advances require monthly interest payments and are due, in full, at maturity. At December 31, 2005. all advances are fixed rate, with the exception of $11,600,000 in variable rate advances that mature in 2006. These advances had a rate of 4.18% at December 31, 2005.

Certain FHLB advances have put features that allow the FHLB to change the advance to variable rate, at its option. If that option is exercised, the Bank may repay the advance without penalty.

FHLB advances are collateralized by specific securities and loans held by the FHLB. Prepayment of the advances is subject to the provisions, conditions and penalties of the credit policy of the Federal Home Loan Bank of Indianapolis.

NOTE 8 - ^EMPLOYEE BENEFITS

Participation in the Financial Institutions Retirement Fund includes all eligible employees. To be eligible, an employee must be at least 21 years old and work at least 1,000 hours over the prior year. There is no separate valuation of plan benefits nor segregation of plan assets specifically for the Company because the plan is a multiple-employer plan and separate actuarial valuations are not made with respect to each employer nor are the plan assets so segregated.

Plan contributions for the six months ended June 30, 2006 and 2005 and the years ended December 31, 2005 and 2004 were $131,427, $59,516 $124,866 and $58,360, respectively. Contributions for the remainder of 2006 are expected to be approximately $85,000.

Upon withdrawal from the plan, the Company would be required to continue to fund its share of the plan's unfunded vested benefits, if any. The Company, however, has no present intention of withdrawing from the plan.

(Continued)

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MAINSTREET FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005 and 2004 and June 30, 2006 (Unaudited)

NOTE 8 - EMPLOYEE BENEFITS (Continued)

The Company also sponsors a 401(k) plan that covers substantially all employees. Employees may elect to contribute to the plan from 1% to 15% of their salary subject to statutory limitations. The Company makes matching contributions equal to 50% of employee contributions. The Company's contributions for the six months ended June 30, 2006 and 2005, and the years ended December 31, 2005 and 2004 were $11,419, $13,726, $26,866, and $26,350, respectively.

The Company also sponsors a deferred compensation plan that is available to senior officers and directors. Plan participants who elect to defer a portion of their salary receive interest on the amount deferred at prevailing two-year certificate of deposit interest rates. Expense related to the plan was $9,079 and $7,479 for the six months ended June 30, 2006 and $15,712 and $9,648 for the years ended December 31, 2005 and 2004.

 NOTE 9 - FEDERAL INCOME TAXES

The provision for federal taxes consists of the following:

	Six months ended June 30, (Unaudited)		Year ended December 31,
	2006	2005	2005	2004
Current	$(698)	$(2,942)	$(4,155)	$(35,495)
Deferred	(93,460)	(26,546)	(83,782)	86,222
	$(94,158)	$(29,488)	$(87,937)	$50,727

The provision (benefit) for federal income taxes differs from that computed at the statutory corporate tax rate of 34% as follows:

	Six months ended June 30, (Unaudited)
Year ended December 31,
	2006	2005	2005	2004
Tax expense (benefit) at statutory rate	$(95,096)	$(27,980)	$(81,498)	$51,890
Other	938	(1,508)	(6,439)	(1,163)
	$(94,158)	$(29,488)	$(87,937)	$50,727
Effective rate	34%	36%	37%	33%

(Continued)

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MAINSTREET FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005 and 2004 and June 30, 2006 (Unaudited)

NOTE 9 - FEDERAL INCOME TAXES (Continued)

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are as follows:

	December 31,
	2005	2004
Deferred tax assets
Acquisition intangibles	$50,989	$51,847
Allowance for loan losses	166,379	141,571
Deferred compensation	159,581	154,238
Net operating loss carry-forward	109,977	71,487
Unrealized loss on securities available for sale	6,258	-
Other	8,931	8,578
	502,115	427,721
Deferred tax liabilities
FHLB dividends	53,584	43,014
Unrealized gain on securities available for sale	-	3,168
Accumulated depreciation	218,311	237,304
Deferred loan costs	2,343	9,291
Mortgage servicing rights	-	275
	274,238	293,052
Net deferred tax asset	$227,877	$134,669

At year-end 2005 and 2004, the Company had net operating loss carryforwards of $323,000 and $240,000. The net operating losses may be carried forward for 20 years and begin expiring in 2021. No valuation allowance was deemed needed for deferred tax assets at December 31, 2005 or 2004.

Retained earnings at June 30, 2006 and December 31, 2005 and 2004 include approximately $1,882,000 for which no federal income tax liability has been recorded. This amount represents an allocation of income to bad debt deductions for tax purposes alone. Reduction of amounts so allocated for purposes other than tax bad debt losses or adjustments from carryback of net operating losses would create income for tax purposes only, which would be subject to current tax. The unrecorded deferred tax liability on the above amounts was approximately $640,000.

(Continued)

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MAINSTREET FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005 and 2004 and June 30, 2006 (Unaudited)

NOTE 10 - RELATED PARTY TRANSACTIONS

Loans to principal officers, directors, and their affiliates during 2005 were as follows:

Beginning balance	$1,110,000
New loans	1,118,000
Repayments	(494,000)
Ending balance	$1,734,000

Deposits from principal officers, directors, and their affiliates at June 30, 2006 and year-end 2005 and 2004 were approximately $1,257,000, $973,000 and $839,000.

NOTE 11 - CAPITAL REQUIREMENTS

The Bank is subject to regulatory capital requirements administered by federal regulatory agencies. Capital adequacy guidelines and prompt corrective action regulations involve quantitative measures of assets, liabilities, and certain off-balance-sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators. Failure to meet various capital requirements can initiate regulatory action.

The prompt corrective action regulations provide five classifications, including well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and plans for capital restoration are required. At year-end 2005, the most recent regulatory notification categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the institution's category. The Bank's actual capital levels (in thousands) and minimum required levels were:

(Continued)

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MAINSTREET FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005 and 2004 and June 30, 2006 (Unaudited)

NOTE 11 - CAPITAL REQUIREMENTS (Continued)

	Actual		Minimum Required for Capital Adequacy Purposes		Minimum Required To Be Well Capitalized Under Prompt Corrective Action Regulations
	Amount	Ratio	Amount	Ratio	Amount	Ratio
June 30, 2006
Total adjusted capital (to risk weighted assets)	$6,989	10.2%	$5,501	8.0%	$6,876	10.0%
Tier 1 (core) capital (to risk weighted assets)	6,426	9.4	N/A	N/A	4,125	6.0
Tier 1 (core) capital (to adjusted total assets)	6,426	5.9	4,389	4.0	5,486	5.0
Tangible capital (to adjusted total assets)	6,426	5.9	1,646	1.5	N/A	N/A
December 31, 2005
Total adjusted capital (to risk weighted assets)	$6,513	10.0%	$5,197	8.0%	$6,496	10.0%
Tier 1 (core) capital (to risk weighted assets)	6,037	9.3	N/A	N/A	3,898	6.0
Tier 1 (core) capital (to adjusted total assets)	6,037	5.8	4,156	4.0	5,196	5.0
Tangible capital (to adjusted total assets)	6,037	5.8	1,559	1.5	N/A	N/A
December 31, 2004
Total adjusted capital (to risk weighted assets)	$5,545	10.6%	$4,203	8.0%	$5,254	10.0%
Tier 1 (core) capital (to risk weighted assets)	5,132	9.8	N/A	N/A	3,152	6.0
Tier 1 (core) capital (to adjusted total assets)	5,132	5.9	3,460	4.0	4,325	5.0
Tangible capital (to adjusted total assets)	5,132	5.9	1,298	1.5	N/A	N/A

The Qualified Thrift Lender (QTL) test requires 65% of assets be maintained in housing-related finance and other specified assets. If the QTL test is not met, limits are placed on growth, branching, new investments, FHLB advances, and dividends, or the institution must convert to a commercial bank charter. It is management's opinion that the QTL test was met as of June 30, 2006, December 31, 2005 and 2004.

(Continued)

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MAINSTREET FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005 and 2004 and June 30, 2006 (Unaudited)

NOTE 11 - CAPITAL REQUIREMENTS (Continued)

Regulatory capital levels reported above differ from the Bank's total capital, computed in accordance with accounting principals generally accepted in the United States (GAAP), as follows:

	June 30,	December 31,
	2006	2005	2004
Total capital, computed in accordance
with GAAP	$7,704,000	$7,328,000	$6,617,000
Accumulated other comprehensive
income	16,000	12,000	(6,000)
Intangible assets	(1,103,000)	(1,189,000)	(1,367,000)
Deferred tax assets excluded	(191,000)	(114,000)	(112,000)

Tier 1 (tangible) capital	6,426,000	6,037,000	5,132,000

Allowance for loan losses	563,000	476,000	413,000

Total capital	$6,989,000	$6,513,000	$5,545,000

NOTE 12 - COMMITMENTS AND CONTINGENT LIABILITIES

The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet financing needs of its customers. These financial instruments include commitments to make loans. The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to make loans is represented by the contractual amount and terms of those instruments. The Company follows the same credit policy to make such commitments as is followed for those loans recorded in the financial statements.

As of June 30, 2006 and December 31, 2005 and 2004, the Company had the following:

	June 30, 2006	December 31,
		2005	2004
Commitments to make loans	$1,403,000	$2,096,000	$1,935,000
Unused lines of credit	6,240,000	5,210,000	4,272,000
Loans in process	2,685,000	2,399,000	2,069,000
(Continued)

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MAINSTREET FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005 and 2004 and June 30, 2006 (Unaudited)

NOTE 12 - COMMITMENTS AND CONTINGENT LIABILITIES

 Fixed rate loan commitments as of June 30, 2006 and December 31, 2005 were $1,329,000 and $2,096,000. These commitments had interest rates ranging from 6.63% to 9.00% at June 30, 2006 (5.13% to 8.25% at December 31, 2005) and maturities ranging from 6 months to 7 years at June 30, 2006 (9 months to 7 years at December 31, 2005). Variable rate loan commitments are at market rates and were $74,000 and $0 at June 30, 2006 and December 31, 2005.

Since certain commitments to make loans and fund loans in process expire without being used, the amount does not necessarily represent future cash commitments. Commitment periods are generally for 45 days. No losses are anticipated as a result of these transactions.

NOTE 13 - OTHER COMPREHENSIVE INCOME (LOSS)

	June 30, 2006	December 31,
		2005	2004
Unrealized holding gains (losses)
on available for sale securities	$(5,322)	$(27,723)	$(63,573)
Reclassification adjustments for
(gains) and losses later recognized	-	-	8,846
Net unrealized gain (loss)	(5,322)	(27,723)	(54,727)
Income tax expense (benefit)	1,810	9,426	(18,607)
Other comprehensive income (loss)	$(3,512)	$(18,297)	$(36,120)

(Continued)

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MAINSTREET FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005 and 2004 and June 30, 2006 (Unaudited)

NOTE 14 - FAIR VALUES OF FINANCIAL INSTRUMENTS

Carrying amount and estimated fair values of financial instruments (in thousands) were as follows:

	June 30, 2006		December 31,
			2005		2004
	Carrying Amount	Fair Value	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets
Cash and cash equivalents	$3,944	$3,944	$3,658	$3,658	$3,534	$3,534
Securities	2,170	2,170	2,275	2,275	3,191	3,191
Loans, net	98,079	93,971	90,644	73,080	73,724
FHLB stock	1,725	1,725	1,725	1,725	1,402	1,402
Accrued interest receivable	581	581	493	493	398	398

Financial liabilities
Deposits	$76,230	$75,863	$64,888	$64,630	$57,972	$57,927
FHLB advances	26,803	26,769	32,000	32,131	22,600	23,237
Note payable	2,000	2,000	1,000	1,000	-	-
Accrued interest payable	14	14	13	13	10	10

The methods and assumptions used to estimate fair value are described as follows:

Carrying amount is the estimated fair value for cash and cash equivalents, interest bearing deposits, Federal Home Loan Bank stock, accrued interest receivable and payable, demand deposits, short-term debt, and variable rate loans or deposits that reprice frequently and fully. Security fair values are based on market prices or dealer quotes, and if no such information is available, on the rate and term of the security and information about the issuer. For fixed rate loans or deposits and for variable rate loans or deposits with infrequent repricing or repricing limits, fair value is based on discounted cash flows using current market rates applied to the estimated life and credit risk. Fair values for impaired loans are estimated using discounted cash flow analysis or underlying collateral values. Fair value of debt is based on current rates for similar financing. The fair value of off-balance-sheet items is not considered material.

(Continued)

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MAINSTREET FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005 and 2004 and June 30, 2006 (Unaudited)

NOTE 15 - NOTE PAYABLE

On June 15, 2005, the Company obtained a $2,000,000 line of credit from a commercial bank. The loan matures on June 15, 2010, requires quarterly interest payments at a rate of 3% over three-month LIBOR and is secured by a pledge of the Bank's common stock. The loan agreement contains certain financial covenants which, if not achieved, could allow the lender to accelerate repayment of the loan.

NOTE 16 - CONDENSED FINANCIAL STATEMENTS (PARENT COMPANY ONLY)

Following are condensed parent company only financial statements:

CONDENSED BALANCE SHEETS
	June 30, 2006	December 31,
		2005	2004
ASSETS
Cash and cash equivalents	$430,418	$89,388	$50,000
Investment in Bank subsidiary	7,703,903	7,327,911	6,617,693
Other assets	80,144	15,059	-

Total assets	$8,214,465	$7,432,358	$6,667,693

LIABILITIES AND SHAREHOLDERS' EQUITY
Note payable	$2,000,000	$1,000,000	$ -
Other liabilities	881	18,725	-
Total liabilities	2,000,881	1,018,725	-

Shareholders' equity	6,213,584	6,413,633	6,667,693

Total liabilities and shareholders' equity	$8,214,465	$7,432,358	$6,667,693

(Continued)

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MAINSTREET FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005 and 2004 and June 30, 2006 (Unaudited)

NOTE 16 - CONDENSED FINANCIAL STATEMENTS (PARENT COMPANY ONLY)
       (Continued)

CONDENSED STATEMENTS OF INCOME
	Six months ended June 30,		Year ended December 31,
	2006	2005	2005	2004
Income
Interest income	$4,094	$ -	$722	$ -
Expense
Interest expense	70,285	-	34,456	-
Other expense	23,149	7,612	13,501	-
Total expense	93,434	7,612	47,957	-
Loss before income tax and equity in
undistributed net income of subsidiaries	(89,340)	(7,612)	(47,235)	-
Equity in undistributed net income/
(loss) of subsidiary	(120,496)	(46,980)	(119,585)	101,890
Income (loss) before income tax benefit	(209,836)	(54,592)	(166,820)	101,890
Income tax benefit (expense)	24,299	1,784	15,057	-
Net income	$(185,537)	$(52,808)	$(151,763)	$101,890

(Continued)

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MAINSTREET FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005 and 2004 and June 30, 2006 (Unaudited)

NOTE 16 - CONDENSED FINANCIAL STATEMENTS (PARENT COMPANY ONLY)
       (Continued)

CONDENSED STATEMENTS OF CASH FLOWS
	Six months ended June 30,		Year ended December 31,
	2006	2005	2005	2004
Cash flows from operating activities
Net income/ (loss)	$(185,537)	$(52,808)	$(151,763)	$101,890
Adjustments to reconcile net income
to net cash provided by (used in)
operating activities:
Equity in undistributed earnings of subsidiary	120,496	(46,980)	119,585	(101,890)
(Increase) decrease in other assets	(65,085)	(1,794)	(15,058)	-
Increase (decrease) in other liabilities	(17,844)	880	18,723	-
Net cash used for operating activities	(147,970)	(100,702)	(28,512)	-

Cash flows from investing activities
Investment in subsidiary	(500,000)	(841,129)	(848,100)	-
Net cash used for investing activities	(500,000)	(841,129)	(848,100)	-

Cash flows from financing activities
Capitalization of company	-	-	-	50,000
Draws on note payable	1,000,000	1,000,000	1,000,000	-
Cash dividends paid	(11,000)	-	(84,000)	-

Net cash from financing activities	989,000	1,000,000	916,000	50,000

Net change in cash and cash equivalents	341,030	58,169	39,388	50,000

Cash and cash equivalents at beginning of year	89,388	50,000	50,000	-

Cash and cash equivalents at end of year	$430,418	$108,169	$89,388	$50,000

Part II

MAINSTREET FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005 and 2004 and June 30, 2006 (Unaudited)

NOTE 17 - PROPOSED STOCK OFFERING

In July, 2006 the Company's Board approved a minority stock offering by the Company. MainStreet Financial Corporation, MHC will retain majority ownership of the Company but expects to raise external capital of $3.2 million to $4.3 million before expenses, through the sale of 47% of the Company's stock in a community offering. Capital raising costs will be deferred and deducted from the proceeds of the shares sold in the offering. If the offering is not completed, all costs will be charged to expense. At June 30, 2006, no costs had been paid or deferred.

Part II

You should rely only on the information contained in this Prospectus. We have not authorized anyone to provide you with information that is different. If the laws of your state or other jurisdiction prohibit us from offering our common stock to you, then this Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of our common stock. Neither the delivery of this Prospectus nor any sale hereunder shall imply that there has been no change in our affairs since any of the dates as of which information is furnished herein or since the date hereof. The affairs of MainStreet Financial Corporation and MainStreet Savings Bank may change after the date of this prospectus.

MAINSTREET FINANCIAL CORPORATION

(Holding Company for MainStreet Savings Bank)

UP TO 432,400 SHARES OF

COMMON STOCK
(Subject to increase up to 497,260 shares)

PROSPECTUS

_______, 2006

Dealer Prospectus Delivery Obligation

Until the later of _____, 2006 or 90 days after the commencement of the public offering, if any, all dealers that effect transactions in our common stock, whether or not participating in this offering, may be required to deliver a Prospectus. This is in addition to the obligation of dealers to deliver a Prospectus when acting as underwriters and with respect to any unsold allotments or subscriptions.

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.    Indemnification of Directors and Officers

                 Section 545.121 of the Office of Thrift Supervision (OTS) regulations provides indemnification for directors and officers of the Bank. Although there are no indemnification provisions in the charter and bylaws of the Registrant, all the directors and officers of the Registrant hold the same position with MainStreet Savings Bank, FSB and have indemnification under OTS Regulations as described below.

                 Generally, federal regulations define areas for indemnity coverage for federal savings associations as follows:

(a)	Any person against whom any action is brought or threatened because that person is or was a director or officer of the savings bank shall be indemnified by the savings bank for:
	(i)	Any amount for which that person becomes liable under a judgment in such action; and
	(ii)	Reasonable costs and expenses, including reasonable attorneys' fees, actually paid or incurred by that person in defending or settling such action, or in enforcing his or her rights under this section if he or she attains a favorable judgment in such enforcement action.
(b)	Indemnification shall be made to such person under paragraph (b) of this Section only if:
	(i)	Final judgment on the merits is in his or her favor; or
	(ii)	In case of:
		a.	Settlement,
		b.	Final judgment against him or her, or
		c.	Final judgment in his or her favor, other than on the merits, if a majority of the disinterested directors of the savings bank determine that he or she was acting in good faith within the scope of his or her employment or authority as he or she could reasonably have perceived it under the circumstances and for a purpose he or she could reasonably have believed under the circumstances was in the best interest of the savings bank or its members. However, no indemnification shall be made unless the savings bank gives the Office at least 60 days notice of its intention to make such indemnification. Such notice shall state the facts on which the action arose, the terms of any settlement, and any disposition of the action by a court. Such notice, a copy thereof, and a certified copy of the resolution containing the required determination by the board of directors shall be sent to the Regional Director, who shall promptly acknowledge receipt thereof. The notice period shall run from the date of such receipt. No such indemnification shall be made if the OTS advises the savings bank in writing, within such notice period, of its objection thereto.

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(c)	As used in this paragraph:
	(i)	"Action" means any judicial or administrative proceeding, or threatened proceeding, whether civil, criminal, or otherwise, including any appeal or other proceeding for review;
	(ii)	"Court" includes, without limitation, any court to which or in which any appeal or any proceeding for review is brought;
	(iii)	"Final Judgment" means a judgment, decree, or order which is not appealable or as to which the period for appeal has expired with no appeal taken;
	(iv)	"Settlement" includes the entry of a judgment by consent or confession or a plea of guilty or of nolo contendere.

Item 25.    Other Expenses of Issuance and Distribution

                 Set forth below is an estimate of the amount of fees and expenses (other than underwriting discounts and commissions) to be incurred in connection with the issuance of the shares based on the maximum, as adjusted, of the estimated valuation range.

Counsel fees and expenses	$155,000
Accounting fees and expenses	125,000
Appraisal preparation fees and expenses	30,000
Business plan preparation fees and expenses	21,500
Conversion Agent and Data Processing fees and expenses	20,000
Marketing Agent fees (including financial advisory fee)	135,000
Marketing Agent expense, including counsel fees and expenses	50,000
Printing, EDGAR costs, postage and mailing	85,000
Registration and Filing Fees	7,100
NASD and Blue Sky fees and expenses	15,000
Stock transfer agent and certificates	12,500
Other expenses	3,900
TOTAL	$660,000

Item 26.    Recent Sales of Unregistered Securities

                 The Registrant issued 1,000 shares of common stock to its holding company, MainStreet Financial Corporation, MHC when it was formed in the reorganization of MainStreet Saving Bank, FSB. This issuance of shares was not registered under the Securities Act, pursuant to Section 4(2) of that Act.

Item 27.    Exhibits and Financial Statement Schedules

                 See the Exhibit Index filed as part of this Registration Statement.

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Item 28.    Undertakings

                 The undersigned small business issuer will:

(1)	File, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:
	(i)	Include any Prospectus required by Section 10(a)(3) of the Securities Act.
	(ii)	Reflect in the Prospectus any facts or events, which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.
	(iii)	Include any additional or changed information on the plan of distribution.
(2)	For determining liability under the Securities Act, treat each post-effective amendment as a new Registration Statement of the securities offered and the offering of the securities at that time to be the initial bona fide offering.
(3)	File a post effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.
(4)	For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
	(i)	Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;
	(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;
	(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

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(iv)	Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

                 The small business issuer will provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

                 Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling p1recedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and it will be governed by the final adjudication of such issue.

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SIGNATURES

                 In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of Hastings, State of Michigan, on November 2 , 2006.

MAINSTREET FINANCIAL CORPORATION
By:	/s/ David L. Hatfield David L. Hatfield, President and Chief Executive Officer (Duly Authorized Representative)

                 KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David L. Hatfield his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

                 In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

/s/ David L. Hatfield David L. Hatfield President, Chief Executive Officer and Director (Duly Authorized Representative and Principal Executive Officer)
Date:	November 2, 2006
/s/ Gordon F. Fuhr Gordon F. Fuhr Chairman of the Board		/s/ Steven T. Garlinger Steven T. Garlinger Director
Date:	November 2, 2006	Date:	November 2, 2006
/s/ Mary Lou Hart Mary Lou Hart Director		/s/ David L. Jasperse David L. Jasperse Director
Date:	November 2, 2006	Date:	November 2, 2006
/s/ Carl A. Schoessel Carl A. Schoessel Director		/s/ James R. Toburen James R. Toburen Senior Vice President and Treasurer (Principal Financial and Accounting Officer)
Date:	November 2, 2006	Date:	November 2, 2006

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EXHIBIT INDEX
Exhibits:

1.1	Engagement Letter with Ryan Beck & Co.*
1.2	Form of Agency Agreement with Ryan Beck & Co.
2.0	Stock Issuance Plan
3.1	Charter for MainStreet Financial Corporation*
3.2	Bylaws of MainStreet Financial Corporation*
4.0	Stock Certificate of MainStreet Financial Corporation*
5.0	Opinion of Silver, Freedman & Taff L.L.P. re: Legality of Securities Being Registered*
8.1	Letter of RP Financial L.C. re: Subscription Rights*
10.1	Loan Agreement with Independent Bank*
10.2	Forbearance Letter from Independent Bank
10.3	^ [RESERVED]
10.4	Employee Stock Ownership Plan*
10.5	Letter Agreement re: Appraisal Services*
10.6	Deferred Compensation Plan for Directors and Officers*
21.0	Subsidiaries of the Registrant*
23.1	Consent of Silver, Freedman & Taff L.L.P. re: Legality (included in Exhibit 5.0)*
23.2	Consent of Crowe Chizek and Company LLC
23.3	Consent of RP Financial L.C.
24.0	Power of Attorney ^
99.1	Appraisal Report of RP Financial, L.C.
99.2	Subscription Order Form and Instructions
99.3	Additional Solicitation Material
___________________
*Previously filed.

End.